Use these links to rapidly review the document

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 24, 2014

Registration No. 333-193935

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN INTERNATIONAL LLC*
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0630358 (I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

David M. Stryker, Esq.
Executive Vice President, General Counsel and Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Nathan W. Jones, Esq.
Robbie G. Yates, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Approximate date of commencement of proposed sale of the securities to the public:
The exchange offer will occur as soon as practicable after the effective date of this registration statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

5.125% Senior Notes due 2021	€300,000,000(1)	100%(2)(3)	€300,000,000(1)(2)	$52.605(4)

Guarantees of 5.125% Senior Notes due 2021	(5)	(5)	(5)	(5)

(1)
Represents the aggregate principal amount of the 5.125% Senior Notes due 2021 issued by Huntsman International LLC on December 23, 2013.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(3)
Exclusive of accrued interest, if any.

(4)
The registration fee was paid in connection with the previous filing on February 13, 2014. The amount of the registration fee was calculated based on the rate certified by the Board of Governors of the Federal Reserve System on February 7, 2014 of $1.3614 =€1.

(5)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the new notes being registered.

           The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
The entities listed on the following page in the Table of Additional Registrants are included in this registration statement as additional Registrants.

Table of Additional Registrants

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Airstar Corporation	Utah	2800	87-0457111
Huntsman Advanced Materials Americas LLC	Delaware	2800	52-2215309
Huntsman Advanced Materials LLC	Delaware	2800	92-0194012
Huntsman Australia LLC	Utah	2800	87-0510821
Huntsman Australia Holdings LLC	Utah	2800	87-0620479
Huntsman Chemical Purchasing LLC	Utah	2800	87-0568517
Huntsman Enterprises LLC	Utah	2800	87-0562447
Huntsman Ethyleneamines LLC	Texas	2800	87-0668124
Huntsman Fuels LLC	Texas	2800	91-2085706
Huntsman International Financial LLC	Delaware	2800	87-0632917
Huntsman International Fuels LLC	Texas	2800	91-2073796
Huntsman International Trading Corporation	Delaware	2800	87-0522263
Huntsman MA Investment Corporation	Utah	2800	87-0564509
Huntsman MA Services Corporation	Utah	2800	87-0661851
Huntsman Petrochemical LLC	Delaware	2800	58-1594518
Huntsman Petrochemical Purchasing LLC	Utah	2800	87-0568520
Huntsman Procurement LLC	Utah	2800	87-0644129
Huntsman Propylene Oxide LLC	Texas	2800	91-2073797
Huntsman Purchasing, Ltd.	Utah	2800	84-1370346
Huntsman Surfactants Technology Corporation	Utah	2800	87-0620480
Tioxide Americas (Holdings) LLC	Delaware	2800	27-4242817
Tioxide Americas LLC	Cayman Islands	2800	98-0015568
Tioxide Group	U.K.	2800	98-0207605

*
Address and telephone number of principal executive office are the same as those of Huntsman International LLC.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION—DATED FEBRUARY 24, 2014

PRELIMINARY PROSPECTUS

Huntsman International LLC

Offer to exchange €300,000,000 aggregate principal amount of
5.125% Senior Notes due 2021
which have been registered under the Securities Act
for
€300,000,000 aggregate principal amount of
5.125% Senior Notes due 2021

This exchange offer will expire at 5:00 p.m., New York City Time,
on                    , 2014 unless extended.

Terms of the exchange offer:

  •
  We will exchange all outstanding 5.125% Senior Notes due 2021 ("old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The terms of the new 5.125% Senior Notes due 2021 (the "new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes." The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. All references to the notes include reference to the related guarantees.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The new notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. The Euro MTF Market is not a regulated market for purposes of the provisions of Directive 2004/39/EC.

        See the "Description of New Notes" section on page 182 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 14 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We file annual, quarterly and certain other reports with the Securities and Exchange Commission jointly with our parent, Huntsman Corporation. Because Huntsman Corporation is not an obligor or guarantor under the notes and is not a registrant under the registration statement of which this prospectus is a part, certain notes to the financial statements included in this prospectus that relate solely to Huntsman Corporation have been omitted and are marked "[Reserved]."

        This prospectus incorporates important business and financial information about our Company that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request. See "Where You Can Find More Information." To obtain this information in a timely fashion, you must request such information no later than five business days before the expiration of the exchange offer. UNLESS WE EXTEND THE EXCHANGE OFFER, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS                        , 2014.

i

 PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in this prospectus as our "parent." Unless the context otherwise requires: references in this prospectus to "we," "us," "our" or "our Company" refer to Huntsman International LLC, together with its subsidiaries, and not to Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies); "Sasol-Huntsman" refers to Sasol-Huntsman GmbH and Co. KG (our consolidated joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany); and "HCCA" refers to Huntsman Chemical Company Australia Pty Limited (our 100% owned subsidiary).

        In this prospectus, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products. Many of these terms are defined in the Glossary of Chemical Terms on page 112 below.

Overview

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Jon M. Huntsman founded the predecessor to our Company as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of businesses. In 2005, our parent completed an initial public stock offering. We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed below under "Business—Properties," which are located in more than 30 countries. As of December 31, 2013, we employed approximately 12,000 associates worldwide. Our revenues for the years ended December 31, 2013, 2012 and 2011 were $11,079 million, $11,187 million and $11,221 million, respectively.

        Our company was organized in 1999 as a Delaware limited liability company. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at that location is (801) 584-5700.

        The chart below generally illustrates our organizational structure:

Recent Developments

        For a discussion of recent developments, see "Business—Recent Developments" below.

Our Products

        We produce differentiated organic and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments segment, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2013 Segment Revenues(1)	2013 Segment Adjusted EBITDA(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items and eliminations. For a reconciliation of Adjusted EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, Haier, Henkel, Johnson Controls, Louisiana Pacific, PMI, Weyerhaeuser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, Chevron, Dow, Henkel, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Reichhold, Sun Products, Unilever
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Aerospace and industrial adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	AkzoNobel, Bodo Moller, Cytec, Freeman, Hexcel, Lianyungang, Omya, PPG, Ribelin, Schneider, Sherwin Williams, Siemens, Speed Fair, Syngenta, Toray
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Aunde, Esquel Group, Fruit of the Loom, Guilford Mills, Hanesbrands, Nice Dyeing, Polartec, Tencate, Y.R.C., Zaber & Zubair
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks and ceramics	AkzoNobel, Clariant, Jotun, PolyOne, PPG

THE EXCHANGE OFFER

Securities Offered	€300,000,000 aggregate principal amount of new notes which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes are substantially identical to the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer

We are offering to issue registered new notes in exchange for like principal amount and like denomination of our old notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we extend it. The exchange offer will be open for at least twenty (20) business days to ensure compliance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If you decide to exchange your old notes for new notes, you must acknowledge, among other things, that you are acquiring the new notes in the ordinary course of your business, that you have no arrangement or understanding with any person to participate in a distribution of the new notes and that you are not an affiliate of our Company. You may withdraw any notes that you tender for exchange at any time prior to 5:00 p.m., New York City time, on the expiration date. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.

Procedures for Tendering Old Notes

To tender book-entry interests in old notes in the exchange offer, the holder of the old notes on the records of Euroclear or Clearstream, Luxembourg must contact either Euroclear or Clearstream, Luxembourg to arrange to block such holder's account. In lieu of delivering a letter of transmittal to Citibank, N.A. (the "exchange agent"), you must, unless otherwise instructed by Euroclear or Clearstream, Luxembourg, notify Euroclear or Clearstream, Luxembourg, as the case may be, to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

Exchange Offer; Exchange and Registration Rights

The old notes were sold pursuant to a purchase agreement dated December 11, 2013. Under the exchange and registration rights agreement, we have agreed to use our reasonable best efforts to commence and consummate the exchange offer within 45 days after the date on which the registration statement of which this prospectus is a part is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.

Penalty Interest

If we fail to fulfill certain obligations under the exchange and registration rights agreement, including if the registration statement of which this prospectus is a part is not declared effective by the Securities and Exchange Commission, or SEC, on or before September 19, 2014 or if the exchange offer has not been completed within 45 days after the effective date of such registration statement (a "registration default"), the annual interest rate on the notes will increase by 0.125% during the first 90-day period during which the registration default continues, and will increase by an additional 0.125% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 0.50% over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

U.S. Federal Tax Consequences

Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes in the exchange offer as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.

Listing

The new notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. The Euro MTF Market is not a regulated market for purposes of the provisions of Directive 2004/39/EC.

Trustee	Wilmington Trust, National Association
Paying Agent	Citibank, N.A., London Branch
Registrar and Transfer Agent	Citibank, N.A., London Branch
Luxembourg Listing Agent	Banque Internationale à Luxembourg
Consequences of Failure to Exchange

Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Consequences of Exchanging Your Old Notes

Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

•

are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

In connection with the exchange offer, you will be required to acknowledge that you are not engaged in, and do not intend to engage in, the distribution of the new notes. In addition, any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

THE NEW NOTES

        The terms of the new notes and those of the old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	€300.0 million in aggregate principal amount of 5.125% senior notes due 2021.
Maturity	April 15, 2021.
Form and Denomination	The new notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof, maintained in book-entry form.
Interest

The new notes will bear interest at a rate of 5.125% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2014. Interest on the new notes will accrue from December 23, 2014.

Guarantees

The new notes will be unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiary holding companies that are treated as U.S. entities for tax purposes. See "Description of New Notes—Brief Description of the Notes and the Guarantees—The Guarantees."

Ranking	The new notes:
• will be our general unsecured senior obligations;
• will rank equally in right of payment with our 4.875% Senior Notes due 2020 (the "Existing Senior Notes") and all of our existing and future senior indebtedness;
• will rank senior in right of payment to our currently outstanding 8.625% Senior Subordinated Notes due 2020 and 2021, as well as future subordinated indebtedness, if any;

•

will be effectively subordinated to all existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• will be structurally subordinated to all of our existing and future indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries.
Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

The guarantees:
• will be the general unsecured senior obligations of the guarantors;
• will rank equally in right of payment to the guarantees of the Existing Senior Notes and all existing and future senior indebtedness of the guarantors;
• will be senior in right of payment to all existing and future subordinated indebtedness of the guarantors, if any; and

•

will be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

As of December 31, 2013, we and the guarantors had approximately $3.3 billion of outstanding senior indebtedness (excluding intercompany subsidiary indebtedness but including the note payable to our parent), of which approximately $1.4 billion was secured. Further and not included above, our subsidiaries which are not guarantors had approximately $592 million of indebtedness (excluding intercompany subsidiary indebtedness) outstanding on December 31, 2013. See "Note 28. Condensed Consolidating Financial Information" to the audited consolidated financial statements, for certain financial information about our nonguarantor subsidiaries.

Optional Redemption

We may, in whole at any time or in part from time to time prior to the date that is 90 days prior to the scheduled maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus the applicable "make-whole" premium as of, and accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date.

In addition, we may, in whole at any time or in part from time to time after the date that is 90 days prior to the final maturity date of the notes, redeem the notes at our option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to, but not including, the applicable redemption date.

Change of Control

If we undergo a change of control repurchase event (as defined in the indenture), we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest and special interest, if any, to the date of repurchase. "Description of New Notes—Change of Control."

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur additional secured indebtedness;
• incur indebtedness of nonguarantor subsidiaries;
• engage in certain sale-leaseback transactions with affiliates; and
• merge or consolidate with or into any other person or lease, sell or transfer substantially all our properties and assets.
These covenants are subject to a number of important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Governing Law	The notes and the indenture governing the notes are governed by New York law.
No Prior Market

The notes are a new issue of securities and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes. The initial purchasers have advised us that they currently intend to make a market in these notes. However, the initial purchasers are not obligated to do so and they may discontinue market making at any time. See "Plan of Distribution."

Risk Factors	See "Risk Factors" beginning on page 14 of this prospectus for important information regarding us and this exchange offer.

        For additional information regarding the new notes, see "Description of New Notes."

FAILURE TO EXCHANGE YOUR OLD NOTES

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

OTHER DEBT

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indenture as permitted.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. You should review this summary historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and accompanying notes.

	Year Ended December 31,
(in millions)	2013	2012	2011	2010	2009
Statements of Operations Data:
Revenues	$11,079	$11,187	$11,221	$9,250	$7,665
Gross profit	1,770	2,041	1,858	1,478	1,095
Restructuring, impairment and plant closing costs	151	92	167	29	88
Operating income	533	869	629	443	41
Income (loss) from continuing operations	152	380	257	144	(399)
(Loss) income from discontinued operations, net of tax(a)	(5)	(7)	(1)	42	(19)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(b)	—	2	4	(1)	6
Net income (loss)	147	375	260	185	(412)
Net income (loss) attributable to Huntsman International LLC	126	365	253	180	(410)
Other Data:
Depreciation and amortization	$424	$408	$416	$382	$420
Capital expenditures	471	412	330	236	189
Balance Sheet Data (at period end):
Total assets	$9,411	$8,870	$8,330	$8,307	$7,693
Total debt(c)	4,789	4,401	4,481	4,685	4,531
Total liabilities	7,936	7,653	7,239	7,219	6,846

(a)
(Loss) income from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

(c)
Includes a note payable owed by us to our parent, Huntsman Corporation. The intercompany note is unsecured and the balance at December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009 was $872 million, $695 million, $535 million, $535 million and $550 million, respectively.

RISK FACTORS

        You should carefully consider the risks and uncertainties below and the other information contained in this prospectus before you decide whether to exchange your old notes for new notes. Any of the following risks could materially and adversely affect our business, results of operations and financial condition. In this section of the prospectus, references to the notes mean the new notes.

Risks Related to Our Business

Our industry is affected by global economic factors including risks associated with volatile economic conditions.

        Our financial results are substantially dependent on overall economic conditions in the U.S., Europe and Asia. Declining economic conditions in all or any of these locations—or negative perceptions about economic conditions—could result in a substantial decrease in demand for our products and could adversely affect our business. For example, our operations in Europe have been impacted by the uncertain European economy. Additionally, recent weakening of currencies in some emerging countries increases the risk of financial contagion in emerging markets globally.

        Uncertain economic conditions and market instability make it particularly difficult for us to forecast demand trends. The timing and extent of any changes to currently prevailing market conditions is uncertain, and supply and demand may be unbalanced at any time. As a consequence, we may not be able to accurately predict future economic conditions or the effect of such conditions on our financial condition or results of operations. We can give no assurances as to the timing, extent or duration of the current or future economic cycles impacting the chemical industry.

The markets for many of our products are cyclical and volatile, and we may experience depressed market conditions for such products.

        Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. The volatility these markets experience occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. For example, demand for our products depends in part on the housing and construction industries. These industries are cyclical in nature and have historically been impacted by downturns in the economy. The cyclicality and volatility of our industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

Planned disruptions in production at our manufacturing facilities and unplanned disruptions, such as natural disasters, may have a material impact on our business, results of operations and/or financial condition.

        Manufacturing facilities in our industry are subject to planned and unplanned production shutdowns, turnarounds and outages. Any serious disruption at any of our facilities could impair our ability to use our facilities and have a material impact on our revenues and increase our costs and expenses. Alternative facilities with sufficient capacity may not be available, may cost substantially more or may take a significant time to increase production or qualify with our customers, each of which could negatively impact our business, results of operations and/or financial condition. Long-term production disruptions may cause our customers to seek alternative supply which could further adversely affect our profitability.

        Unplanned production disruptions may occur for external reasons including natural disasters, weather, disease, supply disruptions particularly from sole-source suppliers, strikes, transportation interruption, government regulation, political unrest or terrorism, or internal reasons, such as fire, unplanned maintenance or other manufacturing problems. In addition, many of our current and potential customers are concentrated in specific geographic areas including the U.S. Gulf Coast, which is subject to hurricanes. A disaster in one of these regions could have a material impact on our operations, operating results and financial condition.

        While we maintain business recovery plans that are intended to allow us to recover from natural disasters or other events that could disrupt our business, we cannot provide assurances that our plans would fully protect us from all such disasters or events that might increase in frequency or intensity due to climate change. In addition, insurance may not adequately compensate us from any losses incurred as a result of natural or other disasters. In areas prone to frequent natural or other disasters, insurance may become increasingly expensive or not available at all. Furthermore, some potential climate-driven losses, particularly inundation due to sea-level rise, may pose long-term risks to our physical facilities such that operations cannot be restored in their current locations.

Our results of operations may be adversely affected by international business risks, including fluctuations in currency exchange rates, legal restrictions and taxes.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies that may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the U.S., we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of U.S. and foreign laws, including tax laws, the Foreign Corrupt Practices Act (and foreign equivalents), export controls and regulations administered by the Office of Foreign Assets Control. In addition, although we maintain an anti-corruption compliance program throughout our Company, violations of our compliance program may result in criminal or civil sanctions, including material monetary fines, penalties and other costs against us or our employees, and may have a material adverse effect on our business. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks, among others, could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

        We operate in a significant number of jurisdictions, which contributes to the volatility of our effective tax rate. Changes in tax laws or the interpretation of tax laws in the jurisdictions in which we operate may affect our effective tax rate. In addition, generally accepted accounting principles in the U.S. ("GAAP" or "U.S. GAAP") has required us to place valuation allowances against our net operating losses and other deferred tax assets in a significant number of tax jurisdictions. These valuation allowances result from analysis of positive and negative evidence supporting the realization of tax benefits. Negative evidence includes a cumulative history of pre-tax operating losses in specific tax jurisdictions. Changes in valuation allowances have resulted in material fluctuations in our effective tax rate. Economic conditions may dictate the continued imposition of the current valuation allowances and potentially the establishment of new valuation allowances. While significant valuation allowances remain, our effective tax rate will likely continue to experience significant fluctuations.

Completion of the proposed acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. is subject to various closing conditions. Failure to complete the acquisition could adversely affect our stock price and our future business and operations.

        On September 17, 2013, we entered into an agreement to acquire the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. The completion of the proposed acquisition is subject to the satisfaction of various closing conditions, including regulatory approval in the European Union, and we cannot assure you that such conditions will be satisfied and that the acquisition will be successfully completed. If the acquisition is not consummated, our strategy for our Pigments segment and our Company will be impacted. Failure to consummate the transaction could cause the market price of our common to stock decline.

Our efforts to grow and transform our businesses may require significant investments; if our strategies are unsuccessful, our business, results of operations and/or financial condition may be materially adversely affected.

        We continuously evaluate opportunities for growth and change. These initiatives may involve making acquisitions, entering into partnerships and joint ventures, divesting assets, creating new financial structures and building new facilities—any of which could require a significant investment and subject us to new kinds of risks. We have incurred indebtedness to finance these opportunities, and we may incur additional indebtedness to finance future initiatives. We could also issue additional shares of stock of the Company or our subsidiaries to finance such initiatives. If our strategies for growth and change are not successful, we could face increased financial pressure, such as increased cash flow demands, reduced liquidity and diminished access to financial markets and the equity value of our businesses could be diluted.

        The implementation of strategies for growth and change may create additional risks, including:

  •
  diversion of management time and attention away from existing operations;

  •
  requiring capital investment that could otherwise be used for the operation and growth of our existing businesses;

  •
  disruptions to important business relationships;

  •
  increased operating costs;

  •
  usage of limited investment and other baskets under our debt covenants; and

  •
  difficulties due to lack of or limited prior experience in any new markets we may enter.

        Our inability to address these risks or other problems encountered in connection with our strategies for growth and change could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulties integrating acquired businesses and as a result, our business, results of operations and/or financial condition may be materially adversely affected.

        We have completed a number of acquisitions and we will continue to acquire additional businesses and enter into joint ventures as part of our strategy. Most recently, in September 2013, we agreed to buy the Performance Additives and Titanium Dioxide Businesses of Rockwood Holdings, Inc. for $1.1 billion. This acquisition would position our Company as the second largest global producer of titanium dioxide and inorganic color pigments.

        Growth through acquisitions and joint ventures involves risks, including:

  •
  inability to efficiently operate new businesses or to integrate acquired businesses and products;

  •
  inability to accurately predict and delays in realizing the costs and benefits of acquisitions, partnerships, or joint ventures;

  •
  unexpected losses of customers or suppliers of an acquired ore existing business;

  •
  difficulties in retaining key employees of acquired businesses;

  •
  difficulties in realizing projected synergies; and

  •
  exposure to unanticipated liabilities, including for unexpected environmental exposures, product liability or illegal activities conducted by an acquired company or a joint venture partner.

        Our inability to address these risks could cause us to fail to realize the anticipated benefits of such acquisitions or joint ventures and could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to execute our cost reduction plans successfully, our total operating costs may be greater than expected, which may adversely affect our profitability.

        We have undertaken a number of actions to restructure our Polyurethanes, Textile Effects, Advanced Materials and Performance Products segments to improve our earnings profile. We have implemented a number of these programs and have realized a portion of the anticipated benefits. While we continue to search for opportunities to reduce our costs and expenses to improve operating profitability without jeopardizing the quality of our products or the effectiveness of our operations, our success in achieving targeted cost and expense reductions depends upon a number of factors. If we do not successfully execute on our cost reduction initiatives or if we experience delays in completing the implementation of these initiatives, our results of operations or financial condition could be adversely affected.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of our raw materials from third- party suppliers. The cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical.

        In general, the feedstocks and other raw materials we consume are organic commodity products that are readily available at market prices. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if raw materials become unavailable within a geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition and liquidity.

We are subject to risks relating to our information technology systems, and any failure to adequately protect our critical information technology systems could materially affect our operations.

        We rely on information technology systems across our operations, including for management, supply chain and financial information and various other processes and transactions. Our ability to effectively manage our business depends on the security, reliability and capacity of these systems. Information technology system failures, network disruptions or breaches of security could disrupt our operations, cause delays or cancellations of customer orders or impede the manufacture or shipment of products, processing of transactions or reporting of financial results. An attack or other problem with our systems could also result in the disclosure of proprietary information about our business or confidential information concerning our customers or employees, which could result in significant damage to our business and our reputation.

        We have put in place security measures designed to protect against the misappropriation or corruption of our systems, intentional or unintentional disclosure of confidential information, or disruption of our operations. Current employees have, and former employees may have, access to a significant amount of information regarding our operations which could be disclosed to our competitors or otherwise used to harm us. Moreover, our operations in certain locations, such as China, may be particularly vulnerable to security attacks or other problems. Any breach of our security measures could result in unauthorized access to and misappropriation of our information, corruption of data or disruption of operations or transactions, any of which could have a material adverse effect on our business.

        In addition, we could be required to expend significant additional amounts to respond to information technology issues or to protect against threatened or actual security breaches. We may not be able to implement measures that will protect against all of the significant risks to our information technology systems.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Changes in the competitive landscape could make it difficult for us to retain our leadership position in various products and markets throughout the world. In addition, some of the companies with whom we compete may be able to produce products more economically than we can. Furthermore, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. Some of our competitors are owned or partially owned by foreign governments which may provide a competitive advantage to those competitors. While we are engaged in a range of research and development programs to develop new products and processes, to improve and refine existing products and processes, and to develop new applications for existing products, the failure to develop new products, processes or applications could make us less competitive. Moreover, if any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Further, it is possible that we could abandon certain products, processes, or applications due to potential infringement of third party intellectual property rights or that we could be named in future litigation for the infringement or misappropriation of a competitor's or other third party's intellectual property rights, which could include a claim for injunctive relief and damages, and, if so, such adverse results could have a material adverse effect on our business, results of operations and financial position.

        Certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand their roles significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of chemical products. These hazards include: chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption, products liability and casualty insurance policies which we believe are in accordance with customary industry practices, as well as insurance policies covering other types of risks, including pollution legal liability insurance, but we are not fully insured against all potential hazards and risks incident to our business. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, we are subject to various claims and litigation in the ordinary course of business. We are a party to various pending lawsuits and proceedings. For more information, see "Business—Legal Proceedings" below. It is possible that judgments could be rendered against us in these cases or others for which we could be uninsured or not covered by indemnity, or which may be beyond the amounts that we currently have reserved or anticipate incurring for such matters.

Financial difficulties and related problems at our customers, vendors, suppliers and other business partners could have a material adverse effect on our business.

        During periods of economic disruption, more of our customers than normal may experience financial difficulties, including bankruptcies, restructurings and liquidations, which could affect our business by reducing sales, increasing our risk in extending trade credit to customers and reducing our profitability. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer. In addition, we rely on a number of vendors and suppliers and collaborations with other industry participants to provide us with chemicals, feedstocks and other raw materials, along with energy sources and, in certain cases, facilities, that we need to operate our business. During periods of economic disruption, some of these companies could be forced to reduce their output, shut down their operations or file for bankruptcy protection. If this were to occur, it could adversely affect their ability to provide us with the raw materials, energy sources or facilities that we need, which could materially disrupt our operations, including the production of certain of our products. Moreover, it could be difficult to find replacements for certain of our business partners without incurring significant delays or cost increases. All of these risks could have a material adverse effect on our business, results of operations, financial condition and liquidity.

We are subject to many environmental, health and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health and safety, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental, health and safety or EHS, laws or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions, as well as, under some EHS laws, the assessment of strict liability and/or joint and several liability.

        Governmental, regulatory and societal demands for increasing levels of product safety and environmental protection could result in increased pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions regarding our products and operations, the viability of certain products, our reputation, the cost to comply with regulations, and the ability to attract and retain employees. Moreover, changes in EHS regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        We could incur significant expenditures in order to comply with existing or future EHS laws. Capital expenditures and costs relating to EHS matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future EHS laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future EHS laws.

Our operations, financial condition and liquidity could be adversely affected by legal claims against us, including antitrust claims.

        We face risks arising from various legal actions, including matters relating to antitrust, product liability, intellectual property and environmental claims. Over the past few years, antitrust claims have been made against chemical companies, and we have been named as a defendant in the antitrust suits discussed in "Business—Legal Proceedings" below. In this type of litigation, the plaintiffs generally seek treble damages, which may be significant. An adverse outcome in any antitrust claim could be material and significantly impact our operations, financial condition and liquidity.

Our business is dependent on our intellectual property. If our intellectual property rights cannot be enforced or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into agreements imposing confidentiality obligations upon our employees and third parties to protect our intellectual property, these confidentiality obligations may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means.

        We may have to rely on judicial enforcement of our patents and other proprietary rights. We may not be able to effectively protect our intellectual property rights from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable, or may not protect our proprietary rights to the same extent as U.S. law.

        The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how or the failure of adequate legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Conflicts, military actions, terrorist attacks and general instability, in particular in certain energy-producing nations, along with increased security regulations related to our industry, could adversely affect our business.

        Conflicts, military actions and terrorist attacks have precipitated economic instability and turmoil in financial markets. Instability and turmoil, particularly in energy-producing nations, may result in raw material cost increases. The uncertainty and economic disruption resulting from hostilities, military action or acts of terrorism may impact any or all of our facilities and operations or those of our suppliers or customers. Accordingly, any conflict, military action or terrorist attack that impacts us or any of our suppliers or customers, could have a material adverse effect on our business, results of operations, financial condition and liquidity.

        In addition, a number of governments have instituted regulations attempting to increase the security of chemical plants and the transportation of hazardous chemicals, which could result in higher operating costs and could have a material adverse effect on our financial condition and liquidity.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debts.

        Our debt is generally the exclusive obligation of our Company and our guarantor subsidiaries. Because a significant portion of our operations are conducted by nonguarantor subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from such nonguarantor subsidiaries. Any payment of dividends, distributions, loans or advances by our nonguarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our nonguarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available for those amounts, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

Regulatory or market changes with respect to MTBE may materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market. We currently market MTBE, either directly or through third parties, to gasoline additive customers located outside the U.S. This business has been profitable to us over time, and future legislative or regulatory initiatives outside the U.S. restricting MTBE could materially adversely affect our ability to market and sell MTBE and our profitability. We have recently announced a joint venture with Sinopec involving the construction and operation of a PO/MTBE facility in China, which will further expose us to these risks.

        While we could use all or a portion of our precursor TBA to produce saleable products other than MTBE, this would require significant capital expenditures to modify our facilities. Moreover, the sale of other products would produce a lower level of cash flow than that historically produced from the sale of MTBE.

Regulatory requirements to reduce emissions of greenhouse gases could have an adverse effect on our results of operations.

        Globally, our operations are increasingly subject to regulations that seek to reduce emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane, which may be contributing to changes in the Earth's climate. At the Durban negotiations of the Conference of the Parties to the Kyoto Protocol in 2012, a limited group of nations, including the European Union, agreed to a second commitment period for the Kyoto Protocol, an international treaty that provides for reductions in GHG emissions. More significantly, the European Union GHG Emissions Trading System, established pursuant to the Kyoto Protocol to reduce GHG emissions in the European Union, continues in its third phase. The European Union parliament continues with a process to formalize "backloading"—the withholding of GHG allowances to prop up carbon prices. In addition, the European Union has recently announced its intention to cut GHG emissions to 40% below 1990 levels by 2040 and impose a 27% renewable energy requirement at the European Union level. Collectively, these actions may increase our operating costs. In the United States, California has commenced the first compliance period of its cap-and-trade program. Finally, China has launched four regional cap-and-trade programs that will ultimately serve as the backbone of a national cap-and-trade program. To the extent that these cap-and-trade programs impose compliance obligations upon our operations, they may increase our operating costs.

        Federal climate change legislation in the United States appears unlikely in the near-term. As a result, domestic efforts to curb GHG emissions will continue to be led by the EPA's GHG regulations and the efforts of states. To the extent that our domestic operations are subject to the EPA's GHG regulations, we may face increased capital and operating costs associated with new or expanded facilities. Expansions of our existing facilities or construction of new facilities may be subject to the CAA's Prevention of Significant Deterioration requirements under the EPA's GHG "Tailoring Rule." Our facilities are also subject to the EPA's Mandatory Reporting of Greenhouse Gases rule, and the collection and reporting of GHG data may increase our operational costs.

        Under a consent decree with states and environmental groups, the EPA is due to propose new source performance standards for GHG emissions from refineries. These standards could significantly increase the costs of constructing or adding capacity to refineries and may ultimately increase the costs or decrease the supply of refined products. Either of these events could have an adverse effect on our business.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or European Union emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital costs to modify operations as necessary to meet GHG emission limits and/or additional in energy costs, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our facilities and operations.

Our pension and postretirement benefit plan obligations are currently underfunded, and under certain circumstances we may have to significantly increase the level of cash funding to some or all of these plans, which would reduce the cash available for our business.

        We have unfunded obligations under our domestic and foreign pension and postretirement benefit plans and will assume additional unfunded pension obligations as part of our announced acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. The funded status of our pension plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to determine pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our business. In addition, a decrease in the discount rate used to determine pension obligations could result in an increase in the valuation of pension obligations, which could affect the reported funding status of our pension plans and future contributions, as well as the periodic pension cost in subsequent fiscal years.

        Under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Pension Benefit Guaranty Corporation ("PBGC") has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding and, under certain circumstances, the liability could be senior to the notes.

Risks Related to Our Indebtedness and the Notes

Our significant debt level, a portion of which is subject to variable interest rates, makes us vulnerable to downturns and may limit our ability to respond to market conditions or to obtain additional financing.

        We have significant outstanding debt; as of December 31, 2013, our total consolidated outstanding debt was $4.8 billion (including current portion of debt); our debt to total capitalization ratio was approximately 76%; our combined outstanding variable rate borrowings were approximately $2.7 billion; and our current portion of debt totaled $277 million. Our debt level, and the fact that a significant percentage of our cash flow is required to make payments on our debt, could have important consequences for our business, including but not limited to the following:

  •
  we may be more vulnerable to business, industry or economic downturns, making it more difficult to respond to market conditions;

  •
  cash flow available for other purposes, including the growth of our business, may be reduced;

  •
  our ability to obtain additional financing may be constrained, particularly during periods when the capital markets are unsettled;

  •
  our competitors with lower debt levels may have a competitive advantage relative to us; and

  •
  part of our debt is subject to variable interest rates, which makes us more vulnerable to increases in interest rates (for example, a 1% increase in interest rates, without giving effect to interest rate hedges or other offsetting items, would increase our annual interest rate expense by approximately $27 million).

        Our debt level also impacts our credit ratings. Any decision by credit rating agencies to downgrade our debt ratings could restrict our ability to obtain additional financing and could result in increased interest and other costs.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain and the indenture governing the notes will contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2013, we had approximately $4.8 billion of indebtedness (including a note payable to our parent). As of December 31, 2013, we had no borrowings outstanding under our $400 million revolving credit facility (the "Revolving Facility") under our Credit Agreement and approximately $17 million of letters of credit and bank guarantees issued and outstanding under our Revolving Facility under our Credit Agreement. We may incur substantial additional indebtedness from time to time for a variety of purposes. Although a covenant in the indenture governing the notes restricts our ability to incur additional secured indebtedness, this covenant is subject to certain significant exceptions. See "Description of New Notes—Certain Covenants—Limitation on Secured Debt" and "—Certain Definitions." Since the operating results of many of our businesses are cyclical, we could incur significant amounts of additional indebtedness at the peak of the operating cycle. If new debt is added to the current debt levels, the related risks that we now face could intensify.

Agreements governing our debt may restrict our ability to engage in certain business activities or to obtain additional financing.

        The agreements governing our debt arrangements contain certain restrictive covenants. These covenants may limit or prohibit our ability to incur more debt; make certain prepayments of debt; pay dividends, redeem stock or make other distributions; issue stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets. Some of our strategies may necessitate receiving consents or waivers under our debt arrangements, and these may not be forthcoming

        Our failure to comply with any of our debt covenants, or our failure to make payments of principal or interest on our debt, could result in a default, or trigger cross-default or acceleration provisions, under our debt agreements. An event of default could result in our debt obligations becoming immediately due and payable, cause our creditors to terminate their lending commitments, or force us or one or more of our subsidiaries into bankruptcy or liquidation. Any of the foregoing occurrences could have a material adverse effect on our business, results of operations and financial condition. For more information regarding our debt covenants, see "Note 13. Debt—Direct and Subsidiary Debt—Compliance with Covenants" to our consolidated financial statements.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes and senior subordinated notes contain numerous covenants, and the agreements governing our Senior Credit Facilities and our A/R Programs contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes and senior subordinated notes, our Senior Credit Facilities and A/R Programs or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are unsecured and effectively subordinated to our and the subsidiary guarantors' secured debt.

        The notes are not secured. The borrowings under our Senior Credit Facilities are secured by liens on substantially all of our assets and the assets of the subsidiary guarantors. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets that is effectively senior to the claims of holders of the notes. The guarantees of the notes are unsecured senior obligations of the guarantors, effectively subordinated to secured debt of the guarantors to the extent of the value of the assets securing such indebtedness, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them. As of December 31, 2013, we and the guarantors had approximately $3.3 billion of secured debt outstanding to which the notes and the guarantees are effectively subordinated. As of December 31, 2013, we had no borrowings outstanding under our $400 million Revolving Facility and approximately $17 million of letters of credit and bank guarantees issued and outstanding under our Revolving Facility. In addition, under the indenture governing the notes, we may incur additional secured debt.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our nonguarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2013, our nonguarantor subsidiaries had approximately $592 million of total indebtedness, excluding intercompany subsidiary indebtedness. Under the indenture, if we meet a specified fixed charge coverage ratio, our nonguarantor subsidiaries may incur additional indebtedness, which would be structurally senior to the notes. See "Note 28. Condensed Consolidating Financial Information" to our audited consolidated financial statements for certain financial information about our nonguarantor subsidiaries.

You may face foreign exchange risks or adverse tax consequences.

        The notes are denominated and payable in euros. If you measure your investment returns by reference to a currency other than the euro, an investment in the notes entails foreign exchange related risks due to, among other factors, possible significant changes in the value of the euro relative to the currency by reference to which you measure the return on your investments, because of economic, political and other factors over which we have no control. Depreciation of the euro against the currency by reference to which you measure the return on your investments could cause a decrease in the effective yield of the notes below their stated coupon rates and could result in a loss to you when the return on the notes is translated into the currency by reference to which you measure the return on your investments. Investment in the notes may also have important tax consequences as a result of any foreign currency exchange gains or losses. See "Certain United States Federal Income Tax Considerations" and "Certain European Union Tax Considerations."

We cannot assure you that the procedures for book-entry interests implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of your rights under the notes.

        Unless and until notes in definitive registered form are issued in exchange for global notes, owners of book-entry interests will not be considered owners or holders of the notes except in the limited circumstances provided in the indenture. The common depositary for Euroclear and Clearstream (or its nominee) is the sole registered holder of the global notes representing the notes. After payment to the common depositary, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Euroclear or Clearstream, as applicable, and if you are not a participant in Euroclear or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture.

        Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.

        Similarly, upon the occurrence of an event of default under the indenture, if you own a book-entry interest, you will be restricted to acting through Euroclear or Clearstream. We cannot assure you that the procedures to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of rights under the notes.

The notes have minimum specified denominations of €100,000.

        The notes have minimum denominations of €100,000 and multiples of €1,000. The notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events (which, as defined in our indentures, generally exclude transactions approved by our board of managers), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is restricted by the terms of our Senior Credit Facilities. As such, prior to repurchasing the notes upon a change of control, we would have to either repay outstanding indebtedness under our Senior Credit Facilities or obtain the consent of lenders thereunder. If we do not obtain the required consents or repay our outstanding indebtedness under our Senior Credit Facilities, we would remain effectively prohibited from offering to purchase the notes. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our Senior Credit Facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our Senior Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

  •
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

  •
  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

        and that we or a guarantor

  •
  was insolvent;

  •
  was rendered insolvent by reason of the issuance of the notes or a guarantee;

  •
  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

  •
  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

You may find it difficult to sell your notes because no public trading market for the notes exists.

        The notes constitute a new class of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

We may purchase a portion of our debt securities, which could impact the market for our debt securities and likely would negatively affect our liquidity.

        Consistent with past practices, we may from time to time seek to repurchase or redeem our debt securities in open market purchases, privately negotiated transactions, tender offers, partial or full call for redemption or otherwise. Any such repurchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. Such transactions could negatively affect our liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information, are forward-looking statements within the meaning of the federal securities laws. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will occur or be achieved. Accordingly, investors should not place undue reliance on our forward-looking statements. All forward-looking statements apply only as of the date made. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors" and elsewhere in this prospectus.

        This prospectus includes information with respect to market share, market position, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes in December of 2013, we conveyed the rights contained in an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC no later than September 19, 2014, and to commence and complete this exchange offer within 45 days after the date the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , 2014, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the effective date of the registration statement of which this prospectus is a part.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old notes tendered in the exchange offer must be in minimum denominations of the principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to delay accepting any old notes or to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable in writing or by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any notice relating to the extension of the exchange offer will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) under the Exchange Act.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

        If we delay accepting any old notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any old notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c).

How to Tender Old Notes for Exchange

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by Euroclear or Clearstream, Luxembourg. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to Euroclear or Clearstream, Luxembourg and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus. Citibank, N.A. has been appointed as the exchange agent with responsibility for the tender and exchange of all old notes for new notes.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of Euroclear or Clearstream, Luxembourg, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of Euroclear or Clearstream, Luxembourg for the transmittal on behalf of the holder of a computer-generated message to the exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, either:

  •
  the exchange agent must receive old notes along with the letter of transmittal; or

  •
  the exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old notes are credited has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to such old notes at any time after such date.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the exchange agent's address set forth below under the caption "—The Exchange agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—The Exchange agent".

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in Euroclear or Clearstream, Luxembourg, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, in either case, with the holder's signature guaranteed by an eligible institution.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that (i) any new notes to be received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of our Company. A holder that uses the exchange offer to participate in a distribution of the new notes:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes issued in this exchange offer, and a broker-dealer that is not able to make this representation will not be permitted to participate in the exchange offer. The letter of transmittals states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the respective dates such old notes were originally issued. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  a timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old notes are credited has been blocked;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. The old notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg promptly after the expiration or termination of this exchange offer.

Euroclear and Clearstream, Luxembourg Procedures for Blocking Instructions

        The registered holder of the old notes on the records of Euroclear or Clearstream, Luxembourg must, unless otherwise instructed by Euroclear or Clearstream, Luxembourg, instruct Euroclear or Clearstream, Luxembourg to block the securities in the account in Euroclear or Clearstream, Luxembourg to which such old notes are credited. In order for the exchange offer to be accepted, the exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream, Luxembourg that the securities account of old notes tendered has been blocked from and including the day on which the confirmation is delivered to the exchange agent and that no transfers will be effected in relation to the old notes at any time after such date. Old notes should be blocked in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as the case may be. The exchange of the old notes so tendered will only be made after a timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream, Luxembourg and received by the exchange agent which states that Euroclear or Clearstream, Luxembourg has received an express acknowledgment from a participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

        These instructions are subject to the rules and procedures of Euroclear and Clearstream, Luxembourg, which are subject to change. Holders of old notes must comply with any and all instructions received from Euroclear and Clearstream, Luxembourg.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the exchange agent's address set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to an exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the blocking instructions described above, any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream, Luxembourg, to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. The old notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. If we waive any condition as to any particular old note, such waiver will apply to all old notes tendered in the exchange offer. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give notice in writing or by public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such notice in writing or by public announcement will disclose the number of securities tendered as of the date of the notice, as required by Rule 14e-1(d) of the Exchange Act, and will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        As explained above, Citibank, N.A. has been appointed as our exchange agent. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

For all deliveries:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square, Canary Wharf
London E145LB
United Kingdom

For information or to confirm by telephone, call:

(44) 20-7508-3867

By facsimile transmission:
(for eligible institutions only)

(44) 20-3320-2405

        Delivery of the letter of transmittal to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer or manager in connection with the exchange offer and will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with GAAP.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated December 11, 2013 relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        As a condition to participation in the exchange offer, each holder must furnish a written representation that:

  (1)
  it is not an "affiliate" of ours, as such term is defined in Rule 405 under the Securities Act;

  (2)
  at the time of the commencement of the exchange offer, it has no arrangement or understanding to participate in a distribution of the new notes in violation of the Securities Act; and

  (3)
  it is acquiring the new notes in the ordinary course of its business.

        Each holder will be required to represent to us in a letter of transmittal that it is not engaged in, and does not intend to engage in, the distribution of the new notes. In addition, each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities may be an "underwriter" within the meaning of the Securities Act and must represent to us in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes.

        Any holder using the exchange offer to participate in a distribution of the new notes (i) may not rely on applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

 USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes. The new notes will be exchanged for old notes in like principal amount, and the exchanged old notes will be canceled. As a result, the issuance of new notes in exchange for old notes as contemplated in this prospectus will not result in any change in our indebtedness.

        We used the proceeds from the offering of the old notes to repay a portion of the principal amount outstanding under our Term Loan C, to pay related fees and expenses and for general corporate purposes. Affiliates of certain of the initial purchasers are lenders under our Term Loan C and received a portion of the proceeds of the offering of the old notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Year Ended December 31,
	2013	2012	2011	2010	2009
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$209	$241	$264	$249	$243
Interest portion of rent expense	31	30	30	28	27

Total fixed charges	$240	$271	$294	$277	$270

Earnings:
Pretax income (loss) from continuing operations less equity income	$281	$552	$362	$160	$(243)
Fixed charges	240	271	294	277	270
Amortization of capitalized interest	3	3	3	3	3
Less:
Interest capitalized	(7)	(3)	(2)	(1)	(3)

Total earnings plus fixed charges	$516	$823	$657	$439	$27

Ratio of earnings to fixed charges	2.2	3.0	2.2	1.6	—
Deficiency of earnings to fixed charges	$—	$—	$—	$—	$243

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2013.

        The information set forth below should be read in conjunction with our audited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of December 31, 2013
(in millions)
Cash, cash equivalents and restricted cash	$524

Long-term debt (including current portion)(a):
Senior credit facilities:
Term loans(a)	$1,351
Amounts outstanding under A/R Programs	248
Senior notes, net of discount(b)	1,061
Senior subordinated notes(c)	891
Variable Interest Entities	247
Other	112

Total debt—excluding debt to affiliates	$3,910
Notes payable to affiliates(d)	879

Total debt	$4,789

Members' equity	$1,475

Total capitalization	$6,264

(a)
Term loans include a $962 million Extended Term Loan B due 2017 presented at carrying value of $961 million, a $342 million Extended Term Loan B—Series 2 due 2017 and a $50 million Term Loan C due 2016 presented at carrying value of $48 million as of December 31, 2013.

(b)
Senior notes include a $650 million Senior note due 2020 presented at carrying value of $647 and a €300 million (approximately $415 million) Senior notes due 2021.

(c)
The $880 million aggregate principal amount of senior subordinated debt is presented at its carrying value of $891 million.

(d)
Includes a note payable to our parent in the amount of $872 million as of December 31, 2013. The intercompany note is unsecured and $100 million is classified as current as of December 31, 2013.

 SELECTED FINANCIAL AND OPERATING DATA

        The selected historical financial data set forth below presents our historical financial data as of and for the dates and periods indicated. The selected financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from the audited consolidated financial statements included in this prospectus. The selected financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 has been derived from our audited consolidated financial statements not included in this prospectus. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited consolidated financial statements and accompanying notes.

	Year Ended December 31,
(in millions)	2013	2012	2011	2010	2009
Statements of Operations Data:
Revenues	$11,079	$11,187	$11,221	$9,250	$7,665
Gross profit	1,770	2,041	1,858	1,478	1,095
Restructuring, impairment and plant closing costs	151	92	167	29	88
Operating income	533	869	629	443	41
Income (loss) from continuing operations	152	380	257	144	(399)
(Loss) income from discontinued operations, net of tax(a)	(5)	(7)	(1)	42	(19)
Extraordinary gain (loss) on the acquisition of a business, net of tax of nil(b)	—	2	4	(1)	6
Net income (loss)	147	375	260	185	(412)
Net income (loss) attributable to Huntsman International LLC	126	365	253	180	(410)
Other Data:
Depreciation and amortization	$424	$408	$416	$382	$420
Capital expenditures	471	412	330	236	189
Balance Sheet Data (at period end):
Total assets	$9,411	$8,870	$8,330	$8,307	$7,693
Total debt(c)	4,789	4,401	4,481	4,685	4,531
Total liabilities	7,936	7,653	7,239	7,219	6,846

(a)
(Loss) income from discontinued operations represents the operating results, fire insurance settlement gains and loss on disposal of our former Australian styrenics business, our former U.S. base chemicals business, our former North American polymers business, our former European base chemicals and polymers business and our former TDI business. The U.S. base chemicals business was sold on November 5, 2007, the North American polymers business was sold on August 1, 2007, the European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(b)
The extraordinary gain (loss) on the acquisition of a business relates to the June 30, 2006 acquisition of our textile effects business. See "Note 3. Business Combinations and Dispositions—Textile Effects Acquisition" to our audited consolidated financial statements.

(c)
Includes a note payable owed by us to our parent, Huntsman Corporation. The intercompany note is unsecured and the balance at December 31, 2013, December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009 was $872 million, $695 million, $535 million, $535 million and $550 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Financial and Operating Data." The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors." All references to years relate to the calendar year ended December 31 of the particular year.

OVERVIEW

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in "—Properties" below, which are located in more than 30 countries. We employed approximately 12,000 associates worldwide at December 31, 2013.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we have sold or shutdown substantially all of our former Australian styrenics operations and our North American polymers and base chemicals operations. We report the results from these businesses as discontinued operations.

        Growth in our Polyurethanes and Advanced Materials segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, driven largely by Asia, has in recent years resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI. MDI does, however, experience some seasonality in its sales reflecting its exposure to seasonal construction related end markets. Sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Demand for most of our performance intermediates has grown in line with GDP growth. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is influenced by construction end markets, maleic anhydride demand can be cyclical.

        Demand in our Textile Effects segment is driven primarily by consumer activity. Consumer spending for goods incorporating our Textile Effects products is impacted significantly by a wide range of economic factors, including personal incomes, housing and energy prices and other highly volatile factors. Accordingly, demand for our Textile Effects products has been volatile and appears likely to remain volatile.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        On September 17, 2013, we entered into a definitive agreement to acquire the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. for approximately $1.1 billion in cash, subject to certain purchase price adjustments, and the assumption of certain unfunded pension liabilities estimated at $225 million as of June 30, 2013. The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close during the first half of 2014.

        For further information regarding sales price and demand trends, see "Results of Operations—Segment Analysis—Year Ended December 31, 2013 Compared to Year Ended December 31, 2012" and the tables captioned "Year ended December 31, 2013 vs. 2012, Period-Over-Period Increase (Decrease)" and "Fourth Quarter 2013 vs. Third Quarter 2013, Period- Over-Period Increase (Decrease)" below.

OUTLOOK

        We expect to close on the acquisition of Rockwood Holdings, Inc.'s Performance Additives and Titanium Dioxide businesses during the first half of 2014 and remain confident in our ability to deliver significant synergies.

        We continue to see the benefit of our ongoing restructuring efforts and we believe that these efforts will yield significant future annual EBITDA benefits. We are investing for long term growth and are progressing well with the previously disclosed projects that we believe will yield significant future annual EBITDA benefits.

Polyurethanes:

  •
  MDI demand strong in U.S. and Asia, modest in Europe

  •
  Improving sales price leverage

  •
  Higher raw material costs (notably benzene)

Performance Products:

  •
  Improving amines sales volumes and margins

  •
  U.S. Gulf Coast raw material cost advantage

  •
  Increased margin pressure on European home and personal care surfactants, full European restructuring benefits in 2015

Advanced Materials:

  •
  Restructuring benefit

  •
  Strong aerospace market

  •
  Weak base liquid resin epoxy market

Textile Effects:

  •
  Reorganization and restructuring benefit

  •
  Continued growth in key countries above underlying market demand

  •
  Higher raw materials costs

Pigments:

  •
  Favorable ilmenite raw material advantage versus traditional chloride ores

  •
  Improving sales volumes and selling prices

  •
  Agreement for strategic acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

        We expect to spend approximately $500 million in 2014 on capital expenditures, net of reimbursements, for growth initiatives and maintenance, excluding any amounts associated with the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

        We expect our full year 2014 adjusted effective tax rate to be approximately 35%, excluding the impact of the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. We believe our long-term effective income tax rate will be approximately 30%.

RECENT DEVELOPMENTS

        For a discussion of recent developments, see "Business—Recent Developments" below.

RESULTS OF OPERATIONS

        The following tables set forth our consolidated results of operations for the years ended December 31, 2013, 2012 and 2011 (dollars in millions, except per share amounts).

				Percent Change
	Year ended December 31,
				2013 vs. 2012	2012 vs. 2011
	2013	2012	2011
Revenues	$11,079	$11,187	$11,221	(1)%	—
Cost of goods sold	9,309	9,146	9,363	2%	(2)%

Gross profit	1,770	2,041	1,858	(13)%	10%
Operating expenses	1,086	1,080	1,062	1%	2%
Restructuring, impairment and plant closing costs	151	92	167	64%	(45)%

Operating income	533	869	629	(39)%	38%
Interest expense, net	(203)	(238)	(262)	(15)%	(9)%
Equity in income of investment in unconsolidated affiliates	8	7	8	14%	(13)%
Loss on early extinguishment of debt	(51)	(80)	(7)	(36)%	NM
Other income	2	1	2	100%	(50)%

Income from continuing operations before income taxes	289	559	370	(48)%	51%
Income tax expense	(137)	(179)	(113)	(23)%	58%

Income from continuing operations	152	380	257	(60)%	48%
Loss from discontinued operations, net of tax	(5)	(7)	(1)	(29)%	600%
Extraordinary gain on the acquisition of a business, net of tax of nil	—	2	4	NM	(50)%

Net income	147	375	260	(61)%	44%
Net income attributable to noncontrolling interests	(21)	(10)	(7)	110%	43%

Net income attributable to Huntsman International LLC	126	365	253	(65)%	44%
Interest expense, net	203	238	262	(15)%	(9)%
Income tax expense from continuing operations	137	179	113	(23)%	58%
Income tax benefit from discontinued operations	(2)	(3)	(5)	(33)%	(40)%
Depreciation and amortization	424	408	416	4%	(2)%

EBITDA(1)	$888	$1,187	$1,039	(25)%	14%

Reconciliation of EBITDA to adjusted EBITDA:
EBITDA(1)	$888	$1,187	$1,039
Acquisition expenses and purchase accounting inventory adjustments	21	5	5
Loss (gain) on initial consolidation of subsidiaries	—	4	(12)
EBITDA from discontinued operations	5	5	6
Gain on disposition of businesses/assets	—	(3)	(40)
Loss on early extinguishment of debt	51	80	7
Extraordinary gain on the acquisition of a business	—	(2)	(4)
Certain legal settlements and related expenses	9	11	46
Amortization of pension and postretirement actuarial losses	80	48	36
Restructuring, impairment and plant closing and transition costs(3):
Polyurethanes	2	38	—
Performance Products	18	1	—
Advanced Materials	34	38	20
Textile Effects	87	26	135
Pigments	4	4	10
Corporate and other	19	2	2

Total restructuring, impairment and plant closing and transition costs(3)	164	109	167

Adjusted EBITDA(1)	$1,218	$1,444	$1,250

Net cash provided by operating activities	$734	$860	$432	(15)%	99%
Net cash used in investing activities	(614)	(578)	(337)	6%	72%
Net cash provided by (used in) financing activities	188	(306)	(418)	NM	(27)%

	Year ended December 31,
	2013	2012	2011
Reconciliation of net income to adjusted net income:
Net income attributable to Huntsman International	$126	$365	$253
Acquisition expenses and purchase accounting inventory adjustments, net of tax of $(5), $(1) and $(1) in 2013, 2012 and 2011, respectively	16	4	4
Loss (gain) on initial consolidation of subsidiaries, net of tax of nil, nil and $2 in 2013, 2012 and 2011, respectively	—	4	(10)
Loss from discontinued operations, net of tax of $(2), $(3) and $(5) in 2013, 2012 and 2011, respectively	5	7	1
Discount amortization on settlement financing, net of tax of $(3), $(11) and $(10) in 2013, 2012 and 2011, respectively	6	20	18
Gain on disposition of businesses/assets, net of tax of nil, nil and $3 in 2013, 2012 and 2011, respectively	—	(3)	(37)
Loss on early extinguishment of debt, net of tax of $(19), $(29) and $(3) in 2013, 2012 and 2011, respectively	32	51	4
Extraordinary gain on the acquisition of a business, net of tax of nil for 2013, 2012 and 2011 each	—	(2)	(4)
Certain legal settlements and related expenses, net of tax of $(2), $(4) and $(17) in 2013, 2012 and 2011, respectively	7	7	29
Amortization of pension and postretirement actuarial losses, net of tax of $(21), $(9) and $(8) in 2013, 2012 and 2011, respectively	59	39	28
Restructuring, impairment and plant closing and transition costs(3), net of tax of $(22), $(18) and $(11) in 2013, 2012 and 2011, respectively	142	91	156

Adjusted net income(2)	$393	$583	$442

NM—Not meaningful

(1)
EBITDA is defined as net income attributable to Huntsman International before interest, income taxes, depreciation and amortization. Because EBITDA excludes these items, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Adjusted EBITDA is computed by eliminating the following from EBITDA: (a) acquisition expenses and purchase accounting inventory adjustments; (b) loss (gain) on initial consolidation of subsidiaries; (c) EBITDA from discontinued operations; (d) gain on disposition of businesses/assets; (e) loss on early extinguishment of debt; (f) extraordinary gain on the acquisition of a business; (g) certain legal settlements and related expenses; (h) amortization of pension and postretirement actuarial losses; and (i) restructuring, impairment, plant closing and transition costs. We believe that net income attributable to Huntsman International is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and adjusted EBITDA.

We believe that EBITDA and adjusted EBITDA supplement an investor's understanding of our financial performance. However, these measures should not be considered in isolation or viewed as substitutes for net income attributable to Huntsman International or other measures of performance determined in accordance with GAAP. Moreover, EBITDA and adjusted EBITDA as used herein are not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes these measures are useful to compare general operating performance from period to period and to make certain related management decisions. EBITDA and adjusted EBITDA are also used by securities analysts, lenders and others in their evaluation of different companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

  Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA and adjusted EBITDA in the evaluation of our Company as compared to net income attributable to Huntsman International, which reflects overall financial performance. For example, we have borrowed money in order to finance our operations and interest expense is a necessary element of our costs and ability to generate revenue. Our management compensates for the limitations of using EBITDA and adjusted EBITDA by using these measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than GAAP results alone.

  In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while EBITDA from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

  Beginning in 2013, we began to exclude the amortization of actuarial gains and losses associated with pension and postretirement benefits from adjusted EBITDA and adjusted net income (loss). The amortization of actuarial gains and losses associated with pension and postretirement benefits arises from changes in actuarial assumptions and the difference between actual and expected returns on plan assets, and not from our normal, or "core," operations. There is diversity in accounting for these actuarial gains and losses within our industry, and we believe that removing these gains and losses provides management and investors greater transparency into the operational results of our businesses and enhances period-over- period comparability. The service cost, amortization of prior service cost (benefit), interest cost and expected return on plan assets components of our periodic pension and postretirement benefit costs (income) will continue to be included in adjusted EBITDA and adjusted net income (loss). Included within adjusted EBITDA for Huntsman International for 2013, 2012 and 2011 are pension and postretirement benefit expenses of $28 million, $23 million and $38 million, respectively, including expected returns on plan assets of $166 million, $173 million and $178 million, respectively. The amounts for prior periods have been recast to conform to the current presentation.

(2)
Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Huntsman International: (a) acquisition expenses and purchase accounting inventory adjustments; (b) loss (gain) on initial consolidation of subsidiaries; (c) loss from discontinued operations; (d) discount amortization on settlement financing; (e) gain on disposition of businesses/assets; (f) loss on early extinguishment of debt; (g) extraordinary gain on the acquisition of a business; (h) certain legal settlements and related expenses; (i) amortization of pension and postretirement actuarial losses; and (j) restructuring, impairment and plant closing and transition costs. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach. We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.

  Adjusted net income amounts are presented solely as supplemental disclosures to net income applicable to Huntsman International because we believe that these measures are indicative of our operating performance. These measures are also used by securities analysts, lenders and others in their evaluation of different companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. Nevertheless, our management recognizes that there are material limitations associated with the use of adjusted net income in the evaluation of our Company as compared to net income attributable to Huntsman International, which reflects overall financial performance. For example, adjusted net income excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to current operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results. For example, while loss (gain) from discontinued operations is a recurring item, it is not indicative of ongoing operating results and trends or future results.

  Beginning in 2013, we began to exclude the amortization of actuarial gains and losses associated with pension and postretirement benefits from adjusted EBITDA and adjusted net income (loss). The amortization of actuarial gains and losses associated with pension and postretirement benefits arises from changes in actuarial assumptions and the difference between actual and expected returns on plan assets, and not from our normal, or "core," operations. There is diversity in accounting for these actuarial gains and losses within our industry, and we believe that removing these gains and losses provides management and investors greater transparency into the operational results of our businesses and enhances period-over- period comparability. The service cost, amortization of prior service cost (benefit), interest cost and expected return on plan assets components of our periodic pension and postretirement benefit costs (income) will continue to be included in adjusted EBITDA and adjusted net income (loss). The amounts for prior periods have been recast to conform to the current presentation.

(3)
Includes cost associated with the transition of our Textile Effects segment's production from Basel, Switzerland to a tolling facility. These costs were included in cost of sales on our consolidated statements of operations.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

        For the year ended December 31, 2013, the net income attributable to Huntsman International was $126 million on revenues of $11,079 million, compared with net income attributable to Huntsman International of $365 million on revenues of $11,187 million for 2012. The decrease of $239 million in net income attributable to Huntsman International was the result of the following items:

  •
  Revenues for 2013 decreased by $108 million, or 1%, as compared with 2012. The decrease was due principally to lower average selling prices in our Pigments segment and lower sales volumes in our Performance Products and Advanced Materials segments. See "—Segment Analysis" below.

  •
  Our gross profit for 2013 decreased by $271 million, or 13%, as compared with 2012. The decrease resulted from lower gross margins in our Polyurethanes and Pigments segments. See "—Segment Analysis" below.

  •
  Restructuring, impairment and plant closing costs for 2013 increased to $151 million from $92 million in 2012. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Our net interest expense for 2013 decreased by $35 million, or 15%, as compared with 2012. The decrease was due primarily to the reduction in noncash interest expense resulting from the repayment of our 5.50% senior notes due 2016 ("2016 Senior Notes") in 2012 and 2013.

  •
  Loss on early extinguishment of debt for 2013 decreased to $51 million from $80 million in 2012. In 2012, we recorded a loss on early extinguishment of debt of $80 million primarily from the repurchase of a portion of our 2016 Senior Notes. In 2013, we recorded a loss on early extinguishment of debt of $34 million primarily from the repurchase of the remainder of our 2016 Senior Notes and $17 million primarily related to the repayment of our term loan C Facility ("Term Loan C"). For more information, see "Note 13. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

  •
  Our income tax expense decreased by $42 million to an expense of $137 million for 2013 as compared with an expense of $179 million for 2012. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our 2013 effective tax rate is significantly impacted by losses in tax jurisdictions where we have a full valuation allowance. For more information, see "Note 17. Income Taxes" to our audited consolidated financial statements.

Segment Analysis

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	Year ended December 31,
			Percent Change Favorable (Unfavorable)
	2013	2012
Revenues
Polyurethanes	$4,964	$4,894	1%
Performance Products	3,019	3,065	(2)%
Advanced Materials	1,267	1,325	(4)%
Textile Effects	811	752	8%
Pigments	1,269	1,436	(12)%
Eliminations	(251)	(285)	12%

Total	$11,079	$11,187	(1)%

Segment EBITDA
Polyurethanes	$696	$726	(4)%
Performance Products	372	360	3%
Advanced Materials	86	54	59%
Textile Effects	(78)	(49)	(59)%
Pigments	79	352	(78)%
Corporate and other	(262)	(251)	(4)%

Subtotal	893	1,192	(25)%
Discontinued Operations	(5)	(5)	—

Total	$888	$1,187	(25)%

	Year ended December 31, 2013 vs. 2012
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(2)
Period-Over-Period (Decrease) Increase
Polyurethanes	(1)%	1%	—	1%
Performance Products	2%	—	(2)%	(2)%
Advanced Materials	4%	(1)%	3%	(10)%
Textile Effects	3%	(1)%	—	6%
Pigments	(23)%	1%	—	10%
Total Company	(2)%	—	—	1%

	Fourth Quarter 2013 vs. Third Quarter 2013
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(2)
Period-Over-Period (Decrease) Increase
Polyurethanes	(2)%	1%	2%	(7)%
Performance Products	(1)%	1%	(1)%	(4)%
Advanced Materials	(1)%	1%	4%	(7)%
Textile Effects	4%	1%	—	1%
Pigments	(1)%	1%	1%	(6)%
Total Company	—	1%	(1)%	(5)%

(1)
Excludes revenues from tolling arrangements, byproducts and raw materials.

(2)
Excludes sales volumes of byproducts and raw materials.

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2013 compared to 2012 was primarily due to higher sales volumes. MDI sales volumes increased in the Americas and Asia Pacific regions, partially offset by lower volumes in the European region. European sales volumes were lower primarily as a result of a force majeure event that caused an extended outage at our Rotterdam, The Netherlands' MDI facility in the second quarter of 2013. PO/MTBE sales volumes decreased due to weaker market demand. MDI average selling prices increased in all regions primarily in response to higher raw material costs, offset by a decrease in PO/MTBE average selling prices primarily due to less favorable market conditions. The 2013 decrease in segment EBITDA was primarily due to lower PO/MTBE earnings (in 2012, first and third quarter EBITDA benefited from industry supply outages) and lower MDI margins in the European region as a result of the Rotterdam MDI facility outage during the second quarter of 2013, partially offset by increased MDI margins in the Americas and Asia Pacific regions. During 2013 and 2012, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $2 million and $38 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Performance Products

        The decrease in revenues in our Performance Products segment for 2013 compared to 2012 was primarily due to lower sales volumes. The decrease in sales volumes resulted from the impact of the scheduled maintenance on our olefins and ethylene oxide facilities in Port Neches, Texas in the first quarter of 2013, which more than offset increases in amines and maleic anhydride sales volumes. Excluding the impact of this scheduled maintenance, sales volumes would have increased by approximately 4%. Average selling prices increased in amines and maleic anhydride offset by the mix effect of a higher level of toll business in 2013. The increase in segment EBITDA was primarily due to improved sales volumes and margins in maleic anhydride and amines, partially offset by the impact of our scheduled maintenance, estimated at $55 million, and higher restructuring, impairment and plant closing costs. During 2013 and 2012, our Performance Products segment recorded restructuring, impairment and plant closing costs of $18 million and $1 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for 2013 compared to 2012 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased in our base resins business in all regions due to reduced available output which resulted from the permanent closure of some production lines and over supply. In our specialty component business, sales volumes decreased in all regions in the coatings and construction and wind markets, offset in part by higher sales volumes in the aerospace markets in the Americas and European regions. Sales volumes also decreased in our formulations business in the Americas and European regions, primarily in the wind and electrical and electronics markets, offset in part by higher sales volumes in the Asia Pacific region marine market and in the Africa Middle East region electrical and electronics market. Average selling prices increased in the European region, primarily in response to higher raw material costs and increased focus on higher value component and formulations sales, partially offset by decreases in average selling prices in our Asia Pacific formulations business and in our Americas base resins business due to increased competition. The increase in segment EBITDA was primarily due to lower restructuring, impairment and plant closing costs and lower selling, general and administrative costs as a result of recent restructuring efforts, partially offset by lower sales volumes and lower margins. During 2013 and 2012, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $34 million and $38 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Textile Effects

        The increase in revenues in our Textile Effects segment for 2013 compared to 2012 was due to higher sales volumes and higher average selling prices. Sales volumes increased primarily due to increased market share in key countries. Average selling prices increased primarily in response to higher raw material costs, offset in part by the strength of the U.S. dollar against major international currencies. The decrease in segment EBITDA was primarily due to higher restructuring, impairment and plant closing and transition costs and higher raw material costs, partially offset by lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts and higher sales volumes. During 2013 and 2012, our Textile Effects segment recorded restructuring, impairment and plant closing and transition costs of $87 million and $26 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments

        The decrease in revenues in our Pigments segment for 2013 compared to 2012 was primarily due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased in all regions of the world primarily as a result of high industry inventory levels. Sales volumes increased in all regions primarily due to higher end-use demand. The decrease in segment EBITDA was primarily due to lower margins, partially offset by lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts. During 2013 and 2012, our Pigments segment recorded restructuring, impairment and plant closing costs of $4 million each. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Corporate and other

        Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, last-in first-out ("LIFO") inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs, nonoperating income and expense, benzene sales and gains and losses on the disposition of corporate assets. For 2013, EBITDA from Corporate and other for Huntsman International decreased by $11 million to a loss of $262 million from a loss of $251 million for 2012. The decrease in EBITDA from Corporate and other resulted primarily from a $17 million decrease in income from benzene sales ($7 million of loss in 2013 compared to $10 million of income in 2012), a $13 million decrease in LIFO inventory valuation income ($1 million of income in 2013 compared to $14 million of income in 2012) and a $17 million increase in restructuring, impairment and plant closing costs ($19 million of expense in 2013 compared to $2 million of expense in 2012). For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements. The decrease in EBITDA was partially offset by a decrease in incentive compensation of $6 million and a decrease in loss on early extinguishment of debt of $29 million ($51 million of loss in 2013 compared to $80 million of loss in 2012). For more information regarding the loss on early extinguishment of debt, see "Note 13. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

        For the year ended December 31, 2012, net income attributable to Huntsman International was $365 million on revenues of $11,187 million, compared with net income attributable to Huntsman International of $253 million on revenues of $11,221 million for 2011. The increase of $112 million in net income attributable to Huntsman International was the result of the following items:

  •
  Revenues for 2012 decreased by $34 million, or less than one percent, as compared with 2011. The decrease was due principally to lower average selling prices in our Performance Products and Advanced Materials segments and lower sales volumes in our Performance Products and Pigments segments, offset by higher average selling prices in our Polyurethanes and Pigments segments and higher sales volumes in our Polyurethanes, Advanced Materials and Textile Effects segments. See "—Segment Analysis" below.

  •
  Our gross profit for 2012 increased by $183 million, or 10%, as compared with 2011. The increase resulted from higher gross margins in our Polyurethanes and Textile Effects segments, offset in part by lower margins in our other segments. See "—Segment Analysis" below.

  •
  Our operating expenses for 2012 increased by $18 million, or 2%, as compared with 2011. Increases in operating expenses in 2012 were primarily due to a $4 million loss recognized in 2012 in connection with our acquisition of the remaining 55% ownership interest in International Polyurethane Investments B.V. (the "Russian Systems House Acquisition"), a $34 million gain recognized in 2011 on the sale of our Stereolithography resin and Digitalis® machine manufacturing businesses and a $12 million gain on the consolidation of our Sasol-Huntsman joint venture recognized in 2011, offset in part by decreases in operating expenses primarily due to the impact of translating foreign currency amounts to the U.S. dollar and a $35 million decrease in costs related to legal claims in 2012.

  •
  Restructuring, impairment and plant closing costs for 2012 decreased to $92 million from $167 million in 2011. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

  •
  Our net interest expense for 2012 decreased by $24 million, or 9%, as compared with 2011. The decrease is due principally to lower average debt balances.

  •
  Our loss on early extinguishment of debt for 2012 increased to $80 million from $7 million in 2011 as a result of higher net repayments of indebtedness in 2012 as compared to 2011. In 2012, we recorded a loss on early extinguishment of debt of $80 million primarily from the repurchase of a portion of our 2016 Senior Notes. For more information, see "Note 13. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements.

  •
  Our income tax expense increased by $66 million to an expense of $179 million for 2012 as compared with an expense of $113 million for 2011. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our increase in tax expense was due primarily to higher pre-tax earnings. For more information, see "Note 17. Income Taxes" to our audited consolidated financial statements.

Segment Analysis

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	Year ended December 31,
			Percent Change Favorable (Unfavorable)
	2012	2011
Revenues
Polyurethanes	$4,894	$4,434	10%
Performance Products	3,065	3,301	(7)%
Advanced Materials	1,325	1,372	(3)%
Textile Effects	752	737	2%
Pigments	1,436	1,642	(13)%
Eliminations	(285)	(265)	(8)%

Total	$11,187	$11,221	—

Segment EBITDA
Polyurethanes	$726	$469	55%
Performance Products	360	385	(6)%
Advanced Materials	54	125	(57)%
Textile Effects	(49)	(199)	75%
Pigments	352	501	(30)%
Corporate and other	(251)	(236)	(6)%

Subtotal	1,192	1,045	14%
Discontinued Operations	(5)	(6)	17%

Total	$1,187	$1,039	14%

	Year ended December 31, 2012 vs. 2011
	Average Selling Price(1)
	Local Currency	Foreign Currency Translation Impact	Mix & Other	Sales Volumes(2)
Period-Over-Period Increase (Decrease)
Polyurethanes	4%	(2)%	—	8%
Performance Products	(3)%	(3)%	2%	(3)%
Advanced Materials	(6)%	(4)%	—	7%
Textile Effects	—	(4)%	(1)%	7%
Pigments	14%	(5)%	—	(22)%
Total Company	2%	(3)%	1%	—

(1)
Excludes revenues from tolling arrangements, byproducts and raw materials.

(2)
Excludes sales volumes of byproducts and raw materials.

Polyurethanes

        The increase in revenues in our Polyurethanes segment for 2012 compared to 2011 was due to higher sales volumes and higher average selling prices, partially offset by the strength of the U.S. dollar against the euro. MDI sales volumes increased as a result of improved demand in all regions and across most major markets. PO/MTBE sales volumes increased due to strong demand. MDI average selling prices increased in all regions, partially offset by the strength of the U.S. dollar against the euro.

PO/MTBE average selling prices increased primarily due to favorable market conditions. The increase in segment EBITDA was primarily due to higher margins and higher sales volumes, partially offset by higher restructuring, impairment and plant closing costs. During 2012 and 2011, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $38 million and nil, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Performance Products

        The decrease in revenues in our Performance Products segment for 2012 compared to 2011 was primarily due to lower average selling prices and lower sales volumes. Average selling prices decreased across almost all businesses primarily in response to lower raw material costs and the strength of the U.S. dollar against major international currencies. Sales volumes decreased primarily due to a shift to tolling arrangements. The decrease in segment EBITDA was primarily due to lower sales volumes and higher operating expenses. In addition, in 2011 we recorded a gain of $12 million in connection with the consolidation of our Sasol-Huntsman joint venture.

Advanced Materials

        The decrease in revenues in our Advanced Materials segment for 2012 compared to 2011 was primarily due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased in all regions and across most markets in response to competitive market pressure, lower raw material costs in most regions and the strength of the U.S. dollar against major international currencies. Sales volumes increased across most regions, primarily due to stronger global demand in our base resins business, while sales volumes in the Asia-Pacific region decreased due to lower demand in the wind energy, electrical engineering and electronics markets. The decrease in segment EBITDA was primarily due to higher restructuring and impairment costs and lower margins due in part to the change in sales mix from increased base resin sales volumes, partially offset by lower selling, general and administrative costs as a result of recent restructuring efforts. During 2012 and 2011, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $38 million and $20 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Textile Effects

        The increase in revenues in our Textile Effects segment for 2012 compared to 2011 was primarily due to higher sales volumes, partially offset by the strength of the U.S. dollar against major international currencies. Sales volumes increased due to increased market share in key markets. The increase in segment EBITDA was primarily due to lower restructuring, impairment and plant closing and transition costs and lower manufacturing and selling, general and administrative costs as a result of recent restructuring efforts, partially offset by lower margins. During 2012 and 2011, our Textile Effects segment recorded restructuring, impairment and plant closing costs of $9 million and $135 million, respectively, and expenses for the transition of production from Basel, Switzerland to a tolling facility of $17 million and nil, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Pigments

        The decrease in revenues in our Pigments segment for 2012 compared to 2011 was due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to lower global demand. Average selling prices increased in all regions of the world primarily in response to higher raw material costs, partially offset by the strength of the U.S. dollar against major international currencies. The decrease in segment EBITDA was primarily due to lower margins and lower sales volumes. During 2012 and 2011, our Pigments segment recorded restructuring, impairment and plant closing costs of $4 million and $10 million, respectively. For more information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Corporate and other

        For 2012, EBITDA from Corporate and other decreased by $15 million to a loss of $251 million from a loss of $236 million for 2011. The decrease in EBITDA from Corporate and other was primarily the result of an increase in loss on early extinguishment of debt of $73 million ($80 million of loss in 2012 compared to $7 million of loss in 2011). For more information regarding the loss on early extinguishment of debt, see "Note 13. Debt—Direct and Subsidiary Debt—Redemption of Notes and Loss on Early Extinguishment of Debt" to our audited consolidated financial statements. The decrease was also due to higher incentive compensation costs of $19 million and a decrease in unallocated foreign exchange gains of $9 million ($2 million gain in 2012 compared to $11 million gain in 2011). The decrease in EBITDA was partially offset by a decrease in legal settlements of $39 million ($1 million in 2012 compared to $40 million in 2011), an increase in LIFO inventory valuation income of $35 million ($14 million of income in 2012 compared to $21 million of expense in 2011) and an increase of $15 million in income from benzene sales ($10 million of income in 2012 compared to $5 million of loss in 2011).

Discontinued Operations

        The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded from revenues for all periods presented. The EBITDA of these former businesses are included in discontinued operations for all periods presented. The loss from discontinued operations represents the operating results, legal costs, restructuring, impairment and plant closing costs and gain (loss) on disposal with respect to our former businesses. The decrease in loss from discontinued operations, net of tax, resulted primarily from higher legal costs in 2011.

Liquidity and Capital Resources

        The following is a discussion of our liquidity and capital resources.

Cash Flows for Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

        Net cash provided by operating activities for 2013 and 2012 was $734 million and $860 million, respectively. The decrease in net cash provided by operating activities during year ended December 31, 2013 compared with the same period in 2012 was primarily attributable to a decrease in operating income as described in "—Results of Operations" above, offset in part by a $133 million favorable variance in operating assets and liabilities for 2013 as compared with 2012.

        Net cash used in investing activities for 2013 and 2012 was $614 million and $578 million, respectively. During 2013 and 2012, we paid $471 million and $412 million, respectively, for capital expenditures. During 2013 and 2012, we made investments in Louisiana Pigment Company, L.P. of $60 million and $100 million, respectively, and in our Nanjing Jinling joint venture of $37 million and $24 million, respectively, and received dividends from our unconsolidated joint ventures, Louisiana Pigment Company, L.P. and BASF Huntsman Shanghai Isocyanate Investment B.V., of $71 million and $82 million, respectively. During 2013 and 2012, we paid $66 million and $18 million, respectively, for the acquisitions of businesses. Additionally, the increase in net cash used in investing activities was partially offset by a favorable variance in our receivable from affiliate for 2013 as compared with 2012.

        Net cash provided by (used in) financing activities for 2013 and 2012 was $188 million and $(306) million, respectively. The increase in net cash provided by financing activities was primarily due to lower net repayments of debt during 2013 as compared to 2012.

Cash Flows for Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

        Net cash provided by operating activities for 2012 and 2011 was $860 million and $432 million, respectively. The increase in net cash provided by operating activities during 2012 compared to 2011 was primarily attributable to an increase in operating income as described in "—Results of Operations" above and to a $154 million favorable variance in operating assets and liabilities for 2012 as compared with 2011.

        Net cash used in investing activities for 2012 and 2011 was $578 million and $337 million, respectively. During 2012 and 2011, we paid $412 million and $327 million, respectively, for capital expenditures, net of reimbursements. During 2012, we paid €13 million (approximately $16 million) for the Russian Systems House Acquisition. During 2011, we paid $34 million, net of cash acquired, for our acquisition of the chemical business of Laffans Petrochemical Limited and the acquisition of an MDI-based polyurethanes systems house in Istanbul, Turkey. On April 1, 2011, we began consolidating our Sasol-Huntsman joint venture and assumed its cash balance of $28 million. During 2011, we sold businesses and assets for $48 million, including the sale of our former stereolithography resin and Digitalis® machine manufacturing businesses for $41 million. During 2012 and 2011, we made investments in Louisiana Pigment Company, L.P. of $100 million and $26 million, respectively, and received dividends from our unconsolidated joint ventures, Louisiana Pigment Company, L.P. and BASF Huntsman Shanghai Isocyanate Investment B.V., of $82 million and $32 million, respectively. During 2012, we made investments in our Nanjing Jinling joint venture of $24 million. Additionally, the increase in net cash used in investing activities was partially attributable to an unfavorable variance in our receivable from affiliate for 2012 as compared with 2011

        Net cash used in financing activities for 2012 and 2011 was $306 million and $418 million, respectively. The decrease in net cash used in financing activities was primarily due to an increase in net proceeds from notes payable to affiliate in 2012 as compared to 2011, offset in part by higher net repayments of debt in 2012 as compared to 2011.

        During 2012, we issued $400 million aggregate principal amount of 4.875% senior notes due 2020 ("2020 Senior Notes") and used the net proceeds to redeem a portion of our 2016 Senior Notes. Additionally, during 2012 we repaid $139 million on our senior secured credit facilities ("Senior Credit Facilities"). For more information, see "Note 13. Debt" to our audited consolidated financial statements.

Changes in Financial Condition

        The following information summarizes our working capital (dollars in millions):

	December 31, 2013	Less: Acquisition(1)	Subtotal	December 31, 2012	Increase (Decrease)	Percent Change
Cash and cash equivalents	$515	$—	$515	$210	$305	145%
Restricted cash	9	—	9	9	—	—
Accounts and notes receivable, net	1,867	(9)	1,858	1,833	25	1%
Inventories	1,741	(14)	1,727	1,819	(92)	(5)%
Prepaid expenses	61	—	61	48	13	27%
Deferred income taxes	53	—	53	51	2	4%
Other current assets	200	—	200	222	(22)	(10)%

Total current assets	4,446	(23)	4,423	4,192	231	6%

Accounts payable	1,120	(4)	1,116	1,163	(47)	(4)%
Accrued liabilities	742	(1)	741	723	18	2%
Deferred income taxes	44	—	44	39	5	13%
Note payable to affiliate	100	—	100	100	—	—
Current portion of debt	277	—	277	288	(11)	(4)%

Total current liabilities	2,283	(5)	2,278	2,313	(35)	(2)%

Working capital	$2,163	$(18)	$2,145	$1,879	$231	12%

(1)
Represents opening balance sheet amounts related to the Oxid Acquisition. For more information, see "Note. 3 Business Combinations and Dispositions—Oxid Acquisition" to our audited consolidated financial statements.

Excluding the effects of acquisitions, our working capital increased by $231 million as a result of the net impact of the following significant changes:

•
The increase in cash and cash equivalents of $305 million resulted from the matters identified on our consolidated statements of cash flows.

•
Accounts and notes receivable increased by $25 million mainly due to improved collections.

•
Inventories decreased by $92 million mainly due to lower inventory levels primarily in our Pigments segment resulting from management's efforts to reduce inventory, particularly in ores raw materials.

•
Accounts payable decreased by $47 million primarily due to lower purchasing activity attributable to lower inventories.

Direct and Subsidiary Debt

Senior Credit Facilities

        As of December 31, 2013, our Senior Credit Facilities consisted of our revolving facility ("Revolving Facility"), our extended term loan B facility ("Extended Term Loan B"), our extended term loan B facility—series 2 ("Extended Term Loan B—Series 2") and our Term Loan C follows (dollars in millions):

Facility	Committed Amount		Principal Outstanding		Carrying Value		Interest Rate(3)	Maturity
Revolving Facility	$400	(1)	$—	(2)	$—	(2)	USD LIBOR plus 2.50%	2017
Extended Term Loan B	NA		962		961		USD LIBOR plus 2.50%	2017
Extended Term Loan B—Series 2	NA		342		342		USD LIBOR plus 3.00%	2017
Term Loan C	NA		50		48		USD LIBOR plus 2.25%	2016

(1)
We have commitments with certain financial institutions to provide for a $200 million Revolving Increase to an aggregate Revolving Facility committed amount of $600 million upon completion of the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

(2)
We had no borrowings outstanding under our Revolving Facility; we had approximately $17 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(3)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of December 31, 2013, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 3%.

        Our obligations under the Senior Credit Facilities are guaranteed by our guarantors, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries, and pledges of intercompany notes between certain of our subsidiaries.

        On December 23, 2013, in conjunction with our issuance of €300 million (approximately $415 million) aggregate principal amount of 5.125% senior notes due 2021 ("2021 Senior Notes") we repaid $368 million ($352 carrying value) of our Term Loan C. In connection with the repayment, we recognized a loss on early extinguishment of debt of approximately $16 million during the year ended December 31, 2013.

Amendment to Credit Agreement

        On October 15, 2013, we entered into a tenth amendment to the agreement governing the Senior Credit Facilities (the "Credit Agreement"). The amendment, among other things, permits us to incur a senior secured term loan facility in an aggregate principal amount of $1.2 billion (the "New Term Loan") and to increase our Revolving Facility (the "Revolving Increase").

        We have entered into commitments with certain financial institutions to provide for the New Term Loan and provide for $200 million of the Revolving Increase. We intend to use the net proceeds of the New Term Loan, when funded, to pay the cash consideration related to our acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. If the acquisition is not consummated, we may use the net proceeds to refinance certain of our indebtedness.

        The New Term Loan will mature on the seventh anniversary of the date such New Term Loan is funded and will amortize in aggregate annual amounts equal to 1% of the original principal amount of the New Term Loan, payable quarterly commencing with the first full fiscal quarter ended after the date the New Term Loan is funded. The Revolving Increase will mature on the same date as the Revolving Facility.

        On August 22, 2013, we entered into a ninth amendment to the Credit Agreement. The amendment provided for additional term loans in the amount of $100 million, the net proceeds of which were used for general corporate purposes. The additional term loans have identical terms to our Extended Term Loan B and are reflected as part of our Extended Term Loan B.

        On March 11, 2013, we entered into an eighth amendment to the Credit Agreement. The amendment provided for an additional term loan of $225 million, the net proceeds of which were used to repay in full the remaining $193 million principal amount under our then outstanding term loan B facility and for general corporate purposes. The additional term loan is recorded at its carrying value of $224 million as of December 31, 2013. The additional term loan has identical terms to our Extended Term Loan B and is reflected as part of our Extended Term Loan B. In connection with this debt repayment, we recognized a loss on early extinguishment of debt of approximately $1 million.

        In connection with these amendments and debt repayments, we recognized a loss on early extinguishment of debt with regard to our Senior Credit Facilities of approximately $17 million and $2 million during the years ended December 31, 2013 and 2012, respectively.

A/R Programs

        Our U.S. accounts receivable securitization program ("U.S. A/R Program") and our European accounts receivable securitization program ("EU A/R Program" and collectively with the U.S. A/R Program, our "A/R Programs") are structured so that we grant a participating undivided interest in certain of our trade receivables to a U.S. special purpose entity ("U.S. SPE") and a European special purpose entity ("EU SPE"). We retain the servicing rights and a retained interest in the securitized receivables. Information regarding our A/R Programs as of December 31, 2013 was as follows (monetary amounts in millions):

Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)(3)
U.S. A/R Program	April 2016	$250	$90(4)	Applicable rate plus 1.10%
EU A/R Program	April 2016	€225 (approximately $311)	€114 (approximately $158)	Applicable rate plus 1.35%

(1)
The amount of actual availability under our A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Each interest rate is defined in the applicable agreements. In addition, the U.S. SPE and the EU SPE are obligated to pay unused commitment fees to the lenders based on the amount of each lender's commitment.

(3)
Applicable rate for our U.S. A/R Program is defined by the lender as USD LIBOR. Applicable rate for our EU A/R Program is either GBP LIBOR, USD LIBOR or EURIBOR.

(4)
As of December 31, 2013, we had approximately $7 million (U.S. dollar equivalents) of letters of credit issued and outstanding under our U.S. A/R Program.

        As of December 31, 2013 and 2012, $521 million and $520 million, respectively, of accounts receivable were pledged as collateral under our A/R Programs.

Amendments to A/R Programs

        On April 29, 2013, we entered into an amendment to the agreements governing our U.S. A/R Program. This amendment, among other things, extends the scheduled commitment termination date of our U.S. A/R Program by two years to April 2016, provides for additional availability under our U.S. A/R Program and reduces the applicable margin on borrowings to 1.10%.

        On April 29, 2013, we entered into an amendment to the agreements governing our EU A/R Program. This amendment, among other things, extends the scheduled commitment termination date of our EU A/R Program by two years to April 2016 and reduces the applicable margin on borrowings to 1.35%.

Notes

        As of December 31, 2013, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate	Amount Outstanding
2021 Senior Notes	April 2021	5.125%	€300 (approximately $415)
2020 Senior Notes	November 2020	4.875%	$650 ($647 carrying value)
Senior Subordinated Notes	March 2020	8.625%	$350
Senior Subordinated Notes	March 2021	8.625%	$530 ($541 carrying value)

        Our notes are governed by indentures which impose certain limitations on us including, among other things limitations on the incurrence of debt, distributions, certain restricted payments, asset sales, and affiliate transactions. The notes are unsecured obligations and are guaranteed by certain subsidiaries named as guarantors.

        On December 23, 2013, we issued €300 million (approximately $415) aggregate principal amount of 2021 Senior Notes. We applied the net proceeds to redeem $368 million of our Term Loan C due 2016, pay associated accrued interest and for general corporate purposes.

        The 2021 Senior Notes bear interest at the rate of 5.125% per year payable semi-annually on April 15 and October 15 of each year and are due on April 15, 2021. We may redeem the 2021 Senior Notes in whole or in part at any time prior to January 15, 2021 at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest.

        On March 4, 2013, pursuant to an indenture entered into on November 19, 2012, we issued $250 million aggregate principal amount of 2020 Senior Notes. The aggregate additional notes are recorded at carrying value of $247 million as of December 31, 2013. We applied the net proceeds to redeem the remaining $200 million in aggregate principal amount of our 2016 Senior Notes, to pay associated accrued interest and for general corporate purposes. We issued, on November 19, 2012, $400 million aggregate principal amount of 2020 Senior Notes.

        The 2020 Senior Notes bear interest at the rate of 4.875% per year payable semi-annually on May 15 and November 15 of each year and are due on November 15, 2020. We may redeem the 2020 Senior Notes in whole or in part at any time prior to August 17, 2020 at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest.

        The 2021 Senior Notes and 2020 Senior Notes are general unsecured senior obligations of us and are guaranteed on a general unsecured senior basis by the Guarantors. The indentures impose certain limitations on the ability of us and our subsidiaries to, among other things, incur additional indebtedness secured by any principal properties, incur indebtedness of nonguarantor subsidiaries, enter into sale and leaseback transactions with respect to any principal properties and consolidate or merge with or into any other person or lease, sell or transfer all or substantially all of its properties and assets. Upon the occurrence of certain change of control events, holders of the 2021 Senior Notes and 2020

Senior Notes will have the right to require that we purchase all or a portion of such holder's 2020 Senior Notes in cash at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the years ended December 31, 2013 and 2012, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
March 4, 2013	5.50% Senior Notes due 2016	$200	$200	$34
December 3, 2012	5.50% Senior Notes due 2016	$400	$400	$77
March 26, 2012	7.50% Senior Subordinated Notes due 2015	€64 (approximately $86)	€65 (approximately $87)	$1

Variable Interest Entity Debt

        As of December 31, 2013, Arabian Amines Company had $169 million outstanding under its loan commitments and debt financing arrangements. Arabian Amines Company, our consolidated 50%-owned joint venture, is currently not in compliance with payment and other obligations under these loan commitments. We do not guarantee these loan commitments and Arabian Amines Company is not a guarantor of any of our other debt obligations, and the noncompliance with these financial covenants does not affect any of our other debt obligations. We are currently in discussions with the lenders under these loan commitments and expect to resolve the noncompliance. As of December 31, 2013, the amounts outstanding under these loan commitments were classified as current in our audited consolidated balance sheets and are comprised of the following:

  •
  A loan facility from Saudi Industrial Development Fund with SAR 451 million (approximately $120 million) outstanding. Repayment of the loan is to be made in semiannual installments with final maturity in 2019. The loan is secured by a mortgage over the fixed assets of the project and is 100% guaranteed by the Zamil Group, our 50% joint venture partner.

  •
  A multipurpose Islamic term facility with $49 million outstanding. This facility is scheduled to be repaid in semiannual installments with final maturity in 2022.

        As of December 31, 2013, Sasol-Huntsman, our consolidated 50%-owned venture has a facility agreement which included a €5 million (approximately $7 million) revolving facility and €56 million (approximately $78 million) outstanding under the term loan facility. The facility will be repaid over semiannual installments with the final repayment scheduled for December 2018. Obligations under the facility agreement are secured by, among other things, first priority right on the property, plant and equipment of Sasol-Huntsman.

Other Debt

        During the year ended December 31, 2013, HPS repaid $4 million and RMB 293 million (approximately $47 million) on term loans and working capital loans under its secured facilities. As of December 31, 2013, HPS had $4 million and RMB 61 million (approximately $10 million) outstanding under its debt facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and approximately 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2013, the interest rate was approximately 1% for the U.S. dollar borrowings and approximately 6% for RMB borrowings.

        As of December 31, 2013, HPS has RMB 160 million (approximately $26 million) under its loan facility for working capital loans and discounting of commercial drafts, which is classified as current portion of debt in our consolidated balance sheets. Interest is calculated using a Peoples Bank of China rate plus the applicable margin. The average all-in rate as of December 31, 2013 was approximately 6%.

Note Payable from Huntsman International to Huntsman Corporation

        As of December 31, 2013, there was an $872 million loan outstanding owed by us to Huntsman Corporation (the "Intercompany Note"). The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2013 in our audited consolidated balance sheets. As of December 31, 2013, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

COMPLIANCE WITH COVENANTS

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes. However, Arabian Amines Company, our consolidated 50%-owned joint venture, is currently not in compliance with certain financial covenants under its loan commitments. See "—Variable Interest Entity Debt" above.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement unless we obtained an appropriate waiver or forbearance (as to which we can provide no assurance). A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable. Furthermore, certain of our material financing arrangements contain cross-default and cross-acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are subject to a single financial covenant (the "Leverage Covenant") which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we fail to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we fail to comply with the Leverage Covenant at a time when we have uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtain a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

        The agreements governing our A/R Programs also contain certain receivable performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

        The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2013 are as follows (dollars in millions):

Year ending December 31,
2014	$277
2015	32
2016	326
2017	1,282
2018	23
Thereafter	1,970

$3,910

Short-Term and Long-Term Liquidity

        We depend upon our cash, credit facilities, A/R Programs and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2013, we had $1,043 million of combined cash and unused borrowing capacity, consisting of $524 million in cash and restricted cash, $383 million in availability under our Revolving Facility, and $136 million in availability under our A/R Programs. Our liquidity can be significantly impacted by various factors. The following matters had, or are expected to have, a significant impact on our liquidity:

  •
  Cash invested in our accounts receivable and inventory, net of accounts payable, decreased by approximately $42 million for the year ended December 31, 2013, as reflected in our consolidated statements of cash flows. We expect volatility in our working capital components to continue.

  •
  On August 29, 2013, we completed the Oxid Acquisition for a $66 million cash payment on August 29, 2013 and $10 million of contingent consideration subject to the performance of the business in 2013 and 2014. See "Note 3. Business Combinations and Dispositions—Oxid Acquisition" to our consolidated financial statements.

  •
  During 2014, we expect to spend approximately $500 million on capital expenditures, net of reimbursements, excluding any amounts associated with the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. Our future expenditures include certain environmental, health and safety maintenance and upgrades; periodic maintenance and repairs applicable to major units of manufacturing facilities; expansions of our existing facilities or construction of new facilities; certain cost reduction projects; and certain information technology expenditures. We expect to fund this spending with cash provided by operations.

  •
  During the year ended December 31, 2013, we made contributions to our pension and postretirement benefit plans of $171 million. During 2014, we expect to contribute an additional amount of approximately $135 million to these plans.

  •
  We are also involved in a number of cost reduction programs for which we have established restructuring accruals. As of December 31, 2013, we had $113 million of accrued restructuring costs and we expect to incur and pay additional restructuring and plant closing costs of up to approximately $44 million.

  •
  On September 17, 2013, we entered into a definitive to acquire the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. for approximately $1.1 billion in cash, subject to certain purchase price adjustments and the assumption of unfunded pension liabilities estimated at $225 million as of June 30, 2013. See "Note 3. Business Combinations and Dispositions—Performance Additives and Titanium Dioxide Acquisition" to our consolidated financial statements. In connection with the acquisition, we have entered into financing commitments with certain financial institutions to provide a $1.2 billion New Term Loan and a $200 million Revolving Increase under our existing Senior Credit Facilities. See "Note 13. Debt—Direct and Subsidiary Debt" to our consolidated financial statements.

        As of December 31, 2013, we had $277 million classified as current portion of debt, including an HPS borrowing facility in China with $40 million outstanding, our scheduled Senior Credit Facilities amortization payments totaling $13 million, debt at our variable interest entities of $183 million, $15 million related to the annual financing of our insurance premiums, and certain other short-term facilities and scheduled amortization payments totaling $26 million. Although we cannot provide assurances, we intend to repay, renew or extend the majority of these short-term facilities in the current period.

        As of December 31, 2013, we had approximately $215 million of cash and cash equivalents, including restricted cash, held by our foreign subsidiaries, including our variable interest entities. Additionally, we have material intercompany debt obligations owed to us by our non-U.S. subsidiaries. We intend to use cash held in our foreign subsidiaries to fund our local operations. Nevertheless, we could repatriate cash as dividends or as repayments of intercompany debt. If foreign cash were repatriated as dividends, the dividends could be subject to adverse tax consequences. At present, we estimate that we will generate sufficient cash in our U.S. operations, together with the payments of intercompany debt, if necessary, to meet our cash needs in the U.S. and we do not expect to repatriate cash to the U.S. as dividends. Cash held by certain foreign subsidiaries, including our variable interest entities, may also be subject to legal restrictions, including those arising from the interests of our partners, which could limit the amounts available for repatriation.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2013 are summarized below (dollars in millions):

	2014	2015 - 2016	2017 - 2018	After 2018	Total
Long-term debt, including current portion	$277	$358	$1,305	$1,970	$3,910
Interest(1)	205	372	293	254	1,124
Operating leases(2)	83	127	103	174	487
Purchase commitments(3)	1,315	696	162	169	2,342

Total(4)(5)	$1,882	$1,553	$1,863	$2,565	$7,863

(1)
Interest calculated using interest rates as of December 31, 2013 and contractual maturity dates assuming no refinancing or extension of debt instruments, excluding interest paid to affiliates.

(2)
Future minimum lease payments have not been reduced by minimum sublease rentals of $19 million due in the future under noncancelable subleases.

(3)
We have various purchase commitments extending through 2029 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2014. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. For the years ended December 31, 2013, 2012 and 2011, we made minimum payments of $7 million, nil and nil, respectively, under such take or pay contracts without taking the product.

(4)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2014	2015 - 2016	2017 - 2018	5-Year Average Annual
Pension plans	$125	$247	$177	$96
Other postretirement obligations	10	19	19	9
(5)
The above table does not reflect expected tax payments and unrecognized tax benefits due to the inability to make reasonably reliable estimates of the timing and amount of payments. For additional discussion on unrecognized tax benefits, see "Note 17. Income Taxes" to our consolidated financial statements.

Off-Balance Sheet Arrangements

        No off-balance sheet arrangements exist at this time.

Restructuring, Impairment and Plant Closing Costs

        Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments are involved in cost reduction programs that are expected to reduce costs in these businesses by approximately $240 million. These costs savings are expected to be achieved through the beginning of 2015. Through December 31, 2013, we have achieved approximately $180 million of costs savings related to these programs. For a discussion of restructuring, impairment and plant closing costs, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Legal Proceedings

        For a discussion of legal proceedings, see "Note 18. Commitments and Contingencies—Legal Matters" to our audited consolidated financial statements.

Environmental, Health and Safety Matters

        For a discussion of environmental, health and safety matters, see "Note 19. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        For a discussion of recently issued accounting pronouncements, see "Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements" to our audited consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts in our audited consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our audited consolidated financial statements. Summarized below are our critical accounting policies:

Contingent Loss Accruals

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental impacts may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information, see "Note 19. Environmental, Health and Safety Matters" to our audited consolidated financial statements.

        We are subject to legal proceedings and claims arising out of our business operations. We routinely assess the likelihood of any adverse outcomes to these matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after analysis of each known claim. We have an active risk management program consisting of numerous insurance policies secured from many carriers. These policies often provide coverage that is intended to minimize the financial impact, if any, of the legal proceedings. The required reserves may change in the future due to new developments in each matter. For further information, see "Note 18. Commitments and Contingencies—Legal Matters" to our audited consolidated financial statements.

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., The Netherlands, Belgium and Switzerland, but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and, in some cases, life insurance benefits covering certain employees in the U.S., Canada and South Africa. Amounts recorded in our audited consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected long-term rates of return on plan assets, discount rates, compensation increases, mortality rates and health care cost trends. These assumptions are described in "Note 16. Employee Benefit Plans" to our audited consolidated financial statements.

        Management, with the advice of actuaries, uses judgment to make assumptions on which our employee pension and postretirement benefit plan obligations and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(34)	$(502)
—1% decrease	29	614
Expected long-term rates of return on plan assets
—1% increase	(29)	—
—1% decrease	29	—
Rate of compensation increase
—1% increase	18	91
—1% decrease	(17)	(88)

(1)
Estimated increase (decrease) on 2013 net periodic benefit cost

(2)
Estimated increase (decrease) on December 31, 2013 pension and postretirement liabilities and accumulated other comprehensive loss

Goodwill

        We test our goodwill for impairment at least annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill has been assigned to reporting units for purposes of impairment testing. Currently, more than 60% of our goodwill balance relates to our Advanced Materials reporting unit. The remaining goodwill relates to three other reporting units.

        Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. The estimated fair values of our reporting units are dependent on several significant assumptions including, among others, market information, operating results, earnings projections and anticipated future cash flows.

        We tested goodwill for impairment at the beginning of the third quarter of 2013 as part of the annual impairment testing procedures and determined that no goodwill impairment existed. Our most recent fair value determination resulted in an amount that exceeded the carrying amount of our Advanced Materials reporting unit by a significant margin.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions. As of December 31, 2013, we had total valuation allowances of $814 million. See "Note 17. Income Taxes" to our audited consolidated financial statements for more information regarding our valuation allowances.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. As discussed in "Note 17. Income Taxes" to our audited consolidated financial statements, we made a distribution of a portion of our earnings in 2013 when the amount of foreign tax credits associated with the distribution was greater than the amount of tax otherwise due. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $194 million at December 31, 2013. It is not practicable to determine the unrecognized deferred tax liability on those earnings. We have material inter-company debt obligations owed by our non-U.S. subsidiaries to the U.S. We do not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation, combined with the ability to return cash to the U.S. through payments of inter-company debt owed by our non-U.S. subsidiaries to the U.S. To the extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend we will utilize our inter-company debt. If any earnings were repatriated via dividend, we would need to accrue and pay taxes on the distributions.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make significant judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and apply assumptions in order to measure the amount of the tax benefits to recognize. These judgments are based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in our audited consolidated financial statements.

Long-Lived Assets

        The useful lives of our property, plant and equipment are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 50 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. At December 31, 2013, if the estimated useful lives of our property, plant and equipment had either been one year greater or one year less than their recorded lives, then depreciation expense for 2013 would have been approximately $30 million less or $35 million greater, respectively.

        We are required to evaluate the carrying value of our long-lived tangible and intangible assets whenever events indicate that such carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups that are largely independent of the cash flows of other asset groups to their carrying values. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. In connection with our asset evaluation policy, we reviewed all of our long-lived assets for indicators that the carrying value may not be recoverable. We determined that such indicators did not exist during the year ended December 31, 2013.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, workforce reductions and other cost savings programs in each of our business segments, other than Performance Products. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing costs include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for workforce reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information, as necessary. Management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the currently recorded estimate. For further discussion of our restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our audited consolidated financial statements.

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Variable Interest Entities—Primary Beneficiary

        We evaluate each of our variable interest entities on an on-going basis to determine whether we are the primary beneficiary. Management assesses, on an on-going basis, the nature of our relationship to the variable interest entity, including the amount of control that we exercise over the entity as well as the amount of risk that we bear and rewards we receive in regards to the entity, to determine if we are the primary beneficiary of that variable interest entity. Management judgment is required to assess whether these attributes are significant. We consolidate all variable interest entities for which we have concluded that we are the primary beneficiary.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive loss.

Interest Rate Risks

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2013 and 2012, the fair value of the hedge was $1 million and $2 million, respectively, and was recorded in other noncurrent liabilities.

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of December 31, 2013 and 2012, the fair value of the hedge was $1 million and $3 million, respectively, and was recorded in other noncurrent liabilities.

        On September 1, 2011, we entered into a $50 million forward interest rate contract that will begin in December 2014 with maturity in April 2017 and a $50 million forward interest rate contract that will begin in January 2015 with maturity in April 2017. These two forward contracts are to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities once our existing interest rate hedges mature. These swaps are designated as cash flow hedges and the effective portion of the changes in the fair value of the swaps were recorded in other comprehensive income (loss). Both interest rate contracts will pay a fixed 2.5% on the hedge and receive the one-month LIBOR rate once the contracts begin in 2014 and 2015, respectively. As of December 31, 2013 and 2012, the combined fair value of these two hedges was $3 million and $4 million, respectively, and was recorded in other noncurrent liabilities.

        In 2009, Sasol-Huntsman entered into derivative transactions to hedge the variable interest rate associated with its local credit facility. These derivative rate hedges include a floating to fixed interest rate contract providing Sasol-Huntsman with EURIBOR interest payments for a fixed payment of 3.62% and a cap for future periods with a strike price of 3.62%. In connection with the consolidation of Sasol-Huntsman as of April 1, 2011, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities" to our audited consolidated financial statements. The notional amount of the hedge as of December 31, 2013 was €31 million (approximately $42 million) and the derivative transactions do not qualify for hedge accounting. As of December 31, 2013 and 2012, the fair value of this hedge was €1 million (approximately $1 million) and €2 million (approximately $3 million), respectively, and was recorded in other noncurrent liabilities in our audited consolidated balance sheets. For 2013 and 2012, we recorded a reduction of interest expense of €1 million (approximately $1 million) and less than €1 million (approximately $1 million) respectively, due to changes in the fair value of the swap.

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities" to our audited consolidated financial statements. The notional amount of the swap as of December 31, 2013 was $32 million, and the interest rate contract is not designated as a cash flow hedge. As of December 31, 2013 and 2012, the fair value of the swap was $4 million and $6 million, respectively, and was recorded in other noncurrent liabilities in our audited consolidated balance sheets. For 2013 and 2012, we recorded a reduction of interest expense of $2 million and $1 million, respectively, due to changes in fair value of the swap. As of December 31, 2013 Arabian Amines Company was not in compliance with certain financial covenants contained in its loan commitments. For more information, see "Note 13. Debt—Direct and Subsidiary Debt—Variable Interest Entity Debt" to our audited consolidated financial statements.

        For the years ended December 31, 2013 and 2012, the changes in accumulated other comprehensive gain (loss) associated with these cash flow hedging activities were approximately $3 million and $(1) million, respectively.

        During 2014, accumulated other comprehensive loss of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

Foreign Exchange Rate Risk

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2013 and 2012, we had approximately $193 million and $217 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay €255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of December 31, 2013 and 2012, the fair value of this swap was $2 million and $18 million, respectively, and was recorded in noncurrent assets.

        A portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("permanent loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income (loss). From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt and derivative instruments to determine the appropriate amounts designated as hedges. As of December 31, 2013, we have designated approximately €525 million (approximately $725 million) of euro-denominated debt and cross-currency interest rate contracts as a hedge of our net investment. For the years ended December 31, 2013, 2012 and 2011, the amount of gain (loss) recognized on the hedge of our net investment was $(22) million, $(11) million and $5 million, respectively, and was recorded in other comprehensive income (loss). As of December 31, 2013, we had approximately €988 million (approximately $1,364 million) in net euro assets.

Commodity Prices Risk

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

 BUSINESS

GENERAL

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our Company, a Delaware corporation, was formed in 2004 to hold the businesses of Huntsman Holdings, LLC, a company founded by Jon M. Huntsman. Mr. Huntsman founded the predecessor to our Company in 1970 as a small polystyrene plastics packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of businesses.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number at that location is (801) 584-5700.

RECENT DEVELOPMENTS

        On September 17, 2013, we entered into a definitive agreement to acquire the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. for approximately $1.1 billion in cash, subject to certain purchase price adjustments, and the assumption of certain unfunded pension liabilities estimated at $225 million as of June 30, 2013. The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close during the first half of 2014.

OVERVIEW

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our products comprise a broad range of chemicals and formulations which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the facilities listed in "—Properties" below, which are located in more than 30 countries. As of December 31, 2013, we employed approximately 12,000 associates worldwide. Our revenues for the years ended December 31, 2013, 2012 and 2011 were $11,079 million, $11,187 million and $11,221 million, respectively.

Our Products

        We produce differentiated organic and inorganic chemical products. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products.

        Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments segment, while cyclical, is influenced by seasonal demand patterns in the coatings industry.

2013 Segment Revenues(1)	2013 Segment Adjusted EBITDA(1)

(1)
Percentage allocations in this chart do not give effect to Corporate and other unallocated items and eliminations. For a reconciliation of Adjusted EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our business segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, CertainTeed, Electrolux, Firestone, Haier, Henkel, Johnson Controls, Louisiana Pacific, PMI, Weyerhaeuser
Performance Products	Amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses	Detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products, composites, and PET fibers and resins	Afton, Chevron, Dow, Henkel, L'Oreal, Lubrizol, Monsanto, Procter & Gamble, Reichhold, Sun Products, Unilever
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross- linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations	Aerospace and industrial adhesives, composites for aerospace, automotive, and wind power generation; construction and civil engineering; industrial coatings; electrical power transmission; consumer electronics	AkzoNobel, Bodo Moller, Cytec, Freeman, Hexcel, Lianyungang, Omya, PPG, Ribelin, Schneider, Sherwin Williams, Siemens, Speed Fair, Syngenta, Toray
Textile Effects	Textile chemicals and dyes	Apparel, home and technical textiles	Aunde, Esquel Group, Fruit of the Loom, Guilford Mills, Hanesbrands, Nice Dyeing, Polartec, Tencate, Y.R.C., Zaber & Zubair
Pigments	Titanium dioxide	Paints and coatings, plastics, paper, printing inks and ceramics	AkzoNobel, Clariant, Jotun, PolyOne, PPG

For additional information about our business segments, including related financial information, see "Note 24. Operating Segment Information" to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this prospectus.

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI products, PO, polyols, PG and TPU (each discussed in more detail below under "—Products and Markets"). Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate 5 primary polyurethane manufacturing facilities in the U.S., Europe and China. We also operate 17 polyurethane systems houses located in close proximity to our customers worldwide (see facilities listed in "—Properties" below), which we believe enables us to focus on customer support and service. We also operate a specialty polyol manufacturing facility focused on the insulation market and two TPU manufacturing facilities in the U.S. and Europe with a third under construction in China.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI, with polyols, which are derived largely from PO and EO. We are able to produce over 2,000 distinct MDI-based polyurethane products by modifying the MDI molecule through varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are one of three North American producers of PO. We and some of our customers process PO into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliances, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Risk Factors."

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production and finishing facilities near Shanghai, China. Production at our MDI finishing plant near Shanghai, China operated by HPS, a consolidated joint venture, was commissioned on June 30, 2006. Production at the MNB, aniline and crude MDI plants operated by SLIC, an unconsolidated joint venture, commenced on September 30, 2006. These world-scale facilities strengthen our ability to service our customers in the critical Chinese market and will support the significant demand growth that we believe this region will continue to experience. Additionally, in November 2012, we entered into an agreement to form a joint venture to build a world scale PO and MTBE plant in Nanjing, China. The facility is expected to be completed in 2015, and it will utilize our proprietary PO/MTBE manufacturing technology. We will own a 49% interest in the joint venture.

        On August 29, 2013, we completed the acquisition of the chemical business of Oxid L.P. (the "Oxid Acquisition"), a privately-held manufacturer and marketer of specialty urethane polyols based in Houston, Texas, for approximately $76 million.

        During 2012, our Polyurethanes segment began implementing a restructuring program designed to reduce annualized fixed costs by approximately $75 million, to be completed by the fourth quarter of 2013. In connection with this program, we recorded charges of $2 million and $38 million during 2013 and 2012, respectively, primarily for workforce reductions. Through December 31, 2013, we have achieved $75 million of fixed cost savings from this restructuring program.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized, higher-value flexible foam and coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than other polyurethane materials. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        With the recent rapid growth of the developing Asian economies, the Asian markets have now become the largest in the world for MDI.

        MDI experiences some seasonality in its sales reflecting its exposure to seasonal construction related end markets such as insulation and composite wood products. Sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, aniline is either consumed internally or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term, cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. While MTBE has been effectively eliminated in the United States, demand continues to grow in other regions of the world. In 2011, we announced the signing of a license agreement with Chinese chemicals manufacturer Yantai Wanhua Polyurethanes Co., Ltd, for the production of PO and MTBE. On November 13, 2012, we entered into an agreement to form a joint venture with Sinopec. The joint venture involves the construction and operation of a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. See "Risk Factors." We continue to sell MTBE for use as a gasoline additive, substantially all of which is sold for use outside the U.S. See "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Sales and Marketing

        Our global sales group markets our polyurethane chemicals to over 3,500 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end use markets which require a more global approach. These key end use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers' needs is critical to our long-term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana; Rotterdam, The Netherlands; and through our joint ventures in Caojing, China. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana; Wilton, U.K.; and Caojing, China. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI		Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE
	(millions of pounds)										(millions of gallons)
Caojing, China	330	(1)
Geismar, Louisiana	990		160		788	(2)	1,051	(2)
Houston, Texas			120
Osnabrück, Germany			26	59
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rotterdam, The Netherlands	880		130
Wilton, U.K.					715		953

Total	2,200		436	79	1,503		2,004		525	145	260

(1)
Represents our 50% share of capacity from SLIC, an unconsolidated joint venture.

(2)
Represents our approximately 86% share of capacity under our consolidated Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At our Geismar, Rotterdam and Caojing facilities we utilize sophisticated proprietary technology to produce our MDI. This technology contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology and know-how developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

Joint Ventures

        Rubicon Joint Venture.    Chemtura Corporation is our joint venture partner in Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 86% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI, polyol and Maleic Anhydride facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. Rubicon LLC is consolidated in our financial statements.

        Chinese MDI Joint Ventures.    We are involved in two related joint ventures which operate MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF and three Chinese chemical companies, produces MNB, aniline and crude MDI. We effectively own 35% of SLIC and account for our investment under the equity method. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate. These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. The total production capacity of the SLIC facilities is 660 million pounds per year of MDI and the splitting capacity of the HPS facility is 339 million pounds per year of MDI.
        Chinese PO/MTBE Joint Venture.    On November 13, 2012, we entered into an agreement to form a joint venture with Sinopec. The joint venture involves the construction and operation of a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. Our total equity investment is anticipated to be approximately $135 million, and we expect to receive approximately $47 million of license fees from the joint venture. The timing of equity contributions and license fee payments depends on various factors, but the majority are expected to be made over the course of the construction period of the plant (expected to be completed in 2015). At the end of 2013, cumulative capital contributions were approximately $61 million and license fees received were approximately $40 million.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen. We purchase a large portion of our raw materials under long-term contracts.

Competition

        Our major competitors in the polyurethane chemicals market include BASF, Bayer, Dow, Yantai Wanhua and LyondellBasell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support, including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

        Some of our competitors in the Polyurethanes segment are among the world's largest chemical companies and major integrated petroleum companies. These competitors may have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Performance Products

General

        Our Performance Products segment has leading positions in the manufacture and sale of amines, surfactants and maleic anhydride and serves a wide variety of consumer and industrial end markets. Our Performance Products segment is organized by strategic business units ("SBUs") which differentiate between specialties and intermediates.

        In our specialty SBUs (energy, materials, additives, processing chemicals and agrochemicals) we are a leading global producer of amines, carbonates, maleic anhydride and specialty surfactants. Growth in demand in our specialty markets tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand, technology substitution and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 8% in the last 10 years due to strong demand in a number of industrial applications, such as epoxy curing agents, oil drilling, agrochemicals, fuel additives and civil construction materials. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of butane fixed bed catalyst used in the manufacture of maleic anhydride. Our licensing group also licenses technology on behalf of other Performance Products businesses and other segments.

        In our intermediate SBUs we consume internally produced and third-party- sourced base petrochemicals in the manufacture of our surfactants, LAB, and ethanolamines products, which are primarily used in detergency, consumer products and industrial applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging. We operate 19 Performance Products manufacturing facilities in North America; Europe, Africa and the Middle East ("EAME"); and Asia and Australia.

        We have the annual capacity to produce approximately 1.4 billion pounds of more than 200 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, one of the largest producers of 2-(2-amino ethoxy) ethanol, sold under our DGA® brand, the second largest producer of ethyleneamines and morpholine and the second largest North American producer of ethanolamines. We are the only producer and largest supplier of propylene carbonate and ethylene carbonate in North America. We also produce substituted propylamines. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines, carbonates, and surfactants. Our products are manufactured at our Port Neches, Conroe, Dayton, and Freeport, Texas facilities and at our facilities in Llanelli, U.K.; Petfurdo, Hungary; Ankleshwar, India; Jurong Island, Singapore; and Jubail, Saudi Arabia. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, composites, solvents and catalysts. Our key amines customers include AkzoNobel, Chevron, Dow, Ashland, Afton, Unilever, Monsanto and PPG.

        We have the capacity to produce approximately 2.5 billion pounds of surfactant products annually at our 10 facilities located in North America, Europe, India and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. We are a leading European producer of components for powder and liquid laundry detergents and other cleaners. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in personal care applications. We continue to strengthen and diversify our surfactant product offering into formulated specialty surfactant products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, fuels and lubricants, and polymers and coatings. We are growing our global agrochemical surfactant technology and product offerings. Our key surfactants customers include The Sun Products Corporation, L'Oreal, Monsanto, Nufarm, Clorox, Henkel, Colgate, Procter & Gamble and Unilever.

        We are North America's largest producer of LAB, with alkylation capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We also manufacture a higher-molecular-weight alkylate which is used as an additive to lubricants. Our key customers for LAB and specialty alkylates include Colgate, Lubrizol, Procter & Gamble, Unilever and The Sun Products Corporation.

        We believe we are the largest global producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. Maleic anhydride is also used in the production of lubricants, food additives and artificial sweeteners. We have the capacity to produce approximately 572 million pounds annually at our facilities located in Pensacola, Florida; Geismar, Louisiana; and Moers, Germany. We also license our maleic anhydride technology and supply our catalysts to licensees and to worldwide merchant customers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced our seventh generation of maleic anhydride-catalyst. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AkzoNobel, AOC, Ashland, BASF, Chevron Oronite, CCP Composites, Lanxess, Lubrizol, Infineum, Reichhold and Tate & Lyle.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Port Neches, Texas and Botany, Australia.

        During 2013, our Performance Products segment implemented a restructuring program to refocus our surfactants business in Europe designed to improve earnings by approximately $20 million. In connection with this program, we recorded charges of $13 million during 2013 primarily related to workforce reductions.

Products and Markets

        Specialties.    Our specialty SBUs are organized around the following end markets: energy, materials, additives, processing chemicals and agrochemicals. The following table shows the end-market applications specialty products:

Product Group	Applications
Specialty Amines	liquid soaps, personal care, lubricant and fuel additives, polyurethane foams, fabric softeners, paints and coatings, refinery processing, water treating
Polyetheramines	polyurethane foams and insulation, construction and flooring, paints and coatings, lubricant and fuel additives, adhesives, epoxy composites, agrochemicals, oilfield chemicals, printing inks, pigment dispersion
Ethyleneamines	lubricant and fuel additives, epoxy hardeners, wet strength resins, chelating agents, fungicides
Ethanolamines	wood preservatives, herbicides, construction products, gas treatment, metalworking
Morpholine/DGA® Agent and Gas Treating	hydrocarbon processing, construction chemicals, synthetic rubber, water treating, electronics applications, gas treatment, agriculture
Maleic Anhydride	boat hulls, automotive, construction, lubricant and fuel additives, countertops, agrochemicals, paper, and food additives
Maleic Anhydride Catalyst and Technology Licensing	maleic anhydride, BDO and its derivatives, and PBT manufacturers
Specialty Surfactants	agricultural herbicides, construction, paper de-inking, lubricants
Specialty Alkylates	lubricant additive

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive agent, emulsifier, dispersant, detergent, solvent or corrosion inhibitor. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling customers to penetrate new markets and substitute for traditional curing materials. Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing does not generally fluctuate directly with movements in underlying raw materials.

        Morpholine/DGA® Agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards, solar panels, LCD screens and the production of lithium batteries.

        Maleic Anhydride and Licensing    Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 48% of North American maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy- efficient, high-percentage solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology and catalyst.

        Total North American demand for maleic anhydride in 2013 was approximately 632 million pounds. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs.

        Intermediates.    The following table sets forth the end-market applications for our intermediate products:

Product Group	Applications
Surfactants
Alkoxylates	household detergents, industrial cleaners, anti-fog chemicals for glass, asphalt emulsions, shampoos, polymerization additives, de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents, liquid detergents, shampoos, body washes, dishwashing liquids, industrial cleaners, emulsion polymerization, concrete superplasticizers, gypsum wallboard
Esters and Derivatives	shampoo, body wash, textile and leather treatment
Nitrogen Derivatives	bleach thickeners, baby shampoo, fabric conditioners, other personal care products
Formulated Blends	household detergents, textile and leather treatment, personal care products, pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents
LAB	consumer detergents, industrial and institutional detergents
EG	polyester fibers and PET bottle resins, heat transfer and hydraulic fluids, chemical intermediates, natural gas and hydrocarbon treating agents, unsaturated polyester resins, polyester polyols, plasticizers, solvents

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with improved performance characteristics, which affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags raw material price movements.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Three major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel and The Sun Products Corporation. We believe that over half of the LAB global capacity lies in the hands of ten producers, with three or four major producers in each of the three regional markets. Although the North American market for LAB is mature, we expect Latin American and other developing countries to grow as detergent demand grows at a faster rate than GDP. Growth in demand for specialty alkylates for use in lubricants is expected to be higher than GDP. We have developed a unique manufacturing capability for a high molecular weight alkylate for this market. With a significant technical barrier to entry, our specialty alkylate capability has allowed us greater diversity in our portfolio and strengthened our competitive position versus LAB-only producers.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets and is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers. DEG is consumed internally for the production of Morpholine and DGA® agent and polyols. TEG is used internally for the production of polyols and is sold into the market for dehydration of natural gas. We continue to optimize our EO and EG operations depending on the fundamental market demand for EG.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products marketing groups, which have extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        In our specialty markets (energy, materials, additives, processing chemicals and agrochemicals), our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for ongoing differentiation in our development activities with our customers.

        Our intermediates are sold mainly into the global home and personal care market for which we have a dedicated marketing group. We also sell EG.

        We also provide extensive pre- and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies. In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot be served cost effectively by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce more than seven billion pounds annually of a wide variety of products and formulations at 19 manufacturing locations in North America, EAME, Asia and Australia. These production capacities are as follows:

	Current capacity
Product Area	North America	EAME		APAC(1)	Total
	(millions of pounds)
Amines	706	204	(2)	58	968
Carbonates	77				77
Surfactants	648	1,662		158	2,468
Maleic anhydride	340	232	(3)		572
EG	890			55	945
EO	1,000			100	1,100
Ethanolamines	400				400
LAB	400				400
Ethylene	400				400
Propylene	300				300

(1)
Asia-Pacific region including India ("APAC").

(2)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, The Netherlands facility by way of a long-term supply arrangement and 60 million pounds from Arabian Amines Company, our consolidated 50%-owned joint venture, located in Jubail, Saudi Arabia.

(3)
Represents total capacity of a facility owned by Sasol-Huntsman, of which we own a 50% equity interest and Sasol owns the remaining 50% interest. We have consolidated the financial results of this entity since April 2011.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation.

        Our primary ethylene, propylene, EO, EG and ethanolamines facilities are located in Port Neches, Texas alongside our Polyurethanes' PO/MTBE facility. The Port Neches, Texas facility benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        A number of our facilities are located within large integrated petrochemical manufacturing complexes. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations. These include our LAB facility in Chocolate Bayou, Texas, our maleic anhydride facilities in Pensacola, Florida and Moers, Germany and our ethyleneamines facility in Freeport, Texas.

        During 2013, our Performance Products segment implemented a restructuring program to refocus our surfactants business in Europe. In connection with this restructuring program, we anticipate exiting certain commodity product lines in Europe and seeking to dispose of the related capacity.

Joint Ventures

        Ethyleneamines Joint Venture.    Since July 1, 2010, we have consolidated the results of Arabian Amines Company, our 50%-owned joint venture with the Zamil Group. Arabian Amines Company operates an ethyleneamines manufacturing plant in Jubail, Saudi Arabia. The plant has an approximate annual capacity of 60 million pounds. We purchase and sell all of the production from this joint venture.

        Maleic Anhydride Joint Venture.    Since the second quarter of 2011, we have consolidated the results of Sasol-Huntsman, our 50%-owned maleic anhydride joint venture. This entity operates a manufacturing facility in Moers, Germany with the capacity to produce 232 million pounds of maleic anhydride. The output from the facility is sold in the European region.

Raw Materials

        We have the capacity to produce 400 million pounds of ethylene and 300 million pounds of propylene, depending on feedstocks, at our Port Neches, Texas facility. All of the ethylene is used to produce EO and all of the propylene is used to produce PO at our Port Neches, Texas facility (primarily for our Polyurethanes segment). We have the capacity to use approximately 900 million pounds of ethylene each year in the production of EO and ethyleneamines. Accordingly, we purchase or toll the remainder of our ethylene requirements from third parties. We consume all of our EO in the manufacture of our EG, surfactants, carbonates and amines products. We also use internally produced PO and DEG in the manufacture of these products.

        In addition to internally produced raw materials, the main raw materials used in the production of our amines are ethylene dichloride, caustic soda, ammonia, hydrogen, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In the production of surfactants and LAB, our primary raw materials, in addition to internally produced and third-party sourced EO and ethylene, are synthetic and natural alcohols, paraffin, alpha olefins, benzene and nonylphenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge, to our facility in Geismar, Louisiana via pipeline and to our Moers, Germany site by railcar. Our maleic anhydride catalyst is toll-manufactured by a third party under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our specialty markets, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow, Tosoh and AkzoNobel. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price. In our maleic anhydride market, we compete primarily on the basis of price, customer service, technical support and logistics management. Our competitors include Lanxess, Flint Hills Resources, Bartek and Ashland. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design, Ineos, BASF and Polynt. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        There are numerous global producers of many of our intermediate products. Our main competitors include global companies such as Dow/MEGlobal, Sasol, BASF, Petresa, Clariant, Shell, Stepan, Croda and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Advanced Materials

General

        Our Advanced Materials segment is a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products. We focus on formulations and systems that are used to address customer-specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials or in applications where traditional materials do not meet demanding engineering specifications. For example, structural adhesives are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels in the manufacture of aerospace components. Our Advanced Materials segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia, South America and Africa. We sell to more than 3,000 customers in the following end markets: civil engineering, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, DVD, LNG transport, electrical power transmission and distribution, printed circuit boards, consumer and industrial electronics, wind power generation, automotive, recreational sports equipment and medical appliances.

        During the fourth quarter of 2012, our Advanced Materials segment began implementing a global transformational change program designed to improve the segment's manufacturing efficiencies, enhance commercial excellence and improve its long-term global competitiveness. This program is anticipated to deliver approximately $70 million in annualized savings for this segment. In connection with this program, we recorded charges of $35 million during 2013 related primarily to workforce reductions and consultancy fees. Through December 31, 2013, we have achieved approximately $45 million in earnings improvement as a result of this restructuring program.

        On November 1, 2011, we completed the sale of our stereolithography resin and Digitalis® machine manufacturing businesses to 3D Systems Corporation for $41 million in cash. The stereolithography business had revenues of $7 million in 2010 and its products are used primarily in three-dimensional part building systems. The Digitalis® business is a stereolithography rapid manufacturing system previously under development by our Advanced Materials segment.

Products and Markets

        Our product range spans from basic liquid and solid resins, to specialty components like curing agents, matting agents, accelerators, cross-linkers, reactive diluents, thermoplastic polyamides and additives. In addition to these components, which we typically sell to formulators in various industries, we also produce and sell ready to use formulated polymer systems.

        Base Resins and Specialty Component Markets.    Our products are used in the formulation of products for the protection of steel and concrete substrates, such as flooring, metal furniture and appliances, buildings, linings for storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships. Epoxy-based surface coatings are among the most widely used industrial coatings due to their structural stability and broad application functionality combined with overall economic efficiency.

        Base resins and specialty components are also used for composite applications. A structural composite is made by combining two or more different materials, such as fibers, resins and other specialty additives, to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents and other advanced chemicals, additives and formulated polymer systems. The four key target markets for our structural composites are aerospace, windmill blades for wind power generation, general industrial and automotive applications, and recreational products (mainly sports equipment such as skis). Structural composites continue to substitute for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability.

        Formulated Systems.    The structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials, such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® branded products are known for their high-performance adhesive capabilities, and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, targeted to three specific end markets and sold through targeted routes to market:

  •
  General Industrial Bonding.  We sell a broad range of advanced formulated adhesives to a broad base of small-to medium-sized customers, including specialty distributors.

  •
  Industry Specific.  We sell our adhesive products on a global basis into diverse, industry-specific markets, which include the aerospace, wind turbine, LNG transport, filter bonding, solar cell and other industrial application markets. Our target markets are chosen because we believe it is worthwhile to utilize our direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments.

  •
  Consumer/DIY.  We package and sell consumer adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Vynex, Velcro and Selleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name. In India, our major DIY business, we have direct access to the market and strong brand recognition which creates opportunity to further expand our product offering as we leverage the value of the Araldite® brand.

        Our electrical materials are formulated polymer systems, which make up the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments: the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, automotive electronics and electrical components. The end customers in the electrical insulating materials market encompass the relevant original equipment manufacturer ("OEM") as well as numerous manufacturers of components used in the final products. We also develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. Soldermasks are our most important product line in printed circuit board technologies. Sales are made mainly under our Probimer® trademark, a widely recognized brand name in this particular market.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force for targeted, technically-oriented distribution to mass general distribution. Our direct sales force focuses on engineering solutions for decision-makers at major customers who purchase significant amounts of product from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct sales activities through dedicated regional sales teams in Europe, Asia, the Americas and the India/Middle East/Africa regions. Our global customers are covered by key account managers who are familiar with the specific requirements of these clients. The management of long-standing customer relationships is at the heart of the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base in all our regions.

        For our consumer/DIY range, with the exception of the Indian market, we have entered into exclusive branding and distribution arrangements with, for example, Selleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We are a global business serving customers in four principal geographic regions: Europe, Asia, the Americas and the India/Middle East/Africa region. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Bad Saeckingen, Germany	Formulating Facility
Bergkamen, Germany	Synthesis Facility
Chennai, India(1)(2)(3)	Formulating Facility
Duxford, U.K.	Formulating Facility
East Lansing, Michigan.	Formulating Facility
Istanbul, Turkey(2)	Formulating Facility
Los Angeles, California.	Formulating Facility
McIntosh, Alabama.	Resins and Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Nanjing, China(2)	Formulating Facility
Pamplona, Spain(3)	Synthesis Facility
Panyu, China(2)(4)	Formulation and Synthesis Facility
Sadat City, Egypt	Formulating Facility
Taboão da Serra, Brazil	Formulating Facility

(1)
76%-owned and consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(2)
Leased land and/or building.

(3)
The base liquid resins facilities in Chennai, India and Pamplona, Spain have ceased operations effective September 30, 2013 and October 22, 2013, respectively.

(4)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

        Our facilities in Asia and India are well-positioned to take advantage of the market growth that is expected in these regions.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A, BLR, MDA and phenol & aminophenols. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

        Additionally, we produce large volumes of some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. Approximately 60% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a large proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate Advanced Materials products.

Competition

        The market in which our Advanced Materials segment operates is highly competitive, and is dependent on significant capital investment, the development of proprietary technology, and maintenance of product research and development. Among our competitors are some of the world's largest chemical companies and major integrated companies that have their own raw material resources.

        Competition in our basic liquid and solid epoxy resins group is primarily driven by price, and is increasingly more global with industry consolidation in the North American and European markets and the emergence of new competitors in Asia. Our major competitors include Dow, Momentive, BASF, Kukdo and NanYa.

        Competition in our specialty components and structural composites product group is primarily driven by product performance, applications expertise and customer certification. Our competitive strengths include our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Major competitors include Air Products, Arizona Chemical, Momentive, BASF, Cray Valley, Evonics, DIC, Dow, Mitsui, Sumitomo and NanYa.

        Competition in our formulation product group is primarily based on technology, know-how, applications and formulations expertise, product reliability and performance, process expertise and technical support. This product group covers a wide range of industries and the key competition factors vary by industry. Our competitive strengths result from our focus on defined market needs, our long-standing customer relationships, product reliability and technical performance, provision of high level service and recognition as a quality supplier in our chosen sectors. We operate dedicated technology centers in Basel, Switzerland; The Woodlands, Texas; and Shanghai, China in support of our product and technology development. Our major competitors can be summarized as follows:

Formulation Product Group	Competition
Adhesives applications	Henkel/Loctite, ITW, National Starch, Sika, 3M, Pidilite
Electrical insulating materials	Altana, Momentive, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex, Toshiba Chemical
Printed circuit board materials	Coates, Goo, Peters, Taiyo Ink, Tamura
Tooling and modeling solution.	Axson, DSM, Sika

Textile Effects

General

        Our Textile Effects segment is a major global solutions provider for textile chemicals and dyes in our chosen markets. Our textile solutions enhance the color of finished textiles and improve such performance characteristics as wrinkle resistance and the ability to repel water and stains. Our Textile Effects segment is characterized by the breadth of our product offering, our long-standing relationships with our customers, our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate synthesis, formulating and production facilities in North America, Europe, Asia and South America. We market multiple products to customers in multiple end-markets, including the following: consumer fashion apparel, sportswear, career and uniform apparel, military, automotive, home textiles and furnishings, carpet and other functional textiles.

        During 2011, our Textile Effects segment began implementing a significant restructuring program, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the segment's long-term global competitiveness and designed to reduce annualized costs by approximately $75 million. In connection with this program, during 2013, our Textile Effects segment recorded charges of $53 million for the early termination of long-term fixed cost contracts, $16 million for decommissioning, $3 million for other restructuring and $1 million for workforce reductions and reversed charges of $5 million related to workforce reductions, as well as recorded a $9 million noncash charge for a pension settlement loss. In addition, during 2013, we reversed charges of $4 million that were no longer required for long term fixed costs contracts in relation to our consolidation of manufacturing activities and processes at our site in Basel, Switzerland. Through December 31, 2013, we have achieved $60 million of costs savings from this restructuring program.

Products and Markets

        Textiles generally involve a complex matrix of fibers, effects and functionality, and the resulting products range from fashion apparel to bulletproof vests, home linens to carpet, and upholstery to automotive interiors. Our broad range of dyestuffs and chemicals enhance both the aesthetic appearance of these products and the functionality needed to ensure that they perform in their end-use markets. Since the requirements for these markets vary dramatically, our business strategy focuses on the three major markets—apparel, home & institutional and technical textiles. We work to provide the right balance of products and service to meet the technical challenges in each of these markets. The Textile Effects business is affected by seasonal holiday closures and typically experiences lower sales in those periods. For example, we typically experience lower sales in Asia in the first quarter as a result of the Lunar New Year, in Europe as a result of the summer holidays, and in the Americas and Europe during the Christmas season at year-end.

        The apparel market focuses on products that provide an aesthetic effect and/or improve the processing efficiency within the textile mill. We offer a complete range of colors for cotton, polyester and nylon that cover the range of shades needed for sportswear, intimate apparel, towels, sheeting and casual wear. Our dyes have been developed to ensure that they offer the highest levels of wash fastness currently available in the market. Optical brighteners and other pretreatment products provide "bright white" effects for apparel, towels and sheeting. Pretreatment and dyeing auxiliaries ensure that these fabrics are processed efficiently and effectively—cleaning the fabrics with fewer chemicals, less energy and less water and thereby minimizing the environmental footprint and reducing the processing costs. Silicone softeners may be used to enhance the feel of products.

        Technical textiles include automotive textiles, carpet, military fabrics, mattress ticking and nonwoven and other technical fabrics. Though the product groups may differ in their end-uses, the articles must provide a high-level of functionality and performance in their respective markets. High-lightfast dyes and UV absorbers are used in automotive interiors and outdoor furnishings to provide colors that don't fade when exposed to sunlight and heat. Powerful stain repellent and release technology imparts durable protection for upholstery, military and medical fabrics, without affecting the color, breathability or feel of the fabric. Specialized dyes and prints create unique camouflage patterns for military uniforms, backpacks and tarps that won't fade through wash and wear or during exposure to the elements.

Sales and Marketing

        For our textile effects products, we focus on providing effect competence and process competence to our customers. Effect competence—delivering value- added effects to our customer's products—enables us to capitalize on new and innovative technologies and to assist our customers in their efforts to differentiate themselves from competitors. Process competence—applying know-how and expertise to improve customers' processes—allows us to utilize our technical service to reduce cost and enhance efficiency.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME, the Americas and Asia. To service our customers efficiently, we maintain manufacturing plants around the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The following table summarizes the plants that we operate:

Location	Description of Facility
Atotonilquillo, Mexico	Textile Dyes and Chemicals Synthesis and Formulations Facility
Baroda, India	Textile Dyes Synthesis and Formulations Facility
Basel, Switzerland(1)(2)	Technology Center
Bogota, Colombia(1)	Chemicals Formulations Facility
Charlotte, North Carolina(1)	Chemicals Formulations Facility
Fraijanes, Guatemala(1)	Chemicals Formulations Facility
Gandaria, Jakarta, Indonesia	Textile Dyes and Chemicals Formulations Facility
Hangzhou, China(1)	Chemicals Formulations Facility
Istanbul, Turkey(1)	Chemicals Formulations Facility
Karachi, Pakistan(1)	Chemicals Formulations Facility
Langweid am Leich, Germany(1)	Chemicals Synthesis and Textile Dyes and Chemicals Formulation Facility
Panyu, China(1)(3)	Chemicals Synthesis and Formulation Facility
Qingdao, China	Textile Dyes Synthesis and Dyes and Chemicals Formulations Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Dyes Synthesis and Dyes and Chemicals Formulations Facility
Taboão da Serra, Brazil(1)	Chemicals Formulations Facility

(1)
Leased land and/or building.

(2)
The Textile Dyes Facility has ceased operations effective October 1, 2013.

(3)
95%-owned and consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

Raw Materials

        The manufacture of textile effects products requires a wide selection of raw materials (approximately 1,100 different chemicals), including amines, fluorochemicals and sulfones. No one raw material represents greater than 4% of our textile effects raw material expenditures. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers. The terms of our supply contracts vary, but, in general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

Competition

        We are a major global solutions provider for textile chemicals and dyes in our chosen markets. Competition within the textile chemicals and dyes markets is generally fragmented with few competitors who offer complete solutions for both markets. Our major competitors are Achroma (formerly known as Clariant), BASF, Kiri-Dystar and Longsheng. We believe that our competitive strengths include our product offering, which is characterized by its broad range; high quality; significant integration between products and service; reliable technical expertise; long-standing relationships with customers; and strong business infrastructure in Asia. We believe that we have more customer service capability and account management capability than any of our competitors worldwide.

Pigments

General

        We are a global leader in the creation of titanium dioxide solutions. Titanium dioxide is a white inert pigment which provides whiteness, opacity and brightness to thousands of everyday items including paints, plastics, paper, inks, food and personal care products.

        Expertise gained over 75 years combined with a pioneering spirit enable us to help our customers to succeed. We use our expertise in titanium dioxide to create solutions for our customers that can deliver much more than whiteness and opacity including freeing capacity, reducing energy use and enabling infrastructure to last longer. Our TIOXIDE® and DELTIO® brands are made in our seven manufacturing facilities around the globe and service over 1,200 customers in practically all industries and geographic regions. Our global manufacturing footprint allows us to service both the needs of local and global customers, including Ampacet, A. Schulman, AkzoNobel, BASF, Clariant, Jotun, PolyOne and PPG.

        Our Pigments segment is focused on working with customers to create innovative solutions that will help them succeed and improving our competitive position.

        Our award winning ALTIRIS® pigment can increase the solar reflective properties in a wide range of colored exterior coatings. Improving the solar reflectance of structures can reduce the surface and interior temperatures of buildings resulting in lower energy consumption within these structures. During 2013, we commissioned our new magnesium sulfate fertilizer manufacturing operation at our Calais, France site to increase the efficiency, sustainability and cost effectiveness of the site and in 2014 we expect to commission additional facilities at our Scarlino, Italy site which will widen the range of feedstocks the site can use and produce value adding co-products.

        On September 17, 2013, we entered into a definitive agreement with Rockwood Specialties Group, Inc., under which we will acquire all of the issued and outstanding equity interests owned by Rockwood in certain entities comprising Rockwood's Performance Additives and Titanium Dioxide businesses, for approximately $1.1 billion in cash, subject to certain purchase price adjustments, and the assumption of certain unfunded pension liabilities estimated at $225 million as of June 30, 2013. The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close during the first half of 2014.

Products and Markets

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, this varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales reflecting the high exposure to seasonal coatings end use markets. Coating sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. We currently believe that the chloride process accounts for approximately 55% of global production capacity. Most end use applications can use pigments produced by either process, although there are markets that prefer pigment from a specific manufacturing route—for example, the inks market prefers sulfate and the automotive coatings market prefers chloride. Regional markets typically favor products that are available locally.

        Our Company is one of the five major producers of titanium dioxide. Beyond these producers, the titanium dioxide industry currently has a large number of small regional or local producers, especially in China. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks, efficiency improvements and, more recently, new capacity additions in China. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we expect supply additions for the near term in line with historical demand growth.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our global sales and technical services network, enabling us to work closely with our customers. Our focused sales effort and local manufacturing presence have allowed us to achieve leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products and services to higher growth and higher value applications. For example, we believe that our Pigments segment is well-positioned to benefit from growth sectors where customers' needs are complex resulting in fewer companies having the capability to support them.

        We focus much of our research and development on solutions to address significant emerging trends in the market. This is evidenced by our DELTIO® pigments range which helps our customers to liberate capacity, reduce energy, improve working environments and reduce waste.

Manufacturing and Operations

        Our Pigments segment has seven manufacturing sites operating in seven countries with a total capacity of approximately 565,000 metric tons per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe.

	Annual Capacity (metric tons)
Site	EAME	North America	APAC	Process
Greatham, U.K.	150,000			Chloride
Calais, France	95,000			Sulfate
Huelva, Spain	80,000			Sulfate
Scarlino, Italy	80,000			Sulfate
Umbogintwini, South Africa	25,000			Sulfate
Lake Charles, Louisiana(1)		75,000		Chloride
Teluk Kalung, Malaysia			60,000	Sulfate

Total	430,000	75,000	60,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos. The capacity shown reflects our 50% interest in Louisiana Pigment Company, L.P.

        In 2013, we commissioned our new magnesium sulfate fertilizer manufacturing operation at our plant in Calais, France. The new facility enabled the closure of part of our Calais effluent treatment plant to increase the efficiency, sustainability and cost effectiveness of the entire Calais site. In 2014, we expect to commission additional facilities at our Scarlino, Italy site to widen the range of feedstocks which the site can use and produce additional value- add co-products.

        If the transaction with Rockwood Holdings, Inc. closes, we would expect to operate titanium dioxide facilities in an additional two countries (Germany and Finland) with additional capacity of approximately 340,000 metric tons of titanium dioxide and 100,000 metric tons of functional additives per year, as well as additional facilities in six countries comprising the performance additives business.

Joint Venture

        Louisiana Pigment Company, L.P. is our 50%-owned joint venture with Kronos. We share production offtake and operating costs of the plant with Kronos, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company, L.P. is accounted for using the equity method.

Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. In recent years, we have purchased the majority of our ores under supply contracts from a range of ore suppliers. The majority of our titanium-bearing ores is sourced from India, Africa and Canada. Ore accounts for approximately 50% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 30% of our variable manufacturing costs.

        The world market for titanium-bearing ores has an increasing number of small to medium sized suppliers alongside the three largest suppliers (Rio Tinto, Iluka and Kenmare) who account for approximately 45% of global supply between them and from whom we purchase approximately 60% of our needs. As a result of the increasing number of emerging suppliers in recent years, we have broadened our supply base by purchasing ores from these suppliers. The majority of the titanium-bearing ores market is now transacted on short-term contracts, or longer-term volume-contracts with market-based pricing re-negotiated several times per annum. This form of market-based ore contracts has introduced more flexibility and responsiveness, both in terms of pricing and quantity obligations.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our Pigments segment. We sell over 60% of the co-products generated by our business.

Competition

        The global markets in which our Pigments segment operates are highly competitive. Competition is based on the basis of price, product quality and service. The major global producers against whom we compete are DuPont, Tronox, Kronos and Cristal, each of which has a global presence and the ability to service all global markets. Some of our competitors may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, the sulphate based titanium dioxide technology used by our Pigments segment is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

RESEARCH AND DEVELOPMENT

        For the years ended December 31, 2013, 2012 and 2011, we spent $140 million, $152 million and $166 million, respectively, on research and development.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are located in The Woodlands, Texas; Everberg, Belgium; and Shanghai, China. Other regional development/technical service centers are located in Wynyard, England (pigments); Auburn Hills, Michigan (polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China, Deggendorf, Germany and Ternate, Italy (polyurethanes); Melbourne, Australia (surfactants); Port Neches, Texas (process engineering support); Basel, Switzerland and Panyu, China (advanced materials and textile effects); and Mumbai, India (textile effects).

INTELLECTUAL PROPERTY RIGHTS

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 405 unexpired U.S. patents, approximately 155 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 3,570 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality and other agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 135 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 4,580 foreign counterparts, including both registrations and applications for registration. Some of these registrations and applications include filings under the Madrid system for the international registration of marks and may confer rights in multiple countries. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

        Because of the breadth and nature of our intellectual property rights and our business, we do not believe that any single intellectual property right (other than certain trademarks for which we intend to maintain the applicable registrations) is material to our business. Moreover, we do not believe that the termination of intellectual property rights expected to occur over the next several years, either individually or in the aggregate, will materially adversely affect our business, financial condition or results of operations.

EMPLOYEES

        As of December 31, 2013, we employed approximately 12,000 people in our operations around the world. Approximately 2,300 of these employees are located in the U.S., while approximately 9,700 are located in other countries. We believe our relations with our employees are good.

GEOGRAPHIC DATA

        For sales revenue and long-lived assets by geographic areas, see "Note 24. Operating Segment Information" to our consolidated financial statements.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, improve the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2013, 2012 and 2011, our capital expenditures for EHS matters totaled $92 million, $105 million, and $92 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures are indicative of future amounts we may spend related to EHS and other applicable laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state laws, a current or former owner or operator of real property in the U.S. may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. Currently, there are approximately 10 former facilities or third-party sites in the U.S. for which we have been notified of potential claims against us for cleanup liabilities, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect these third-party claims to have a material impact on our consolidated financial statements.

        One of these sites, the North Maybe Canyon Mine site, involves a former phosphorous mine near Soda Springs, Idaho, which is believed to have been operated by several companies, including a predecessor company to us. In 2004, the U.S. Forest Service notified us that we are a CERCLA potentially responsible party ("PRP") for contamination originating from the site. In February 2010, we and Wells Cargo (another PRP) agreed to conduct a Remedial Investigation/Feasibility Study of a portion of the site and are currently engaged in that process. At this time, we are unable to reasonably estimate our potential liabilities at this site.

        In addition, under the Resource Conservation and Recovery Act ("RCRA") in the U.S. and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements imposed under RCRA. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, India, France, Hungary and Italy.

        By letter dated March 7, 2006, our former Base Chemicals and Polymers facility in West Footscray, Australia, was issued a clean-up notice by the Environment Protection Authority Victoria ("EPA Victoria") due to concerns about soil and groundwater contamination emanating from the site. On August 23, 2010, EPA Victoria revoked the second clean-up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period covered by the current clean-up notice, which ends on July 30, 2014. As of December 31, 2013, we had an accrued liability of approximately $24 million related to estimated environmental remediation costs at this site. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be required for the cleanup.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material effect on our financial statements. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material effect on our financial statements. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $27 million and $34 million for environmental liabilities as of December 31, 2013 and 2012, respectively. Of these amounts, $5 million and $10 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2013 and 2012, respectively, and $22 million and $24 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2013 and 2012, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

        The European Union regulatory framework for chemicals, called "REACH," became effective in 2007 and is designed to be phased in gradually over 11 years. As a REACH-regulated company that manufactures in or imports more than one metric ton per year of a chemical substance into the European Economic Area, we were required to pre-register with the European Chemicals Agency such chemical substances and isolated intermediates to take advantage of the 11 year phase-in period. To meet our compliance obligations, a cross-business REACH team was established, through which we were able to fulfill all required pre-registrations, our first phase registrations by the November 30, 2010 deadline and our second phase registrations by the May 31, 2013 deadline. While we continue our registration efforts to meet the next registration deadline of May 31, 2018, our REACH implementation team is now strategically focused on the authorization phase of the REACH process, directing its efforts to address "Substances of Very High Concern" and evaluating potential business implications. Where warranted, evaluation of substitute chemicals will be an important element of our ongoing manufacturing sustainability efforts. As a chemical manufacturer with global operations, we are also actively monitoring and addressing analogous regulatory regimes being considered or implemented outside of the European Union, such as in Korea and Taiwan.

        Although the total long-term cost for REACH compliance is unknown at this time, we spent approximately $4 million, $8 million and $5 million in 2013, 2012 and 2011, respectively, to meet the initial REACH requirements. We cannot provide assurance that these recent expenditures are indicative of future amounts that we may be required to spend for REACH compliance.

GREENHOUSE GAS REGULATION

        Globally, our operations are increasingly subject to regulations that seek to reduce emissions of "greenhouse gases" ("GHGs"), such as carbon dioxide and methane, which may be contributing to changes in the Earth's climate. At the Durban negotiations of the Conference of the Parties to the Kyoto Protocol in 2012, a limited group of nations, including the European Union, agreed to a second commitment period for the Kyoto Protocol, an international treaty that provides for reductions in GHG emissions. More significantly, the European Union GHG Emissions Trading System, established pursuant to the Kyoto Protocol to reduce GHG emissions in the European Union, continues in its third phase. The European Union parliament continues with a process to formalized "backloading"—the withholding of GHG allowances to prop up carbon prices. In addition, the European Union has recently announced its intentions to cut GHG emissions to 40% below 1990 levels by 2040 and impose a 27% renewable energy requirement at the European Union level. In the U.S., California has commenced the first compliance period of its cap-and-trade program. In June 2013, China implemented its first pilot carbon emissions exchange in Shenzhen, China. Pilot carbon emissions schemes have also begun in Beijing, Shanghai, Guangdong, and Tianjin. Further expansion of China's regional cap-and-trade is planned, and ultimately it is expected that these regional systems will form the backbone of a national cap-and-trade program. As these programs have not been fully implemented and have experienced significant price volatility on low early trading volumes, we are unable at this time to determine their impact on our operations.

        Federal climate change legislation in the U.S. appears unlikely in the near-term. As a result, domestic efforts to curb GHG emissions will continue to be led by the U.S. Environmental Protection Agency's (the "EPA") GHG regulations and the efforts of states. To the extent that our domestic operations are subject to the EPA's GHG regulations, we may face increased capital and operating costs associated with new or expanded facilities. Significant expansions of our existing facilities or construction of new facilities may be subject to the Clean Air Act's (the "CAA") Prevention of Significant Deterioration requirements under the EPA's GHG "Tailoring Rule." Some of our facilities are also subject to the EPA's Mandatory Reporting of Greenhouse Gases rule, and any further regulation may increase our operational costs.

        Under a consent decree with states and environmental groups, the EPA is due to propose new source performance standards for GHG emissions from refineries. These standards could significantly increase the costs of constructing or adding capacity to refineries and may ultimately increase the costs or decrease the supply of refined products. Either of these events could have an adverse effect on our business.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or European Union emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

PROPERTIES

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and in many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Business Segment	Description of Facility
Salt Lake City, Utah(1)	Corporate and other	Executive Offices
The Woodlands, Texas(1)	Various	Operating Headquarters, Global Technology Center and Accounting Shared Services Center
Kuala Lumpur, Malaysia	Various	Shared Services Center
Mumbai, India	Various	Technology Center and Accounting Shared Services Center
Sao Paulo, Brazil	Various	Accounting Shared Services Center
Geismar, Louisiana(2)	Polyurethanes and Performance Products	MDI, Nitrobenzene(4), Aniline(4), Polyols and Maleic Anhydride Manufacturing Facilities, Polyurethanes Systems House
Rotterdam, The Netherlands(1)	Polyurethanes and other various	MDI Manufacturing Facility, Polyols Manufacturing Facilities, Polyurethanes Systems House and Accounting Shared Services Center
Caojing, China	Polyurethanes	MDI Finishing Facilities, Global Technology Center
Caojing, China(3)	Polyurethanes	Precursor MDI Manufacturing Facility
Deer Park, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House and Technology Center
Ternate, Italy	Polyurethanes	Polyurethane Systems House and Technology Center
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House, Global Technology Center
Pune, India(1)	Polyurethanes	Polyurethane Systems House
Buenos Aires, Argentina(1)	Polyurethanes	Polyurethane Systems House
Samutprakarn, Thailand(1)	Polyurethanes	Polyurethane Systems House
Istanbul, Turkey	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Canada(1)	Polyurethanes	Polyurethane Systems House
Obninsk, Russia	Polyurethanes	Polyurethane Systems House
Dammam, Saudi Arabia(4)	Polyurethanes	Polyurethane Systems House
Georgsmarienhütte, Germany	Polyurethanes	Polyurethane Systems House
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Research Facility
Everberg, Belgium	Polyurethanes and Performance Products	Polyurethane and Performance Products Regional Headquarters, Global Technology Center
Houston, Texas(1)	Polyurethanes	Polyols Manufacturing Facility
Derry, New Hampshire(1)	Polyurethanes	TPU Research Facility

Location	Business Segment	Description of Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility
Wilton, U.K.	Polyurethanes and other various	Aniline and Nitrobenzene Manufacturing Facilities and Accounting Shared Services Center
Port Neches, Texas	Polyurethanes and Performance Products	Olefins, EO, EG, Surfactants, Amines, PO Manufacturing Facilities and Technology Center
Conroe, Texas	Performance Products	Amines Manufacturing Facility
Petfurdo, Hungary(1)	Performance Products	Amines Manufacturing Facility
Llanelli, U.K.	Performance Products	Amines Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Jurong Island, Singapore(1)	Performance Products	Amines Manufacturing Facility
Jubail, Saudi Arabia(5)	Performance Products	Amines Manufacturing Facility
Chocolate Bayou, Texas(1)	Performance Products	LAB Manufacturing Facility
Pensacola, Florida(1)	Performance Products	Maleic Anhydride Manufacturing Facility
Moers, Germany(6)	Performance Products	Maleic Anhydride Manufacturing Facility
Dayton, Texas	Performance Products	Surfactant Manufacturing Facility
Botany, Australia	Performance Products	Surfactant/EG Manufacturing Facility
St. Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France(1)	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Ankleshwar, India(1)	Performance Products	Surfactant/Amines Manufacturing Facility
Patrica/Frosinone, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain(1)	Performance Products	Surfactant Manufacturing Facility
Melbourne, Australia	Performance Products	Research Facility
Bergkamen, Germany	Advanced Materials	Synthesis Facility
Monthey, Switzerland	Advanced Materials	Resins and Synthesis Facility
Pamplona, Spain(7)	Advanced Materials	Synthesis Facility
McIntosh, Alabama	Advanced Materials	Resins and Synthesis Facility
Chennai, India(1)(7)(8)	Advanced Materials	Formulating Facility
Bad Saeckingen, Germany	Advanced Materials	Formulating Facility
Duxford, U.K.	Advanced Materials	Formulating Facility
Sadat City, Egypt	Advanced Materials	Formulating Facility
Taboão da Serra, Brazil	Advanced Materials, Polyurethanes and Textile Effects	Formulating Facility, Polyurethane Systems House and Chemicals Formulations Facility

Location	Business Segment	Description of Facility
Panyu, China(1)(9)	Advanced Materials and Textile Effects	Formulating and Synthesis Facility, Technology Center and Accounting Shared Services Center
Nanjing, China(1)	Advanced Materials	Formulating Facility
East Lansing, Michigan	Advanced Materials	Formulating Facility
Istanbul, Turkey(1)	Advanced Materials	Formulating Facility
Los Angeles, California	Advanced Materials	Formulating Facility
Basel, Switzerland(1)(10)	Advanced Materials and Textile Effects	Technology Center
Langweid am Leich, Germany(1)	Textile Effects	Chemicals Synthesis and Textile Dyes and Chemicals Formulation Facility
Charlotte, North Carolina(1)	Textile Effects	Chemicals Formulations Facility
Samutsakorn (Mahachai), Thailand(1)	Textile Effects	Textiles Dyes Synthesis and Dyes and Chemicals Formulations Facility
Atotonilquillo, Mexico	Textile Effects	Textile Dyes and Chemicals Synthesis and Formulations Facility
Baroda, India	Textile Effects	Textile Dyes Synthesis and Formulations Facility
Gandaria, Jakarta, Indonesia	Textile Effects and Polyurethanes	Textile Dyes and Chemicals Formulations Facility and Polyurethane Systems House
Qingdao, China	Textile Effects	Textile Dyes Synthesis and Dyes and Chemicals Formulations Facility
Fraijanes, Guatemala(1)	Textile Effects	Chemicals Formulations Facility
Bogota, Colombia(1)	Textile Effects	Chemicals Formulations Facility
Hangzhou, China(1)	Textile Effects	Chemicals Formulations Facility
Istanbul, Turkey(1)	Textile Effects	Chemicals Formulations Facility
Karachi, Pakistan(1)	Textile Effects	Chemicals Formulations Facility
Gateway, Singapore(1)	Textile Effects and Performance Products	Textile Effects Headquarters and Performance Products Regional Headquarters
Wynyard, U.K.(1)	Pigments	Administrative Offices, Research Facility and Accounting Shared Services Center
Greatham, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Calais, France	Pigments	Titanium Dioxide Manufacturing Facility
Huelva, Spain	Pigments	Titanium Dioxide Manufacturing Facility
Scarlino, Italy	Pigments	Titanium Dioxide Manufacturing Facility

Location	Business Segment	Description of Facility
Teluk Kalung, Malaysia	Pigments	Titanium Dioxide Manufacturing Facility
Umbogintwini, South Africa	Pigments	Titanium Dioxide Manufacturing Facility
Lake Charles, Louisiana(11)	Pigments	Titanium Dioxide Manufacturing Facility

(1)
Leased land and/or building.

(2)
The Geismar facility is owned as follows: we own 100% of the MDI, polyol and maleic anhydride facilities, and Rubicon LLC, a consolidated manufacturing joint venture with Chemtura Corporation in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon LLC is a separate legal entity that operates both the assets that we own jointly with Chemtura Corporation and our wholly-owned assets at Geismar.

(3)
35% interest in SLIC, our unconsolidated manufacturing joint venture with BASF and three Chinese chemical companies.

(4)
51%-owned consolidated manufacturing joint venture with Basic Chemicals Industries Ltd.

(5)
50% interest in Arabian Amines Company, our consolidated manufacturing joint venture with the Zamil Group.

(6)
50% interest in Sasol-Huntsman, our consolidated manufacturing joint venture with Sasol.

(7)
The base liquid resins facilities in Chennai, India and Pamplona, Spain have ceased operations effective September 30, 2013 and October 22, 2013, respectively.

(8)
76%-owned consolidated manufacturing joint venture with Tamilnadu Petroproducts Limited.

(9)
95%-owned consolidated manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(10)
The Textile Effects Textile Dyes facility has ceased operations effective October 1, 2013.

(11)
Owned by Louisiana Pigment Company, L.P., our unconsolidated manufacturing joint venture which is owned 50% by us and 50% by Kronos.

LEGAL PROCEEDINGS

Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically claims by nonemployees of exposure to asbestos while at a facility. These complaints generally do not provide specific information about the amount of damages being sought, the time period in which the alleged injuries occurred or the alleged exposures giving rise to the asserted liability. This information, which would be central to any estimate of probable loss, generally must be obtained through legal discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant "premises," the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our twenty-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the indemnifying party, all of which have been accepted by the indemnifying party.

	Year ended December 31,
	2013	2012	2011
Unresolved at beginning of period	1,080	1,080	1,116
Tendered during period	6	3	10
Resolved during period(1)	13	3	46
Unresolved at end of period	1,073	1,080	1,080

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2013, we had an accrued liability of approximately $10 million relating to these cases and a corresponding receivable of approximately $10 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2013.

        Certain cases in which we are a premises defendant are not subject to indemnification by prior owners or operators. However, we may be entitled to insurance or other recoveries in some of these cases. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Year ended December 31,
	2013	2012	2011
Unresolved at beginning of period	50	36	37
Filed during period	3	21	11
Resolved during period	5	7	12
Unresolved at end of period	48	50	36

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $45,000, $559,000 and $584,000 during the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, we had an accrual of $356,000 relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity;

accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2013.

Antitrust Matters

        We have been named as a defendant in consolidated class action civil antitrust suits filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland alleging that we and our co-defendants and other asserted co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The other defendants named in this matter are DuPont, Kronos and Cristal (formerly Millennium). On August 28, 2012, the court certified a class consisting of all U.S. customers who purchased titanium dioxide directly from defendants (the "Direct Purchasers") since February 1, 2003. We and all other defendants settled the Direct Purchasers litigation and the court approved the settlement on December 13, 2013. We have paid the settlement in an amount immaterial to our combined financial statements.

        On November 22, 2013, we were named as a defendant in a civil antitrust suit filed in the U.S. District Court for the District of Minnesota brought by a Direct Purchaser who opted out of the Direct Purchasers class litigation (the "Opt-Out Litigation"). It is possible that additional claims will be filed by other Direct Purchasers who opted out of the class litigation.

        We have also been named as a defendant in a class action civil antitrust suit filed on March 15, 2013 in the U.S. District Court for the Northern District of California by purchasers of products made from titanium dioxide (the "Indirect Purchasers") making essentially the same allegations as the Direct Purchasers. The Opt-Out Litigation and Indirect Purchasers plaintiffs seek to recover injunctive relief, treble damages or the maximum damages allowed by state law, costs of suit and attorneys' fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts which in the aggregate could be material to us. Because of the overall complexity of these cases, we are unable to reasonably estimate any possible loss or range of loss associated with these claims and we have made no accruals with respect to these claims.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our allegedly delivering a different product than it had ordered. Our customer claims that it was unaware that the different product had been delivered until after it had been used to manufacture materials which were subsequently sold. Originally, the customer stated that it had been notified of claims of up to an aggregate of €153 million (approximately $211 million) relating to this matter and believed that we may be responsible for all or a portion of these potential claims. Our customer has since resolved some of these claims and the aggregate amount of the current claims is now approximately €113 million (approximately $156 million). Based on the facts currently available to us, we believe that we are insured for any liability we may ultimately have in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs. We believe our range of possible loss in this matter is between €0 and €113 million, and we have made no accrual with respect to this matter.

Indemnification Matter

        On July 3, 2012, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, or the banks, demanded that Huntsman Corporation indemnify them for claims brought by certain MatlinPatterson entities that were formerly our parent's shareholders, the plaintiffs, in litigation filed

June 19, 2012 in the 9th District Court in Montgomery County, Texas. The banks assert that they are entitled to indemnification pursuant to the Agreement of Compromise and Settlement between the banks and our parent, dated June 22, 2009, wherein the banks and our parent settled claims that we brought relating to the failed merger with Hexion Specialty Chemicals, Inc. ("Hexion"). The plaintiffs claim that the banks knowingly made materially false representations about the nature of the financing for the acquisition of our parent by Hexion and that they suffered substantial losses to their 19 million shares of our parent's common stock as a result of the banks' misrepresentations. The plaintiffs are asserting statutory fraud, common law fraud and aiding and abetting statutory fraud and are seeking actual damages, exemplary damages, costs and attorney's fees, pre-judgment and post-judgment interest. Our parent has denied the banks' indemnification demand. On December 21, 2012, the court dismissed the plaintiffs' claims. The plaintiffs have appealed to the Ninth Court of Appeals at Beaumont, Texas.

Port Neches Flaring Matter

        As part of the EPA's national enforcement initiative on flaring operations and by letter dated October 12, 2012, the U.S. Department of Justice (the "DOJ") notified us that we were in violation of the CAA based on our response to a 2010 CAA Section 114 Information Request. The EPA has used the enforcement initiative to bring similar actions against refiners and other chemical manufacturers. Specifically, the EPA alleged violations at our Port Neches, Texas facility from 2007-2012 for flare operations not consistent with good pollution control practice and not in compliance with certain flare-related regulations. As a result of these findings, the EPA referred this matter to the DOJ. We provided a formal response to the DOJ and the EPA with a supplemental data submission on April 29, 2013. We have been engaged in discussions with the DOJ and the EPA regarding these alleged violations. We are currently unable to determine the likelihood or magnitude of potential penalty or injunctive relief that may be incurred in resolving this matter.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

AVAILABLE INFORMATION

        We maintain an internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. We also provide electronic or paper copies of our SEC filings free of charge upon request.

GLOSSARY OF CHEMICAL TERMS

BDO—butane diol
BLR—base liquid resin
DEG—di-ethylene glycol
DGA® Agent—DIGLYCOLAMINE® agent
EG—ethylene glycol
EO—ethylene oxide
LAB—linear alkyl benzene
LAS—linear alkylbenzene sulfonate
LER—liquid epoxy resins
LNG—liquefied natural gas
MDA—methylene dioxy amphetamine
MDI—methyl diphenyl diisocyanate
MEG—mono-ethylene glycol
MTBE—methyl tertiary-butyl ether
PG—propylene glycol
PO—propylene oxide
Polyols—a substance containing several hydroxyl groups. A diol, triol and tetrol contain two, three and four hydroxyl groups, respectively.
TBA—tertiary butyl alcohol
TBHP—tert-butyl hydroperoxide
TDI—toluene diisocyanate
TEG—tri-ethylene glycol
TiO2—titanium dioxide pigment
TPU—thermoplastic polyurethane
UPR—unsaturated polyester resin

MANAGEMENT

        Following is information concerning the Board of Managers of Huntsman International LLC as of February 13, 2014. Given the significant influence of the management of Huntsman Corporation, our parent, on our business, also included below is information concerning the executive officers and Board of Directors of our parent, as of February 13, 2014. Unless the context otherwise requires, references in this management discussion to "we," "us," "our," or "our Company" refer to Huntsman International, together with its subsidiaries.

Board of Managers of Huntsman International LLC

        The Board of Managers of our Company consists of Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and David M. Stryker. The members of the Board of Managers of Huntsman International LLC are appointed by our parent as the sole owner of our membership interests and hold office until their successors are duly appointed and qualified. Information with respect to J. Kimo Esplin and David M. Stryker is presented below under "—Executive Officers." Information with respect to Jon M. Huntsman and Peter R. Huntsman is presented below under "—Board of Directors of Huntsman Corporation."

Executive Officers

        All of the following executive officers (in addition to Jon M. Huntsman and Peter R. Huntsman, information for each of whom is presented below under "—Board of Directors of Huntsman Corporation") serve at the pleasure of the board of directors of our parent.

        J. Kimo Esplin, age 51, is Executive Vice President and Chief Financial Officer. Mr. Esplin has served as Chief Financial Officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        David M. Stryker, age 55, is Executive Vice President, General Counsel and Secretary. Mr. Stryker was appointed to this position in June 2013. Prior to joining Huntsman, Mr. Stryker served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the BASF Corporation since 2004. Previously, he was Associate General Counsel and Chief Compliance Officer at Siemens Corporation and, prior to that, a partner at the law firm of Kirkland & Ellis. Mr. Stryker started his legal career as a judicial clerk to the Honorable Robert H. Bork on the U.S. Court of Appeals for the D.C. Circuit.

        Anthony P. Hankins, age 56, is Division President, Polyurethanes and Chief Executive Officer, Asia-Pacific. Mr. Hankins was appointed to these positions in March 2004 and February 2011, respectively. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes segment, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes segment, and from March 1998 to September 2000, he served as Vice President—Asia-Pacific for our Polyurethanes segment. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme, age 57, is Division President, Textile Effects. Mr. Hulme was appointed to this position in February 2009. From June 2003 to February 2009, Mr. Hulme served as Division President, Materials and Effects. From February 2000 to May 2003, Mr. Hulme served as Vice President,

Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        James H. Huntsman, age 43, is Division President, Advanced Materials. Mr. Huntsman was appointed to this position in July 2011. Prior to that time, Mr. Huntsman served as Vice President of Huntsman Advanced Materials, Americas Region since February 2009. From March 2006 to February 2009, Mr. Huntsman owned and managed a film production company based in Los Angeles, California. Prior to March 2006, he served as our Vice President, U.S. Base Chemicals and Polymers. Mr. Huntsman originally joined our Company in 1990 and has held numerous manufacturing and commercial roles of increasing responsibility within a number of divisions. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Jon M. Huntsman, Jr.

        Stewart A. Monteith, age 57, is Division President, Performance Products. Mr. Monteith was appointed to this position in February 2011. Prior to that time, Mr. Monteith served as Vice President of the Performance Specialties Unit, a position he held since August 2003. He also served as Vice President for Global Markets and Business Development. Mr. Monteith joined Huntsman in 1994. Prior to joining Huntsman, Mr. Monteith held various positions with Texaco Chemical Company and Union Carbide.

        Simon Turner, age 50, is Division President, Pigments. Prior to his appointment to this position in November 2008, Mr. Turner served as Senior Vice President, Pigments since April 2008. From September 2004 to April 2008, Mr. Turner served as Vice President of Global Sales and from July 1999 to September 2004, he held positions including General Manager Co-Products and Director Supply Chain and Shared Services. Prior to joining Huntsman in July 1999, Mr. Turner held various positions with ICI.

        Ronald W. Gerrard, age 54, is Senior Vice President, Environmental, Health & Safety and Manufacturing Excellence. Mr. Gerrard was appointed to this position in June 2009. He also serves as our Corporate Sustainability Officer. From May 2004 to June 2009, Mr. Gerrard served as Vice President, Global Operations and Technology in our Polyurethanes segment. From 1999 to May 2004, Mr. Gerrard served as Vice President, Asia; Business Director, Flexible Foams; and Director, EHS and Engineering, also within our Polyurethanes segment. Prior to joining Huntsman in 1999, Mr. Gerrard had worked for ICI and for EVC, a joint venture between ICI and Enichem. Mr. Gerrard is a Chartered Engineer.

        Brian V. Ridd, age 56, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        R. Wade Rogers, age 48, is Senior Vice President, Global Human Resources. Mr. Rogers has held this position since August 2009. From May 2004 to August 2009, Mr. Rogers served as Vice President, Global Human Resources, from October 2003 to May 2004, Mr. Rogers served as Director, Human Resources—Americas and from August 2000 to October 2003, he served as Director, Human Resources for our Polymers and Base Chemicals businesses. From the time he joined Huntsman in 1994 to August 2000, Mr. Rogers served as Area Manager, Human Resources—Jefferson County Operations. Prior to joining Huntsman, Mr. Rogers held a variety of positions with Texaco Chemical Company.

        Russ R. Stolle, age 51, is Senior Vice President and Deputy General Counsel. Mr. Stolle was appointed to this position in January 2010. From October 2006 to January 2010, Mr. Stolle served as our Senior Vice President, Global Public Affairs and Communications, from November 2002 to October 2006, he served as Vice President and Deputy General Counsel, from October 2000 to November 2002 he served as Vice President and Chief Technology Counsel and from April 1994 to

October 2000 he served as Chief Patent and Licensing Counsel. Prior to joining Huntsman in 1994, Mr. Stolle had been an attorney with Texaco Inc. and an associate with the law firm of Baker & Botts.

        Randy W. Wright, age 55, is Vice President and Controller. Prior to his appointment to this position in February 2012, Mr. Wright served as Assistant Controller and Director of Financial Reporting since July 2004. Prior to joining Huntsman in 2004, Mr. Wright held various positions with Georgia-Pacific Corporation, Riverwood International, Johns Manville and PricewaterhouseCoopers. Mr. Wright is a Certified Public Accountant.

        Kevin C. Hardman, age 50, is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche LLP, where he worked for 10 years. Mr. Hardman is a Certified Public Accountant and holds a master's degree in tax accounting.

        John R. Heskett, age 45, is Vice President, Planning and Treasurer. Mr. Heskett has held this position since December 2009. From September 2008 until October 2009, Mr. Heskett served as a Vice President at Boart Longyear Limited, a publicly-listed exploration drilling services and products company. Mr. Heskett previously served as Vice President, Corporate Development and Investor Relations for our Company from August 2004 until September 2008 and was appointed Vice President, Corporate Development in 2002. Mr. Heskett also served as Assistant Treasurer for our Company and several of our subsidiaries. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for a number of years.

        Steven C. Jorgensen, age 45, is Vice President, Accounting Shared Services and Internal Controls effective February 17, 2012. Prior to his appointment to this position in February 2012, Mr. Jorgensen served as Vice President, Internal Controls and Internal Audit since May 2007. Mr. Jorgensen joined Huntsman in May 2004 as Director of Internal Controls and in May 2005 was appointed as Director of Internal Audit and Controls. Prior to joining Huntsman, Mr. Jorgensen was Vice President and Audit Manager with General Electric Consumer Finance, and prior to that he was an audit Senior Manager with the accounting firm of Deloitte & Touche LLP. Mr. Jorgensen is a Certified Public Accountant and holds a master's degree in accounting.

        Kurt D. Ogden, age 45, is Vice President, Investor Relations. Prior to his appointment to this position in February 2009, Mr. Ogden served as Director, Corporate Finance since October 2004. Prior to joining Huntsman in 2004, Mr. Ogden held various positions with Hillenbrand Industries, Pliant Corporation and Huntsman Chemical Corporation. Mr. Ogden is a Certified Public Accountant and holds a master's degree in business administration.

        Maria Csiba-Womersley, age 55, is Vice President and Chief Information Officer. Ms. Csiba-Womersley was appointed to this position effective September 2006. Ms. Csiba-Womersley served as Global eBusiness Director from 2004 to 2006 and also served as our Director of Global IT Planning and Security. Previously, Ms. Csiba-Womersley was a Regional Polymer Sales Manager, a Business Director for Polypropylene and Director of Polymer Logistics. Ms. Csiba-Womersley joined Huntsman in 1997.

Board of Directors of Huntsman Corporation

        The size of our parent's Board of Directors (the "Board") is currently set at ten, divided into three classes serving staggered terms, with one class being elected each year to serve a three year term. Presented below is information with respect to all directors of our parent. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business. This information is current as of February 13, 2014. The following discussion of the Board relates to our parent, Huntsman Corporation. References in this discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation.

Jon M. Huntsman	Jon M. Huntsman, age 76, is the Executive Chairman of the Board. Prior to his appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of our company since its formation in 2004 and the predecessors to our company since 1970, when he founded his first plastics company. Mr. Huntsman served as Chief Executive Officer of our company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the founding and principal benefactor of the Huntsman Cancer Institute. Mr. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman, our Division President, Advanced Materials, James H. Huntsman, and our director, Gov. Jon M. Huntsman, Jr.

The Board has concluded that Mr. Huntsman should continue to serve as the Executive Chairman of the Board based upon the following reasons, among others: (1) his vital role in the founding and history of our company enables him to provide the Board with important perspective and extensive knowledge of our business; (2) his extensive experience in the chemical industry allows him to advise the Board on our strategic and operational directives; and (3) his leadership and business skills enable him to lead our company and the Board as well as continually educate and advise the Board on our company's industry and related opportunities, issues, and challenges.
Dr. Patrick T. Harker
Dr. Harker, age 55, has served as one of our directors since March 2010. Dr. Harker serves as Chairman of our Governance Committee and as a member of the Audit Committee. Dr. Harker was appointed to the Board of the Federal Reserve Bank of Philadelphia in January 2012 as a Class B director. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. From 2000 to 2010, Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc., a public utility holding company.

The Board has concluded that Dr. Harker should continue to serve as a director for our company based upon the following reasons, among others: (1) his significant experience leading highly-respected educational institutions brings to the Board a well-respected leader with large-scale operational experience; (2) his experience with financial institutions and his strong background in capital markets provides the Board business and financial expertise; (3) his service on other boards provides him with experience in board oversight and insights learned from other companies; and (4) his background in engineering and applied science enables him to provide the Board technical expertise.
Dr. Mary C. Beckerle
Dr. Beckerle, age 59, has served as one of our directors since May 2011. She serves as a member of our Governance Committee. Dr. Beckerle is an internationally recognized scientist who has served on numerous national scientific boards and committees, including the Advisory Committee to the Director of the U.S. National Institutes of Health. She currently serves on the Board of Directors of the American Association for Cancer Research. She is also a member of cancer policy and advisory boards at Harvard University, Georgetown University, the University of Pennsylvania, the National Center for Biological Sciences in Bangalore (India), and the Mechanobiology Institute of the National University of Singapore. Dr. Beckerle is a Distinguished Professor of Biology in the College of Science at the University of Utah, which she joined in 1986. Since 2006, Dr. Beckerle has served as Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah. Dr. Beckerle served as President of the American Society for Cell Biology in 2006, held a Guggenheim Fellowship at the Curie Institute in Paris, and is an elected Fellow of the American Academy of Arts and Sciences. Dr. Beckerle has been named a National Association of Corporate Directors (NACD) Governance Fellow.

The Board has concluded that Dr. Beckerle should continue to serve as a director for our company based upon the following reasons, among others: (1) her achievement and credentials in science and medical research enable her to provide the Board with a unique perspective and technical advice on biological and environmental health and safety issues; (2) her international experience allows her to provide insights into challenges and opportunities related to our global business; (3) her extensive leadership, organizational planning, and management credentials enable her to offer practical insight with regard to our company's operational and strategic initiatives; and (4) her academic and public policy experience provides a valuable perspective in areas related to corporate governance, compliance and talent management.

Peter R. Huntsman	Peter R. Huntsman, age 50, has served as a director of our company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, after working for Olympus Oil since 1983, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Division President, Advanced Materials, James H. Huntsman, and the brother of our director, Gov. Jon M. Huntsman, Jr.

The Board has concluded that Mr. Huntsman should continue to serve as a director for our company based upon the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to the Board; and (2) his considerable role in the history and management of our company and its affiliates enables him to continually educate and advise the Board on our business, the chemical industry and related opportunities and challenges.
Wayne A. Reaud
Mr. Reaud, age 66, has served as one of our directors since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and he serves as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America.

The Board has concluded that Mr. Reaud should continue to serve as a director for our company based upon the following reasons, among others: (1) his legal expertise and extensive experience with complex and high-profile litigation enable him to advise the Board and our company on litigation risks and strategies; and (2) his commitment to community service and cultural affairs is valuable to the Board because of our company's significant focus on these areas.
Alvin V. Shoemaker
Mr. Shoemaker, age 75, has served as one of our directors since March 2005. Mr. Shoemaker serves as a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also serves as a director of Wynn Resorts Limited.

The Board has concluded that Mr. Shoemaker should continue to serve as a director for our company based upon the following reasons, among others: (1) his board experience gives him operational and financial oversight expertise and allows him to contribute insights on achieving business success in a diverse range of economic conditions and competitive environments; and (2) his executive-level experience at First Boston Corporation and First Boston, Inc. demonstrates proven leadership and business capabilities.
Nolan D. Archibald
Mr. Archibald, age 70, has served as one of our directors since March 2005 and he is currently the Vice Chairman and Lead Independent Director of the Board. Mr. Archibald is also Chairman of the Compensation Committee. Mr. Archibald served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, from March 2010 to March 2013 He served as President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation.

The Board has concluded that Mr. Archibald should continue to serve as the Vice Chairman and Lead Independent Director of the Board based upon the following reasons, among others: (1) his extensive executive-level management experience gained with Stanley Black & Decker has given him leadership and business capabilities that provide the Board with a unique skill set and significant business and strategic insight; and (2) his extensive board experience as a director of other public companies enables him to contribute significantly to the Board's oversight responsibilities.

M. Anthony Burns	Mr. Burns, age 71, has served as one of our directors since March 2010. He is Chairman of the Audit Committee and a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. He is a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

The Board has concluded that Mr. Burns should continue to serve as a director for our company based upon the following reasons, among others: (1) his long tenure as Chief Executive Officer of Ryder System, a major public company, provides the Board with valuable leadership and management insights; (2) his service on (and in some cases chairmanship of) the audit committees of other public companies provides him with valuable financial expertise and enables him to serve as chair of our Audit Committee; and (3) his executive compensation experience through service on the compensation committees of other public companies provides him with exposure to, and insight from, CEOs and boards of other large companies.
Jon M. Huntsman, Jr.
Governor Jon M. Huntsman, Jr., age 53, has served as one of our directors since February 2012. Since January 2014, Governor Huntsman has served as Chairman of the Atlantic Council, a non-partisan think tank promoting constructive leadership and engagement in international affairs. Gov. Huntsman was a candidate for the Republican nomination for the President of the United States in the 2012 presidential election. From 2009 to 2011, he served as U.S. Ambassador to China and he served as Governor of the State of Utah from 2005 to 2009. Gov. Huntsman's public service also includes appointments as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative and Deputy Assistant Secretary of Commerce for Asia. Gov. Huntsman currently serves as Chairman of the Huntsman Cancer Foundation. He also serves as a director of Ford Motor Company, Caterpillar, Inc. and Chevron Corporation. Gov. Huntsman originally joined our company in 1983 and served in numerous capacities, including Vice Chairman, until his resignation in 2005. Gov. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our Division President, Advanced Materials, James H. Huntsman.

The Board has concluded that Gov. Huntsman should continue to serve as a director for our company based upon the following reasons, among others: (1) his experience as an ambassador to China and Singapore gives him international and diplomatic experience that is critically important to our company as we continue to expand globally and particularly in Asia; (2) his experience as Governor of Utah gives him large-scale operational experience and valuable insight into governmental affairs; and (3) his prior experience with the Huntsman companies gives him knowledge of our company and our industry including important insights into our business and management.
Sir Robert J. Margetts
Sir Robert, age 67, has served as one of our directors since August 2010. He is a member of the Governance Committee. He currently serves as Deputy Chairman of OJSC Uralkali, a publicly traded potash fertilizer producer, and on the boards of a number of privately held companies. Sir Robert previously served as a director of Anglo American PLC from 1998 to 2010, Chairman of Legal & General Group PLC from 2000 until 2010 and Chairman of BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board.

The Board has concluded that Sir Robert should continue to serve as a director for our company based upon the following reasons, among others: (1) his more than 40 years experience in the chemical industry, including experience with our company, enables him to provide our Board with advice and expertise relating to business and strategic initiatives; and (2) both his location in Europe and his extensive board and executive-level management experience running global businesses provides the Board with important insights and perspectives into the chemical industry in important international locations.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion and analysis is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this Compensation Discussion and Analysis to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

Named Executive Officers

        The following Compensation Discussion and Analysis, or CD&A, provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2012. We refer to these individuals as "named executive officers." Our named executive officers for 2012 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Anthony P. Hankins, Chief Executive Officer, Asia Pacific and Division President, Polyurethanes, and Simon Turner, Division President, Pigments.

Executive Summary

        As described in more detail throughout this CD&A, our executive compensation program is designed primarily to "pay for performance" based on an allocation among long-term and short-term components. See "—Compensation Philosophy and Objectives—Pay for Performance" below for additional information. We strive to establish a proper balance of risks in achieving goals designed to further our business objectives and create stockholder value. We believe our executive compensation program is effectively designed and working well is in alignment with the interests of our stockholders and is instrumental to achieving our business strategy.

        2012 was another year of record earnings for our company. Our adjusted EBITDA for the second year in a row was higher than it has ever been with our current group of businesses. Some of the financial highlights from 2012 include:

  •
  a 15% increase in adjusted EBITDA ($1,396 million in 2012 compared to $1,214 million in 2011);

  •
  a 47% increase in net income ($363 million in 2012 compared to $247 million in 2011);

  •
  a 33% increase in adjusted diluted income per share ($2.25 in 2012 compared to $1.69 in 2011) and a 48% increase in diluted income per share over the same period; and

  •
  total stockholder return was 63% in 2012, with our share pricing increasing from $10.00 per share at the end of 2011 to $15.90 and the end of 2012.

        The Compensation Committee believes that the leadership, vision and hard work of our executive team played a critical role in achieving this performance in 2012. In light of this strong performance, the Compensation Committee believes that the Company's compensation programs are working effectively to incentivize our executives by paying for performance and aligning the interests of our executives with those of our stockholders. The Compensation Committee believes that the balanced compensation programs in place during 2012 operated as the Compensation Committee intended when it designed and implemented the programs, specifically:

  •
  Base salary—designed to be a fixed portion of total compensation, established at or near the median level of base pay for our peer group for most of our named executive officers and the

    75th percentile for our Executive Chairman and Chief Executive Officer, and particularly important in attracting and retaining key executives;

  •
  Annual cash performance awards—designed to be a variable portion of total compensation based on our financial performance and to align the named executive officers with annual operating and financial goals, payment is determined by the Compensation Committee based on performance against predetermined criteria; and

  •
  Equity-based compensation—represents the largest component of compensation for the majority of our named executive officers and is designed to incentivize our executives based upon the long-term performance of our common stock and thus align the interests of our executives with our stockholders. Awards were granted in 2012 at specified dollar values for each named executive officer, with a mix of restricted stock and stock options with values based on the grant date fair value of such awards.

        Although we evaluate our compensation programs on an annual basis, our compensation practices have remained substantially the same for several years. However, the Compensation Committee did make certain changes for 2012 as discussed herein. See "—2012 Executive Compensation" for more information regarding these changes. Specifically, the Compensation Committee made the following modifications to our compensation arrangements in 2012:

  •
  Increases to base salaries of our named executive officers (other than Jon M. Huntsman), with increases varying from 3.0% to 13.5% of 2011 base salary levels, in order to bring them in line with salaries for comparable positions within our peer group and, in the case of Mr. Turner (who received the largest percentage increase), to recognize his leadership in the transformation of our Pigments business.

  •
  Changes to the annual cash performance awards of certain named executive officers, including: (1) increasing Jon M. Huntsman's target compensation to at or around the 75th percentile and a corresponding increase in the maximum amount of his potential cash performance award while tying his award to specific company performance metrics and the achievement of strategic objectives in order to create greater alignment with stockholder interests and our financial performance; (2) adding an additional performance criteria to the determination of Mr. Esplin's awards—shared services fixed costs—which is a key performance indicator related to his position; and (3) increasing Peter R. Huntsman's target compensation to at or around the 75th percentile and a corresponding increase in his target cash performance award in order to reward him for company performance and in consideration of his filling a dual role as a chief operating officer.

  •
  Although not effective until January 1, 2013, the adoption of Severance Agreements with Jon M. Huntsman and Peter R. Huntsman that, in addition to providing severance benefits generally available to officers of the Company, provide specific severance benefits to these officers in the event of a qualifying termination in connection with or following a change in control. We believe the Severance Agreements are appropriate retention tools and are also needed to provide appropriate incentives, particularly in the case of a change in control.

  •
  Certain changes to our equity ownership guidelines for our executives so that such guidelines are adjusted annually to reflect changes in base salaries and the price of our common stock in order to maintain proportional ownership levels.

        At the 2012 Annual Meeting, we held a stockholder advisory vote, or "say-on-pay" proposal, to approve the compensation paid to our named executive officers in 2011. At that meeting, 79% of the total votes cast on the "say-on-pay" proposal were voted in favor of the proposal. In determining executive compensation for 2013, the Compensation Committee evaluated the results of the 2012 advisory vote on executive compensation and considered the overall stockholder support that our

"say-on-pay" proposal received. For 2013, the Compensation Committee continued to apply the same general compensation principles and philosophy, while making some adjustments. While the Compensation Committee will continue to consider the outcome of our annual "say-on-pay" vote when determining future compensation practices and pay levels for our named executive officers, the Compensation Committee is confident that our compensation programs are performance based and align the incentives of our executives with those of our stockholders. In accordance with the preference expressed by our stockholders at the 2011 Annual Meeting, we continue to hold annual advisory votes on executive compensation. Stockholders are given an opportunity to cast an advisory vote on the frequency of "say-on-pay" votes every six years, with the next opportunity occurring in connection with our Annual Meeting in 2017.

        In this CD&A, we refer to our EBITDA, adjusted EBITDA and adjusted diluted income per share, which are non-GAAP financial measures. A presentation and reconciliation to the most directly comparable GAAP financial measures is contained on pages 61-64 of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 12, 2013.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is to pay for performance and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual performance goals and the long-term performance of our company. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and company performance, and consideration of chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to maintain an executive compensation program that is structured to provide a total compensation package that, at expected levels of performance, is at or near the 50th percentile for our executive officers (other than our Chief Executive Officer and Executive Chairman, whose compensation is targeted at the 75th percentile) when compared to executives holding comparable positions or having similar qualifications in other similarly situated companies in our peer group (as discussed below), while also taking into account each named executive officer's job responsibilities, performance, employment history and any growth in their leadership role. This is done because the Compensation Committee believes that it is necessary to retain key executives who may otherwise be incentivized to leave our company if a significant pay disparity existed between us and our competitors. Actual compensation may be above or below targets based on the performance of our company and the individual, with the opportunity to achieve greater compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance and that our executive officers are rewarded for superior performance.

        Our compensation philosophy is supported and accompanied by the following compensation governance provisions:

  •
  the opportunity for our stockholders to cast an advisory vote each year to approve the compensation of our named executive officers as described in Proposal No. 2 above;

  •
  the establishment and maintenance of an independent Compensation Committee;

  •
  an independent Compensation Committee compensation consultant, Meridian Compensation Partners, LLC ("Meridian"), retained directly by the Compensation Committee and who performs no other work for us;

  •
  the adoption and maintenance of stock ownership guidelines for officers and directors; and

  •
  the prohibition on executive officers engaging in short-term, hedging or speculative transactions involving shares of our common stock.

        Pay for Performance.    "Pay for performance" continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' objectives with our stockholders' interests. Our executives are accountable for the performance of our company and the business segments they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained growth. As highlighted above under "—Executive Summary," fiscal year 2012 was another highly profitable year for our company, with record adjusted EBITDA with its existing businesses. Our named executive officers were rewarded for this performance as follows:

  •
  corporate adjusted EBITDA of $1.396 million, the primary measure by which our stockholders measure the financial performance of our company, exceeded an aggressive internal target by 13% resulting in payouts for this performance measure at 164% of target;

  •
  corporate net operating cash flow of $463.3 million, used to measure debt reduction and liquidity, exceeded high internal expectations by 51% resulting in maximum payouts for this performance measure of 200% of target; and

  •
  reduction in shared services fixed costs to $365.2 million, used to measure performance of shared corporate departments by their ability to beat budgetary estimates, exceeded expectations by 5% resulting in payouts for this performance measure of 150% of target.

        For more information, see "—2012 Executive Compensation—Annual Incentive Program." In addition, total stockholder return for 2012 was 63% further evidencing the alignment of our compensation objectives with the interests of our stockholders.

Elements of Executive Compensation

        The key elements of direct compensation for our executive officers continue to be base salary, annual cash performance awards and equity-based compensation. This mixture of pay elements represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives and is the result of our historical pay practices, recommendations by Meridian and executive management and Compensation Committee determinations. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our financial results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. Our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans, severance arrangements and certain perquisites. The Compensation Committee considers each of the key elements of direct and indirect compensation when evaluating the overall compensation program design.

        Specifically, compensation for the Executive Chairman and the Chief Executive Officer is carefully considered in light of their unique and indispensible roles. The Executive Chairman provides ongoing strategic leadership at both a Board and an executive level. As the founder of our company, he has over 40 years experience in the industry and has developed important relationships in the industry, including with many of our key customers. The Chief Executive Officer provides day-to-day company leadership and management. In addition to his role as Chief Executive Officer, he also fulfills many of the duties of a chief operating officer. In light of these unique roles, the Compensation Committee strives to compensate the Executive Chairman and the Chief Executive Officer based on similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        A detailed discussion of the specific elements of compensation awarded to our named executive officers for 2012 is set forth below in "Compensation Discussion and Analysis—2012 Executive Compensation."

        Annual Base Salary.    The Compensation Committee uses several sources of information in determining the annual base salary of our named executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the annual base salary of each executive officer, other than himself and the Executive Chairman. The Compensation Committee also reviews comparative information on peer company pay provided by Meridian, including comparative information regarding the Executive Chairman and Chief Executive Officer. The Compensation Committee establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive hiring pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        Annual Incentive Program.    Our annual incentive program enables executive officers and other key employees to earn an annual cash performance award based on performance against predetermined criteria. The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by executive management and approved by the Compensation Committee at the beginning of the year. Furthermore, as part of the annual cash performance award process for the named executive officers, the Compensation Committee undertakes a subjective evaluation of each executive officer's individual performance and success in areas it believes to be significant to us as a whole or to a particular business unit or function.

        Long-Term Equity-Based Compensation.    Our long-term equity-based compensation awards are designed to align our executive team's interests with the interests of our stockholders by tying a significant portion of total compensation directly to the performance of our common stock. The Compensation Committee believes that grants of long-term equity-based awards to executive officers encourage them to remain with and devote their best efforts to our company and enhance our ability to attract and retain the services of executives essential for our growth and profitability.

        We provide executives with long-term equity-based compensation through the Huntsman Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), which was most recently approved by our stockholders on November 4, 2009. The Stock Incentive Plan allows for a variety of stock-based awards. Annual grants of equity-based awards are typically made during the first quarter.

        The Compensation Committee currently uses a mix of restricted stock and stock options for our executive officers and believes that these two award types support our strategic objectives and provide appropriate long-term performance incentives. The value of stock options granted to executives is directly tied to the performance of our common stock. These options only have value to the extent the price of our common stock exceeds the stock price on the grant date. Restricted stock awards support a long-term focus by executives, as their value necessarily depends on the value of our common stock over time. Both stock options and restricted stock awards provide a strong retention incentive by vesting over a three-year period, and only if our executive officers continue to be employed by us. Our Director and Executive Stock Ownership Guidelines further align the focus of our executives with that of our stockholders by requiring our executive officers to retain a significant number of shares of common stock. See "—Equity Ownership Policy."

        The Compensation Committee believes that stock options and restricted stock awards are the most appropriate award types to support the principal objectives of our overall compensation program. In making this determination, the Compensation Committee has, from time to time, considered other types of awards, including awards tied directly to our financial performance or our financial performance compared to that of our peers. The Compensation Committee believes that the focus on long-term performance that our equity-based compensation program currently provides is in alignment with the long-term objectives and goals of our company. The Compensation Committee also believes that stock awards based on our performance compared to a set group of peers risk placing excessive focus on short-term financial performance and could reward our executive officers in years when company performance is poor so long as the peers against whom we are compared also perform poorly.

        In determining the allocation of awards each year between stock options and restricted stock, the Compensation Committee assesses the risk profile of our long-term equity-based award practices and assesses whether the appropriate level of risk is accounted for in the mix of awards granted, and makes changes as appropriate. In 2012, we granted equity awards to our named executive officers of restricted stock and stock options of equal value based on the grant date fair value of such awards (other than to our Executive Chairman, who received his award entirely in the form of restricted stock). This grant of equity award incents our named executive officer to enhance share price over the long-term and results in a substantial portion of our named executive officers' total compensation being directly linked to the long-term performance of our common stock.

        Health and Welfare Benefits.    We provide our named executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare programs comparable to those provided to employees and executives at other companies in the chemical industry. Our named executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our named executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below in the narratives following the "—Pension Benefits in Fiscal 2012" and "—Nonqualified Deferred Compensation in Fiscal 2012" tables provide an explanation of the major features of our retirement and savings plans. The named executive officers participate in our qualified retirement and savings plans on the same basis as other employees.

        We provide defined benefit pension plans, including the Huntsman Defined Benefit Pension Plan (a tax qualified defined benefit pension plan) and the Huntsman Supplemental Executive Retirement Plan (a nonqualified supplemental pension plan for executives who exceed the qualified plan limitations). Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. In addition, we provide the Huntsman Pension Scheme to our U.K. employees in the Polyurethanes segment, such as Mr. Hankins. We provide the Tioxide Pension Fund to our U.K. employees in the Pigments segment, such as Mr. Turner, who is also a participant in the nonqualified supplemental Huntsman Global Pension Scheme.

        We also provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). In addition, officers in the U.K., including Mr. Turner, are eligible for the Huntsman UK Pension Plan, which is a defined contribution pension arrangement for U.K. associates in the Pigments segment. The Huntsman UK Pension Plan provides a 3-for-1 matching formula whereby an associate can receive a company contribution of up to 15% of pay if the associate contributes 5% of pay. For five years following implementation of this plan, associates receive an additional company contribution through transition credits. During 2012, the company contributed 21.5% of pensionable salaries for all associates in the Huntsman UK Pension Plan.

        Perquisites.    We provide additional compensation to our Chief Executive Officer and other named executive officers in the form of perquisites for the convenience of executives in meeting the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether and to what extent it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our company for perquisites.

  •
  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of our aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, our Executive Chairman, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on company business, the Compensation Committee may permit our Executive Chairman and the Chief Executive Officer to have personal use of Company aircraft without cost subject to its availability. The Compensation Committee may limit personal use in any given calendar year to a specified number of hours. For 2012, personal use by our Executive Chairman was limited to 150 flight hours and personal use by the Chief Executive Officer was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from personal use of our company aircraft.

  •
  Company Car—We provide executive officers with leased vehicles for business use, which executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of these vehicles.

        Employment Agreements.    We do not generally enter into employment agreements with our executive officers. However, in accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and a cash performance award, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Severance Arrangements.    For executive officers who do not have employment agreements with us, we provide payments and benefits upon certain severance events through the Huntsman Executive Severance Plan (the "Executive Severance Plan"). We established the Executive Severance Plan to remain competitive with other companies against whom we compete for executive talent, which commonly have employment or other agreements with their executives providing for severance payments and benefits. As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. If Messrs. Hankins' or Turner's employment were terminated, his potential payout under the Executive Severance Plan and his respective U.K. business's plan would be compared and then he would be paid under the plan generating the higher payout. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is found below under the heading "Potential Payments upon Termination or Change of Control."

        Effective January 1, 2013, we entered into severance agreements with our Executive Chairman and Chief Executive Officer. These agreements do not provide benefits that are meaningfully different from what the executives were previously entitled to under the Executive Severance Plan, except in the event of a qualifying termination event in connection with or following a change of control. Since our initial public offering in 2005, we have evolved from a closely held private company to a public company with a diverse ownership base. Given our status as a public company, we determined that severance arrangements are appropriate and common for similarly situated executives at other public companies. We also believe that such agreements are needed to provide an appropriate level of economic protection for the Executive Chairman and Chief Executive Officer in the context of a change in control so that they may remain focused on the strategic interests of our company and our shareholders in evaluating or pursuing potential corporation transactions. The Compensation Committee consulted extensively with Meridian in designing these arrangements taking into account market practices, not only with respect to the formulas used to calculate the amount of severance pay due in certain scenarios but also with respect to other terms and conditions of the agreements, such as requiring a "double trigger" in order for cash payments to become due and providing for the cut-back of payments in situations where payment in full would result in less after-tax income to the officer. The severance agreements do not provide for tax gross ups on any potential parachute payments received by the officers. As discussed below under the heading "Potential Payments upon Termination or Change of Control," upon the occurrence of a change in control, all outstanding unvested restricted shares held by our Executive Chairman will automatically become vested in full. Further details regarding the severance agreements are provided below under the heading "Potential Payments upon Termination or Change of Control."

Annual Review of Executive Compensation

        The Compensation Committee, executive management and Meridian each play a key role in the Compensation Committee's annual review, evaluation and approval of our executive compensation programs as further described below.

        Compensation Committee.    The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy and implementation of policies and plans covering our executive officers. In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

        The Compensation Committee reviews different components of compensation at its quarterly meetings during the year. Each time a component is reviewed, the Compensation Committee considers input from executive management and Meridian. After these consultations, the Compensation Committee considers each executive officer's performance, including through reports from other members of executive management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. The Compensation Committee considers all of this information in making individual compensation decisions.

        In addition, all independent members of the Board (including the Compensation Committee) annually review and approve each element of annual compensation for our Executive Chairman and our Chief Executive Officer. This review includes an evaluation of performance, corporate goals and objectives relevant to compensation, and compensation payable under various circumstances, including upon retirement or a change of control. Meridian provides advice to the Compensation Committee in connection with this review.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' and employees' behavior consistent with our company's strategic objectives. Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of compensation data and the effects of adjustments and modifications to our compensation programs. Our finance and legal departments also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs.

        Under the direction of the Compensation Committee and in coordination with Meridian, executive management coordinates the annual review of the compensation program for our executive officers. This review includes an evaluation of the executive officer's historical pay and career development, individual and corporate performance, competitive practices and trends and other compensation issues. Based on the results of this review, executive management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman. Our Chief Executive Officer also provides the Compensation Committee with his evaluation with respect to each executive officer's performance (other than our Executive Chairman and himself) during the prior year.

        Independent Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise executive management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee. Beginning in 2011, the Compensation Committee retained Meridian as its compensation consultant. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation. Meridian reports directly to the Compensation Committee, which is solely responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services.

        Services performed by Meridian for the Compensation Committee during 2012 included evaluating levels of executive officer and director compensation as compared to general market compensation data and peer group data (as discussed below), evaluating proposed compensation programs or changes to existing programs, providing information on current executive compensation trends, and providing updates on applicable legislative.

        For the last completed fiscal year, the Compensation Committee determined that Meridian was independent of management (and continues to be independent of management) and therefore, Meridian was able to provide (and continues to be able to provide) the Compensation Committee independent and objective advice. Accordingly, the Compensation Committee determined that the services provided by Meridian to the Compensation Committee for the last completed fiscal year did not give rise to any conflicts of interest. The Compensation Committee made these determinations by assessing the independence of Meridian under the six independence factors adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. Further, in making this assessment, the Compensation Committee considered Meridian's written correspondence to the Compensation Committee that affirmed the independence of Meridian and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

Compensation Peer Analysis

        In determining the appropriate amount of each element of the executive officers' compensation (base salary, annual cash performance awards and long-term equity-based compensation), the Compensation Committee considered the compensation paid to executive officers in similar positions at a peer group of companies. The peer group is comprised of companies against whom we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. For example, the median revenue in for our peer group at that time was $11.3 billion, while our company's 2011 revenue was $11.2 billion. Compensation information was not adjusted or scaled based on any of these factors. Currently, our peer group is comprised of the following eleven companies:

  •
  Air Products and Chemicals Incorporated

  •
  Ashland Inc.

  •
  Avery Dennison Corporation

  •
  Celanese Corporation

  •
  Dow Chemical Company

  •
  EI du Pont de Nemours and Company

  •
  Eastman Chemical Company

  •
  Monsanto Company

  •
  PPG Industries Incorporated

  •
  Rockwood Holdings, Inc.

  •
  Sherwin-Williams Company

        Our peer group was initially developed in 2005. Some variation in the composition of this group may occur from time to time. At the time that compensation decisions for 2012 were made, our peer group included 3M Company, OM Group Incorporated and Praxair Incorporated and did not include Ashland Inc., Celanese Corporation or Rockwood Holdings, Inc. We have since removed 3M Company, OM Group Incorporated and Praxair Incorporated from our peer group, as these companies were either above or below the range of comparison factors we consider and are companies with whom we do not routinely compete for talent. We added Ashland Inc., Celanese Corporation and Rockwood Holdings, Inc. to our peer group because they fall within the range of comparison factors we consider, are companies against whom we compete for talent and are compared against us and viewed as our peers by the market and our management. The median revenue for our current peer group in 2012 was $9.5 billion, while our company's 2012 revenue was $11.2 billion.

        Competitive market data with respect to the peer group provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the competitiveness of our executive compensation with the broader market of chemical and general industrial companies. These data are generally provided by Meridian and are the product of published survey sources representing compensation amounts for similar positions at general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation. The Compensation Committee also uses data from these broad market surveys when comparable data is unavailable or limited within our peer group. This is the case for the Executive Chairman, for whom the Compensation Committee uses broad market surveys for comparative information to assist in evaluating his compensation.

2012 Executive Compensation

        Mix of Compensation.    For 2012, the Compensation Committee set the mix of base salary, cash performance awards and equity-based compensation as a percentage of total potential direct compensation for our named executive officers as follows:

Executive Chairman	Chief Executive Officer	Other Named Executive Officers

        The mixture of pay elements described above represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, recommendations by Meridian and executive management and Compensation Committee determinations. In determining compensation mix, the Compensation Committee considers how best to compensate the officer based on our strategic objectives that are most closely associated with the officer's role. Accordingly, Jon M. Huntsman's compensation is based in large part on the overall performance of the Company through a substantial annual cash performance award tied to our adjusted EBITDA, net operating cash flows and strategic objectives. In addition, we have traditionally granted Jon M. Huntsman less proportional equity due to his substantial ownership stake in the Company. Peter R. Huntsman's compensation, on the other hand, is weighted toward long-term equity-based awards as his role is to implement and oversee the long-term strategy of the Company and he is thus rewarded, in large part, on the long-term performance of our common stock.

        The "Total" compensation reported for each of our Executive Chairman and Chief Executive Officer in the Summary Compensation Table for 2012 represented an increase over 2011 "Total" compensation in the Summary Compensation Table. The majority of these increases were attributable to the amount of performance-based compensation received or that could be received in the form of annual cash incentive compensation for the Executive Chairman, and in the form of both annual cash incentive compensation and long-term equity incentive compensation for the Chief Executive Officer. The higher amounts of annual cash incentive compensation received during 2012, as reported in the "Non-Equity Incentive Compensation" column of the table, are substantially the result of increased company performance. The amounts actually realized by these executive officers with respect to the long-term equity incentive plan compensation awarded in 2012 may be greater or less than the amounts reported in the table, depending on the value of our stock when the awards vest or are exercised. The other primary factor in the increase in "Total" compensation for the Executive Chairman and the Chief Executive Officer was a significant change in the value of their pension benefits during the year resulting from increases in value and changes in certain assumptions except in the case of Mr. Turner who received a top-up payment that made up for benefits lost due to salary restrictions in the U.K.

        Annual Base Salary.    As part of its annual review cycle, in 2012 the Compensation Committee reviewed the annual base salary of each of our executive officers. The following table provides the base salary determinations for our named executive officers in fiscal years 2011 and 2012 and the percentage increase in their 2012 base salary from 2011:

	Base Salary
			Percentage Increase From 2011 to 2012
Officer	2011	2012
Jon M. Huntsman	$1,200,000	$1,200,000	0%
Peter R. Huntsman	$1,500,000	$1,600,000	6.7%
J. Kimo Esplin(1)	$575,000	$592,300	3.0%
Anthony P. Hankins(1)	$750,000	$772,500	3.0%
Simon Turner(1)(2)	$426,897	$484,461	13.5%

(1)
Salary increases in 2012 for all named executive officers took effect as of April 1, 2012.

(2)
Mr. Turner's base salary is based on an exchange rate of 1 GBP to 1.5858 USD, being the exchange rate as of February 27, 2012. February 27, 2012 was an internal date used to estimate pro forma elements of compensation in 2012—a date in the first quarter is generally set for these purposes each year.

        In determining the base salary for each named executive officer in 2012, the Compensation Committee reviewed benchmark levels of compensation data for comparable executive officers within our peer group. The Compensation Committee increased the salary for Peter R. Huntsman to target the 75th percentile of salaries for comparable positions within our peer group and other chemical and general industrial companies and for Messrs. Esplin, Hankins and Turner to bring them within the range of median salaries for comparable positions within our peer group and other chemical and general industrial companies, while also taking into account each named executive officer's job responsibilities, performance and employment history and growth in their leadership role. Mr. Hankins' salary is higher than the median for comparable positions in our peer group to reflect his increased responsibilities in his additional role as CEO Asia Pacific. Mr. Turner received a larger salary increase than our other named executive officers in part due to his leadership in the transformation of our Pigments business, to reflect the increased importance of the business to our company and to recognize the significantly improved results in that business (a 136% improvement in adjusted EBITDA in 2011 compared to 2010).

        Annual Incentive Program.    Our annual incentive compensation program for 2012 provided for target cash performance awards of 140% base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers (other than the Executive Chairman), with maximum possible cash performance awards set at 280% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers.

        Beginning in 2012, the Compensation Committee determined to make certain changes to the annual cash performance award evaluation process for the Executive Chairman. Specifically, the Compensation Committee changed the performance goals for the Executive Chairman's cash performance award such that it was based on the achievement of two equally weighted objective performance measures: (i) financial goals, consisting of corporate adjusted EBITDA and net operating cash flow; and (ii) strategic components established by the Compensation Committee, including overseeing the governance and activities of the Board of Directors; contributing to the development and execution of the Company's strategic plan; supporting the development of the Company's executive leadership team; representing the Company in dealings with shareholders, customers, suppliers, at industry activities, and with other stakeholders and interested parties; and promoting the Company's mission and values. In prior years, the amount of the Executive Chairman's annual cash performance award was determined at the discretion of the Compensation Committee based on its subjective evaluation of the Executive Chairman's performance. The Compensation Committee added these objective performance criteria to the Executive Chairman's annual incentive award formula to more directly align his compensation with the financial achievement of our company as well as to incentivize his efforts in other important areas related to his responsibilities. The Compensation Committee also increased Peter R. Huntsman's target incentive award percentage based on their desire to increase his target compensation to at or around the 75th percentile in order to reward him for company performance and in consideration of his filling a dual role as a chief operating officer

        The target and maximum cash performance award amounts for the named executive officers were set to generally align within the total compensation median of those amounts for comparable executive positions within our peer group and other chemical and general industrial companies (other than the Executive Chairman and Chief Executive Officer who are targeted at the 75th percentile). Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The Executive Chairman has a higher proportion of his total potential compensation from cash performance awards than from long-term equity-based compensation due to his existing substantial ownership stake in the Company.

        2012 Target Incentive Award Opportunities.    The following table summarizes the cash performance award targets, performance components and corresponding weightings for each of our named executive officers for 2012 cash performance awards.

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	n/a	$6,800,000	Corporate adjusted EBITDA and corporate net operating cash flow	50%
			Achievement of strategic objectives	50%
Peter R. Huntsman	$2,240,000	$4,480,000	Corporate adjusted EBITDA	60%
			Debt reduction, corporate net operating cash flow and compliance	20%
			Individual performance	20%
J. Kimo Esplin	$355,380	$710,760	Corporate adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Corporate Shared Services Fixed Costs	20%
			Compliance	20%
			Individual performance	10%
Anthony P. Hankins	$463,500	$927,000	Corporate adjusted EBITDA	20%
			Polyurethanes adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Simon Turner	$290,677	$581,354	Corporate adjusted EBITDA	20%
			Pigments Adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%

        The Compensation Committee selected each specific performance measure for use in the annual incentive program because of its importance to our operations. To obtain the maximum possible incentive award, an executive was required to achieve the maximum on all applicable performance measures, including individual performance. The Compensation Committee used different weightings for each named executive officer in order to align annual incentives with the performance measures most relevant to each officer and most within the particular officer's control. Each performance measure is described in greater detail below.

        2012 Financial Performance Measures and Performance Goals.    The financial component of the annual incentive program encompassed four discrete performance measures: adjusted EBITDA, debt reduction, corporate net operating cash flow and shared services fixed costs. The Compensation Committee used corporate and divisional adjusted EBITDA targets because both the Compensation Committee and our company believe that adjusted EBITDA is the primary measure by which our stockholders measure the financial performance of our company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of cash performance awards is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release.

        Corporate adjusted EBITDA was calculated by eliminating the following from EBITDA: loss on early extinguishment of debt; certain legal settlements and related expenses; EBITDA from discontinued operations; acquisition expenses; expenses associated with the Terminated Merger and related litigation; gain on disposition of businesses/assets; extraordinary (gain) loss on the acquisition of a business; loss (gain) on initial consolidation of subsidiaries; and restructuring, impairment and plant closing and transition costs (credits).

        Beyond corporate and divisional adjusted EBITDA, the Compensation Committee also identified corporate net operating cash flow as an important objective for 2012. The Company has long maintained a strategic goal of reducing its debt and maintaining adequate liquidity, which is directly impacted by net operating cash flow. Achievement of the corporate net operating cash flows target constituted 20% of the possible cash performance award for all named executive officers other than the Executive Chairman and the Chief Executive Officer.

        For Mr. Esplin in 2012, shared services fixed costs was identified as an important performance goal. Shared services fixed costs measures whether all departments shared at a corporate level by all of our businesses meet, exceed or fall short on yearly budget projections. The Compensation Committee established this goal for Mr. Esplin because he supervises many shared services departments and reducing costs at a corporate level was important to our strategic objectives for 2012.

        For 2012, the Compensation Committee established threshold, target and maximum performance goals for each of the following performance measures to be achieved by our company and its divisions:

	2012 (in millions)
Performance Criteria	Threshold Goal (75% of target)	Target Goal (100% of target)	Maximum Goal (120% of target)
Corporate adjusted EBITDA	$930	$1,240	$1,488
Corporate net operating cash flow	$230	$306	$367
Polyurethanes adjusted EBITDA	$402	$536	$643
Pigments adjusted EBITDA	$315	$420	$504

Performance Criteria	Threshold Goal (90% of target)	Target Goal (100% of target)	Maximum Goal (110% of target)
Shared services fixed costs	$402	$365	$329

        At achievement of 75% or less of the applicable target for these components (90% or less for shared services fixed costs), we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for each component for achievement of percentages of target goal from 75% to 120% based on a linear progression between these points (from 90% to 110% for shared services fixed costs). In addition, if we achieve corporate adjusted EBITDA of less than 85% of the target goal, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of target, then payment of any other component of the incentive award is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum adjusted EBITDA threshold be met to receive a cash performance award both aligns executives' interests with those of stockholders and prevents excessive cash performance award payments in times when our financial performance fails to meet our expectations.

        2012 Financial Performance.    The 2012 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For example, despite a strong year in 2011 and projections of economic headwinds in 2012, the Compensation Committee set the corporate adjusted EBITDA target for 2012 at 102% of 2011 achievement.

        For 2012, actual performance and performance as a percentage of targets were as follows:

Performance Criteria	2012 Performance (in millions)	Percentage of target
Corporate adjusted EBITDA	$1,396	113%
Corporate net operating cash flow	$463	151%
Polyurethanes adjusted EBITDA	$772	135%
Pigments adjusted EBITDA	$362	84%
Shared services fixed costs	$347	105%

        2012 Compliance Performance Measures, Goals and Performance.    The compliance component of the annual incentive program encompassed three discrete performance measures: (i) compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX") and corporate policies, (ii) environmental performance objectives and (iii) injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' cash performance award to performance in these critical areas because it believes that this practice discourages risk-taking that might focus excessively on short-term profits at the sacrifice of the long-term health of our company.

        In 2012, achievement of the SOX and corporate policies objective constituted 6.7% of the total incentive award for all named executive officers subject to this component other than our Chief Executive Officer. For 2012, the Compensation Committee established this compliance target as the fulfillment of all required training on corporate policies, the absence of any material weakness in our company's 404 audit as determined by the independent audit firm Deloitte & Touche LLP and the achievement of process safety management targets. As required training on corporate policies was completed, no material weakness in Company's 404 audit was identified and the other objectives were achieved, this objective was achieved at or above target by all named executive officers subject to this component.

        In addition, each named executive officer subject to this component other than our Chief Executive Officer also had 6.7% of his annual incentive compensation eligibility tied to environmental performance objectives and 6.7% tied to injury reduction objectives (collectively referred to as "EH&S objectives"). For Mr. Esplin, these EH&S objectives related to the performance of our entire company and were determined by the Compensation Committee to be achieved above target on the environmental performance objectives and above target on the corporate recordable safety achievement for 2012. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes segment. Mr. Hankins was determined to be above target for both the environmental performance objectives and the safety objectives for 2012. Mr. Turner's EH&S objectives were focused on the Pigments segment and he was below the payout threshold on the safety objectives and above target for the environmental performance objectives. Messrs. Esplin, Hankins and Turner were each awarded for individual performance at target.

        For our Chief Executive Officer for 2012, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. The Compensation Committee considered the EH&S objectives related to the performance of our entire company and recognized our Chief Executive Officer's contribution to our compliance programs and our record year performance in the case of corporate recordable safety achievement. Therefore, the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for this portion of his annual incentive award. Our Chief Executive Officer also received the full amount available for the individual performance component of his cash performance award based on his contributions to the success of our company and his role in our operations where he fulfills many of the duties of a chief operating officer.

        2012 Annual Incentive Awards.    Based on the results discussed above for 2012, the Compensation Committee awarded the following cash performance awards, expressed as a percentage of base salary, to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	250%
J. Kimo Esplin	100%
Anthony P. Hankins	110%
Simon Turner	74%

        In line with cash performance awards made to other named executive officers, the Executive Chairman earned 20.5% of his cash performance award (164% of the maximum available) based upon our record year for corporate adjusted EBITDA and 25% of the cash performance award (the maximum potential amount) based upon our improved net operating cash flow results. In addition to adjusted EBITDA and net operating cash flow, 50% of the Executive Chairman's annual cash performance award for 2012 was based on the achievement of strategic objectives including: overseeing the governance and activities of the Board of Directors; contributing to the development and execution of our strategic plan; supporting the development of our executive leadership team; representing us in dealings with shareholders, customers, suppliers, at industry activities, and with other stakeholders and interested parties; and promoting our mission and values. As the founder of the company with over 40 years experience in the chemical industry, the Executive Chairman also visited numerous customers with whom he retains important contacts. The Compensation Committee awarded the Executive Chairman the full amount for achievement of strategic objectives, noting the high number of meetings with potential strategic partners, key customers, governmental authorities and other valuable contacts initiated and/or attended by the Executive Chairman in 2012. They also noted initiatives led and proactive steps taken by the Executive Chairman as reflecting his fulfillment of the strategic objectives.

        For 2013, the Compensation Committee increased the Executive Chairman's maximum potential annual cash performance award to bring him closer to the 75th percentile based upon a review of the compensation levels at other general industrial companies and to provide him with appropriate incentives.

        Long-Term Equity-Based Compensation.    In determining the types and amounts of equity-based awards to grant to each executive officer in 2012, the Compensation Committee considered the value of the equity award made to each named executive officer in 2011, taking into account any expansion of duties and job responsibilities. The Compensation Committee also reviewed analyses provided by Meridian of the types and amounts of awards paid for similar positions at companies in our peer group and other chemical and general industrial companies. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. For 2012, grants were targeted at levels intended to represent an estimated potential value that, when combined with base salary and cash performance awards, would be near the peer group median value for total direct compensation (which includes base salary, cash performance awards and long-term equity-based compensation).

        The value of the awards approved by the Compensation Committee was then converted to a number of shares based on the grant date fair value of the respective award on the date of grant, with 50% of the value allocated to restricted stock awards and 50% of the value allocated to stock option awards (except with respect to Jon M. Huntsman who received only shares of restricted stock). The awards approved for the Chief Executive Officer and other named executive officers for 2012 were as follows:

Officer	Stock Options	Restricted Stock	Total Shares
Jon M. Huntsman	0	149,142	149,142
Peter R. Huntsman	393,082	186,428	579,510
J. Kimo Esplin	78,616	37,286	115,902
Anthony P. Hankins	58,962	27,964	86,926
Simon Turner	62,893	29,828	92,721

        The restricted stock and stock option awards granted in 2012 are each subject to a three year ratable annual vesting schedule that requires continued service of the named executive officer for a continuous three year period following the date of grant of the award in order to become fully vested in the award. Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2012" below. None of the awards granted in 2012 provide for automatic accelerated vesting upon any specified termination of employment events or upon a change in control. See "—Potential Payments Upon Termination or Change in Control" below for more information.

        For 2013, the Compensation Committee increased Peter R. Huntsman's long-term incentive award to bring him closer to the targeted 75th percentile.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our compensation programs have been appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of criteria other than Company profit to determine an executive's cash performance award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of our stock. In addition, we intend to implement a claw back policy once SEC regulations are final to discourage risk-taking that focuses excessively on short-term financial performance. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Equity Ownership Policy

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our named executive officer as well as our directors and other executive officers. The Guidelines were amended and restated in 2012 to provide for annual adjustment of the required ownership level due to changes in annual retainer or base salary, as applicable, and the price of our common stock. The purpose of the Guidelines is to more closely align our directors' and executives' interests with our stockholders' and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require current directors and executive officers to achieve and maintain share ownership levels of our stock equal to five times base salary for the Chief Executive Officer, two times base salary for all other executive officers and three times annual retainer for directors. The stock ownership requirement is based on the participant's base salary or annual retainer (as applicable) and the closing stock price on July 15 of each calendar year, and typically changes from year to year as a result of changes in annual retainer or base salary and the price of our stock. Shares that count toward satisfaction of the ownership requirement under the Guidelines include:

  •
  shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  shares held in trust or under a similar arrangement for the economic benefit of the participant;

  •
  restricted stock issued as part of a participant's long-term compensation, whether or not vested; and

  •
  shares, acquired upon option exercise, that the participant continues to hold.

        During any year in which a participant's ownership target is not met, he or she is required to retain at least 50% of net shares delivered through our Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for payment of the exercise price of stock options). Shares acquired by a participant prior to application of the Guidelines to such participant are not subject to the retention restriction. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 8, 2013, all of our named executive officers were in compliance with the Guidelines. The following table provides the minimum share ownership target of each named executive officer and director and the percentage of the ownership guideline achieved by the officer or director as of the determination date:

Officer / Director	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	2x	174,800	100%
Peter R. Huntsman	5x	546,200	100%
J. Kimo Esplin	2x	73,400	100%
Anthony P. Hankins	2x	78,300	100%
Simon Turner	2x	53,900	100%

Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions for all employees, directors and related persons preventing such persons from engaging in short-term, hedging or speculative transactions in our securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, while we do not prohibit pledging shares, persons subject to the policy must exercise caution when holding securities in a margin account where such securities may be pledged as collateral.

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 Compensation—Stock Compensation ("FASB ASC Topic 718") (formerly Statement of Financial Accounting Standards No. 123R).

        The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other three most highly compensated senior executive officers (other than our Chief Executive Officer and Chief Financial Officer), unless the compensation is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers and officers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context requires otherwise, references in this executive compensation discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2012, 2011 and 2010 by our named executive officers. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value & nonqualified deferred compensation earnings(4)	All other compensation(5)	Total
Jon M. Huntsman	2012	$1,200,000	—	$2,000,000	—	$6,494,000	$1,434,056	$274,343	$11,402,399
Executive Chairman of the	2011	$1,200,000	$4,650,000	$2,000,000	—	—	$510,083	$381,594	$8,741,677
Board	2010	$1,200,000	$3,000,000	$1,000,000	—	—	$352,041	$286,582	$5,838,623
Peter R. Huntsman	2012	$1,575,000	—	$2,500,000	$2,500,000	$4,000,600	$2,581,548	$637,952	$13,795,100
President, CEO & Director	2011	$1,500,000	—	$2,000,000	$2,000,000	$2,655,200	$1,544,518	$465,892	$10,165,610
	2010	$1,500,000	—	$2,450,000	$1,050,000	$3,000,000	$1,115,375	$493,053	$9,608,428
J. Kimo Esplin	2012	$587,975	—	$500,000	$500,000	$594,100	$438,697	$140,481	$2,761,253
Executive VP and CFO	2011	$557,300	—	$500,000	$500,000	$340,600	$285,523	$106,120	$2,289,543
	2010	$504,200	—	$525,000	$225,000	$401,100	$232,134	$153,177	$2,040,611
Anthony P. Hankins(6)	2012	$766,875	—	$375,000	$375,000	$848,200	$188,703	$445,779	$2,999,557
CEO Asia Pacific and Division	2011	$696,000	—	$500,000	$500,000	$450,000	$2,629,244	$276,276	$5,051,520
President, Polyurethanes	2010	$537,600	—	$525,000	$225,000	$314,200	$1,016,074	$348,185	$2,966,059
Simon Turner(7)	2012	$489,689	—	$400,000	$400,000	$357,281	$2,988,544	$121,426	$4,756,940
Division President, Pigments	2011	$421,477	$184,761	$426,250	$426,250	$440,100	$333,236	$129,612	$2,361,686

(1)
This column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2012, 2011 or 2010, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards on the date of grant and may not correspond to the actual value that will be recognized by the named executive officers.

(2)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2012, 2011 or 2010, respectively, as filed with the SEC.

(3)
This column reflects the cash performance awards that were earned for 2012. For 2012, all named executive officers, except Mr. Turner, were paid a portion of their cash performance award during the fourth quarter of 2012 and the remaining portion of such awards was paid during the first quarter of 2013. These awards are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2012 Executive Compensation—Annual Incentive Program."

(4)
This column reflects the amount of any change in pension value in 2012 for each of the named executive officers. See "—Pension Benefits in Fiscal 2012" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation during 2012. See "—Nonqualified Deferred Compensation in Fiscal 2012" for additional information.

(5)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our company when the total cost of those perquisites and personal benefits exceeds $10,000 in the aggregate for a named executive officer. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table for 2012. Amounts in the table were either paid directly by us or were reimbursed by us to the named executive officers.

						Company Contributions
Name	Personal Use Auto	Personal Use Aircraft	Air Travel Allowance	Foreign Assignment	Loan Balance	401(k) Plan	Supp Savings Plan	Money Purchase Pension	SEMPP	UK DB Pension	UK DC Pension	Tax Gross-up	Total
Jon M. Huntsman(a)	$3,496	$270,847	—	—	—	—	—	—	—	—	—	—	$274,343
Peter R. Huntsman(b)	$0	$18,090	—	—	—	$5,000	$3,500	$20,000	$582,736	—	—	$8,626	$637,952
J. Kimo Esplin(c)	$8,399	—	$2,000	—	—	$5,000	$20,712	$20,000	$82,846	—	—	$1,524	$140,481
Anthony P. Hankins(d)	—	—	—	$112,869	—	$5,000	$15,003	$20,000	$124,198	$58,587	—	$110,122	$445,779
Simon Turner(e)	$15,151	—	—	—	$5,286	—	—	—	—	—	$92,811	$8,178	$121,426

(a)
The cost to us for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 79.2 personal flight hours used by Jon M. Huntsman during 2012. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(b)
The cost to us for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 5.4 personal flight hours used by Peter R. Huntsman during 2012. During 2012, we contributed $586,236 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Peter R. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $8,626 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(c)
During 2012, we contributed $103,558 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,524 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits, and see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012—Air Travel Allowance" for additional information regarding air travel allowance benefits.

(d)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2012 that included $50,740 in housing allowances and costs and $62,129 for perquisites and international location allowance. During 2012, we contributed $58,587 to the defined benefit Huntsman Pension Scheme on Mr. Hankins' behalf and incurred $33,604 to gross-up taxes associated with our contribution to this plan. During 2012, we contributed $139,201 in the aggregate to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $2,048 to gross-up Medicare taxes associated with our contributions to these plans. In addition, we incurred $108,074 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment.

(e)
During 2012, we contributed $92,811 in the aggregate on Mr. Turner's behalf to the Huntsman UK Pension Plan, which is a qualified defined contribution retirement plan available to certain of our U.K. employees. Associated with the nonqualified Huntsman Global Pension Scheme, we incurred $8,178 to gross-up taxes associated with our contributions to this plan.

(6)
For reporting purposes, the 2012 pension value for Mr. Hankins' has been converted using an exchange rate of 1 GBP to 1.5858 USD being the exchange rate as of February 27, 2012 (which is the internal date used to estimate pro forma elements of compensation).

(7)
For reporting purposes, the 2012 values for Mr. Turner have been converted using an exchange rate of 1 GBP to 1.5858 USD, being the exchange rate as of February 27, 2012 (which is the internal date used to estimate pro forma elements of compensation).

Grants of Plan-Based Awards in Fiscal 2012

        The following table provides information about non-equity cash performance awards granted through our annual incentive program and equity awards granted through our Stock Incentive Plan to the named executive officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
	Grant Date				All Other Stock Awards(2)	All Other Option Awards(3)
Name		Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	($/Sh)	($)
Jon M. Huntsman	02/01/12	—	—	$6,800,000	149,142	—	—	$2,000,000
Peter R. Huntsman	02/01/12	$0	$2,240,000	$4,480,000	—	—	—	—
	02/01/12	—	—	—	186,428	—	—	$2,500,000
	02/01/12	—	—	—	—	393,082	$13.41	$2,500,000
J. Kimo Esplin	02/01/12	$0	$355,380	$710,760	—	—	—	—
	02/01/12	—	—	—	37,286	—	—	$500,000
	02/01/12	—	—	—	—	78,616	$13.41	$500,000
Anthony P. Hankins	02/01/12	$0	$463,500	$927,000	—	—	—	—
	02/01/12	—	—	—	27,964	—	—	$375,000
	02/01/12	—	—	—	—	58,962	$13.41	$375,000
Simon Turner	02/01/12	$0	$290,677	$581,354	—	—	—	—
	02/01/12	—	—	—	29,828	—	—	$400,000
	02/01/12	—	—	—	—	62,893	$13.41	$400,000

(1)
This column shows cash performance awards granted to our named executive officers under our annual incentive program for 2012. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—2012 Executive Compensation—Annual Incentive Program" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares granted under the Stock Incentive Plan to the named executive officers in 2012. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share, and each restricted share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Stock Incentive Plan to the named executive officers in 2012. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2012."

  Foreign Assignment

        Consistent with the Company's foreign assignment policy, Mr. Hankins receives payments in connection with his foreign assignment to work in the United States. For more information regarding Mr. Hankins' letter agreement with our subsidiary, detailing the terms of his foreign assignment, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements" above.

  Air Travel Allowance

        Pursuant to our Business Expense and Travel Policy, we offer all employees the opportunity to receive an air travel allowance to encourage cost savings to us. When an employee is authorized to fly business class but chooses to fly coach class, the Company pays the employee an amount equal to half the difference between the lowest roundtrip business class ticket and the fare paid up to a maximum of $2,000.

  Annual Cash Performance Incentive Awards

        For the named executive officers (other than Jon M. Huntsman who was eligible for a maximum award of $6.8 million), our annual incentive program for 2012 provided for target cash performance awards of 140% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 280% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The performance measures were selected for use in the annual incentive program because of their importance to our operations. See "—2012 Executive Compensation—Annual Incentive Program" for more information regarding the applicable performance measures. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance.

        Based on the results for 2012, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	250%
J. Kimo Esplin	100%
Anthony P. Hankins	110%
Simon Turner	74%

        Jon M. Huntsman's annual incentive award includes objective performance and strategic criteria but does not include a target award as a percentage of his base salary. For 2012, Jon M. Huntsman was awarded a cash performance award equal to 95.5% of his maximum potential award amount, or $6,494,000. See "—2012 Executive Compensation—Annual Incentive Program" for more information regarding this award. The dollar amounts actually paid to the named executive officers as cash performance awards for 2012 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

  Equity Awards under the Stock Incentive Plan

        For executive officers, other than Jon M. Huntsman, we grant awards of restricted stock and stock options. We grant Jon M. Huntsman an award of restricted stock only. Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date. See "—Potential Payments upon Termination or Change in Control" for the treatment of equity awards in certain termination scenarios and upon the occurrence of a change in control.

  Explanation of Amount of Salary and Cash Performance Awards in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers in 2012 were base salary, cash performance awards and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay each year to best support our objectives. The mix of these elements during 2012 for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—2012 Executive Compensation."

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2012, which was $15.90.

		Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that have not vested
							Market Value of Shares or Units of Stock that have not vested(3)
	Date of Award			Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Jon M. Huntsman(4)	02/01/12	—	—	—	—	149,142	$2,371,358
	02/02/11	—	—	—	—	75,800	$1,205,220
	02/23/10	—	—	—	—	24,691	$392,587
Peter R. Huntsman(5)	02/01/12	—	393,082	$13.41	02/01/22	186,428	$2,964,205
	02/02/11	72,307	144,613	$17.59	02/02/21	75,800	$1,205,220
	02/23/10	100,143	50,072	$13.50	02/23/20	60,494	$961,855
	03/02/09	400,000	—	$2.59	03/02/19	—	—
	02/20/07	464,785	—	$20.66	02/20/17	—	—
	03/01/06	374,618	—	$20.50	03/01/16	—	—
	02/10/05	454,950	—	$23.00	02/10/15	—	—
J. Kimo Esplin(6)	02/01/12	—	78,616	$13.41	02/01/22	37,286	$592,847
	02/02/11	18,077	36,153	$17.59	02/02/21	18,950	$301,305
	02/23/10	21,459	10,730	$13.50	02/23/20	12,963	$206,112
	03/02/09	428,571	—	$2.59	03/02/19	—	—
	02/20/07	110,663	—	$20.66	02/20/17	—	—
	03/01/06	93,655	—	$20.50	03/01/16	—	—
	02/10/05	157,483	—	$23.00	02/10/15	—	—
Anthony P. Hankins(7)	02/01/12	—	58,962	$13.41	02/01/22	27,964	$444,628
	02/02/11	18,077	36,153	$17.59	02/02/21	18,950	$301,305
	02/23/10	21,459	10,730	$13.50	02/23/20	12,963	$206,112
	03/02/09	226,735	—	$2.59	03/02/19	—	—
	02/20/07	66,398	—	$20.66	02/20/17	—	—
	03/01/06	56,193	—	$20.50	03/01/16	—	—
	02/10/05	157,483	—	$23.00	02/10/15	—	—
Simon Turner(8)	02/01/12	—	62,893	$13.41	02/01/22	29,828	$474,265
	02/02/11	15,411	30,820	$17.59	02/02/21	16,155	$256,865
	02/23/10	14,306	7,153	$13.50	02/23/20	8,642	$137,408
	03/02/09	153,061	—	$2.59	03/02/19	—	—
	02/20/07	22,133	—	$20.66	02/20/17	—	—
	03/01/06	18,731	—	$20.50	03/01/16	—	—
	02/10/05	13,998	—	$23.00	02/10/15	—	—

(1)
Option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of each respective grant date. As of December 31, 2012, outstanding option awards granted on February 10, 2005, March 1, 2006, February 20, 2007, and March 2, 2009 are 100% vested. No option awards were granted in 2008. As of December 31, 2012, outstanding option awards granted February 23, 2010 are 66 2/3% vested and vest as to 100% on February 23, 2013. As of December 31, 2012, outstanding option awards granted on February 2, 2011 vest as to 66 2/3% on February 2, 2013, and as to 100% on February 2, 2014. Outstanding option award granted on February 1, 2012 vest as to 33 1/3% on February 1, 2013, as to 66 2/3% on February 1, 2014, and as to 100% on February 1, 2015.

(2)
Restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above. As of December 31, 2012, restricted stock awards granted on February 1, 2012 vest as to 33 1/3% on February 1, 2013, as to 66 2/3% on February 1, 2014, and as to 100% on February 1, 2015.

(3)
The market value of unvested restricted stock reported in this column is calculated by multiplying $15.90, the closing market price of our stock at the end of 2012, by the number of unvested restricted shares as of December 31, 2012 for each grant listed above.

(4)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009. On February 23, 2010, we granted Jon M. Huntsman 74,074 shares of restricted stock. On February 2, 2011, we granted Jon M. Huntsman 113,701 shares of restricted stock, and on February 1, 2012, we granted Jon M. Huntsman 149,142 shares of restricted stock.

(5)
On February 23, 2010, we granted Peter R. Huntsman 150,215 options at an exercise price of $13.50, and 181,481 shares of restricted stock. On February 2, 2011, we granted Peter R. Huntsman 216,920 options at an exercise price of $17.59, and 113,701 shares of restricted stock. On February 1, 2012, we granted Peter R. Huntsman 393,082 options at an exercise price of $13.41, and 186,428 shares of restricted stock.

(6)
On February 23, 2010, we granted Mr. Esplin 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Esplin 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock. On February 1, 2012, we granted Mr. Esplin 78,616 options at an exercise price of $13.41, and 37,286 shares of restricted stock.

(7)
On February 23, 2010, we granted Mr. Hankins 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Hankins 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock. On February 1, 2012, we granted Mr. Hankins 58,962 options at an exercise price of $13.41, and 27,964 shares of restricted stock.

(8)
On February 23, 2010, we granted Mr. Turner 21,459 options at an exercise price of $13.50, and 25,926 shares of restricted stock. On February 2, 2011, we granted Mr. Turner 46,231 options at an exercise price of $17.59, and 24,233 shares of restricted stock. On February 1, 2012, we granted Mr. Turner 62,893 options at an exercise price of $13.41, and 29,828 shares of restricted stock.

Option Exercises and Stock Vested During Fiscal 2012

        The following table presents information regarding the vesting during 2012 of restricted stock awards previously granted to the named executive officers. No exercises of stock options by named executive officers occurred during 2012.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Jon M. Huntsman	62,592	$841,810
Peter R. Huntsman	231,727	$3,177,231
J. Kimo Esplin	85,501	$1,177,703
Anthony P. Hankins	71,988	$990,143
Simon Turner	50,504	$694,099

(1)
All named executive officers receive restricted stock awards. The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Jon M. Huntsman	02/02/11	02/02/12	$13.39	37,901	$507,494	11,952	$160,037	25,949	$347,457
	02/23/10	02/23/12	$13.54	24,691	$334,316	7,766	$105,152	16,925	$229,165

				62,592	$841,810	19,718	$265,189	42,874	$576,622
Peter R. Huntsman	02/02/11	02/02/12	$13.39	37,901	$507,494	10,025	$134,235	27,876	$373,260
	02/23/10	02/23/12	$13.54	60,493	$819,075	18,413	$249,312	42,080	$569,763
	03/02/09	03/02/12	$13.88	133,333	$1,850,662	48,600	$674,568	84,733	$1,176,094

				231,727	$3,177,231	77,038	$1,058,115	154,689	$2,119,117
J. Kimo Esplin	02/02/11	02/02/12	$13.39	9,475	$126,870	3,177	$42,540	6,298	$84,330
	02/23/10	02/23/12	$13.54	12,963	$175,519	4,079	$55,230	8,884	$120,289
	03/02/09	03/02/12	$13.88	63,063	$875,314	23,574	$327,207	39,489	$548,107

				85,501	$1,177,703	30,830	$424,977	54,671	$752,726
Anthony P. Hankins	02/02/11	02/02/12	$13.39	9,475	$126,870	2,626	$35,162	6,849	$91,708
	02/23/10	02/23/12	$13.54	12,963	$175,519	3,429	$46,429	9,534	$129,090
	03/02/09	03/02/12	$13.88	49,550	$687,754	16,278	$225,939	33,272	$461,815

				71,988	$990,143	22,333	$307,530	49,655	$682,613
Simon Turner	02/02/11	02/02/12	$13.39	8,078	$108,164	4,201	$56,251	3,877	$51,913
	02/23/10	02/23/12	$13.54	8,642	$117,013	4,494	$60,849	4,148	$56,164
	03/02/09	03/02/12	$13.88	33,785	$468,922	17,568	$243,844	16,216	$225,078

				50,504	$694,099	26,263	$360,944	24,241	$333,155

Pension Benefits in Fiscal 2012

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the narrative following the table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2012 for the named executive officer under each plan based upon the assumptions described below.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Defined Benefit Pension Plan	35.167	$103,119	$9,935
	Supplemental Executive Retirement Plan		$2,308,611	$3,137,512
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	29.417	$736,597	—
	Supplemental Executive Retirement Plan		$9,381,151	—
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	18.417	$454,413	—
	Supplemental Executive Retirement Plan		$1,413,886	—
Anthony P. Hankins(3)	Huntsman Pension Scheme (U.K.)	33.225	$6,559,021	—
Simon Turner(4)	Tioxide Pension Fund	22.833	$706,863	—
	Huntsman Global Pension Scheme		$616,547	—
	Huntsman Top-Up Payment		$2,800,664	—

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2012 Annual Report.

(2)
The actuarial present value of the accumulated benefits is determined using the same pension plan measurement date and assumptions as used for financial reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2012 Annual Report. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman and Esplin, and a normal retirement age of 62 was used for Messrs. Hankins and Turner. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon M. Huntsman's benefits are payable immediately.

(3)
The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012. Benefits for Mr. Hankins under this plan will only increase based on changes in salary.

(4)
During 2012, a top-up payment agreement was put in place that made up for benefits lost due to salary restrictions in the U.K and provides benefits under the Huntsman Global Pension Scheme based on his uncapped final salary.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plan as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Huntsman Pension Plan in 2012.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Supplemental Executive Retirement Plan in 2012. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus cash performance awards, and (2) the benefit determined using base salary plus cash performance awards as limited by federal regulations.

        The Huntsman Pension Plan and the Supplemental Executive Retirement Plan are described in greater detail in "Compensation Discussion and Analysis" above. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        Under these plans, a participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and non-equity incentive plan compensation as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans of $250,000 for 2012. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The 2012 pay credits for the Huntsman Pension Plan are $30,000 for Jon M. Huntsman, $26,250 for Peter R. Huntsman, and $22,500 for Mr. Esplin. The 2012 pay credits for the Supplemental Executive Retirement Plan are $1,368,048, $764,841, and $93,202 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The 2012 interest credits for the Huntsman Pension Plan are $4,371 for Jon M. Huntsman, and $27,125 and $16,560 for Messrs. Peter R. Huntsman, and Esplin, respectively. The 2012 interest credits for the Supplemental Executive Retirement Plan are $46,136, $324,962, and $50,422 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including named executive officers Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Supplemental Executive Retirement account in connection with his prior retirement from the Company in 2001. Jon M. Huntsman continued to serve as Chairman of the Board from that time until 2009, when we entered into a new employment arrangement with him whereby he serves as our Executive Chairman.

        "Disability" under the Huntsman Pension Plan provides that, for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of our long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme for U.K. associates in the Polyurethanes segment. Mr. Turner participates in the Huntsman UK Pension Plan (a defined contribution pension plan) with trailing participation in the nonqualified Huntsman Global Pension Scheme and the qualified Tioxide Pension Fund for all U.K. associates in the Pigments segment. The Huntsman Pension Scheme in which Mr. Hankins participates provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $17,840 (£11,250), plus 1.83% of final pensionable compensation above $17,840 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme in the U.K. is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2012, Mr. Hankins had approximately 32 years of service in the U.K., and is fully vested in these benefits. The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012 and, after that date, benefits for current participants under the plan will only increase based on changes in salary.

        Mr. Turner participates in a defined benefit pension arrangement through the tax-qualified Tioxide Pension Fund for service with us prior to January 1, 2011. The Tioxide Pension Fund was a traditional defined benefit pension plan that provided benefit accruals based on final average earnings, with a typical accrual rate of 1/70th and a normal retirement age of 62. Defined benefit pension arrangements for the Tioxide Pension Fund were closed for Pigments associates on December 31, 2010, and arrangements were shifted to participation in the defined contribution Huntsman UK Pension Plan, on January 1, 2011. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Retirement and Savings Plans" for additional information regarding the Huntsman UK Pension Plan. For as long as associates remain with us, they retain a link between future pensionable salary growth and accrued service to the date of closure of the Tioxide Pension Fund. The Huntsman Global Pension Scheme is a non-registered defined benefit pension plan designed to restore benefits that cannot be provided in a registered plan due to pension or tax regulations or due to international assignments. During 2012, a top-up payment agreement was put in place to make up for benefits lost due to salary restrictions in the U.K and provides benefits under the Huntsman Global Pension Scheme based on Mr. Turner's uncapped final salary. Mr. Turner had approximately 23 years of service in the U.K., and is fully vested in benefits from these plans.

Nonqualified Deferred Compensation in Fiscal 2012

        The table below provides information on the nonqualified deferred compensation of the named executive officers in 2012 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers based in the United States participate in these plans with the exception of Simon Turner who is based in the U.K. and Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2012.

Name	Executive Contributions in Last FY(1)	Huntsman Contributions in Last FY(2)		Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Jon M. Huntsman	—	—		—	—	—
Peter R. Huntsman	—	$586,236	(5)	$46,607	—	$3,294,365	(6)
J. Kimo Esplin	$175,806	$103,558	(7)	$72,278	—	$2,529,394	(8)
Anthony P Hankins	$23,006	$139,201	(9)	$39,658	—	$1,586,809	(10)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2012 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table for 2012 set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for each named executive officer who participates in the plans were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Peter R. Huntsman—$1,328,003, Mr. Esplin—$352,208, Mr. Hankins—$307,422.

(5)
This amount includes a contribution of $3,500 to the Supplemental Savings Plan and a contribution of $582,736 to the SEMPP.

(6)
This amount includes $57,567 from our Supplemental Savings Plan and $3,236,798 from our SEMPP.

(7)
This amount includes a contribution of $20,712 to the Supplemental Savings Plan and a contribution of $82,846 to the SEMPP.

(8)
This amount includes $1,901,160 from our Supplemental Savings Plan and $628,234 from our SEMPP.

(9)
This amount includes a contribution of $15,003 to the Supplemental Savings Plan and a contribution of $124,198 to the SEMPP.

(10)
This amount includes $1,144,012 from our Supplemental Savings Plan and $442,797 from our SEMPP.

        We provide executive officers based in the United States the opportunity to participate in up to four defined contribution savings plans: (1) the 401(k) Plan; (2) the Supplemental Savings Plan; (3) the MPP; and (4) the SEMPP. With the exception of Jon M. Huntsman and Mr. Turner who is based in the U.K., our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive cash performance awards are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS").

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive cash performance awards. The Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004. The Company continues to make annual contributions on behalf of existing MPP participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2012," except that a "Disability" must also constitute a disability for purposes of Section 409A. Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our nonqualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported in the "—Nonqualified Deferred Compensation in Fiscal 2012" table above are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2012. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2012 Performance
American Beacon Large Cap Value Institutional	AADEX	19.07%
American Beacon Small Cap Value Institutional	AVFIX	16.52%
American Century Inflation Adjusted Bond Institutional	AIANX	6.89%
American Century Real Estate Institutional	REAIX	18.03%
Dimensional Emerging Markets Value Portfolio	DFEVX	19.36%
Fidelity Freedom Fund Income	FFFAX	6.36%
Fidelity Freedom Fund 2010	FFFCX	10.53%
Fidelity Freedom Fund 2020	FFFDX	11.86%
Fidelity Freedom Fund 2030	FFFEX	13.65%
Fidelity Freedom Fund 2040	FFFFX	14.61%
Fidelity Freedom Fund 2050	FFFHX	15.23%
Fidelity International Discovery Fund	FIGRX	22.17%
Fidelity Low Priced Stock Fund	FLPSX	18.66%
First Eagle Overseas Class A	SGOVX	13.98%
Janus Venture I	JVTIX	17.33%
Morgan Stanly Institutional Fund Trust Mid Cap Growth P	MACGX	9.17%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	5.31%
PIMCO Developing Local Markets Institutional	PLMIX	8.63%
PIMCO Total Return Institutional	PTTRX	10.36%
T Rowe Price New America Growth	PRWAX	13.56%
Vanguard Institutional Index Institutional	VINIX	15.98%
Vanguard Retirement Savings Trust II	N/A	2.58%
Vanguard Select Value	VASVX	15.25%
Vanguard Small Cap Index Signal	VSISX	18.25%

Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers. For 2012, the only arrangement in effect that provided potential severance benefits to our named executive officers was our Executive Severance Plan. In addition, the vesting of outstanding restricted stock awards and stock options granted under our Stock Incentive Plan may be accelerated in the event of a change of control. Effective January 1, 2013, we entered into Severance Agreements with Jon M. Huntsman and Peter R. Huntsman and, during the term of these agreements, Jon M. Huntsman and Peter R. Huntsman are not entitled to participate in the Executive Severance Plan.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee, which is permitted at its sole discretion). In order to provide our stockholders with the most relevant and up-to-date information regarding our currently existing arrangements, the following disclosures discuss and quantify the benefits available to Jon M. Huntsman and Peter R. Huntsman under the Severance Agreements, instead of under the Executive Severance Plan.

        Executive Severance Plan.    Historically, based on information provided by Meridian, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2012, the Compensation Committee kept severance at this same level, as information provided by Meridian indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        Pursuant to our Executive Severance Plan, each participant will be entitled to receive a single cash lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for U.S. participants for two years following termination (which will be in the form of a lump sum cash payment equal to the monthly health care premiums for coverage), and outplacement services for a period of one year.

        As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. Mr. Hankins is entitled to 12 months notice and 175% of his annual base pay upon termination as is the case with all U.K. associates in our Polyurethanes segment. Accordingly, his potential severance payment is 33 times base monthly salary upon termination. Mr. Turner is entitled to 175% of his annual base pay, but not a 12 months notice feature upon termination as is the case with all U.K. associates in our Pigments segment. Accordingly, his potential severance payment would be 21 times base monthly salary upon termination. By comparison, the Executive Severance Plan provides for a more lucrative severance arrangement for Mr. Turner whereby he would receive a payment equal to two times his annual base salary, or 24 times base monthly salary, in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason."

        A participant will not be entitled to benefits under the Executive Severance Plan upon the participant's reemployment with an employer in our controlled group within the thirty day period immediately following the participant's termination of employment, upon the participant's refusal to sign a waiver and release of claims in our favor if we request such a waiver and release, or if the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change.

        Severance Agreements with Jon M. Huntsman and Peter R. Huntsman.    For 2013, the Compensation Committee determined that increased amounts of severance in the context of a qualifying termination in connection with or following a change of control were appropriate for Jon M. Huntsman and Peter R. Huntsman, and entered into Severance Agreements with these two named executive officers effective January 1, 2013. The Severance Agreements have a five year term and, during the term of the agreements, Jon M. Huntsman and Peter R. Huntsman are not eligible to participate in the Executive Severance Plan.

        Consistent with the practice of many of our peers, the Compensation Committee adopted these agreements, which are designed to provide protection to our named executive officers who are primarily tasked with the management of our overall operations and business strategy so that they are not distracted by their personal, professional and financial situations at a time when we need them to remain focused on their responsibilities, our best interests and those of our stockholders. The Compensation Committee consulted extensively with Meridian to design these arrangements taking into account market practices. The agreements provide for a "double-trigger" payout of cash change of control severance amounts only in the event of a change of control and the executive officer's qualifying termination of employment.

        Under the terms of the Severance Agreements, if Jon M. Huntsman or Peter R. Huntsman is terminated by us other than for Reasonable Cause or terminates his employment for Good Reason, the executive will be entitled to the payments and benefits specified in the Executive Severance Plan for senior executives as described above.

        For Jon M. Huntsman, upon the occurrence of a change of control, his Severance Agreement provides that all unvested equity awards under the Stock Incentive Plan will become immediately vested. In addition, if his employment is terminated by us without Reasonable Cause or by him for Good Reason, in either case, within three years following a change of control, we will pay Jon M. Huntsman a lump sum cash amount equal to (1) three times his then current annual base salary, (2) three times the largest annual bonus paid to him during any of the three previous calendar years, (3) the largest annual bonus amount paid to him during any of the previous three calendar years, reduced by an amount equal to the pro rata portion of such bonus attributable to the portion of the calendar year of his termination that occurs after his termination date, plus (4) an amount equal to $42,890, representing the loss of certain health and welfare benefits provided to him in connection with his employment. In the case of Peter R. Huntsman, in the event his employment is terminated by us other than for Reasonable Cause or by him for Good Reason, in either case, within two years following a change of control, we will pay him a lump sum cash amount equal to 2.9 times his then current annual base salary. Payment of these amounts is contingent upon each executive executing (and not revoking) a release of claims in favor of the company. For purposes of the Severance Agreements, the terms "Reasonable Cause" and "Good Reason" generally have the same meaning given such terms for purposes of the Executive Severance Plan. A "change of control" means (1) an acquisition of beneficial ownership of 20% or more of our then outstanding shares of common stock or of our outstanding voting securities, (2) a majority change in the incumbent directors of the Board, (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (subject to certain limitations), or (4) a complete liquidation or dissolution of the company.

        The Severance Agreements do not contain tax gross up provisions; however, the agreements do include a "best of net" provision, which provides that, if any payments or benefits to which the executive is entitled in connection with his termination are likely subject to the tax imposed by Section 4999 of the Internal Revenue Code, the payment will (1) be reduced such that Section 4999 does not apply or (2) paid in full, whichever produces the better net after tax position to the executive.

  Stock Incentive Plan Awards

        Equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

If there is a Change of Control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

Any such provision made by the Compensation Committee could benefit all participants in the Stock Incentive Plan, including the named executive officers.

  Supplemental Savings Plan

        Pursuant to our Supplemental Savings Plan, upon a change of control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

  Quantification of Potential Payments and Benefits

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2012. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2012 of $15.90. In addition, the quantification of the amounts below for Jon M. Huntsman and Peter R. Huntsman are based on the terms of the Severance Agreements in effect as of January 1, 2013 (instead of on the terms of the Executive Severance Plan), as if the Severance Agreements were in place as of the last day of fiscal year 2012. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2012" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2012" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause or For Good Reason	Change of Control	Involuntary Termination following Change of Control
Compensation
Cash Severance(1)	—	—	—	$2,400,000	—	$29,576,000
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$3,969,165	—
Benefit Plans
Huntsman Pension Plan(3)	$111,565	$111,565	$111,565	$111,565	—	—
Supplemental Executive Retirement Plan(3)	$2,336,903	$2,336,903	$2,336,903	$2,336,903	—	—
Health & Welfare(4)	—	—	—	$23,638	—	$42,890
Outplacement Services(5)	—	—	—	$9,000	—	—

(1)
In the event of an involuntary termination without Reasonable Cause or for Good Reason, this amount is equal to twice Mr. Huntsman's annual salary. In the event of an involuntary termination following a change of control, this amount is equal to the amounts specified in Mr. Huntsman's Severance Agreement, as described above. No cash severance amount is payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. In addition, Mr. Huntsman's Severance Agreement provides for automatic vesting in full of his outstanding unvested equity awards upon the occurrence of a change of control. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $3,969,165. Mr. Huntsman had no option-based awards as of December 31, 2012.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause or For Good Reason	Change of Control	Involuntary Termination following a Change of Control
Compensation
Cash Severance(1)	—	—	—	$3,200,000	—	$4,640,000
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$6,230,227	—
Benefit Plans
Huntsman Pension Plan(3)	$595,883	$595,883	$595,883	$595,883	—	—
Supplemental Executive Retirement Plan(3)	$7,589,053	$7,589,053	$7,589,053	$7,589,053	—	—
Health & Welfare(4)	—	—	—	$23,638	—	—
Outplacement Services(5)	—	—	—	$9,000	—	—

(1)
In the event of an involuntary termination without Reasonable Cause or for Good Reason, this amount is equal to twice Mr. Huntsman's annual salary. In the event of an involuntary termination following a change of control, this amount is equal to 2.9 times Mr. Huntsman's annual base salary as specified in Mr. Huntsman's Severance Agreement, as described above. No cash severance amount is payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $5,131,280, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $1,098,947.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause or for Good Reason	Change of Control
Compensation
Cash Severance(1)	—	—	—	$1,184,600	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,321,770
Benefit Plans
Huntsman Pension Plan(3)	$370,263	$370,263	$370,263	$370,263	—
Supplemental Executive Retirement Plan(3)	$1,152,058	$1,152,058	$1,152,058	$1,152,058	—
Health & Welfare(4)	—	—	—	$18,921	—
Outplacement Services(5)	—	—	—	$9,000	—

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,100,264, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $221,506.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement	Disability	Death	Involuntary Termination without Cause or for Good Reason	Change of Control
Compensation
Cash Severance(1)	—	—	—	$2,079,153	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,124,612
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$398,918	$507,734	$368,107	$398,918	—
Outplacement Services(4)	—	—	—	$9,000	—

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.5858. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $952,044, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $172,568.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $277,913.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Simon Turner

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	—	—	—	$968,924	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,042,308
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$211,402	$143,542	$105,701	$211,402	—
Outplacement Services(4)	—	—	—	$9,000	—

(1)
This amount is equal to twice Mr. Turner's annual salary as set forth in our Executive Severance Plan. This amount applies a GBP to USD exchange rate of 1.63, and is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Turner's unvested shares of restricted stock would have an estimated value of $868,538, and an acceleration of Mr. Turner's unvested options would have an estimated value of $173,770.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $174,195.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Turner might utilize these services, we expect the Company cost would be $9,000.

DIRECTOR COMPENSATION

        The following discussion of director compensation relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. The managers of Huntsman International do not receive any compensation for services rendered in such capacities in addition to compensation provided by our parent. Unless the context otherwise requires, references in this director compensation discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        Annual compensation for our non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation paid to our non-employee directors consists of an annual retainer as well as a supplemental retainer for the chairs and members of Board committees. Stock-based equity compensation for fiscal 2012 consisted of awards granted under our Stock Incentive Plan of stock or stock units at the election of each director. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, serve as directors of the Company but are not included in this table since they were also our employees during 2012. Messrs. Jon M. Huntsman and Peter R. Huntsman do not receive any additional compensation for their services as directors; thus, their total compensation is shown in the Summary Compensation Table.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but, for independent directors, should not be so great as to compromise independence. With the assistance of Meridian, the Compensation Committee periodically reviews our director compensation practices and compares them to the practices of companies in our peer group as well as against the practices of public company boards generally to ensure they are in line with typical market practices.

        Non-employee directors receive an annualized cash retainer of $135,000 paid in quarterly installments and an annual stock-based award with a value of approximately $135,000 on the grant date. Annual stock-based awards to our non-employee directors vest in full on the grant date. In addition, each member of the Audit Committee receives an additional annual cash retainer of $20,000 and each member of the Compensation, Governance and Litigation committees receives an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee receives an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each receive annual cash retainers of $20,000, in each case, in addition to the retainers received for being members of these committees. Directors receive pro rata amounts of the above fees for partial year service.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our non-employee directors with the ability to defer the receipt of director fees. For 2012, Ms. Beckerle and Mr. Harker were the only non-employee directors who elected to participate in this plan, and each elected to defer all 2012 fees. The investment choices available under this plan are identical to the investment choices available under our 401(k) and MPP plans. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our non-employee directors.

        The total 2012 compensation for our non-employee directors is shown in the following table:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation(3)	Total ($)
Nolan D. Archibald	$215,000	$135,000	—	$350,000
Mary C. Beckerle	$145,000	$135,000	—	$280,000
M. Anthony Burns	$195,000	$135,000	—	$330,000
Patrick T. Harker	$185,000	$135,000	—	$320,000
Jon M. Huntsman, Jr.(4)	$135,000	$135,000	$220,000	$490,000
Robert J. Margetts	$135,000	$135,000	—	$270,000
Wayne A. Reaud	$175,000	$135,000	—	$310,000
Alvin V. Shoemaker	$165,000	$135,000	—	$300,000

(1)
This column includes the following annual retainer and committee membership and chairmanship fees:

Director	Annual Retainer	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee		Lead Independent Director
Nolan D. Archibald	$135,000	—		$30,000	*	—		—		$50,000
Mary C. Beckerle	$135,000	—		—		$10,000		—		—
M. Anthony Burns	$135,000	$50,000	*	—		$10,000		—		—
Patrick T. Harker	$135,000	$20,000		—		$30,000	*	—		—
Jon M. Huntsman, Jr.	$135,000	—		—		—		—		—
Robert J. Margetts	$135,000	—		—		—		—		—
Wayne A. Reaud	$135,000	—		$10,000		—		$30,000	*	—
Alvin V. Shoemaker	$135,000	$20,000		$10,000		—		—		—

*
Includes fee for service as committee chair
(2)
This column represents the aggregate grant date fair value of stock awards or stock unit awards granted in 2012, computed in accordance with FASB ASC Topic 718. See "Note 22. Stock-Based Compensation Plan" to our consolidated financial statements in our 2012 Annual Report for additional detail regarding assumptions underlying the value of these equity awards. The stock awards granted on February 1, 2012, February 2, 2011, May 5, 2011, August 9, 2010, February 2, 2010 and May 5, 2010 were fully vested on the day of grant; stock and stock unit awards granted prior to 2009 and those granted on September 21, 2010 were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. Stock awards granted on September 21, 2010 vest in full in the event the director is no longer serving on the Board before the award is fully vested and such director was not removed for cause. The following table sets forth information regarding the stock-based equity compensation awards made to our non-employee directors during fiscal 2012:

	Granted 02/1/12 $13.41 per share		Granted 02/15/12 $12.99 per share		Aggregate 2012 Grants
Director	(#)	($)	(#)	($)	(#)	($)
Nolan D. Archibald	10,067	$135,000	—	—	10,067	$135,000
Mary C. Beckerle	10,067	$135,000	—	—	10,067	$135,000
M. Anthony Burns	10,067	$135,000	—	—	10,067	$135,000
Patrick T. Harker	10,067	$135,000	—	—	10,067	$135,000
Jon M. Huntsman, Jr.	—	—	10,393	$135,000	10,393	$135,000
Robert J. Margetts	10,067	$135,000	—	—	10,067	$135,000
Wayne A. Reaud	10,067	$135,000	—	—	10,067	$135,000
Alvin V. Shoemaker	10,067	$135,000	—	—	10,067	$135,000

  As of December 31, 2012, the aggregate number of unvested stock awards and vested stock option awards outstanding for each non-employee director was: 7,795 and 50,000 respectively for Mr. Archibald and 0 and 50,000 respectively for Messrs. Reaud and Shoemaker. None of the other non-employee directors held any unvested stock awards or unexercised stock options as of December 31, 2012.

(3)
Represents amounts paid to Gov. Jon M. Huntsman, Jr. in connection with his consulting relationship with our company as described under "Certain Relationships and Related Transactions—Transactions Consulting Agreement."

(4)
Gov. Jon M. Huntsman, Jr. has served as one of our non-employee directors since February 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our parent, Huntsman Corporation, owns all of our outstanding membership interests. The following discussion of security ownership relates to our parent, Huntsman Corporation. Because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

        The following table presents information regarding beneficial ownership of our common stock as of March 8, 2013 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 8, 2013. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners (except officers and directors):
Huntsman Family Holdings Company LLC	16,847,282	7.0%
The Huntsman Foundation	21,782,000	9.0%
Passport Capital, LLC ("Passport Capital"); John H. Burbank III ("Burbank")(3)	12,031,052	5.0%
Directors and named executive officers:
Jon M. Huntsman(4)	39,205,862	16.3%
Nolan D. Archibald(5)	161,012	*
Mary C. Beckerle(6)	22,137	*
M. Anthony Burns	33,896	*
Patrick T. Harker(7)	33,896	*
Jon M. Huntsman, Jr.	17,956	*
Peter R. Huntsman(8)	7,570,149	3.1%
Robert J. Margetts(9)	30,232	*
Wayne A. Reaud(10)	1,540,113	*
Alvin V. Shoemaker(11)	178,967	*
J. Kimo Esplin(12)	1,327,689	*
Anthony P. Hankins(13)	901,710	*
Simon Turner(14)	348,203	*
All directors and executive officers as a group (22 persons)(4)(8)(15)	54,278,814	22.38%

*
Less than 1%

(1)
The address of each beneficial owner (other than Passport Capital and Burbank) is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares (except as described below).

(2)
Based upon an aggregate of 241,045,334 shares of common stock outstanding on March 8, 2013.

(3)
Per Schedule 13G, filed February 14, 2013 and reporting beneficial ownership as of December 31, 2012, Burbank is the sole managing member of Passport Capital which serves as investment manager to Passport Special Opportunities Master Fund, LP ("Fund I") (shared power to vote and dispose 1,841,927 shares), Passport Global Long Short, LP ("Fund II") (shared power to vote and dispose 456,600 shares), Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A—Global Strategy ("Fund III") (shared power to vote and dispose 4,541,925 shares), Gold Coast Capital Subsidiary VIII Limited ("Account I") (sole power to vote 227,200 shares and shared power to dispose 227,200 shares), Norges Bank (Central Bank of Norway) ("Account II") (sole power to vote 4,712,100 shares and shared power to dispose 4,712,100 shares) and Blackwell Partners, LLC ("Account III") (shared power to vote and dispose 251,600 shares). Passport Holdings, LLC ("Holdings") (shared power to vote and dispose 2,298,527 shares) is the General Partner to Fund I and Fund II. Burbank and Passport Capital may each be deemed to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares owned of record by Fund I, Fund II, Fund III, Account I, Account II and Account III except in the case of Account I and Account II which maintain sole power to vote or direct the vote of their beneficially owned shares.

The address of Burbank, Passport Capital, Holdings, Fund I, Fund II, Fund III, Account I, Account II and Account III is: c/o Passport Capital, LLC, One Market St., Steuart Tower, Ste. 2200, San Francisco, CA 94105.

(4)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (a) 16,847,282 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in that company, (b) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (c) 21,782,000 shares that he contributed to The Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation. Jon M. Huntsman has pledged 8,000,000 shares as security for bank loans.

(5)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 40,201 vested stock units, the shares underlying that will be deliverable upon termination of service. Also includes 20,288 shares held by Archibald 8, LLC, for which he serves as Manager.

(6)
Includes 17,630 vested stock units, the shares underlying that will be deliverable upon termination of service.

(7)
Includes 17,630 vested stock units, the shares underlying that will be deliverable upon termination of service.

(8)
Includes options to purchase 2,120,209 shares of common stock that are exercisable within 60 days of March 8, 2013. Also includes the following shares of which Peter R. Huntsman may be deemed to be the beneficial owner: (a) 191,000 shares that are held by his spouse as Uniform Gifts to Minors Act custodian for six of Peter R. Huntsman's children, (b) 843,657 shares that are held by his spouse as Utah Uniform Transfers to Minors Act custodian for each of Peter R. Huntsman's eight children, and (c) 933,328 shares held by P&B Capital, L.C. for which he and his spouse are the only managers and members. Peter R. Huntsman expressly disclaims beneficial ownership of any shares held by his spouse.

(9)
Includes 30,232 vested stock units, the shares underlying that will be deliverable upon termination of service.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 111,013 vested stock units, the shares underlying that will be deliverable upon termination of service.

(11)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 97,669 vested stock units, the shares underlying that will be deliverable upon termination of service.

(12)
Includes options to purchase 884,920 shares of common stock that are exercisable within 60 days of March 8, 2013.

(13)
Includes options to purchase 594,805 shares of common stock that are exercisable within 60 days of March 8, 2013.

(14)
Includes options to purchase 281,168 shares of common stock that are exercisable within 60 days of March 8, 2013.

(15)
Includes options to purchase a total of 6,060,958 shares of common stock that are exercisable within 60 days of March 8, 2013, and a total of 321,938 vested stock units, the shares underlying that will be delivered to the applicable holder upon termination of service.

 CORPORATE GOVERNANCE

        The following discussion of corporate governance relates to our parent, Huntsman Corporation. Huntsman International is a wholly-owned subsidiary of Huntsman Corporation and as a result it does not have common interests listed on an exchange. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we have included the following discussion of the corporate governance of our parent. Unless the context otherwise requires, references in this corporate governance discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

Board Independence

        It is important to our company for investors to have confidence that the individuals serving as independent directors on the Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  The (1) director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) director is a current employee of such a firm; (3) director has an immediate family member who is a current employee of such a firm and who personally works on our company's audit; or (4) director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to our company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our company, senior management and independent registered accounting firm have been made available to the Governance Committee.

        In conducting its independence review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions." In addition, with respect to Mr. Reaud, the Governance Committee considered Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation and a retainer of $200,000 paid in 2012 to Mr. Reaud's former law firm, Reaud, Morgan & Quinn, for legal services. No such retainer will be paid in 2013 and Mr. Reaud receives no compensation from, and has no financial interest in, his former firm. The Governance Committee also considered Dr. Beckerle's position as CEO of the Huntsman Cancer Institute, or the Institute. The Governance Committee took into account the fact that Jon M. Huntsman has no ownership of the Institute, which is part of the University of Utah, a public institution owned by the State of Utah. The Governance Committee further considered that beginning a number of years ago, the Huntsman Cancer Foundation, a 501(c)(3) charity whose purpose is to help fund the Institute, has made stipend payments of $100,000 annually to the CEO of the Institute. The Governance Committee took into account that Jon M. Huntsman is only one of four trustees of the Huntsman Cancer Foundation, and that our company has no financial relationship with either the Huntsman Cancer Foundation or the Institute other than purchasing a table for $10,000 at an annual fundraiser for the Institute.

        On the basis of its review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Messrs. Archibald, Burns, Reaud, Shoemaker and Drs. Beckerle and Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise, in full, the membership of the three standing Board committees discussed below.

        Jon M. Huntsman is not considered to be an independent director because he is employed by our company and is the father of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Peter R. Huntsman is not considered to be an independent director because he is employed by our company and is the son of Jon M. Huntsman, our Executive Chairman, and the brother of James H. Huntsman, our Division President, Advanced Materials. Gov. Jon M. Huntsman, Jr. is not considered to be an independent director because of his consulting relationship with our company as described under "Certain Relationships and Related Transactions—Transactions Consulting Agreement" and because he is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Sir Robert is not considered to be an independent director because he was an employee of our company within the last three years. We expect that Sir Robert will be considered independent in August 2013.

Board Meetings

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During 2012, the Board met ten times, the non-management directors met in executive session five times and the independent directors met in executive session two times. During 2012, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to also serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Archibald, who also serves as Lead Independent Director.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Mr. Archibald, who serves as Vice Chairman of the Board and Lead Independent Director, has been designated as the presiding director at these sessions.

        We believe that the appropriate Board leadership structure for our company may vary, depending on the circumstances facing the Board and our company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee (in November 2008) and the change of Jon M. Huntsman's role from Chairman to Executive Chairman (in February 2009) in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses our company's present needs and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        The Board is responsible for overseeing our company's management of risk. The Board strives to effectively oversee our company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of our stockholders. The Board understands that its focus on effective risk oversight is critical to setting our company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our company's risk philosophy by having discussions with management to establish a mutual understanding of our company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our company's most significant risk exposures. The Board expects, and receives, frequent updates from management about our company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee regularly discusses with management our company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our company's risk assessment and risk management policies. Also, our Compensation Committee helps the Board to identify our company's exposure to any risks potentially created by our compensation programs and practices. Our Governance Committee oversees risks relating to our company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our Litigation Committee assesses risk from litigation and areas of legal exposure to which our company is or could be subject and makes recommendations to the Board regarding those matters. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

        We believe that the oversight function of the Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.

Board Committees

        The Board currently has, and appoints the members of, independent Audit, Compensation, and Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of the charters free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The independent committees are currently structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	Patrick T. Harker (Chair)
Patrick T. Harker	Wayne A. Reaud	Mary C. Beckerle
Alvin V. Shoemaker	Alvin V. Shoemaker	M. Anthony Burns

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of our company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise.

        The Board has determined that each member of the Audit Committee is independent as that term is defined by the listing standards of the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and satisfies the additional independence criteria adopted by the Board and described above. The Board has also determined that Mr. Burns, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. For information regarding Mr. Burns' business experience, see "Proposal No. 1—Election of Directors—Nominees and Existing Directors." No member of the Audit Committee serves on more than two other public company audit committees.

        The Audit Committee held eight meetings in 2012.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        Under its charter, the stated purposes of the Compensation Committee are to:

  •
  review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing;

  •
  review and approve compensation for our corporate and executive officers and their family members that are employees, and review and recommend compensation for our directors; and

  •
  perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met eight times during 2012, and five of these meetings included an executive session. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        Please see "Compensation Discussion and Analysis—Annual Review of Executive Compensation" for additional information on the Compensation Committee's processes and procedures for the consideration and determination of executive officer and director compensation.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that our corporate governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines;

  •
  monitoring director independence;

  •
  managing the Board's annual evaluation process;

  •
  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

  •
  identifying, screening and recommending qualified director candidates;

  •
  periodically reassessing the adequacy of the Board's size;

  •
  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        The Governance Committee held four meetings in 2012.

        Litigation Committee.    In addition to the independent committees described above, the Board also has a Litigation Committee. The Litigation Committee assists the Board by reviewing and assessing current and potential litigation and areas of legal exposure in which our company is or could be involved and making recommendations to the Board regarding legal matters. The members of the Litigation Committee are Wayne A. Reaud, who serves as the committee's Chair, Jon M. Huntsman and Peter R. Huntsman. The Litigation Committee generally meets quarterly in connection with our regularly scheduled Board meetings.

Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board must meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee also welcomes stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee, and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee uses the same process to screen all potential candidates, regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. Except as described under "Stockholder Proposals and Director Nominations for the 2014 Annual Meeting," the procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines provide for the following:

  •
  membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

  •
  each regularly scheduled Board meeting will include an executive session of the non-management directors;

  •
  the independent directors will meet in executive session at least once annually;

  •
  the Board and its committees each conduct an annual self-evaluation;

  •
  non-management directors are not permitted to serve as a director for more than three other public companies;

  •
  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

  •
  directors are expected to attend all meetings of the Board and of the committees of which they are members;

  •
  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday;

  •
  directors are required to offer their resignation upon a change in their principal occupation;

  •
  directors should function consistent with the highest level of professional ethics and integrity; and

  •
  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller. Among other matters, this code is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but is not required. In 2012, all of the then-current directors attended the 2012 Annual Meeting of Stockholders in person.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

        The following discussion of certain relationships and transactions with related persons relates to our parent, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, we believe this discussion is material to an understanding of our Company and our subsidiaries. Unless the context otherwise requires, references in this discussion to "we," "us," "our," or "our company" refer to Huntsman Corporation, together with its subsidiaries.

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved our lease payments for the Salt Lake City office building, described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the adoption of the policy described above.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Jon M. Huntsman is the Executive Chairman and the father of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. In 2011, this arrangement was extended for an additional 10 year period. Under this arrangement, monthly sublease payments from Airstar to Jstar are approximately $115,000, and an aggregate of $11 million is payable through the end of the remaining eight year lease term. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2.4 million per year to our subsidiary for such third party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which typically has been at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

  Salt Lake City Office Building

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman, to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $2 million to the Huntsman Foundation. During each of the years ended 2013, 2012 and 2011, we made payments of approximately $2 million to the Huntsman Foundation under the lease. The lease expires on December 31, 2018, subject to a five-year extension, at our option.

  Consulting Agreement

        Effective May 1, 2012, we entered into a Consulting Agreement with Jon M. Huntsman, Jr., one of our directors and the former governor of Utah and U.S. Ambassador to Singapore and China. Pursuant to the Consulting Agreement, Jon M. Huntsman, Jr. agreed to: provide strategic advice to senior management of the Company on political, economic and business matters, particularly in connection with markets and opportunities in Asia; participate from time to time in negotiations and discussions with business leaders and dignitaries; assist in marketing our products; and participate in such other meetings or discussions as may be requested by senior management of the Company upon reasonable notice. In exchange for these services, we paid Jon M. Huntsman, Jr. $27,500 per month through the term of the Consulting Agreement. Following the expiration of the Consulting Agreement on December 31, 2013, we entered into a new Consulting Agreement with the same terms as the previous Consulting Agreement. The new Consulting Agreement expires on December 31, 2015, subject to our right to extend the agreement for two-year terms. Jon M. Huntsman, Jr. is the son of our Executive Chairman, Jon M. Huntsman and the brother of our Chief Executive Officer, Peter R. Huntsman, and Division President, Advanced Materials, James Huntsman.

  Other Transactions with the Huntsman Family

        James H. Huntsman is the Division President of our Advanced Materials business, a position he was appointed to in May 2011. He is the son of the Executive Chairman, Jon M. Huntsman, the brother of the Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Gov. Jon M. Huntsman, Jr. During 2012, James Huntsman was paid a salary of $412,000 and earned a cash performance award of $253,100. In February 2012, he was granted 31,447 option awards with an exercise price of $13.41, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 14,914 restricted stock awards in February 2012 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. All amounts paid to James Huntsman for 2012 were approved by the Compensation Committee, which reviews and approves, for corporate and executive officers and their family members that are employees, all annual and other compensation arrangements and components. For 2013, James Huntsman will be paid a salary of $412,000 and may earn a cash performance award of up to 60% of his 2013 salary. The final amount of the cash performance award will be determined by the Compensation Committee in 2014.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and other stockholders pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Division President, Advanced Materials, James H. Huntsman, are affiliates of Huntsman Family Holdings. In addition, Peter R. Huntsman, our Chief Executive Officer, and J. Kimo Esplin, our Chief Financial Officer, are parties to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

 DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC, a wholly owned Subsidiary of Huntsman Corporation, and not to any of its Subsidiaries. Additionally, the word "guarantors" refers to our Subsidiaries who will initially guarantee the notes as described below and any other Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old notes were, and the new notes will be, issued under an indenture dated December 23, 2013 among our Company, the guarantors, Wilmington Trust, National Association, as trustee (the "Trustee") and Citibank, N.A. London Branch, as paying agent and transfer agent and registrar. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The indenture provides for the issuance of €300.0 million in aggregate principal amount of old notes. The indenture also provides for the issuance of an unlimited amount of additional notes (including the new notes to be issued in exchange for the old notes), which we refer to in this description as "additional notes." All additional notes will be identical to the old notes and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders. There can be no assurances, however, that any additional notes subsequently issued under the indenture will be treated as fungible with the old notes for United States federal income tax purposes.

        The term "notes" as used in this description will mean all notes issued pursuant to the indenture and will include all notes issued in exchange for any such notes pursuant to a registration rights agreement, from time to time outstanding. We have applied to list the notes on the Official List of the Luxemboug Stock Exchange and admit the notes to trading on the Luxemboug Stock Exchange's Euro MTF Market (the "Euro MTF").

        The following description is a summary of the material provisions of the indenture dated December 23, 2013 and the exchange and registration rights agreement dated December 23, 2013, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety. The outstanding old notes that you currently hold and the new notes that will be issued upon exchange of the old notes that you hold will be identical in all material respects, except that the new notes will have been registered under the Securities Act. Accordingly, unless specified to the contrary, the following description applies to both the outstanding old notes that you currently hold and the new notes to be issued upon exchange of your old notes. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the exchange and registration rights agreement with respect to the €300 million of old notes sold pursuant to a purchase agreement dated December 11, 2013 were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated December 23, 2013. You may read and copy these exhibits and any reports, statements or other information that we and our parent have filed with the SEC, at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings.

        The registered holder of a note will be treated as its owner for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

  The Notes

        The notes are:

  •
  general unsecured senior obligations of Huntsman International;

  •
  equal in right of payment to all existing and future senior indebtedness of Huntsman International (including Huntsman International's outstanding 4.875% Senior Notes due 2020) and structurally subordinated to all liabilities (including trade payables) of Huntsman International's Subsidiaries that are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  senior in right of payment to all existing and future subordinated indebtedness of Huntsman International (including Huntsman International's outstanding 8.625% Senior Subordinated Notes due 2020 and 8.625% Senior Subordinated Notes due 2021, which we refer to as the "Existing Subordinated Notes"); and

  •
  unconditionally guaranteed by the guarantors on a senior basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim with respect to any collateral securing the debt owed to them.

  The Guarantees

        As of the date of this prospectus, Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia LLC, Huntsman Australia Holdings LLC, Huntsman Chemical Purchasing LLC, Huntsman Enterprises LLC, Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Financial LLC, Huntsman International Fuels LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing LLC, Huntsman Procurement LLC, Huntsman Propylene Oxide LLC, Huntsman Purchasing, Ltd., Huntsman Surfactants Technology Corporation, Tioxide Americas (Holdings) LLC, Tioxide Americas LLC and Tioxide Group, are our only Subsidiaries that will guarantee Huntsman International's obligations under the notes and the indenture. Other Subsidiaries may become guarantors after the Issue Date as provided in the indenture. The obligations of the guarantors under their guarantees will be limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior obligations of the guarantors;

  •
  are equal in right of payment to all existing and future senior indebtedness of the guarantors; and

  •
  are senior in right of payment to all existing and future subordinated indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2013, as adjusted for the offering of the old notes and the application of the proceeds thereof, as described in "Use of Proceeds," Huntsman International LLC and the guarantors would have had approximately $3.3 billion of outstanding senior indebtedness (excluding intercompany subsidiary indebtedness but including the note payable to our parent), of which approximately $1.4 billion would have been secured. Further and not included above, our non-guarantor Subsidiaries had approximately $592 million of indebtedness (excluding intercompany subsidiary indebtedness) outstanding on December 31, 2013. See "Note 25. Condensed Consolidating Financial Information" to our audited consolidated financial statements for certain financial information about our non-guarantor Subsidiaries.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International;

  (ii)
  a disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of capital stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its capital stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International;

  (iii)
  such guarantor ceases to be a borrower or other obligor with respect to any other indebtedness of Huntsman International;

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture.

Principal, Maturity and Interest of Notes

        The notes will be issued only in fully registered form, without coupons. The notes will be issued only in minimum denominations of €100,000 (the "Minimum Denomination") and integral multiples of €1,000 in excess thereof. The notes will mature on April 15, 2021, at the principal amount, plus accrued and unpaid interest and additional interest, if any, to, but not including, the maturity date.

        Interest on the notes will accrue at the rate of 5.125% per annum. Interest on the notes is payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2014. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding April 1 and October 1.

        Interest on the notes will accrue from the date of original issuance, or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

        Huntsman International will maintain one or more paying agents (each a "Paying Agent") for the notes in (i) the City of London and (ii) Luxembourg, for so long as the notes are listed on the Euro MTF, but only if the rules of the Luxembourg Stock Exchange so require (which they currently do not). The initial sole Paying Agent is Citibank, N.A. London Branch in the city of London. Huntsman International undertakes that, so long as the notes remain outstanding, it will ensure that it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Council of the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the Economic and Financial Affairs Council ("ECOFIN") meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to confirm to, such directive.

        The Company will also maintain a registrar (the "Registrar") and one or more transfer agents (each, a "Transfer Agent"). The initial Registrar and Transfer Agent is Citibank, N.A. London Branch. The Registrar and the Transfer Agent will maintain a register reflecting ownership of definitive registered notes outstanding from time to time and will make payments on and facilitate transfers of definitive registered notes on behalf of the Huntsman International.

        Huntsman International may change the Paying Agent, the Registrar or the transfer agent without prior notice to the Holders. For so long as the new notes are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or transfer agent in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Optional Redemption

        Prior to the date that is 90 days prior to the scheduled maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

        At any time on or after the date that is 90 days prior to the final maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

  Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee (or the Registrar, as applicable) will select notes on a pro rata basis subject to the Minimum Denominations requirement, unless another method is required by law or stock exchange requirement or the procedures of the relevant clearing system.

        No notes having principal of less than the Minimum Denomination may be redeemed in part. Notices of redemption will be sent by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to the trustee and each holder of notes to be redeemed at its registered address except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption will state:

  •
  the redemption date; the redemption price and the amount of accrued interest and additional interest, if any, to be paid;

  •
  the paragraph of the notes pursuant to which the notes are being redeemed;

  •
  the name and address of the Paying Agent;

  •
  that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

  •
  that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes or portions of them called for redemption will cease to accrue on and after the redemption date;

  •
  that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes;

  •
  that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and

  •
  whether the redemption is conditioned on any events and what such conditions are.

        Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in the discretion of Huntsman International, the redemption date may be delayed until such time as any or all of such conditions have been satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

        Upon surrender of a physical note to be redeemed in part, Huntsman International will issue a new note in a principal amount equal to and in exchange for the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

        So long as any new notes are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, any redemption notice to the holders of the relevant notes shall also be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu), and, in connection with any redemption, Huntsman International will notify the Luxembourg Stock Exchange of any change in the principal amount of notes outstanding.

Change of Control

        Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require Huntsman International to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the repurchase date).

        Within 30 days following any Change of Control Repurchase Event, Huntsman International will mail a notice (a "Change of Control Offer") to each holder of notes with a copy to the trustee stating:

  (1)
  that a Change of Control Repurchase Event has occurred and that such holder has the right to require Huntsman International to repurchase such holder's notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date occurring on or prior to the repurchase date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

  (3)
  the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions that a holder must follow in order to have its notes purchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, Huntsman International will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        Notes repurchased by Huntsman International pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of Huntsman International. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws, rules or regulations conflict with any provision of this covenant, we will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between Huntsman International and the initial purchasers. We have no present intention to engage in a transaction that would constitute a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

        The occurrence of events that would constitute a Change of Control may also constitute an event of default under or require repurchase of our currently outstanding indebtedness. Future indebtedness of Huntsman International or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes could cause a default under such credit facility, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to repurchase notes upon a change of control as required by the indenture."

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Huntsman International and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all" under New York law, which governs the indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Huntsman International and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

        The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

        If and for so long as the new notes are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, Huntsman International will publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Certain Covenants

        As of the date of the indenture, all the Subsidiaries of Huntsman International were "Restricted Subsidiaries" other than Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective subsidiaries. However, under certain circumstances we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

        Limitation on Secured Debt.    The indenture provides that neither Huntsman International nor any of its Restricted Subsidiaries will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a "mortgage") on or upon any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together, at Huntsman International's option, with any other indebtedness created, issued, assumed or guaranteed by Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at Huntsman International's option, prior to) such indebtedness for so long as such indebtedness is so secured. This restriction will not apply to indebtedness secured by any of the following:

  (1)
  mortgages on any property acquired, leased, constructed or improved by Huntsman International or any of its Restricted Subsidiaries after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

  (2)
  mortgages on any property existing at the time Huntsman International or any Restricted Subsidiary acquires any of the same;

  (3)
  mortgages on property of a Person existing at the time Huntsman International or any Restricted Subsidiary merges or consolidates with such Person or at the time Huntsman International or any Restricted Subsidiary acquires all or substantially all of the properties of such Person;

  (4)
  mortgages to secure indebtedness of any Restricted Subsidiary of Huntsman International to Huntsman International or another Restricted Subsidiary;

  (5)
  mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

  (6)
  mortgages to secure indebtedness, together with all other indebtedness incurred under this clause (6) not to exceed, at the time of incurrence and after application of the proceeds therefrom, an aggregate amount equal to $2.75 billion;

  (7)
  extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; provided that the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus the amount of all fees, expenses and accrued interest payable in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness that was subject to the mortgage so extended, renewed or replaced;

  (8)
  mortgages on accounts receivables and related assets of Huntsman International and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

  (9)
  Permitted Liens.

        Notwithstanding the restrictions described above, Huntsman International and its Restricted Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such indebtedness secured by mortgages that would otherwise be subject to such restriction (other than any indebtedness secured by mortgages permitted as described in clauses (1) through (9) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the first sentence of the second paragraph of the covenant described below under the caption "—Limitation on Subsidiary Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Subsidiary Debt.    Huntsman International will not permit any of its Restricted Subsidiaries that is not a guarantor to create, assume, incur, issue or guarantee any indebtedness for borrowed money (any such indebtedness of a non-guarantor Subsidiary, "Non-Guarantor Subsidiary Debt"), unless such Restricted Subsidiary guarantees the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

        The foregoing restriction will not apply to Non-Guarantor Subsidiary Debt constituting:

  (1)
  indebtedness of a Person existing at the time such Person is merged into or consolidated with Huntsman International or any of its Restricted Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of Huntsman International that is assumed by any Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (2)
  indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of Huntsman International; provided that such indebtedness was not incurred in contemplation thereof;

  (3)
  indebtedness owed to Huntsman International or any of its Restricted Subsidiaries;

  (4)
  indebtedness of any Restricted Subsidiary of Huntsman International secured by mortgages on assets of such Restricted Subsidiary permitted under any of clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt";

  (5)
  indebtedness outstanding on the Issue Date or any extension, renewal, replacement or refunding of any indebtedness existing on the Issue Date or referred to in clauses (1), (2), (3) or (4) (other than any indebtedness under the Existing Senior Notes or the Existing Subordinated Notes, the refinancing of which may not be incurred or guaranteed pursuant to this clause (5) by any Restricted Subsidiary that is not a guarantor of the notes); provided that the principal amount of the indebtedness incurred pursuant to this clause (5) shall not exceed the principal amount of the original indebtedness plus all premiums, fees and expenses (including accrued interest) payable in connection with any such extension, renewal, replacement or refunding;

  (6)
  indebtedness in respect of a Qualified Securitization Transaction; and

  (7)
  indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of indebtedness incurred under this clause (7), when aggregated with the principal amount of all other indebtedness then outstanding and incurred pursuant to this clause (7), does not, as of any date of incurrence, exceed the greater of (a) $200.0 million or (b) 2.5% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Notwithstanding the restrictions described above, Huntsman International and any of its Restricted Subsidiaries may create, incur, issue, assume or guarantee Non-Guarantor Subsidiary Debt, without guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt that would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (a) all indebtedness secured by mortgages (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") and (b) all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions that are permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Sale and Lease-Back Transactions.    The indenture provides that neither Huntsman International nor any of its Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any of their Principal Properties unless:

  (1)
  Huntsman International or such Subsidiary would be entitled under the provisions described in clauses (1) through (9) in the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt" to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

  (2)
  Huntsman International or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Principal Property sold in such Sale and Lease-Back Transaction within 365 days after the consummation thereof to make non-mandatory prepayments on long- term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility or other assets that are used or useful in their business; or

  (3)
  the Attributable Debt of Huntsman International and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (1) or (2) of this sentence), plus the aggregate principal amount (without duplication) of (a) indebtedness secured by mortgages then outstanding (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") that do not equally and ratably secure the notes (or secure notes on a basis that is prior to other indebtedness secured thereby) and (b) Non-Guarantor Subsidiary Debt (not including any such Non-Guarantor Subsidiary Debt described in clauses (1) through (7) of the second paragraph of the covenant described above under the caption "—Limitation on Subsidiary Debt"), would not exceed 15% of the Consolidated Net Tangible Assets of Huntsman International as of the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (3).

        Merger, Consolidation and Sale of Assets.    The indenture provides that Huntsman International may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets if:

  (1)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture and assumes all of Huntsman International's obligations under the registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of Huntsman International or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by Huntsman International or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

        If, upon any such consolidation or merger, or upon any such lease, sale or transfer of property and assets, any Principal Property owned immediately prior to the transaction, would thereupon become subject to a mortgage securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage, security interest, pledge or mortgage permitted pursuant to clauses (1) through (9) of the first sentence of the second paragraph of the covenant described above under the caption "—Certain Covenants—Limitation on Secured Debt" above), Huntsman International or such Restricted Subsidiary will, prior to such consolidation, merger, lease, sale or transfer, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together, at Huntsman International's option, with any other indebtedness of, or guaranteed by, Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) equally and ratably with (or, at Huntsman International's option, prior to) the indebtedness secured by such mortgage for so long as such indebtedness is so secured.

        The indenture further provides that any Guarantor may consolidate or merge with or into any other Person, or sell, lease or transfer all or substantially all of the properties or assets of such Guarantor if:

  (1)
  the Person formed by such consolidation or into which such Guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which such Guarantor is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of such Guarantor, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture and assumes all of such Guarantor's obligations under the registration rights agreement; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of such Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by such Guarantor or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

Subject to certain limitations described in the indenture, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's obligations in respect of the notes, and such Guarantor will automatically be released and discharged from its obligations under the indenture and such Guarantor's obligations in respect of the notes.

        In addition, notwithstanding the foregoing, Huntsman International or any Guarantor may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, Huntsman International or any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing Huntsman International or such Guarantor in another jurisdiction.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the trustee and to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

Notwithstanding the foregoing, Huntsman International will not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph will be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        If Huntsman International has designated as an Unrestricted Subsidiary any of its Subsidiaries that would constitute a significant subsidiary within the meaning of Regulation S-X under the Exchange Act, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Narrative Analysis of Results of Operations or Management's Discussion and Analysis of Financial Condition and Results of Operations, as applicable, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Huntsman International.

        In the event that any direct or indirect parent company of Huntsman International is or becomes a Guarantor of the notes, the indenture permits Huntsman International to satisfy its obligations in this covenant with respect to financial information relating to Huntsman International by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  (3)
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 90 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under the covenant described under "—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the occurrence of any default under any agreement governing indebtedness of Huntsman International or any of its Significant Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such indebtedness and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $100.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  (5)
  certain events of bankruptcy affecting Huntsman International; or

  (6)
  the failure of any guarantee of the notes by any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the guarantors denies its liability under its guarantee and such default continues for 10 days.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee by notice in writing to Huntsman International or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if Huntsman International has paid the trustee its compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the trustee shall have received an officers' certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the outstanding notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any officer obtaining knowledge of any Default or Event of Default, and will provide a certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2)
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3)
  the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Huntsman International must irrevocably deposit with the paying agent (or such other entity directed, designated or appointed by (and acting for) the paying agent for this purpose), in trust, for the benefit of the holders cash in Euro or European government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  (2)
  in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States stating that:

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

  (3)
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States stating that the holders of the then outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1));

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its Subsidiaries is a party or by which Huntsman International or any of its Subsidiaries is bound;

  (6)
  Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  (7)
  Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  (8)
  Huntsman International shall have delivered to the trustee an opinion of counsel stating that either (i) Huntsman International has assigned all its ownership interest in the trust funds to the paying agent (or such other entity directed, designated or appointed by (and acting for) the paying agent for this purpose) or (ii) the trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when

  (1)
  either

  (a)
  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

  (3)
  Huntsman International has, upon its request for written acknowledgment of such satisfaction and discharge of the indenture, delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Subject to unclaimed property laws, all funds that remain unclaimed for one year will be paid to Huntsman International upon their written request, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        As described under "Material United States Federal Income Tax Consequences" and "Certain European Union Tax Considerations" a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indenture, the notes or the guarantees may:

  (1)
  reduce the amount of such notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  (3)
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase (other than by amending the provisions described above under the caption "Change of Control"), or reduce the redemption or repurchase price for such notes;

  (4)
  make such notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive Defaults or Events of Default;

  (6)
  after a Change of Control Repurchase Event has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control Repurchase Event; or

  (7)
  release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes affected thereby.

        Without the consent of any holders of notes, Huntsman International, the guarantors and the trustee also may amend or supplement the indenture or the notes or the guarantees to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any Person as a guarantor of the notes or secure the notes or the guarantees;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (7)
  to conform the indenture or the notes to the descriptions thereof set forth in this "Description of New Notes," to the extent that the trustee has received an officers' certificate stating that such text constitutes an unintended conflict with the corresponding provision in this "Description of New Notes."

Listing

        The new notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF market. The legal notice relating to the issuance of the new notes and the Articles of Association of Huntsman International will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the new notes are listed on the Luxembourg Stock Exchange, an agent for making transfers of new notes will be maintained in Luxembourg. Huntsman International has initially designated Banque International à Luxembourg as its agent for those purposes. The address of Banque International à Luxembourg is 69 Route d'Esch, Luxembourg City, Luxembourg.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Huntsman International may require a holder to pay any taxes and fees required by law or permitted by the indenture. Huntsman International is not required to transfer or exchange any note selected for redemption. Huntsman International is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Governing Law

        The indenture provides that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The indenture and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Applicable Premium" means in connection with the optional redemption of any note, as determined by Huntsman International, the greater of:

  (1)
  1.00% of the then outstanding principal amount of the note; and

  (2)
  the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over (b) the outstanding principal amount of the note.

        "Asset Acquisition" means:

  (1)
  an investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other Person pursuant to which such Person becomes a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or is merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International; or

  (2)
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any Person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person.

        "Attributable Debt" means, in the context of a Sale and Lease-Back Transaction, the amount that Huntsman International determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee's obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee's obligations under the lease.

        "Bank Product Obligations" means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

        "Bund Rate" means, with respect to a redemption date, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as compiled and published in the most recent financial statistics that have become publicly available at least two business days prior to such redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2021; provided, however, that if the period from the applicable redemption date to such date is not equal to the constant maturity of the direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from the applicable redemption date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Huntsman International and its Restricted Subsidiaries, taken as a whole, to any Person; or

  (2)
  Huntsman International becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any other group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Huntsman Corporation, other than by virtue of the imposition of a holding company, or the reincorporation of Huntsman Corporation in another jurisdiction, so long as the beneficial owners of the voting stock of Huntsman Corporation immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

For the avoidance of doubt, transactions among Huntsman International and its Subsidiaries will not constitute a Change of Control.

        "Change of Control Offer" has the meaning assigned to such term under "—Change of Control."

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Consolidated Net Tangible Assets" means, with respect to any Person, as of any date, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP based upon the most recent internal financial statements available as of such date; provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the transaction for which Consolidated Net Tangible Assets is being calculated, then Consolidated Net Tangible Assets will be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Senior Notes" means the $650.0 million in aggregate principal amount of the 4.875% Senior Notes due 2020 of Huntsman International.

        "Existing Subordinated Notes" means the $530.0 million in aggregate principal amount of the 8.625% Senior Subordinated Notes due 2021 of Huntsman International and the $350.0 million in aggregate principal amount of 8.625% Senior Subordinated Notes due 2020 of Huntsman International.

        "Euros" or "€" means the currency introduced at the start of the third stage of the Economic and Monetary Union pursuant to the "Treaty establishing the European Community," as amended by the "Treaty on European Union."

        "European Union" means the European Union, including, among others, the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $100.0 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and (ii) in all other cases, by an authorized officer of Huntsman International and delivered to the trustee in an officers' certificate.

        "Foreign Subsidiary" means any Subsidiary of Huntsman International (other than a guarantor) organized under the laws of any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Issue Date" means the date on which notes were first issued under the indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Permitted Liens" means each of the following:

  (1)
  mortgages in favor of Huntsman International or any of the Guarantors;

  (2)
  mortgages to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including mortgages to secure letters of credit issued to assure payment of such obligations);

  (3)
  mortgages representing any interest or title of a lessor under any Capitalized Lease Obligations; provided that such mortgages do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligations;

  (4)
  mortgages for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (5)
  mortgages on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

  (6)
  filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

  (7)
  bankers' liens, rights of setoff, liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (8)
  mortgages on cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of indebtedness;

  (9)
  mortgages on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  mortgages securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (11)
  leases or subleases granted to others not interfering in any material respect with the business of Huntsman International or any of Huntsman International's Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by the indenture; and

  (12)
  mortgages securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Principal Property" means, as of any date, any property, plant and equipment comprising a manufacturing facility owned by Huntsman International or any of its Restricted Subsidiaries; provided that Huntsman International may exclude (and subsequently include in whole or in part, at its option) from "Principal Property" any such facilities with an aggregate fair market value not in excess of 5.0% of the Consolidated Net Tangible Assets of Huntsman International, determined as of the date of such exclusion.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its Subsidiaries pursuant to which Huntsman International or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

  (1)
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its Subsidiaries) and

  (2)
  any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        "Rating Agency" means each of (i) S&P and Moody's or (ii) if either S&P or Moody's or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Huntsman International, which will be substituted for S&P or Moody's or both, as the case may be.

        "Ratings Event" means (1) to the extent the notes were rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period (as defined below), and the ratings of such notes are downgraded by one or both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the "Relevant Period") such that the rating of the notes by both of the Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the notes) or (2) to the extent the notes were not rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period, the notes continue to be rated at a level below an Investment Grade Rating by both of the Rating Agencies at the end of the Relevant Period.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person that owns one or more Principal Properties and that, at the time of determination, is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Lease-Back Transaction" means the leasing by Huntsman International or any of its Restricted Subsidiaries of any asset, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among Huntsman International and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by Huntsman International or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

        "SEC" means the Securities and Exchange Commission.

        "Securitization Entity" means a wholly owned Subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another Person in which Huntsman International or any Subsidiary of Huntsman International makes an investment and to which Huntsman International or any Subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  (1)
  no portion of the indebtedness or any other obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any Subsidiary of Huntsman International,

  (2)
  with which neither Huntsman International nor any Subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman International nor any Subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to be so designated as of the Issue Date.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any Subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subsidiary" means with respect to any Person, (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available of such date, prepared in accordance with GAAP.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V., Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Verwaltungs GmbH, Huntsman Pigments LLC, Huntsman Saudi Industries BV, Huntsman Offshore Investments Limited and their respective Subsidiaries were Unrestricted Subsidiaries as of the date of the indenture without further action. The board of managers of Huntsman International may, after the Issue Date, designate any Subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such Subsidiary does not own any Capital Stock of, or does not own or hold any mortgage on any property of, Huntsman International or any other Subsidiary of Huntsman International that is not a Subsidiary of the Subsidiary to be so designated; and

  •
  each Subsidiary to be designated as an Unrestricted Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money under which the creditor has direct recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries (other than obligations in respect of representations and warranties, indemnities and performance and completion guaranties and similar contingent liabilities).

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately before and immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

Exchange Offer; Registration Rights

        We and the initial purchasers of the notes entered into a registration rights agreement on December 23, 2013 pursuant to which we agreed that we would, at our expense and for the benefit of the holders of the old notes, use our reasonable best efforts to:

  (1)
  file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will be registered under the Securities Act and will not contain terms with respect to registration rights or special interest payments);

  (2)
  cause the registration statement to become effective under the Securities Act no later than September 19, 2014; and

  (3)
  consummate the exchange offer within 45 days after the effective date of the registration statement.

        Promptly after the registration statement is declared effective, we have agreed to commence the exchange offer. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes validly tendered and not withdrawn before the expiration of the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        If on or before the date of consummation of the exchange offer, we are not permitted to effect an exchange offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of new notes, use our reasonable best efforts to cause a shelf registration covering resales of the old notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as the old notes are no longer required to be registered as provided in the registration rights agreement.

        We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  the registration statement has not become effective on or prior to September 19, 2014 (or, if applicable, the Shelf Registration Statement has not become effective within the required time period);

  (2)
  the exchange offer has not been consummated within 45 days after the effective date of the registration statement; or

  (3)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) and (2), the "Registration Default");

then the per annum interest rate on the applicable old notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.125% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.125% during each subsequent 90-day period, up to a maximum of 0.50%. Our obligation to pay additional interest shall cease when the registration default is cured or the old notes are no longer required to be registered as provided in the registration rights agreement.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be available upon request.

Book-Entry; Delivery and Form

General

        Old notes sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act were represented by a global note in registered form without interest coupons attached (the "Rule 144A Global Note"). Old notes sold outside the United States in reliance on Regulation S under the Securities Act were represented by a global note in registered form without interest coupons attached (the "Regulation S Global Note" and, together with the Rule 144A Global Note, the "Global Notes"). The Global notes were deposited with a common depositary and registered in the name of the nominee of the common depositary for the account of Euroclear and Clearstream.

        Ownership of interests in the Rule 144A Global Note (the "Rule 144A Book Entry Interests") and ownership of interests in the Regulation S Global Note (the "Regulation S Book Entry Interests" and, together with the Rule 144A Book Entry Interests, the "Book Entry Interests") were limited to persons that have accounts with Euroclear and/or Clearstream or persons that hold interests through such participants. Euroclear and Clearstream hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. Except under the limited circumstances described below, Book Entry Interests were not issued in definitive form.

        Book Entry Interests are shown on, and transfers thereof were effected only through, records maintained by Euroclear and Clearstream and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book Entry Interests. In addition, while the notes are in global form, holders of Book Entry Interests are not considered the owners or "holders" of notes for any purpose.

        So long as the notes are held in global form, Euroclear and/or Clearstream (or their respective nominees), as applicable, are considered the sole holders of the Global Notes for all purposes under the indenture. In addition, participants must rely on the procedures of Euroclear and Clearstream, and indirect participants must rely on the procedures of Euroclear and Clearstream and the participants through which they own Book Entry Interests, to transfer their interests or to exercise any rights of holders of notes under the indenture.

        Neither Huntsman International nor the trustee will have any responsibility, or be liable, for any aspect of the records relating to the Book Entry Interests.

Definitive Registered Notes

        Under the terms of the indenture, owners of the Book Entry Interests will receive Definitive Registered Notes:

  (1)
  if Euroclear or Clearstream notifies Huntsman International that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by Huntsman International within 120 days; or

  (2)
  if the owner of a Book Entry Interest requests such exchange in writing delivered through Euroclear or Clearstream following an event of default and commencement of enforcement action under the indenture.

        Euroclear and Clearstream have advised Huntsman International that upon request by an owner of a Book Entry Interest described in the immediately preceding clause (2), their current procedure is to request that Huntsman International issue or cause to be issued notes in definitive registered form to all owners of Book Entry Interests.

        In such an event, the Registrar will issue Definitive Registered Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream or Huntsman International, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book Entry Interests), and such Definitive Registered Notes will bear the restrictive legend as provided in the relevant indenture, unless that legend is not required by the indenture or applicable law.

        To the extent permitted by law, Huntsman International and the trustee each shall be entitled to treat the registered holder of any Global Note as the absolute owner thereof and no person will be liable for treating the registered holder as such. Ownership of the Global Notes will be evidenced through registration from time to time at the registered office of Huntsman International, and such registration is a means of evidencing title to the notes.

        Huntsman International will not impose any fees or other charges in respect of the notes; however, owners of the Book Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear and Clearstream.

Redemption of the Global Notes

        In the event that any Global Note (or any portion thereof) is redeemed, Euroclear and/or Clearstream, as applicable, will redeem an equal amount of the Book Entry Interests in such Global Note from the amount received by them in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book Entry Interests will be equal to the amount received by Euroclear and Clearstream, as applicable, in connection with the redemption of such Global Note (or any portion thereof). Huntsman International understands that, under the existing practices of Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, Euroclear and Clearstream will credit their participants' accounts on a proportionate basis (with adjustments to prevent fractions), by lot or on such other basis as they deem fair and appropriate, provided, however, that no Book Entry Interest of less than €100,000 principal amount may be redeemed in part.

Payments on Global Notes

        Huntsman International will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest and additional amounts, if any) to the common depositary or its nominee for Euroclear and Clearstream. The common depositary will distribute such payments to participants in accordance with their customary procedures. Huntsman International will make payments of all such amounts without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law. Huntsman International expects that standing customer instructions and customary practices will govern payments by participants to owners of Book Entry Interests held through such participants.

        Under the terms of the indenture, Huntsman International, the guarantors and the trustee will treat the registered holders of the Global Notes (e.g., Euroclear or Clearstream (or their respective nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of Huntsman International, the guarantors, the trustee or any of their respective agents has or will have any responsibility or liability for:

  •
  any aspect of the records of Euroclear, Clearstream or any participant or indirect participant relating to, or payments made on account of, a Book Entry Interest or for maintaining, supervising or reviewing the records of Euroclear or Clearstream or any participant or indirect participant relating to, or payments made on account of, a Book Entry Interest;

  •
  Euroclear, Clearstream or any participant or indirect participant; or

  •
  the records of the common depositary.

Currency of Payment for the Global Notes

        The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests to such notes through Euroclear or Clearstream in euro.

Action by Owners of Book Entry Interests

        Euroclear and Clearstream have advised Huntsman International that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the Book Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, Euroclear and Clearstream, at the request of the holders of the notes, reserve the right to exchange the Global Notes for definitive registered notes in certificated form (the "Definitive Registered Notes"), and to distribute such Definitive Registered Notes to their participants.

Transfers

        Transfers between participants in Euroclear or Clearstream will be effected in accordance with Euroclear and Clearstream's rules and will be settled in immediately available funds. If a holder of notes requires physical delivery of Definitive Registered Notes for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder of notes must transfer its interests in the Global Notes in accordance with the normal procedures of Euroclear and Clearstream and in accordance with the procedures set forth in the indenture governing the notes.

        Definitive Registered Notes may be transferred and exchanged for Book Entry Interests in a Global Note only as described under "Description of New Notes—Transfer and Exchange."

Information Concerning Euroclear and Clearstream

        All Book Entry Interests will be subject to the operations and procedures of Euroclear and Clearstream, as applicable. Huntsman International provides the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of the settlement system are controlled by the settlement system and may be changed at any time. None of Huntsman International, the trustee or the initial purchasers are responsible for those operations or procedures.

        Huntsman International understands as follows with respect to Euroclear and Clearstream: Euroclear and Clearstream hold securities for participating organizations. They facilitate the clearance and settlement of securities transactions between their participants through electronic book entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

        Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the Euroclear and/or Clearstream system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the Euroclear or Clearstream systems will receive distributions attributable to the Global Notes only through Euroclear or Clearstream participants.

Global Clearance and Settlement Under the Book Entry System

        The new notes represented by the Global Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Luxembourg Stock Exchange's Euro MTF Market. Transfers of interests in the Global Notes between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective system's rules and operating procedures.

        Although Euroclear and Clearstream currently follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in Euroclear or Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of Huntsman International, any guarantor or the trustee will have any responsibility for the performance by Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

        Initial settlement for the notes will be made in euro. Book Entry Interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional bonds in registered form. Book Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value of the settlement date.

Secondary Market Trading

        The Book Entry Interests trade through participants of Euroclear and Clearstream and will settle in same day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book Entry Interests where both the purchaser's and the seller's accounts are located to ensure that settlement can be made on the desired value date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange for United States federal income tax purposes. Accordingly, no gain or loss will be recognized as a result of exchanging old notes for new notes. Further, your tax basis in the old note will equal your tax basis in the new note determined as of the time of the exchange, and your holding period for the new note will include the period during which you held the old note.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

 CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The EU Savings Directive

        Under the European Union Directive 2003/48/EC on the taxation of savings income in the form of interest payments (the "EU Savings Directive"), each member state of the European Union (a "Member State") is required to provide to the tax or other relevant authorities of another Member State details of payments of interest (or other similar income) made by a person within its jurisdiction to, or collected by, an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Austria and Luxembourg are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). The rate of such withholding is currently 35%. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from January 1, 2015, in favor of automatic information exchange under the Directive.

        A number of non-EU countries and territories have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by, such a person for, an individual resident in that other Member State or certain limited types of entities established in a Member State.

        The European Commission has proposed certain amendments to the EU Savings Directive, which, if implemented, would amend and broaden the scope of the requirements above.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker- dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        There have been no changes in our independent registered public accounting firm, Deloitte & Touche LLP, or disagreements with them on matters of accounting or financial disclosure at any time during the two most recent fiscal years or any subsequent interim period.

LEGAL MATTERS

        Certain legal matters as to the enforceability of the obligations of Huntsman International LLC under the notes and the enforceability of the obligations of the guarantors under the related guarantees will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the enforceability of the guarantee of the notes by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC will be passed upon for these entities by Latham & Watkins LLP, Houston, Texas. Certain legal matters as to the validity and enforceability of certain documents relating to the notes issued by Tioxide Americas LLC will be passed upon for Tioxide Americas LLC by Walkers, Cayman Islands. Certain legal matters as to the enforceability of the guarantee of the notes by Tioxide Group will be passed upon for Tioxide Group by Bond Dickinson LLP.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of Huntsman International LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        We and our parent file annual, quarterly and current reports and other information with the SEC. You may read and copy reports and other information that we or our parent file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings and our parent's filings. See "Description of New Notes—Certain Covenants—Reports to Holders" for information about the reports and other information that we are required to furnish to holders of notes and how those obligations may be satisfied.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of
Huntsman International LLC and subsidiaries

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 11, 2014

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents(a)	$515	$210
Restricted cash(a)	9	9
Accounts and notes receivable (net of allowance for doubtful accounts of $42 and $47, respectively), ($521 and $520 pledged as collateral, respectively)(a)	1,542	1,534
Accounts receivable from affiliates	325	299
Inventories(a)	1,741	1,819
Prepaid expenses	61	48
Deferred income taxes	53	51
Other current assets(a)	200	222

Total current assets	4,446	4,192
Property, plant and equipment, net(a)	3,759	3,656
Investment in unconsolidated affiliates	285	238
Intangible assets, net(a)	88	70
Goodwill	131	117
Deferred income taxes	243	229
Notes receivable from affiliates	1	2
Other noncurrent assets(a)	458	366

Total assets	$9,411	$8,870

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable(a)	$1,067	$1,101
Accounts payable to affiliates	53	62
Accrued liabilities(a)	742	723
Deferred income taxes	44	39
Note payable to affiliate	100	100
Current portion of debt(a)	277	288

Total current liabilities	2,283	2,313
Long-term debt(a)	3,633	3,414
Notes payable to affiliates	779	599
Deferred income taxes	303	170
Other noncurrent liabilities(a)	938	1,157

Total liabilities	7,936	7,653
Commitments and contingencies (Notes 18 and 19)
Equity
Huntsman International LLC members' equity:
Members' equity, 2,728 units issued and outstanding	3,138	3,109
Accumulated deficit	(1,194)	(1,224)
Accumulated other comprehensive loss	(618)	(791)

Total Huntsman International LLC members' equity	1,326	1,094
Noncontrolling interests in subsidiaries	149	123

Total equity	1,475	1,217

Total liabilities and equity	$9,411	$8,870

(a)
At December 31, 2013 and 2012, respectively, $39 and $28 of cash and cash equivalents, $9 each of restricted cash, $41 and $38 of accounts and notes receivable (net), $54 and $55 of inventories, $3 and nil of other current assets, $369 and $378 of property, plant and equipment (net), $17 and $19 of intangible assets (net), $28 each of other noncurrent assets, $73 and $76 of accounts payable, $32 and $26 of accrued liabilities, $183 and $193 of current portion of debt, $64 and $77 of long-term debt, and $45 and $101 of other noncurrent liabilities from consolidated variable interest entities are included in the respective Balance Sheet captions above. See "Note 7. Variable Interest Entities."

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions)

	Year ended December 31,
	2013	2012	2011
Revenues:
Trade sales, services and fees, net	$10,847	$10,964	$11,041
Related party sales	232	223	180

Total revenues	11,079	11,187	11,221
Cost of goods sold	9,309	9,146	9,363

Gross profit	1,770	2,041	1,858
Operating expenses:
Selling, general and administrative	936	934	916
Research and development	140	152	166
Other operating expense (income)	10	(6)	(20)
Restructuring, impairment and plant closing costs	151	92	167

Total expenses	1,237	1,172	1,229

Operating income	533	869	629
Interest expense, net	(203)	(238)	(262)
Equity in income of investment in unconsolidated affiliates	8	7	8
Loss on early extinguishment of debt	(51)	(80)	(7)
Other income	2	1	2

Income from continuing operations before income taxes	289	559	370
Income tax expense	(137)	(179)	(113)

Income from continuing operations	152	380	257
Loss from discontinued operations, net of tax	(5)	(7)	(1)

Income before extraordinary gain	147	373	256
Extraordinary gain on the acquisition of a business, net of tax of nil	—	2	4

Net income	147	375	260
Net income attributable to noncontrolling interests	(21)	(10)	(7)

Net income attributable to Huntsman International LLC	$126	$365	$253

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Millions)

	Year ended December 31,
	2013	2012	2011
Net income	$147	$375	$260
Other comprehensive income (loss), net of tax:
Foreign currency translations adjustments, net of tax of nil, $7 and $11 in 2013, 2012 and 2011, respectively	(25)	51	(79)
Pension and other postretirement benefits adjustments, net of tax of $113, $228 and $156 in 2013, 2012 and 2011, respectively	193	(231)	(182)
Other, net	10	(1)	(1)

Other comprehensive income (loss), net of tax	178	(181)	(262)

Comprehensive income (loss)	325	194	(2)
Comprehensive income attributable to noncontrolling interests	(26)	(9)	(2)

Comprehensive income (loss) attributable to Huntsman International LLC	$299	$185	$(4)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In Millions, Except Unit Amounts)

	Huntsman International LLC Members
	Members' equity			Accumulated other comprehensive loss
			Accumulated deficit		Noncontrolling interests in subsidiaries	Total equity
	Units	Amount
Balance, January 1, 2011	2,728	$3,049	$(1,667)	$(354)	$60	$1,088
Net income	—	—	253	—	7	260
Dividend paid to noncontrolling interest	—	—	—	—	(9)	(9)
Dividends paid to parent	—	—	(79)	—	—	(79)
Other comprehensive loss	—	—	—	(257)	(5)	(262)
Consolidation of a variable interest entity	—	—	—	—	61	61
Contribution from parent	—	22	—	—	—	22
Excess tax benefit related to stock-based compensation	—	10	—	—	—	10

Balance, December 31, 2011	2,728	3,081	(1,493)	(611)	114	1,091
Net income	—	—	365	—	10	375
Dividends paid to parent	—	—	(96)	—	—	(96)
Other comprehensive loss	—	—	—	(180)	(1)	(181)
Contribution from parent	—	26	—	—	—	26
Acquisition of a business	—	(2)	—	—	—	(2)
Excess tax benefit related to stock-based compensation	—	4	—	—	—	4

Balance, December 31, 2012	2,728	3,109	(1,224)	(791)	123	1,217
Net income	—	—	126	—	21	147
Dividends paid to parent	—	—	(96)	—	—	(96)
Other comprehensive income	—	—	—	173	5	178
Contribution from parent	—	28	—	—	—	28
Excess tax benefit related to stock-based compensation	—	1	—	—	—	1

Balance, December 31, 2013	2,728	$3,138	$(1,194)	$(618)	$149	$1,475

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

	Year ended December 31,
	2013	2012	2011
Operating Activities:
Net income	$147	$375	$260
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain on the acquisition of a business, net of tax	—	(2)	(4)
Loss (gain) on initial consolidation of subsidiaries	—	4	(12)
Equity in income of investment in unconsolidated affiliates	(8)	(7)	(8)
Depreciation and amortization	424	408	416
Provision for losses (gains) on accounts receivable	2	4	(4)
Loss (gain) on disposal of businesses/assets, net	5	—	(38)
Loss on early extinguishment of debt	51	80	7
Noncash interest expense	23	45	51
Noncash restructuring and impairment charges	13	15	60
Deferred income taxes	56	76	40
Noncash loss (gain) on foreign currency transactions	31	11	(32)
Noncash compensation	28	26	22
Other, net	—	(4)	(1)
Changes in operating assets and liabilities:
Accounts and notes receivable	(11)	—	(121)
Inventories	77	(248)	(161)
Prepaid expenses	(11)	(3)	(4)
Other current assets	23	(1)	(87)
Other noncurrent assets	(113)	103	2
Accounts payable	(24)	134	13
Accrued liabilities	(39)	41	108
Other noncurrent liabilities	60	(197)	(75)

Net cash provided by operating activities	734	860	432

Investing Activities:
Capital expenditures	(471)	(412)	(330)
Proceeds from settlements treated as reimbursement of capital expenditures	—	—	3
Cash received from unconsolidated affiliates	71	82	32
Investment in unconsolidated affiliates	(104)	(127)	(26)
Acquisition of businesses, net of cash acquired	(66)	(18)	(34)
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	28
Proceeds from sale of businesses/assets	2	6	48
Increase in receivable from affiliate	(48)	(108)	(57)
Other, net	2	(1)	(1)

Net cash used in investing activities	(614)	(578)	(337)

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In Millions)

	Year ended December 31,
	2013	2012	2011
Financing Activities:
Net repayments under revolving loan facilities	$(4)	$(15)	$(2)
Net (repayments) on borrowings overdraft facilities	(9)	2	9
Repayments of short-term debt	(18)	(53)	(187)
Borrowings on short-term debt	15	—	162
Repayments of long-term debt	(840)	(694)	(408)
Proceeds from issuance of long-term debt	979	405	98
Repayments of notes payable to affiliate	—	(139)	(105)
Proceeds from notes payable to affiliate	177	299	105
Repayments of notes payable	(40)	(37)	(34)
Borrowings on notes payable	35	34	35
Debt issuance costs paid	(11)	(11)	(7)
Call premiums related to early extinguishment of debt	(4)	(2)	(6)
Dividends paid to parent	(96)	(96)	(79)
Dividends paid to noncontrolling interest	—	—	(9)
Excess tax benefit related to stock-based compensation	1	4	10
Other, net	3	(3)	—

Net cash provided by (used in) financing activities	188	(306)	(418)

Effect of exchange rate changes on cash	(3)	3	(7)

Increase (decrease) in cash and cash equivalents	305	(21)	(330)
Cash and cash equivalents at beginning of period	210	231	561

Cash and cash equivalents at end of period	$515	$210	$231

Supplemental cash flow information:
Cash paid for interest	$205	$209	$205
Cash paid for income taxes	44	129	44

        During 2013, 2012 and 2011, the amount of capital expenditures in accounts payable (decreased) increased by $(16), $31 and $16, respectively. During the years ended 2013, 2012 and 2011, Huntsman Corporation contributed $28, $26 and $22, respectively to stock based compensation.

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

DEFINITIONS

        We are a wholly-owned subsidiary of Huntsman Corporation, which we refer to in these notes as our "parent." Unless the context otherwise requires, references to our "Company," "we," "us," or "our" refer to Huntsman International LLC, together with its subsidiaries, and not Huntsman Corporation and its other subsidiaries; references to "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries; "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); and "SLIC" refers to Shanghai Liengheng Isocyanate Company (our unconsolidated manufacturing joint venture with BASF and three Chinese chemical companies).

        Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the prospectus with which these notes to consolidated financial statements are included. In these financial statements, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products.

DESCRIPTION OF BUSINESS

        We are a global manufacturer of differentiated organic chemical products and of inorganic chemical products. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals, dyes and titanium dioxide.

        We operate in five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. Our Polyurethanes, Performance Products, Advanced Materials and Textile Effects segments produce differentiated organic chemical products and our Pigments segment produces inorganic chemical products. In a series of transactions beginning in 2006, we sold or shutdown substantially all of our Australian styrenics operations and our North American polymers and base chemicals operations. We report the results of these businesses as discontinued operations.

COMPANY

        Our Company, a Delaware limited liability company, was formed in 1999. We are a wholly-owned subsidiary of Huntsman Corporation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ASSET RETIREMENT OBLIGATIONS

        We accrue for asset retirement obligations, which consist primarily of landfill capping, closure and post-closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

we capitalize the cost by increasing the carrying amount of the related long- lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. Asset retirement obligations were $29 million and $28 million at December 31, 2013 and 2012, respectively.

CARRYING VALUE OF LONG-LIVED ASSETS

        We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 11. Restructuring, Impairment and Plant Closing Costs."

CASH AND CASH EQUIVALENTS

        We consider cash in checking accounts and cash in short-term highly liquid investments with remaining maturities of three months or less at the date of purchase, to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in our consolidated statements of cash flows.

COST OF GOODS SOLD

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead (including depreciation), production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

DERIVATIVES AND HEDGING ACTIVITIES

        All derivatives, whether designated in hedging relationships or not, are recorded on our balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive loss, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income (loss), to the extent effective. The effectiveness of a cash flow hedging relationship is established at the inception of the hedge, and after inception we perform effectiveness assessments at least every three months. A derivative designated as a cash flow hedge is determined to be effective if the change in value of the hedge divided by the change in value of the hedged item is within a range of 80% to 125%. Hedge ineffectiveness in a cash flow hedge occurs only if the cumulative gain or loss on the derivative hedging instrument exceeds the

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cumulative change in the expected future cash flows on the hedged transaction. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and incurred and are expensed or capitalized as appropriate. See "Note 19. Environmental, Health and Safety Matters."

FOREIGN CURRENCY TRANSLATION

        The accounts of our operating subsidiaries outside of the U.S., unless they are operating in highly inflationary economic environments, consider the functional currency to be the currency of the economic environment in which they operate. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to equity as a component of accumulated other comprehensive loss.

        If a subsidiary operates in an economic environment that is considered to be highly inflationary (100% cumulative inflation over a three-year period), the U.S. dollar is considered to be the functional currency and gains and losses from remeasurement to the U.S. dollar from the local currency are included in the statement of operations. Where a subsidiary's operations are effectively run, managed, financed and contracted in U.S. dollars, such as certain finance subsidiaries outside of the U.S., the U.S. dollar is considered to be the functional currency.

        Foreign currency transaction gains and losses are recorded in other operating expense (income) in our consolidated statements of operations and were net losses of $11 million, $4 million and $3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed on a tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets for each jurisdiction. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future. Changes in expected future income in applicable jurisdictions could affect the realization of deferred tax assets in those jurisdictions.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        We do not provide for income taxes or benefits on the undistributed earnings of our non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The application of income tax law is inherently complex. We are required to determine if an income tax position meets the criteria of more-likely-than-not to be realized based on the merits of the position under tax law, in order to recognize an income tax benefit. This requires us to make significant judgments regarding the merits of income tax positions and the application of income tax law. Additionally, if a tax position meets the recognition criteria of more-likely-than-not we are required to make judgments and apply assumptions to measure the amount of the tax benefits to recognize. These judgments are based on the probability of the amount of tax benefits that would be realized if the tax position was challenged by the taxing authorities. Interpretations and guidance surrounding income tax laws and regulations change over time. As a consequence, changes in assumptions and judgments can materially affect amounts recognized in our consolidated financial statements.

INTANGIBLE ASSETS AND GOODWILL

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. When the fair value is less than the carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated using the market approach, as well as the income approach based on discounted cash flow projections. Goodwill has been assigned to reporting units for purposes of impairment testing. Goodwill increased by $14 million during the year ended December 31, 2013 due to the finalization of purchase accounting.

INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using LIFO, first-in first-out, and average costs methods for different components of inventory.

LEGAL COSTS

        We expense legal costs, including those legal costs incurred in connection with a loss contingency, as incurred.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER NONCURRENT ASSETS

        Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	5 - 50 years
Plant and equipment	3 - 30 years
Furniture, fixtures and leasehold improvements	5 - 20 years

        Interest expense capitalized as part of plant and equipment was $7 million, $4 million and $2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

REVENUE RECOGNITION

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectability is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

SECURITIZATION OF ACCOUNTS RECEIVABLE

        Under our A/R Programs, we grant an undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. This undivided interest serves as security for the issuance of debt. The

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A/R Programs provide for financing through a conduit program (in both U.S. dollars and euros). The amounts outstanding under our A/R Programs are accounted for as secured borrowings. See "Note 13. Debt—A/R Programs."

STOCK-BASED COMPENSATION

        We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. See "Note 21. Stock-Based Compensation Plan."

SUBSEQUENT EVENTS

        We have evaluated material subsequent events through the date these consolidated financial statements were issued.

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ACCOUNTING PRONOUNCEMENTS ADOPTED DURING 2013

        In July 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The guidance in this ASU is intended to reduce complexity and costs of the annual impairment tests for indefinite-lived intangible assets by providing entities with the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The amendments in this ASU include examples of events and circumstances that might indicate that an asset's fair value is less than its carrying value. The amendments in this ASU were effective prospectively for annual and interim indefinite-lived intangible assets impairment tests performed for fiscal years beginning after September 15, 2012. We adopted the amendments in this ASU effective January 1, 2013, and the initial adoption of the amendments in this ASU did not have a significant impact on our consolidated financial statements.

        In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, requiring entities to disclose information about the amounts reclassified out of accumulated other comprehensive income by component, as well as report, either on the face of the income statement where net income is presented or in the notes, the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items of net income. The amendments in this ASU were effective prospectively for interim and annual periods beginning after December 15, 2012. We adopted the amendments of this ASU effective January 1, 2013 and have disclosed the above additional

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

information about reclassifications out of accumulated other comprehensive loss in the notes to our consolidated financial statements. See "Note 22. Other Comprehensive Income (Loss)."

        In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes, permitting entities to use the Fed Funds Effective Swap Rate (OIS) as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to the U.S. Treasury rate and the London Interbank Offered Rate (LIBOR). The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments in this ASU were effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We adopted the amendments in this ASU effective July 17, 2013, and the initial adoption of the amendments in this ASU did not have a significant impact on our consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION IN FUTURE PERIODS

        In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date, requiring entities to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co- obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements that exist at the beginning of an entity's fiscal year of adoption. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, resolving diversity in practice and clarifying the applicable guidance for the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or business within a foreign entity. The amendments in this ASU are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, providing guidance on the presentation of unrecognized tax benefits in the financial statements as either a reduction to a deferred tax asset or as a liability to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards ("NOLs"), similar tax losses or tax credit carryforwards exist. The amendments in this ASU do not require new recurring disclosures. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We do not expect the adoption of the amendments in this ASU to have a significant impact on our consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS AND DISPOSITIONS

PERFORMANCE ADDITIVES AND TITANIUM DIOXIDE ACQUISITION

        On September 17, 2013, we entered into a definitive agreement to acquire the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. for approximately $1.1 billion in cash, subject to certain purchase price adjustments, and the assumption of certain unfunded pension liabilities estimated at $225 million as of June 30, 2013. The transaction remains subject to regulatory approvals and customary closing conditions and is expected to close during the first half of 2014.

OXID ACQUISITION

        On August 29, 2013, we completed the Oxid Acquisition. The acquisition cost of approximately $76 million consisted of cash payments of approximately $66 million and contingent consideration of $10 million. The contingent consideration relates to an earn-out agreement which will be paid over two years if certain conditions are met. The acquired business has been integrated into our Polyurethanes segment. Transaction costs charged to expense related to this acquisition were not significant.

        We have accounted for the Oxid Acquisition using the acquisition method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed. The preliminary allocation of acquisition cost to the assets acquired and liabilities assumed is summarized as follows (dollars in millions):

Cash paid for acquisition	$66
Contingent consideration	10

Acquisition cost	$76

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$9
Inventories	14
Property, plant and equipment	22
Intangible assets	36
Accounts payable	(4)
Accrued liabilities	(1)

Total fair value of net assets acquired	$76

        The acquisition cost allocation is preliminary pending final determination of the fair value of assets acquired and liabilities assumed, including final valuation of property, plant and equipment and intangible assets. For purposes of this preliminary allocation of fair value, we have assigned any excess of the acquisition cost of historical carrying values to intangible assets and no amounts have been allocated to goodwill. It is possible that changes to this allocation could occur.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS AND DISPOSITIONS (Continued)

        If this acquisition were to have occurred on January 1, 2011, the following estimated pro forma revenues and net income attributable our Company (unaudited) would have been reported (dollars in millions):

	Pro Forma
	Year ended December 31,
	2013	2012	2011
	(unaudited)
Revenues	$11,142	$11,269	$11,294
Net income attributable to Huntsman International	133	371	252

SALE OF STEREOLITHOGRAPHY RESIN AND DIGITALIS® MACHINE MANUFACTURING BUSINESSES

        On November 1, 2011, our Advanced Materials division completed the sale of its stereolithography resin and Digitalis® machine manufacturing businesses to 3D Systems Corporation for $41 million in cash. The stereolithography business produced products that are used primarily in three-dimensional part building systems. The Digitalis® business is a stereolithography rapid manufacturing system that we were developing. In connection with this sale, we recognized a pre-tax gain in the fourth quarter of 2011 of $34 million which was reflected in other operating income in our consolidated statements of operations and comprehensive income (loss). We also derecognized $2 million of goodwill that was allocated to these businesses.

TEXTILE EFFECTS ACQUISITION

        On June 30, 2006, we acquired Ciba's textile effects business and accounted for the Textile Effects Acquisition using the purchase method. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed and determined the excess of fair value of net assets over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the purchase price, the value of the long-lived assets acquired was reduced to zero. Accordingly, no basis was assigned to property, plant and equipment or any other non-current nonfinancial assets and the remaining excess was recorded as an extraordinary gain. During 2012 and 2011, we recorded an additional extraordinary gain on the acquisition of $2 million and $4 million, respectively, related to settlement of contingent purchase price consideration, the reversal of accruals for certain restructuring and employee termination costs recorded in connection with the Textile Effects Acquisition and a reimbursement by Ciba of certain costs pursuant to the acquisition agreements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVENTORIES

        Inventories consisted of the following (dollars in millions):

	December 31,
	2013	2012
Raw materials and supplies	$433	$484
Work in progress	92	98
Finished goods	1,290	1,311

Total	1,815	1,893
LIFO reserves	(74)	(74)

Net	$1,741	$1,819

        For both December 31, 2013 and 2012, approximately 11% of inventories were recorded using the LIFO cost method.

5. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2013	2012
Land	$159	$151
Buildings	730	666
Plant and equipment	6,617	6,270
Construction in progress	613	549

Total	8,119	7,636
Less accumulated depreciation	(4,360)	(3,980)

Net	$3,759	$3,656

        Depreciation expense for 2013, 2012 and 2011 was $391 million, $375 million and $374 million, respectively, of which $2 million, $5 million and nil was related to discontinued operations in 2013, 2012 and 2011, respectively.

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Investments in companies in which we exercise significant influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. INVESTMENT IN UNCONSOLIDATED AFFILIATES (Continued)

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2013	2012
Equity Method:
Louisiana Pigment Company, L.P. (50%)	$104	$111
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	87	81
Nanjing Jinling Huntsman New Material Co., Ltd. (49%)	62	24
Jurong Ningwu New Materials Development Co., Ltd. (30%)	15	12
Nippon Aqua Co., Ltd. (15)%	8	—
Others	1	2

Total equity method investments	277	230
Cost Method:
International Diol Company (4%)	5	5
White Mountain Titanium Corporation (3%)	3	3

Total investments	$285	$238

(1)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

        On November 13, 2012, we entered into an agreement to form a joint venture with Sinopec (Nanjing Jingling). The joint venture involves the construction and operation of a PO/MTBE facility in China. Under the joint venture agreement, we hold a 49% interest in the joint venture and Sinopec holds a 51% interest. Our total equity investment is anticipated to be approximately $135 million, and we expect to receive approximately $50 million of license fees from the joint venture. The timing of equity contributions and license fee payments depends on various factors, but the majority are expected to be made over the course of the construction period of the plant (expected to be completed in 2015).

7. VARIABLE INTEREST ENTITIES

        We evaluate our investments and transactions to identify variable interest entities for which we are the primary beneficiary. We hold a variable interest in the following four joint ventures for which we are the primary beneficiary:

  •
  Rubicon LLC manufactures products for our Polyurethanes and Performance Products segments. The structure of the joint venture is such that the total equity investment at risk is not sufficient to permit the joint venture to finance its activities without additional financial support. By virtue of the operating agreement with this joint venture, we purchase a majority of the output, absorb a majority of the operating costs and provide a majority of the additional funding.

  •
  Pacific Iron Products Sdn Bhd manufactures products for our Pigments segment. In this joint venture we supply all the raw materials through a fixed cost supply contract, operate the manufacturing facility and market the products of the joint venture to customers. Through a fixed price raw materials supply contract with the joint venture we are exposed to the risk related to the fluctuation of raw material pricing.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

  •
  Arabian Amines Company manufactures products for our Performance Products segment. As required in the operating agreement governing this joint venture, we purchase all of Arabian Amines Company's production and sell it to our customers. Substantially all of the joint venture's activities are conducted on our behalf.

  •
  Sasol-Huntsman is our 50%-owned joint venture with Sasol that owns and operates a maleic anhydride facility in Moers, Germany. This joint venture manufactures products for our Performance Products segment. Prior to April 1, 2011, we accounted for Sasol-Huntsman using the equity method. In April 2011, an expansion at this facility began production, which triggered the reconsideration of this joint venture as a variable interest entity. The joint venture uses our technology and expertise, and we bear a disproportionate amount of risk of loss due to a related-party loan to Sasol-Huntsman for which we bear the default risk. As a result, we concluded that we were the primary beneficiary and began consolidating Sasol-Huntsman beginning April 1, 2011.

        Creditors of these entities have no recourse to our general credit, except in the event that we offer guarantees of specified indebtedness. See "Note 13. Debt—Direct and Subsidiary Debt." As the primary beneficiary of these variable interest entities at December 31, 2013, the joint ventures' assets, liabilities and results of operations are included in our consolidated financial statements.

        The following table summarizes the carrying amount of our variable interest entities' assets and liabilities included in our consolidated balance sheets, before intercompany eliminations, as of December 31, 2013 and 2012 (dollars in millions):

	December 31,
	2013	2012
Current assets	$147	$163
Property, plant and equipment, net	369	378
Other noncurrent assets	76	61
Deferred income taxes	28	45
Intangible assets	17	19
Goodwill	16	16

Total assets	$653	$682

Current liabilities	$330	$348
Long-term debt	72	82
Deferred income taxes	9	8
Other noncurrent liabilities	45	102

Total liabilities	$456	$540

        In April 2011, Arabian Amines Company settled a dispute with its contractors and received an amount totaling $11 million. Of this $11 million settlement, $8 million was related to damages incurred due to the delayed initial acceptance of the plant. This amount was recorded as other operating expense (income) in our consolidated statements of operations and included in cash flows from operating activities in our consolidated statements of cash flows. The remaining $3 million of the settlement was received for the reimbursement of capital expenditures for work left unfinished by the contractors. This amount was included in cash flows from investing activities in our consolidated statements of cash flows.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. VARIABLE INTEREST ENTITIES (Continued)

        Sasol-Huntsman had revenues and earnings of $116 million and $7 million, respectively, for the period from the date of consolidation to December 31, 2011. If this consolidation had occurred on January 1, 2011, the approximate pro forma revenues (unaudited) attributable to our Company would have been $11,259 million for 2011. There would have been no impact to the combined earnings attributable to us excluding a one-time noncash gain of approximately $12 million recognized upon consolidation included in other operating expense (income) in our consolidated statements of operations. Upon consolidation we also recognized a one-time noncash income tax expense of approximately $2 million.

8. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2013			December 31, 2012
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks and technology	$384	$339	$45	$355	$318	$37
Licenses and other agreements	52	19	33	41	16	25
Non-compete agreements	4	2	2	2	2	—
Other intangibles	70	62	8	68	60	8

Total	$510	$422	$88	$466	$396	$70

        Amortization expense was $21 million, $23 million and $30 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Our estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31,
2014	$15
2015	8
2016	8
2017	7
2018	6

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. OTHER NONCURRENT ASSETS

        Other noncurrent assets consisted of the following (dollars in millions):

	2013	2012
Pension assets	$20	$1
Debt issuance costs	32	29
Capitalized turnaround costs	192	127
Spare parts inventory	100	93
Catalyst assets	26	25
Deposits	41	33
Other	47	58

Total	$458	$366

        Amortization expense of catalyst assets for the years ended December 31, 2013, 2012 and 2011 was $12 million, $10 million and $12 million, respectively.

10. ACCRUED LIABILITIES

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2013	2012
Payroll and related costs	$172	$149
Interest	35	34
Volume and rebate accruals	95	85
Income taxes	80	44
Taxes other than income taxes	79	87
Restructuring and plant closing costs	55	93
Environmental accruals	5	10
Pension liabilities	12	11
Other postretirement benefits	9	12
Self-insured casualty loss reserves	12	11
Deferred revenue	11	16
Legal reserve	3	15
Asset retirement obligations	1	—
Other miscellaneous accruals	173	156

Total	$742	$723

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        As of December 31, 2013, 2012 and 2011, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable contract costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2011	$36	$1	$7	$5	$49
2011 charges for 2010 and prior initiatives	4	2	10	7	23
2011 charges for 2011 initiatives	87	—	1	1	89
Reversal of reserves no longer required	(5)	—	—	—	(5)
2011 payments for 2010 and prior initiatives	(26)	(3)	(1)	(8)	(38)
2011 payments for 2011 initiatives	(13)	—	—	(1)	(14)
Net activity of discontinued operations	—	—	—	(2)	(2)
Foreign currency effect on liability balance	(10)	—	—	—	(10)

Accrued liabilities as of December 31, 2011	73	—	17	2	92
2012 charges for 2011 and prior initiatives	9	5	—	10	24
2012 charges for 2012 initiatives	64	—	—	5	69
Reversal of reserves no longer required	(15)	—	—	(1)	(16)
2012 payments for 2011 and prior initiatives	(31)	(6)	(2)	(11)	(50)
2012 payments for 2012 initiatives	(12)	—	—	(6)	(18)
Foreign currency effect on liability balance	2	1	—	1	4

Accrued liabilities as of December 31, 2012	90	—	15	—	105
2013 charges for 2012 and prior initiatives	32	16	53	20	121
2013 charges for 2013 initiatives	28	—	—	8	36
Reversal of reserves no longer required	(22)	—	(4)	—	(26)
2013 payments for 2012 and prior initiatives	(66)	(16)	(3)	(19)	(104)
2013 payments for 2013 initiatives	(10)	—	—	(8)	(18)
Net activity of discontinued operations	—	—	(3)	—	(3)
Foreign currency effect on liability balance	—	—	2	—	2

Accrued liabilities as of December 31, 2013	$52	$—	$60	$1	$113

(1)
The total workforce reduction reserves of $52 million relate to the termination of 403 positions, of which 324 positions had not been terminated as of December 31, 2013.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

(2)
Accrued liabilities remaining at December 31, 2013 and 2012 by year of initiatives were as follows (dollars in millions):

	December 31,
	2013	2012
2011 initiatives and prior	$74	$52
2012 initiatives	21	53
2013 initiatives	18	—

Total	$113	$105

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Performance Products	Advanced Materials	Textile Effects	Pigments	Discontinued Operations	Corporate and other	Total
Accrued liabilities as of January 1, 2011	$—	$1	$2	$25	$8	$8	$5	$49
2011 charges for 2010 and prior initiatives	—	—	—	14	7	—	2	23
2011 charges for 2011 initiatives	—	—	21	65	3	—	—	89
Reversal of reserves no longer required	—	—	(1)	(4)	—	—	—	(5)
2011 payments for 2010 and prior initiatives	—	—	(1)	(18)	(13)	—	(6)	(38)
2011 payments for 2011 initiatives	—	—	(7)	(5)	(2)	—	—	(14)
Net activity of discontinued operations	—	—	—	—	—	(2)	—	(2)
Foreign currency effect on liability balance	—	—	(2)	(8)	—	—	—	(10)

Accrued liabilities as of December 31, 2011	—	1	12	69	3	6	1	92
2012 charges for 2011 and prior initiatives	—	1	4	14	4	—	1	24
2012 charges for 2012 initiatives	38	—	30	—	—	—	1	69
Reversal of reserves no longer required	—	—	—	(16)	—	—	—	(16)
2012 payments for 2011 and prior initiatives	—	(2)	(15)	(27)	(5)	—	(1)	(50)
2012 payments for 2012 initiatives	(12)	—	(6)	—	—	—	—	(18)
Foreign currency effect on liability balance	1	—	2	2	(1)	—	—	4

Accrued liabilities as of December 31, 2012	27	—	27	42	1	6	2	105
2013 charges for 2012 and prior initiatives	5	—	38	73	4	—	1	121
2013 charges for 2013 initiatives	—	18	—	1	—	—	17	36
Reversal of reserves no longer required	(9)	—	(8)	(9)	—	—	—	(26)
2013 payments for 2012 and prior initiatives	(14)	—	(45)	(41)	(3)	—	(1)	(104)
2013 payments for 2013 initiatives	—	(7)	—	—	(1)	—	(10)	(18)
Net activity of discontinued operations	—	—	—	—	—	(3)	—	(3)
Foreign currency effect on liability balance	—	(1)	—	2	1	—	—	2

Accrued liabilities as of December 31, 2013	$9	$10	$12	$68	$2	$3	$9	$113

Current portion of restructuring reserves	$4	$10	$12	$15	$2	$3	$9	$55
Long-term portion of restructuring reserve	5	—	—	53	—	—	—	58

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        Details with respect to cash and noncash restructuring charges for the years ended December 31, 2013, 2012 and 2011 by initiative are provided below (dollars in millions):

Cash charges:
2013 charges for 2012 and prior initiatives	$121
2013 charges for 2013 initiatives	36
Reversal of reserves no longer required	(26)
Pension-related charges	7
Non-cash charges	13

Total 2013 Restructuring, Impairment and Plant Closing Costs	$151

Cash charges:
2012 charges for 2011 and prior initiatives	$24
2012 charges for 2012 initiatives	69
Reversal of reserves no longer required	(16)
Non-cash charges	15

Total 2012 Restructuring, Impairment and Plant Closing Costs	$92

Cash charges:
2011 charges for 2010 and prior initiatives	$23
2011 charges for 2011 initiatives	89
Reversal of reserves no longer required	(5)
Non-cash charges	60

Total 2011 Restructuring, Impairment and Plant Closing Costs	$167

2013 RESTRUCTURING ACTIVITIES

        During 2012, our Polyurethanes segment began implementing a restructuring program to reduce annualized fixed costs. As of December 31, 2013, our Polyurethanes segment restructuring reserve consisted of $9 million related to this program. In connection with this program, we recorded charges of $5 million and reversed charges of $9 million during 2013 primarily for workforce reductions. Our Polyurethanes segment also recorded pension-related charges of $6 million during 2013 related to this program.

        During 2013, our Performance Products segment implemented a restructuring program to refocus our surfactants business in Europe. As of December 31, 2013, our Performance Products segment restructuring reserve consisted of $10 million related to this program. In connection with this program, we recorded charges of $13 million during 2013 primarily related to workforce reductions. Additionally, we recorded charges of $5 million during 2013 primarily related to workforce reductions in our Australian operation.

        During the fourth quarter of 2012, our Advanced Materials segment began implementing a global transformational change program, subject to consultation with relevant employee representatives, designed to improve the segment's manufacturing efficiencies, enhance commercial excellence and improve its long-term global competitiveness. As of December 31, 2013, our Advanced Materials segment restructuring reserve consisted of $12 million primarily related to this program. During 2013, we recorded charges of $38 million and noncash charges of $4 million and reversed charges of $8 million.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

        During 2011, our Textile Effects segment began implementing a significant restructuring program, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the segment's long-term global competitiveness. In connection with this program, during 2013, our Textile Effects segment recorded charges of $53 million for the early termination of long-term fixed cost contracts, $16 million for decommissioning, $3 million for other restructuring and $1 million for workforce reductions and reversed charges of $5 million related to workforce reductions, as well as recorded a $9 million noncash charge for a pension settlement loss. In addition, during 2013, we reversed charges of $4 million that were no longer required for long term fixed costs contracts in relation to our consolidation of manufacturing activities and processes at our site in Basel, Switzerland.

        As of December 31, 2013, our Pigments segment restructuring reserve consisted of $2 million primarily related to workforce reductions at our Scarlino, Italy plant. During 2013, our Pigments segment recorded charges of $4 million primarily related to the closure of our Grimsby, U.K. plant.

        As of December 31, 2013, our Corporate and other segment restructuring reserve consisted of $9 million primarily related to a reorganization of our global information technology organization and a reorganization and regional consolidation of our purchasing activities. During 2013, we recorded charges of $18 million in Corporate and other primarily related to these initiatives. Our Corporate and other segment also recorded pension-related charges of $1 million during 2013 related to our initiatives.

2012 RESTRUCTURING ACTIVITIES

        During 2012, our Polyurethanes segment implemented a restructuring program to reduce annualized fixed costs. In connection with this program, we recorded restructuring expenses of $38 million during 2012 primarily for workforce reductions. As of December 31, 2012, our Polyurethanes segment restructuring reserve consisted of $27 million related to this program.

        During the fourth quarter of 2012, our Advanced Materials segment began implementing a global transformational change program, subject to consultation with relevant employee representatives, designed to improve the segment's manufacturing efficiencies, enhance commercial excellence and ensure its long-term global competitiveness. As of December 31, 2012, our Advanced Materials segment restructuring reserve consisted of $27 million primarily related to this program. During 2012, we recorded charges of $38 million of which $28 million related to our global transformational change program, $3 million related to the reorganization of our global structure and relocation of our divisional headquarters from Basel, Switzerland to The Woodlands, Texas and $3 million related primarily to a redesign of our planning process focused on inventory reduction. Our Advanced Materials segment also recorded noncash charges of $4 million related to pension settlements.

        During 2011, our Textile Effects segment began implementing a significant restructuring program, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the segment's long-term global competitiveness. In connection with this plan, during 2012, we recorded cash charges of $1 million for workforce reductions, $9 million for decommissioning and other restructuring expenses, and noncash charges of $11 million primarily for pension settlements. In addition, during 2012, our Textile Effects segment recorded charges of $4 million of which $2 million related to the closure of our St. Fons, France facility and $2 million related to a global transfer pricing initiative. We reversed charges of $16 million which were no longer required for workforce reductions at our production facility in

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

Langweid, Germany, the simplification of the commercial organization and optimization of our distribution network, the consolidation of manufacturing activities and processes at our site in Basel, Switzerland and the closure of our production facilities in Basel, Switzerland.

        As of December 31, 2012, our Pigments segment restructuring reserve consisted of $1 million primarily related to workforce reductions at our Scarlino, Italy plant. During 2012, our Pigments segment recorded charges of $4 million related to the closure of our Grimsby, U.K. plant.

        As of December 31, 2012, our Corporate and other segment restructuring reserve consisted of $2 million primarily related to a reorganization and regional consolidation of our purchasing activities. During 2012, we recorded charges of $2 million in Corporate and other primarily related to workforce reductions in connection with this project.

2011 RESTRUCTURING ACTIVITIES

        As of December 31, 2011, our Advanced Materials segment restructuring reserve consisted of $12 million related to workforce reductions in connection with a reorganization of its global structure and relocation of its divisional headquarters from Basel, Switzerland to The Woodlands, Texas. During 2011, our Advanced Materials segment recorded net charges of $20 million primarily related this activity.

        On September 27, 2011, we announced plans to implement a significant restructuring of our Textile Effects segment, including the closure of our production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving the Textile Effects segment's long-term global competitiveness. In connection with this plan during 2011, we recorded a charge of $62 million for workforce reduction, a pension curtailment gain of $38 million and a charge of $53 million for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility. For purposes of calculating the impairment charge, the fair value of the Basel, Switzerland manufacturing facility was based on the discounted cash flows of that facility. As of December 31, 2011, our Textile Effects segment restructuring reserve consisted of $69 million, of which $2 million related to opening balance sheet liabilities from the Textile Effects Acquisition, $2 million related to workforce reductions at our production facility in Langweid, Germany, $2 million related to the simplification of the commercial organization and optimization of our distribution network, $15 million related to the consolidation of manufacturing activities and processes at our site in Basel, Switzerland, $47 million related to the closure of our production facilities and business support offices in Basel, Switzerland and $1 million related to the consolidation of our North Carolina sites.

        In addition, during 2011, our Textile Effects segment recorded charges of $22 million, of which $5 million related to simplification of our commercial organization and optimization of our distribution network, $12 million related to non-workforce reductions incurred for the consolidation of our Switzerland manufacturing facilities, and $4 million related to the consolidation of our North Carolina sites. We reversed charges of $4 million which were no longer required for workforce reductions at our production facility in Langweid, Germany and the consolidation of manufacturing activities and processes at our site in Basel, Switzerland.

        As of December 31, 2011, our Pigments segment restructuring reserve consisted of $3 million primarily related to workforce reductions at our Huelva, Spain and Scarlino, Italy plants. During 2011, our Pigments segment recorded charges of $10 million, of which $7 million related to the closure of

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS (Continued)

our Grimsby, U.K. plant and $3 million related to workforce reductions at our Umbogintwini, South Africa plant.

        As of December 31, 2011, our Corporate and other segment restructuring reserve consisted of $1 million primarily related to a reorganization and regional consolidation of our transactional accounting activities. During 2011, we recorded charges of $2 million in Corporate and other primarily related to workforce reductions in connection with this project.

12. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2013	2012
Pension liabilities	$546	$830
Other postretirement benefits	101	131
Environmental accruals	22	24
Restructuring and plant closing costs	58	12
Asset retirement obligations	28	28
Employee benefit accrual	38	34
Legal reserve	11	11
Other	134	87

Total	$938	$1,157

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT

        Outstanding debt of consolidated entities consisted of the following (dollars in millions):

	December 31,
	2013	2012
Senior Credit Facilities:
Term loans	$1,351	$1,565
Amounts outstanding under A/R programs	248	241
Senior notes	1,061	568
Senior subordinated notes	891	892
HPS (China) debt	40	94
Variable interest entities	247	270
Other	72	72

Total debt—excluding debt to affiliates	$3,910	$3,702

Total current portion of debt	$277	$288
Long-term portion	3,633	3,414

Total debt—excluding debt to affiliates	$3,910	$3,702

Total debt—excluding debt to affiliates	$3,910	$3,702
Notes payable to affiliates-current	100	100
Notes payable to affiliates-noncurrent	779	599

Total debt	$4,789	$4,401

DIRECT AND SUBSIDIARY DEBT

Senior Credit Facilities

        As of December 31, 2013, our Senior Credit Facilities consisted of our Revolving Facility, our Extended Term Loan B, our Extended Term Loan B—Series 2 and our Term Loan C as follows (dollars in millions):

Facility	Committed Amount		Principal Outstanding		Carrying Value		Interest Rate(3)	Maturity
Revolving Facility	$400	(1)	$—	(2)	$—	(2)	USD LIBOR plus 2.50%	2017
Extended Term Loan B	NA		962		961		USD LIBOR plus 2.50%	2017
Extended Term Loan B—Series 2	NA		342		342		USD LIBOR plus 3.00%	2017
Term Loan C	NA		50		48		USD LIBOR plus 2.25%	2016

(1)
We have commitments with certain financial institutions to provide for a $200 million Revolving Increase to an aggregate Revolving Facility committed amount of $600 million upon completion of the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

(2)
We had no borrowings outstanding under our Revolving Facility; we had approximately $17 million (U.S. dollar equivalents) of letters of credit and bank guarantees issued and outstanding under our Revolving Facility.

(3)
The applicable interest rate of the Senior Credit Facilities is subject to certain secured leverage ratio thresholds. As of December 31, 2013, the weighted average interest rate on our outstanding balances under the Senior Credit Facilities was approximately 3%.

        Our obligations under the Senior Credit Facilities are guaranteed by our guarantors, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries, and pledges of intercompany notes between certain of our subsidiaries.

        On December 23, 2013, in conjunction with our 2021 Senior Notes issuance we repaid $368 million ($352 carrying value) of our Term Loan C. In connection with the repayment, we recognized a loss on early extinguishment of debt of approximately $16 million during the year ended December 31, 2013.

Amendment to Credit Agreement

        On October 15, 2013, we entered into a tenth amendment to the Credit Agreement. The amendment, among other things, permits us to incur the New Term Loan, a senior secured term loan facility in an aggregate principal amount of $1.2 billion, and to increase our Revolving Facility.

        We have entered into commitments with certain financial institutions to provide for the New Term Loan and provide for $200 million of the Revolving Increase. We intend to use the net proceeds of the New Term Loan, when funded, to pay the cash consideration related to our acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc. If the acquisition is not consummated, we may use the net proceeds to refinance certain or our indebtedness.

        The New Term Loan will mature on the seventh anniversary of the date such New Term Loan is funded and will amortize in aggregate annual amounts equal to 1% of the original principal amount of the New Term Loan, payable quarterly commencing with the first full fiscal quarter ended after the date the New Term Loan is funded. The Revolving Increase will mature on the same date as the Revolving Facility.

        On August 22, 2013, we entered into a ninth amendment to the Credit Agreement. The amendment provided for additional term loans in the amount of $100 million, the net proceeds of which were used for general corporate purposes. The additional term loans have identical terms to our Extended Term Loan B and are reflected as part of our Extended Term Loan B.

        On March 11, 2013, we entered into an eighth amendment to the Credit Agreement. The amendment provided for an additional term loan of $225 million, the net proceeds of which were used to repay in full the remaining $193 million principal amount under our then outstanding term loan B facility and for general corporate purposes. The additional term loan is recorded at its carrying value of $224 million as of December 31, 2013. The additional term loan has identical terms to our Extended Term Loan B and is reflected as part of our Extended Term Loan B. In connection with this debt repayment, we recognized a loss on early extinguishment of debt of approximately $1 million.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

        In connection with these amendments and debt repayments, we recognized a loss on early extinguishment of debt with regard to our Senior Credit Facilities of approximately $17 million and $2 million during the years ended December 31, 2013 and 2012, respectively.

A/R Programs

        Our A/R Programs are structured so that we grant a participating undivided interest in certain of our trade receivables to the U.S. SPE and the EU SPE. We retain the servicing rights and a retained interest in the securitized receivables. Information regarding our A/R Programs as of December 31, 2013 was as follows (monetary amounts in millions):

Facility	Maturity	Maximum Funding Availability(1)	Amount Outstanding	Interest Rate(2)(3)
U.S. A/R Program	April 2016	$250	$90(4)	Applicable rate plus 1.10%
EU A/R Program	April 2016	€225 (approximately $311)	€114 (approximately $158)	Applicable rate plus 1.35%

(1)
The amount of actual availability under our A/R Programs may be lower based on the level of eligible receivables sold, changes in the credit ratings of our customers, customer concentration levels and certain characteristics of the accounts receivable being transferred, as defined in the applicable agreements.

(2)
Each interest rate is defined in the applicable agreements. In addition, the U.S. SPE and the EU SPE are obligated to pay unused commitment fees to the lenders based on the amount of each lender's commitment.

(3)
Applicable rate for our U.S. A/R Program is defined by the lender as USD LIBOR. Applicable rate for our EU A/R Program is either GBP LIBOR, USD LIBOR or EURIBOR.

(4)
As of December 31, 2013, we had approximately $7 million (U.S. dollar equivalents) of letters of credit issued and outstanding under our U.S. A/R Program.

        As of December 31, 2013 and 2012, $521 million and $520 million, respectively, of accounts receivable were pledged as collateral under our A/R Programs.

Amendments to A/R Programs

        On April 29, 2013, we entered into an amendment to the agreements governing our U.S. A/R Program. This amendment, among other things, extends the scheduled commitment termination date of our U.S. A/R Program by two years to April 2016, provides for additional availability under our U.S. A/R Program and reduces the applicable margin on borrowings to 1.10%.

        On April 29, 2013, we entered into an amendment to the agreements governing our EU A/R Program. This amendment, among other things, extends the scheduled commitment termination date of our EU A/R Program by two years to April 2016 and reduces the applicable margin on borrowings to 1.35%.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

Notes

        As of December 31, 2013, we had outstanding the following notes (monetary amounts in millions):

Notes	Maturity	Interest Rate	Amount Outstanding
2021 Senior Notes	April 2021	5.125%	€300 (approximately $415)
2020 Senior Notes	November 2020	4.875%	$650 ($647 carrying value)
Senior Subordinated Notes	March 2020	8.625%	$350
Senior Subordinated Notes	March 2021	8.625%	$530 ($541 carrying value)

        Our notes are governed by indentures which impose certain limitations on us including, among other things limitations on the incurrence of debt, distributions, certain restricted payments, asset sales, and affiliate transactions. The notes are unsecured obligations and are guaranteed by certain subsidiaries named as guarantors.

        On December 23, 2013, we issued €300 million (approximately $415) aggregate principal amount of 2021 Senior Notes. We applied the net proceeds to redeem $368 million of our Term Loan C due 2016, pay associated accrued interest and for general corporate purposes.

        The 2021 Senior Notes bear interest at the rate of 5.125% per year payable semi-annually on April 15 and October 15 of each year and are due on April 15, 2021. We may redeem the 2021 Senior Notes in whole or in part at any time prior to January 15, 2021 at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest.

        On March 4, 2013, pursuant to an indenture entered into on November 19, 2012, we issued $250 million aggregate principal amount of 2020 Senior Notes. The aggregate additional notes are recorded at carrying value of $247 million as of December 31, 2013. We applied the net proceeds to redeem the remaining $200 million in aggregate principal amount of our 2016 Senior Notes, to pay associated accrued interest and for general corporate purposes. We issued, on November 19, 2012, $400 million aggregate principal amount of 2020 Senior Notes.

        The 2020 Senior Notes bear interest at the rate of 4.875% per year payable semi-annually on May 15 and November 15 of each year and are due on November 15, 2020. We may redeem the 2020 Senior Notes in whole or in part at any time prior to August 17, 2020 at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest.

        The 2021 Senior Notes and 2020 Senior Notes are general unsecured senior obligations of us and are guaranteed on a general unsecured senior basis by the Guarantors. The indentures impose certain limitations on the ability of us and our subsidiaries to, among other things, incur additional indebtedness secured by any principal properties, incur indebtedness of nonguarantor subsidiaries, enter into sale and leaseback transactions with respect to any principal properties and consolidate or merge with or into any other person or lease, sell or transfer all or substantially all of its properties and assets. Upon the occurrence of certain change of control events, holders of the 2021 Senior Notes and 2020 Senior Notes will have the right to require that we purchase all or a portion of such holder's 2020 Senior Notes in cash at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

Redemption of Notes and Loss on Early Extinguishment of Debt

        During the years ended December 31, 2013 and 2012, we redeemed or repurchased the following notes (monetary amounts in millions):

Date of Redemption	Notes	Principal Amount of Notes Redeemed	Amount Paid (Excluding Accrued Interest)	Loss on Early Extinguishment of Debt
March 4, 2013	5.50% Senior Notes due 2016	$200	$200	$34
December 3, 2012	5.50% Senior Notes due 2016	$400	$400	$77
March 26, 2012	7.50% Senior Subordinated Notes due 2015	€64 (approximately $86)	€65 (approximately $87)	$1

Variable Interest Entity Debt

        As of December 31, 2013, Arabian Amines Company had $169 million outstanding under its loan commitments and debt financing arrangements. Arabian Amines Company, our consolidated 50%-owned joint venture, is currently not in compliance with payment and other obligations under these loan commitments. We do not guarantee these loan commitments and Arabian Amines Company is not a guarantor of any of our other debt obligations, and the noncompliance with these financial covenants does not affect any of our other debt obligations. We are currently in discussions with the lenders under these loan commitments and expect to resolve the noncompliance. As of December 31, 2013, the amounts outstanding under these loan commitments were classified as current in our consolidated balance sheets and are comprised of the following:

  •
  A loan facility from Saudi Industrial Development Fund with SAR 451 million (approximately $120 million) outstanding. Repayment of the loan is to be made in semiannual installments with final maturity in 2019. The loan is secured by a mortgage over the fixed assets of the project and is 100% guaranteed by the Zamil Group, our 50% joint venture partner.

  •
  A multipurpose Islamic term facility with $49 million outstanding. This facility is scheduled to be repaid in semiannual installments with final maturity in 2022.

        As of December 31, 2013, Sasol-Huntsman, our consolidated 50%-owned venture has a facility agreement which included a €5 million (approximately $7 million) revolving facility and €56 million (approximately $78 million) outstanding under the term loan facility. The facility will be repaid over semiannual installments with the final repayment scheduled for December 2018. Obligations under the facility agreement are secured by, among other things, first priority right on the property, plant and equipment of Sasol-Huntsman.

Other Debt

        During the year ended December 31, 2013, HPS repaid $4 million and RMB 293 million (approximately $47 million) on term loans and working capital loans under its secured facilities. As of December 31, 2013, HPS had $4 million and RMB 61 million (approximately $10 million) outstanding under its debt facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and approximately 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2013, the interest rate was approximately 1% for the U.S. dollar borrowings and approximately 6% for RMB borrowings.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

        As of December 31, 2013, HPS has RMB 160 million (approximately $26 million) under its loan facility for working capital loans and discounting of commercial drafts, which is classified as current portion of debt in our consolidated balance sheets. Interest is calculated using a Peoples Bank of China rate plus the applicable margin. The average all-in rate as of December 31, 2013 was approximately 6%.

Note Payable from Huntsman International to Huntsman Corporation

        As of December 31, 2013, there was an $872 million loan outstanding owed by us to Huntsman Corporation. The Intercompany Note is unsecured and $100 million of the outstanding amount is classified as current as of December 31, 2013 in our consolidated balance sheets. As of December 31, 2013, under the terms of the Intercompany Note, we promise to pay Huntsman Corporation interest on the unpaid principal amount at a rate per annum based on the previous monthly average borrowing rate obtained under our U.S. A/R Program, less 10 basis points (provided that the rate shall not exceed an amount that is 25 basis points less than the monthly average borrowing rate obtained for the U.S. LIBOR-based borrowings under our Revolving Facility).

COMPLIANCE WITH COVENANTS

        We believe that we are in compliance with the covenants contained in the agreements governing our material debt instruments, including our Senior Credit Facilities, our A/R Programs and our notes. However, Arabian Amines Company, our consolidated 50%-owned joint venture, is currently not in compliance with certain financial covenants under its loan commitments. See "—Variable Interest Entity Debt" above.

        Our material financing arrangements contain certain covenants with which we must comply. A failure to comply with a covenant could result in a default under a financing arrangement unless we obtained an appropriate waiver or forbearance (as to which we can provide no assurance). A default under these material financing arrangements generally allows debt holders the option to declare the underlying debt obligations immediately due and payable. Furthermore, certain of our material financing arrangements contain cross-default and cross-acceleration provisions under which a failure to comply with the covenants in one financing arrangement may result in an event of default under another financing arrangement.

        Our Senior Credit Facilities are subject to the Leverage Covenant which applies only to the Revolving Facility. The Leverage Covenant is applicable only if borrowings, letters of credit or guarantees are outstanding under the Revolving Facility (cash collateralized letters of credit or guarantees are not deemed outstanding). The Leverage Covenant is a net senior secured leverage ratio covenant which requires that our ratio of senior secured debt to EBITDA (as defined in the applicable agreement) is not more than 3.75 to 1.

        If in the future we fail to comply with the Leverage Covenant, then we may not have access to liquidity under our Revolving Facility. If we fail to comply with the Leverage Covenant at a time when we have uncollateralized loans or letters of credit outstanding under the Revolving Facility, we would be in default under the Senior Credit Facilities, and, unless we obtain a waiver or forbearance with respect to such default (as to which we can provide no assurance), we could be required to pay off the balance of the Senior Credit Facilities in full, and we may not have further access to such facilities.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. DEBT (Continued)

        The agreements governing our A/R Programs also contain certain receivable performance metrics. Any material failure to meet the applicable A/R Programs' metrics in the future could lead to an early termination event under the A/R Programs, which could require us to cease our use of such facilities, prohibiting us from additional borrowings against our receivables or, at the discretion of the lenders, requiring that we repay the A/R Programs in full. An early termination event under the A/R Programs would also constitute an event of default under our Senior Credit Facilities, which could require us to pay off the balance of the Senior Credit Facilities in full and could result in the loss of our Senior Credit Facilities.

MATURITIES

        The scheduled maturities of our debt (excluding debt to affiliates) by year as of December 31, 2013 are as follows (dollars in millions):

Year ending December 31,
2014	$277
2015	32
2016	326
2017	1,282
2018	23
Thereafter	1,970

$3,910

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We also hedge our net investment in certain European operations. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive loss.

INTEREST RATE RISKS

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        On December 9, 2009, we entered into a five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.6% on the hedge and receive the one-month LIBOR rate. As of December 31, 2013 and 2012, the fair value of the hedge was $1 million and $2 million, respectively, and was recorded in other noncurrent liabilities.

        On January 19, 2010, we entered into an additional five-year interest rate contract to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities. The notional value of the contract is $50 million, and it has been designated as a cash flow hedge. The effective portion of the changes in the fair value of the swap was recorded in other comprehensive income (loss). We will pay a fixed 2.8% on the hedge and receive the one-month LIBOR rate. As of December 31, 2013 and 2012, the fair value of the hedge was $1 million and $3 million, respectively, and was recorded in other noncurrent liabilities.

        On September 1, 2011, we entered into a $50 million forward interest rate contract that will begin in December 2014 with maturity in April 2017 and a $50 million forward interest rate contract that will begin in January 2015 with maturity in April 2017. These two forward contracts are to hedge the variability caused by monthly changes in cash flow due to associated changes in LIBOR under our Senior Credit Facilities once our existing interest rate hedges mature. These swaps are designated as cash flow hedges and the effective portion of the changes in the fair value of the swaps were recorded in other comprehensive income (loss). Both interest rate contracts will pay a fixed 2.5% on the hedge and receive the one-month LIBOR rate once the contracts begin in 2014 and 2015, respectively. As of December 31, 2013 and 2012, the combined fair value of these two hedges was $3 million and $4 million, respectively, and was recorded in other noncurrent liabilities.

        In 2009, Sasol-Huntsman entered into derivative transactions to hedge the variable interest rate associated with its local credit facility. These derivative rate hedges include a floating to fixed interest rate contract providing Sasol-Huntsman with EURIBOR interest payments for a fixed payment of 3.62% and a cap for future periods with a strike price of 3.62%. In connection with the consolidation of Sasol-Huntsman as of April 1, 2011, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities." The notional amount of the hedge as of December 31, 2013 was €31 million (approximately $42 million) and the derivative transactions do not qualify for hedge accounting. As of December 31, 2013 and 2012, the fair value of this hedge was €1 million (approximately $1 million) and € 2 million (approximately $3 million), respectively, and was recorded in other noncurrent liabilities in our consolidated balance sheets. For 2013 and 2012, we recorded a reduction of interest expense of € 1 million (approximately $2 million) and less than €1 million (approximately $1 million), respectively, due to changes in the fair value of the swap.

        Beginning in 2009, Arabian Amines Company entered into a 12-year floating to fixed interest rate contract providing for a receipt of LIBOR interest payments for a fixed payment of 5.02%. In connection with the consolidation of Arabian Amines Company as of July 1, 2010, the interest rate contract is now included in our consolidated results. See "Note 7. Variable Interest Entities." The notional amount of the swap as of December 31, 2013 was $32 million, and the interest rate contract is

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

not designated as a cash flow hedge. As of December 31, 2013 and 2012, the fair value of the swap was $4 million and $6 million, respectively, and was recorded in other noncurrent liabilities in our consolidated balance sheets. For 2013 and 2012, we recorded a reduction of interest expense of $2 million and $1 million, respectively, due to changes in fair value of the swap. As of December 31, 2013 Arabian Amines Company was not in compliance with certain financial covenants contained in its loan commitments. For more information, see "Note 13. Debt—Direct and Subsidiary Debt—Variable Interest Entity Debt."

        For the years ended December 31, 2013 and 2012, the changes in accumulated other comprehensive gain (loss) associated with these cash flow hedging activities were approximately $3 million and $(1) million, respectively.

        During 2014, accumulated other comprehensive loss of nil is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We would be exposed to credit losses in the event of nonperformance by a counterparty to our derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy their obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our revenues and expenses are denominated in various currencies. We enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of three months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. As of December 31, 2013 and 2012, we had approximately $193 million and $217 million notional amount (in U.S. dollar equivalents) outstanding, respectively, in foreign currency contracts with a term of approximately one month.

        In conjunction with the issuance of our 8.625% senior subordinated notes due 2020, we entered into cross-currency interest rate contracts with three counterparties. On March 17, 2010, we made payments of $350 million to these counterparties and received €255 million from these counterparties, and on maturity (March 15, 2015) we are required to pay €255 million to these counterparties and will receive $350 million from these counterparties. On March 15 and September 15 of each year, we will receive U.S. dollar interest payments of approximately $15 million (equivalent to an annual rate of 8.625%) and make interest payments of approximately €11 million (equivalent to an annual rate of approximately 8.41%). This swap is designated as a hedge of net investment for financial reporting purposes. As of December 31, 2013 and 2012, the fair value of this swap was $2 million and $18 million, respectively, and was recorded in noncurrent assets.

        A portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in many cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

permanent loans because they are not expected to be repaid in the foreseeable future and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as permanent loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as permanent loans are recorded in other comprehensive income (loss). From time to time, we review such designation of intercompany loans.

        We review our non-U.S. dollar denominated debt and derivative instruments to determine the appropriate amounts designated as hedges. As of December 31, 2013, we have designated approximately €525 million (approximately $725 million) of euro-denominated debt and cross-currency interest rate contracts as a hedge of our net investment. For the years ended December 31, 2013, 2012 and 2011, the amount of gain (loss) recognized on the hedge of our net investment was $(22) million, $(11) million and $5 million, respectively, and was recorded in other comprehensive income (loss). As of December 31, 2013, we had approximately €988 million (approximately $1,364 million) in net euro assets.

COMMODITY PRICES RISK

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. Consequently, we do not generally hedge our commodity exposures.

15. FAIR VALUE

        The fair values of our financial instruments were as follows (dollars in millions):

	December 31,
	2013		2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Non-qualified employee benefit plan investments	$21	$21	$14	$14
Cross-currency interest rate contacts	2	2	18	18
Interest rate contracts	(10)	(10)	(18)	(18)
Long-term debt (including current portion)	(3,910)	(4,010)	(3,702)	(3,869)

        The carrying amounts reported in the balance sheets of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments is obtained through market observable pricing using prevailing market prices. The estimated fair values of our long-term debt are based on quoted market prices for the identical liability when traded as an asset in an active market (Level 1).

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2013 and 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE (Continued)

comprehensively revalued for purposes of these financial statements since December 31, 2013, and current estimates of fair value may differ significantly from the amounts presented herein.

        The following assets and liabilities are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Description	December 31, 2013	Quoted prices in active markets for identical assets (Level 1)(3)	Significant other observable inputs (Level 2)(3)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$21	$21	$—	$—
Derivatives:
Cross-currency interest rate contracts(1)	2	—	2	—

Total assets	$23	$21	$2	$—

Liabilities:
Derivatives:
Interest rate contracts(2)	$(10)	$—	$(10)	$—

		Fair Value Amounts Using
Description	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)(3)	Significant other observable inputs (Level 2)(3)	Significant unobservable inputs (Level 3)
Assets:
Available-for sale equity securities:
Equity mutual funds	$14	$14	$—	$—
Derivatives:
Cross-currency interest rate contracts(1)	18	—	18	—

Total assets	$32	$14	$18	$—

Liabilities:
Derivatives:
Interest rate contracts(2)	$(18)	$—	$(18)	$—

(1)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates, exchange rates, and yield curves at stated intervals.

(2)
The income approach is used to calculate the fair value of these instruments. Fair value represents the present value of estimated future cash flows, calculated using relevant interest rates and yield

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. FAIR VALUE (Continued)

  curves at stated intervals. There were no material changes to the valuation methods or assumptions used to determine the fair value during the current period.

(3)
There were no transfers between Levels 1 and 2 within the fair value hierarchy for the years ended December 31, 2013 and 2012. During the year ended December 31, 2013, there were no instruments categorized as Level 3 within the fair value hierarchy.

        The following table shows a reconciliation of beginning and ending balances for the year ended December 31, 2012 for instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (dollars in millions). During the year ended December 31, 2013, there were no instruments categorized as Level 3 within the fair value hierarchy.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Cross-Currency Interest Rate Contracts
Beginning balance, January 1, 2012	$27
Transfers into Level 3	—
Transfers out of Level 3(1)	(27)
Total gains (losses):
Included in earnings	—
Included in other comprehensive income (loss)	—
Purchases, sales, issuances and settlements	—

Ending balance, December 31, 2012	$—

The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at December 31, 2012	$—

(1)
We are party to cross-currency interest rate contracts that are measured at fair value in our consolidated financial statements. These instruments have historically been categorized by us as Level 3 within the fair value hierarchy due to an unobservable input associated with the credit valuation adjustment, which we deemed to be a significant input to the overall measurement of fair value at inception. During 2012, this credit valuation adjustment has ceased to be a significant input to the entire fair value measurement of these instruments. The remaining inputs which are significant to the fair value measurement of these instruments represent observable market inputs that are inputs other than quoted prices (Level 2 inputs).

  Our policy is to recognize transfers between levels within the fair value hierarchy as of the beginning of the reporting period. Due to the change in significance of the credit valuation adjustment to the entire fair value measurement of these instruments, effective January 1, 2012, we have categorized our cross-currency interest rate contracts as Level 2 within the fair value hierarchy.

        We also have assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include property, plant and equipment and those associated with acquired businesses, including goodwill and intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During 2013 and 2012, we had no impairments related to these assets.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        During 2013, we amended the Plan which enabled us to transfer some benefit amounts out of the Huntsman Supplemental Executive Retirement Plan (the "SERP") to the Plan as permitted by the IRS rules. There was no impact to the overall projected benefit obligation to the Company as a result of this amendment.

        We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        We also sponsor unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        Our postretirement benefit plans provide a fully insured Medicare Part D plan including prescription drug benefits affected by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). We cannot determine whether the medical benefits provided by our postretirement benefit plans are actuarially equivalent to those provided by the Act. We do not collect a subsidy and our net periodic postretirement benefits cost, and related benefit obligation, do not reflect an amount associated with the subsidy.

        During 2013, we amended certain of our postretirement benefit plans to discontinue subsidizing the cost of health care coverage for retirees who are eligible for Medicare. As a result of this amendment, our projected benefit obligation decreased by $22 million with an offset to other comprehensive income (loss) during the year ended December 31, 2013.

        On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. On March 30, 2010, President Obama signed into law a reconciliation measure, the Health Care and Education Reconciliation Act of 2010. The passage of this legislation has resulted in comprehensive reform of health care in the U.S. We do not believe that this will have a significant impact on our financial position.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        The following table sets forth the funded status of the plans for us and the amounts recognized in our consolidated balance sheets at December 31, 2013 and 2012 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2013		2012		2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$958	$2,755	$834	$2,331	$136	$7	$128	$7
Service cost	31	38	26	32	4	—	4	—
Interest cost	40	90	42	102	5	—	7	1
Participant contributions	—	9	—	9	5	—	5	—
Plan amendments	—	1	(26)	—	(22)	—	—	(1)
Foreign currency exchange rate changes	—	92	—	80	—	(1)	—	—
Settlements/transfers	—	—	—	(2)	—	—	—	—
Curtailments	—	(5)	—	—	—	—	—	—
Special termination benefits	—	9	—	—	—	—	—	—
Actuarial (gain) loss	(100)	39	127	360	(9)	—	8	—
Benefits paid	(52)	(169)	(45)	(157)	(14)	(1)	(16)	—

Benefit obligation at end of year	$877	$2,859	$958	$2,755	$105	$5	$136	$7

Change in plan assets
Fair value of plan assets at beginning of year	$636	$2,237	$538	$2,026	$—	$—	$—	$—
Actual return on plan assets	99	198	71	221	—	—	—	—
Foreign currency exchange rate changes	—	79	—	65	—	—	—	—
Participant contributions	—	9	—	9	5	—	5	—
Company contributions	72	89	72	75	9	1	11	—
Settlements/transfers	—	—	—	(2)	—	—	—	—
Benefits paid	(52)	(169)	(45)	(157)	(14)	(1)	(16)	—

Fair value of plan assets at end of year	$755	$2,443	$636	$2,237	$—	$—	$—	$—

Funded status
Fair value of plan assets	$755	$2,443	$636	$2,237	$—	$—	$—	$—
Benefit obligation	877	2,859	958	2,755	105	5	136	7

Accrued benefit cost	$(122)	$(416)	$(322)	$(518)	$(105)	$(5)	$(136)	$(7)

Amounts recognized in balance sheet:
Noncurrent asset	$—	$20	$—	$1	$—	$—	$—	$—
Current liability	(6)	(6)	(6)	(5)	(9)	—	(11)	(1)
Noncurrent liability	(116)	(430)	(316)	(514)	(96)	(5)	(125)	(6)

	$(122)	$(416)	$(322)	$(518)	$(105)	$(5)	$(136)	$(7)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2013		2012		2013		2012
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Amounts recognized in accumulated other comprehensive loss:
Net actuarial loss	$266	$765	$449	$867	$21	$—	$32	$1
Prior service cost	(35)	5	(42)	4	(27)	—	(8)	—
Transition obligation	—	—	1	—	—	—	—	—

	$231	$770	$408	$871	$(6)	$—	$24	$1

        The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows (dollars in millions):

	Defined Benefit Plans		Other Postretirement Benefit Plans
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Actuarial loss	$19	$41	$2	$—
Prior service cost	(6)	—	(4)	—

Total	$13	$41	$(2)	$—

        Components of net periodic benefit costs for the years ended December 31, 2013, 2012 and 2011 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2013	2012	2011	2013	2012	2011
Service cost	$31	$26	$23	$38	$32	$44
Interest cost	40	42	44	90	102	110
Expected return on plan assets	(50)	(48)	(47)	(124)	(133)	(140)
Amortization of prior service cost	(7)	(6)	(4)	1	(1)	(2)
Amortization of actuarial loss	35	21	16	49	28	21
Settlement loss	—	—	—	12	13	—
Special termination benefits	—	—	—	9	—	8

Net periodic benefit cost	$49	$35	$32	$75	$41	$41

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2013	2012	2011	2013	2012	2011
Service cost	$4	$4	$3	$—	$—	$—
Interest cost	5	7	7	—	1	1
Amortization of prior service cost	(2)	(3)	(3)	—	—	—
Amortization of actuarial loss	2	2	2	—	—	—

Net periodic benefit cost	$9	$10	$9	$—	$1	$1

        The amounts recognized in net periodic benefit cost and other comprehensive income (loss) as of December 31, 2013, 2012 and 2011 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non-U.S. plans
	2013	2012	2011	2013	2012	2011
Current year actuarial (gain) loss	$(149)	$103	$101	$(39)	$272	$182
Amortization of actuarial loss	(35)	(21)	(16)	(49)	(28)	(21)
Current year prior service (credits) cost	—	(26)	—	1	—	(2)
Amortization of prior service cost (credits)	7	6	4	(1)	1	2
Curtailment effects	—	—	—	—	—	(38)
Settlements	—	—	—	(12)	(13)	—

Total recognized in other comprehensive (income) loss	(177)	62	89	(100)	232	123
Net periodic benefit cost	49	35	32	75	41	41

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(128)	$97	$121	$(25)	$273	$164

	Other Postretirement Benefit Plans
	U.S. plans			Non-U.S. plans
	2013	2012	2011	2013	2012	2011
Current year actuarial (gain) loss	$(8)	$9	$1	$(1)	$—	$—
Amortization of actuarial loss	(2)	(2)	(2)	—	—	—
Current year prior service credit	(22)	—	—	—	—	—
Amortization of prior service cost	2	3	3	—	—	—

Total recognized in other comprehensive (income) loss	(30)	10	2	(1)	—	—
Net periodic benefit cost	9	10	9	—	1	1

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(21)	$20	$11	$(1)	$1	$1

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2013	2012	2011	2013	2012	2011
Projected benefit obligation
Discount rate	5.13%	4.18%	5.30%	3.62%	3.38%	4.39%
Rate of compensation increase	4.17%	4.19%	3.88%	3.37%	3.34%	3.44%
Net periodic pension cost
Discount rate	4.18%	5.30%	5.70%	3.38%	4.39%	4.69%
Rate of compensation increase	4.19%	3.88%	3.88%	3.34%	3.44%	3.38%
Expected return on plan assets	7.75%	8.00%	8.19%	5.75%	6.52%	6.62%

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2013	2012	2011	2013	2012	2011
Projected benefit obligation
Discount rate	4.79%	3.89%	5.09%	6.49%	5.79%	6.09%
Net periodic pension cost
Discount rate	3.89%	5.09%	5.46%	5.79%	6.09%	6.69%

        At December 31, 2013 and 2012, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 7.0% and 7.5%, respectively, decreasing to 5% after 2018. Assumed health care cost trend rates can have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent point change in assumed health care cost trend rates would have the following effects (dollars in millions):

	Increase	Decrease
Asset category
Effect on total of service and interest cost	$1	$(1)
Effect on postretirement benefit obligation	—	—

        The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets as of December 31, 2013 and 2012 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2013	2012	2013	2012
Projected benefit obligation in excess of plan assets
Projected benefit obligation	$871	$958	$2,234	$2,742
Fair value of plan assets	749	636	1,797	2,223

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2013 and 2012 were as follows (dollars in millions):

	U.S. plans		Non-U.S. plans
	2013	2012	2013	2012
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation	$871	$958	$1,868	$1,751
Accumulated benefit obligation	853	925	1,732	1,603
Fair value of plan assets	749	636	1,451	1,266

        Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2014 expected employer contributions
To plan trusts	$46	$9	$79	$1
Expected benefit payments
2014	63	10	149	1
2015	63	9	83	1
2016	56	9	81	1
2017	59	9	83	1
2018	61	9	86	1
2019 - 2023	340	41	456	2

        Our investment strategy with respect to pension assets is to pursue an investment plan that, over the long term, is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations. Additionally, our investment strategy is to achieve returns on plan assets, subject to a prudent level of portfolio risk. Plan assets are invested in a broad range of investments. These investments are diversified in terms of domestic and international equities, both growth and value funds, including small, mid and large capitalization equities; short-term and long-term debt securities; real estate; and cash and cash equivalents. The investments are further diversified within each asset category. The portfolio diversification provides protection against a single investment or asset category having a disproportionate impact on the aggregate performance of the plan assets.

        Our pension plan assets are managed by outside investment managers. The investment managers value our plan assets using quoted market prices, other observable inputs or unobservable inputs. For certain assets, the investment managers obtain third-party appraisals at least annually, which use valuation techniques and inputs specific to the applicable property, market, or geographic location. During 2013, there were no transfers in or out of Level 3 assets.

        We have established target allocations for each asset category. Our pension plan assets are periodically rebalanced based upon our target allocations.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of plan assets for the pension plans was $3.2 billion and $2.9 billion at December 31, 2013 and 2012, respectively. The following plan assets are measured at fair value on a recurring basis (dollars in millions):

		Fair Value Amounts Using
Asset category	December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$428	$245	$183	$—
Fixed income	208	88	120	—
Real estate/other	92	45	—	47
Cash	27	27	—	—

Total U.S. pension plan assets	$755	$405	$303	$47

Non-U.S. pension plans:
Equities	$1,053	$580	$473	$—
Fixed income	908	668	240	—
Real estate/other	400	30	341	29
Cash	82	80	2	—

Total Non-U.S. pension plan assets	$2,443	$1,358	$1,056	$29

		Fair Value Amounts Using
Asset category	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
U.S. pension plans:
Equities	$340	$195	$145	$—
Fixed income	196	116	80	—
Real estate/other	89	48	—	41
Cash	11	11	—	—

Total U.S. pension plan assets	$636	$370	$225	$41

Non-U.S. pension plans:
Equities	$862	$649	$213	$—
Fixed income	905	632	273	—
Real estate/other	357	27	303	27
Cash	113	112	1	—

Total Non-U.S. pension plan assets	$2,237	$1,420	$790	$27

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        The following table reconciles the beginning and ending balances of plan assets measured at fair value using unobservable inputs (Level 3) (dollars in millions):

	Real Estate/Other
Fair Value Measurements of Plan Assets Using Significant Unobservable Inputs (Level 3)	Year ended December 31, 2013	Year ended December 31, 2012
Balance at beginning of period	$68	$61
Return on pension plan assets	6	4
Purchases, sales and settlements	2	10
Transfers (out of) into Level 3	—	(7)

Balance at end of period	$76	$68

        Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long-term rate of return on the pension assets is estimated to be between 5.75% and 8.19%. The asset allocation for our pension plans at December 31, 2013 and 2012 and the target allocation for 2014, by asset category are as follows:

Asset category	Target Allocation 2014	Allocation at December 31, 2013	Allocation at December 31, 2012
U.S. pension plans:
Equities	54%	57%	53%
Fixed income	33%	27%	31%
Real estate/other	13%	12%	14%
Cash	—	4%	2%

Total U.S. pension plans	100%	100%	100%

Non-U.S. pension plans:
Equities	38%	38%	38%
Fixed income	40%	40%	41%
Real estate/other	11%	11%	20%
Cash	11%	11%	1%

Total non-U.S. pension plans	100%	100%	100%

        Equity securities in our pension plans did not include any equity securities of our Company or our affiliates at the end of 2013.

DEFINED CONTRIBUTION PLANS

        We have a money purchase pension plan covering substantially all of our domestic employees who were hired prior to January 1, 2004. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        We also have a salary deferral plan covering substantially all U.S. employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. EMPLOYEE BENEFIT PLANS (Continued)

        Along with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, our match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with our Company.

        Our total combined expense for the above defined contribution plans for each of the years ended December 31, 2013, 2012 and 2011 was $14 million.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Huntsman Supplemental Savings Plan ("Huntsman SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The Huntsman SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986.

        The SERP is an unfunded non-qualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan.

        Assets of these plans are included in other noncurrent assets and as of December 31, 2013 and 2012 were $21 million and $14 million, respectively. During each of the years ended December 31, 2013, 2012 and 2011, we expensed a total of $1 million as contributions to the Huntsman SSP and the SERP.

STOCK-BASED INCENTIVE PLAN

        In connection with the initial public offering of common and preferred stock on February 16, 2005, we adopted the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. As of December 31, 2013 we are authorized to grant up to 32.6 million shares under the Stock Incentive Plan. See "Note 21. Stock- Based Compensation Plan."

INTERNATIONAL PLANS

        International employees are covered by various post-employment arrangements consistent with local practices and regulations. Such obligations are included in other long-term liabilities in our consolidated balance sheets.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	Year ended December 31,
	2013	2012	2011
Income tax expense (benefit):
U.S.
Current	$41	$52	$7
Deferred	124	129	69
Non-U.S.
Current	42	51	63
Deferred	(70)	(53)	(26)

Total	$137	$179	$113

        The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our provision (benefit) for income taxes (dollars in millions):

	Year ended December 31,
	2013	2012	2011
Income from continuing operations before income taxes	$289	$559	$370

Expected tax expense at U.S. statutory rate of 35%	$101	$196	$130
Change resulting from:
State tax expense (benefit) net of federal benefit	11	15	7
Non-U.S. tax rate differentials	10	1	6
Effects of non-U.S. operations	3	(1)	8
U.S. domestic manufacturing deduction	(14)	(8)	—
Unrealized currency exchange gains and losses	14	11	(5)
Effect of tax holidays	—	(12)	(1)
U.S. foreign tax credits, net of associated income and taxes	(86)	(21)	(4)
Tax benefit of losses with valuation allowances as a result of other comprehensive income	(22)	—	—
Tax authority audits and dispute resolutions	9	5	4
Change in valuation allowance	108	(14)	(19)
Other, net	3	7	(13)

Total income tax expense	$137	$179	$113

        Included in the non-U.S. deferred tax expense is a $22 million income tax benefit for losses from continuing operations for certain jurisdictions with valuation allowances to the extent that income was recorded in other comprehensive income in that same jurisdiction. This benefit in 2013 was largely attributable to Switzerland where changes in pension related items resulted in income in other comprehensive income (loss) and where we have a full valuation allowance against the net deferred tax asset. An offsetting income tax expense was recognized in accumulated other comprehensive loss.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES (Continued)

        Included in the $14 million unrealized exchange gains and losses reconciliation item above is $10 million which occurred in Luxembourg where an offsetting valuation allowance was released.

        We operate in over 40 non-U.S. tax jurisdictions with no specific country earning a predominant amount of our off-shore earnings. While the vast majority of these countries have income tax rates that are lower than the U.S. statutory rate, the operating losses we incur in some of our non-U.S. jurisdictions results in a tax benefit for losses lower than the U.S. statutory rate and therefore mitigates or reverses the amount of tax rate benefit we would otherwise realize from these tax rate differentials. For the year ended December 31, 2013, this amount was an additional tax expense of $10 million, reflected in the reconciliation above.

        During 2013, we repatriated a significant amount of earnings to the U.S. from our Netherlands holding company, which included bringing onshore certain U.S. foreign tax credits. The foreign tax credits brought onshore significantly exceeded the amount needed to fully offset the cash tax impact of the dividend. After a net $9 million benefit for the utilization of foreign tax credits in 2013, a full valuation allowance was placed on the remaining foreign tax credits as it is currently more likely than not that the credits will expire unused due to a shortage of foreign source income for income tax purposes. These credits represent a potential future cash benefit to the Company and we intend to expend resources and explore changes to future business operations all of which could enable us to utilize the foreign tax credits and release the valuation allowance. This is a complex area of tax law subject to very specific factors and our ability to utilize these credits will likely have a significant impact on future income tax expense.

        During 2012, we were granted a tax holiday for the period from January 1, 2012 through December 31, 2016 with respect to certain income from Pigments products manufactured in Malaysia. We are required to make certain investments in order to enjoy the benefits of the tax holiday and we intend to make these investments.

        The components of income (loss) from continuing operations before income taxes were as follows (dollars in millions):

	Year ended December 31,
	2013	2012	2011
U.S.	$429	$494	$255
Non-U.S.	(140)	65	115

Total	$289	$559	$370

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES (Continued)

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31,
	2013	2012
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$853	$819
Pension and other employee compensation	196	288
Property, plant and equipment	72	69
Intangible assets	22	33
Foreign tax credits	125	113
Other, net	105	106

Total	$1,373	$1,428

Deferred income tax liabilities:
Property, plant and equipment	$(524)	$(524)
Pension and other employee compensation	(6)	—
Other, net	(62)	(88)

Total	$(592)	$(612)

Net deferred tax asset before valuation allowance	$781	$816
Valuation allowance—net operating losses and other	(707)	(724)
Valuation allowance—foreign tax credits	(125)	(21)

Net deferred tax asset	$(51)	$71

Current deferred tax asset	$53	$51
Current deferred tax liability	(44)	(39)
Non-current deferred tax asset	243	229
Non-current deferred tax liability	(303)	(170)

Net deferred tax asset	$(51)	$71

        We have NOLs of $3,189 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $923 million have a limited life (of which $860 million are subject to a valuation allowance) and $15 million are scheduled to expire in 2014 (all of which are subject to a valuation allowance). We had $15 million of NOLs expire unused in 2013 (all of which were subject to a valuation allowance).

        Included in the $3,189 million of non-U.S. NOLs is $758 million attributable to our Luxembourg entities. As of December 31, 2013, there is a valuation allowance of $180 million against these net tax-effected NOLs of $220 million. Due to the uncertainty surrounding the realization of the benefits of these losses, we have reduced the related deferred tax asset with a valuation allowance.

        Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets. These conclusions require significant judgment. In evaluating the objective evidence that historical results provide, we consider the cyclicality of businesses and cumulative income or losses during the applicable period. Cumulative losses incurred over the period limits our ability to consider other subjective evidence such as our projections for the future.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES (Continued)

Our judgments regarding valuation allowances are also influenced by the costs and risks associated with any tax planning idea.

        During 2013, we released valuations allowances of $16 million on a portion of our net deferred assets primarily in Luxembourg as a result of significant changes in estimated future taxable income resulting from increased intercompany debt and, therefore, increased interest income in Luxembourg.

        During 2012, we released valuation allowances of $24 million on a portion of our net deferred tax assets in China, in certain U.S. states and in Luxembourg, and we established valuation allowances of $23 million on certain net deferred tax assets in the U.S., India and Indonesia. Primarily as a result of a cumulative history of operating profits, we released the above noted valuation allowances in China and certain U.S. state tax jurisdictions. Additionally, a partial valuation allowance release was recognized in Luxembourg for $12 million as a result of significant changes in estimated future taxable income resulting from increased intercompany debt and, therefore, increased interest income in Luxembourg.

        During 2012, we amended certain prior year U.S. federal income tax filings and claimed $31 million of additional U.S. foreign tax credits. Due to uncertainty regarding our ability to actually utilize these credits before they expire in 2015, we established a partial valuation allowance of $21 million against the incremental deferred tax asset.

        During 2011, we released valuation allowances of $27 million on certain net deferred tax assets in France and Spain (as a result of recent profitability in our Pigments business), Singapore (as a result of a cumulative history of operating profits), Australia (as a result of discontinuing the unprofitable portion of the business operations in that country) and Luxembourg (as a result of significant changes in estimated future taxable income).

        Uncertainties regarding expected future income in certain jurisdictions could affect the realization of deferred tax assets in those jurisdictions and result in additional valuation allowances in future periods.

        The following is a summary of changes in the valuation allowance (dollars in millions):

	2013	2012	2011
Valuation allowance as of January 1	$745	$768	$813
Valuation allowance as of December 31	832	745	768

Net decrease	(87)	23	45
Foreign currency movements	16	7	(30)
(Decrease) increase to deferred tax assets with no impact on operating tax expense, including an offsetting (decrease) increase to valuation allowances	(37)	(16)	4

Change in valuation allowance per rate reconciliation	$(108)	$14	$19

Components of change in valuation allowance affecting tax expense:
Pre-tax income (losses) in jurisdictions with valuation allowances resulting in no tax expense or benefit	$(18)	$13	$(3)
Releases of valuation allowances in various jurisdictions	16	24	27
Establishments of valuation allowances in various jurisdictions	(106)	(23)	(5)

Change in valuation allowance per rate reconciliation	$(108)	$14	$19

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES (Continued)

        The following is a reconciliation of our unrecognized tax benefits (dollars in millions):

	2013	2012
Unrecognized tax benefits as of January 1	$57	$39
Gross increases and decreases—tax positions taken during a prior period	39	15
Gross increases and decreases—tax positions taken during the current period	11	9
Decreases related to settlements of amounts due to tax authorities	(3)	(3)
Reductions resulting from the lapse of statutes of limitation	(7)	(3)
Foreign currency movements	(1)	—

Unrecognized tax benefits as of December 31	$96	$57

        As of December 31, 2013 and 2012, the amount of unrecognized tax benefits which, if recognized, would affect the effective tax rate is $78 million and $37 million, respectively.

        In accordance with our accounting policy, we continue to recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

	Year ended December 31,
	2013	2012	2011
Interest expense included in tax expense	$2	$(1)	$5
Penalties expense included in tax expense	(1)	—	—

	December 31,
	2013	2012
Accrued liability for interest	$13	$10
Accrued liability for penalties	—	1

        We conduct business globally and, as a result, we file income tax returns in U.S. federal, various U.S. state and various non-U.S. jurisdictions. The following table summarizes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdiction	Open Tax Years
China	2001 and later
France	2002 and later
India	2004 and later
Italy	2009 and later
Malaysia	2003 and later
Switzerland	2007 and later
The Netherlands	2007 and later
United Kingdom	2011 and later
United States federal	2012 and later

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. INCOME TAXES (Continued)

        Certain of our U.S. and non-U.S. income tax returns are currently under various stages of audit by applicable tax authorities and the amounts ultimately agreed upon in resolution of the issues raised may differ materially from the amounts accrued.

        We estimate that it is reasonably possible that certain of our non-U.S. unrecognized tax benefits could change within 12 months of the reporting date with a resulting decrease in the unrecognized tax benefits within a reasonably possible range of $3 million to $41 million. For the 12-month period from the reporting date, we would expect that a substantial portion of the decrease in our unrecognized tax benefits would result in a corresponding benefit to our income tax expense.

        During 2012, we concluded and settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to, China, France and Italy. During 2012, we concluded and effectively settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to, Hong Kong, Thailand and Japan. During 2011, we concluded and settled tax examinations in the U.S. (both federal and various states) and various non-U.S. jurisdictions including, but not limited to, Australia, China, France and Germany.

        For non-U.S. entities that were not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. As discussed, we made a distribution of a portion of our earnings in 2013 when the amount of foreign tax credits associated with the distribution was greater than the amount of tax otherwise due. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were approximately $194 million at December 31, 2013. It is not practicable to determine the unrecognized deferred tax liability on those earnings. We have material inter-company debt obligations owed by our non-U.S. subsidiaries to the U.S. We do not intend to repatriate earnings to the U.S. via dividend based on estimates of future domestic cash generation and our ability to return cash to the U.S. through payments of inter-company debt owned by our non-U.S. subsidiaries to the U.S. To the extent that cash is required in the U.S., rather than repatriate earnings to the U.S. via dividend, we expect to utilize our inter-company debt. If any earnings were repatriated via dividend, we would need to accrue and pay taxes on the distributions.

18. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

        We have various purchase commitments extending through 2029 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table below are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2014. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the table below. The contractual purchase prices for substantially all of these contracts are variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our current pricing for each contract. We also have a limited number of contracts which require a minimum payment even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations. For the years ended December 31, 2013, 2012 and 2011, we made minimum payments of $7 million, nil and nil, respectively, under such take or pay contracts without taking the product.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. COMMITMENTS AND CONTINGENCIES (Continued)

        Total purchase commitments as of December 31, 2013 are as follows (dollars in millions):

Year ending December 31,
2014	$1,315
2015	515
2016	181
2017	91
2018	71
Thereafter	169

$2,342

OPERATING LEASES

        We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in our consolidated statements of operations is approximately $80 million, $79 million and $83 million for 2013, 2012 and 2011, respectively, net of sublease rentals of approximately $4 million for each of 2013, 2012 and 2011.

        Future minimum lease payments under operating leases as of December 31, 2013 are as follows (dollars in millions):

Year ending December 31,
2014	$83
2015	68
2016	59
2017	53
2018	50
Thereafter	174

$487

        Future minimum lease payments have not been reduced by minimum sublease rentals of $19 million due in the future under noncancelable subleases.

LEGAL MATTERS

Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically claims by nonemployees of exposure to asbestos while at a facility. These complaints generally do not provide specific information about the amount of damages being sought, the time period in which the alleged injuries occurred or the alleged exposures giving rise to the asserted liability. This information, which would be central to any estimate of probable loss, generally must be obtained through legal discovery.

        Where a claimant's alleged exposure occurred prior to our ownership of the relevant "premises," the prior owners generally have contractually agreed to retain liability for, and to indemnify us against,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. COMMITMENTS AND CONTINGENCIES (Continued)

asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our nineteen- year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the indemnifying party, all of which have been accepted by the indemnifying party.

	Year ended December 31,
	2013	2012	2011
Unresolved at beginning of period	1,080	1,080	1,116
Tendered during period	6	3	10
Resolved during period(1)	13	3	46
Unresolved at end of period	1,073	1,080	1,080

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2013, we had an accrued liability of approximately $10 million relating to these cases and a corresponding receivable of approximately $10 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2013.

        Certain cases in which we are a premises defendant are not subject to indemnification by prior owners or operators. However, we may be entitled to insurance or other recoveries in some of these cases. The following table presents for the periods indicated certain information about these cases.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. COMMITMENTS AND CONTINGENCIES (Continued)

Cases include all cases for which service has been received by us. Certain prior cases that were filed in error against us have been dismissed.

	Year ended December 31,
	2013	2012	2011
Unresolved at beginning of period	50	36	37
Filed during period	3	21	11
Resolved during period	5	7	12
Unresolved at end of period	48	50	36

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $45,000, $559,000 and $584,000 during the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, we had an accrual of $356,000 relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; accordingly, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2013.

Antitrust Matters

        We have been named as a defendant in consolidated class action civil antitrust suits filed on February 9 and 12, 2010 in the U.S. District Court for the District of Maryland alleging that we and our co-defendants and other asserted co-conspirators conspired to fix prices of titanium dioxide sold in the U.S. between at least March 1, 2002 and the present. The other defendants named in this matter are DuPont, Kronos and Cristal (formerly Millennium). On August 28, 2012, the court certified a class consisting of all U.S. customers who purchased titanium dioxide directly from the Direct Purchasers since February 1, 2003. We and all other defendants settled the Direct Purchasers litigation and the court approved the settlement on December 13, 2013. We have paid the settlement in an amount immaterial to our consolidated financial statements.

        On November 22, 2013, we were named as a defendant in a civil antitrust suit filed in the U.S. District Court for the District of Minnesota brought by a Direct Purchaser who opted out of the Direct Purchasers class litigation. It is possible that additional claims will be filed by other Direct Purchasers who opted out of the class litigation.

        We have also been named as a defendant in a class action civil antitrust suit filed on March 15, 2013 in the U.S. District Court for the Northern District of California by the Indirect Purchasers making essentially the same allegations as the Direct Purchasers. The Opt-Out Litigation and Indirect Purchasers plaintiffs seek to recover injunctive relief, treble damages or the maximum damages allowed by state law, costs of suit and attorneys' fees. We are not aware of any illegal conduct by us or any of our employees. Nevertheless, we have incurred costs relating to these claims and could incur additional costs in amounts which in the aggregate could be material to us. Because of the overall complexity of

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. COMMITMENTS AND CONTINGENCIES (Continued)

these cases, we are unable to reasonably estimate any possible loss or range of loss associated with these claims and we have made no accruals with respect to these claims.

Product Delivery Claim

        We have been notified by a customer of potential claims related to our allegedly delivering a different product than it had ordered. Our customer claims that it was unaware that the different product had been delivered until after it had been used to manufacture materials which were subsequently sold. Originally, the customer stated that it had been notified of claims of up to an aggregate of €153 million (approximately $211 million) relating to this matter and believed that we may be responsible for all or a portion of these potential claims. Our customer has since resolved some of these claims and the aggregate amount of the current claims is now approximately €113 million (approximately $156 million). Based on the facts currently available to us, we believe that we are insured for any liability we may ultimately have in excess of $10 million. However, no assurance can be given regarding our ultimate liability or costs. We believe our range of possible loss in this matter is between €0 and €113 million, and we have made no accrual with respect to this matter.

Indemnification Matter

        On July 3, 2012, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, or the banks, demanded that we indemnify them for claims brought by certain MatlinPatterson entities that were formerly our shareholders, the plaintiffs, in litigation filed June 19, 2012 in the 9th District Court in Montgomery County, Texas. The banks assert that they are entitled to indemnification pursuant to the Agreement of Compromise and Settlement between the banks and our Company, dated June 22, 2009, wherein the banks and our Company settled claims that we brought relating to the failed merger with Hexion. The plaintiffs claim that the banks knowingly made materially false representations about the nature of the financing for the acquisition of our Company by Hexion and that they suffered substantial losses to their 19 million shares of our common stock as a result of the banks' misrepresentations. The plaintiffs are asserting statutory fraud, common law fraud and aiding and abetting statutory fraud and are seeking actual damages, exemplary damages, costs and attorney's fees, pre-judgment and post- judgment interest. We denied the banks' indemnification demand. On December 21, 2012, the court dismissed the plaintiffs' claims. The plaintiffs have appealed to the Ninth Court of Appeals at Beaumont, Texas.

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, we do not believe that the outcome of any of these matters will have a material effect on our financial condition, results of operations or liquidity.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations or product distribution, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, improve the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and reducing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2013, 2012 and 2011, our capital expenditures for EHS matters totaled $92 million, $105 million, and $92 million, respectively. Because capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, our capital expenditures for EHS matters have varied significantly from year to year and we cannot provide assurance that our recent expenditures are indicative of future amounts we may spend related to EHS and other applicable laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of waste that was disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under CERCLA and similar state laws, a current or former owner or operator of real property in the U.S. may be liable for remediation costs regardless of whether the release or disposal of hazardous

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. Outside the U.S., analogous contaminated property laws, such as those in effect in France and Australia, can hold past owners and/or operators liable for remediation at former facilities. Currently, there are approximately 10 former facilities or third-party sites in the U.S. for which we have been notified of potential claims against us for cleanup liabilities, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect these third-party claims to have a material impact on our consolidated financial statements.

        One of these sites, the North Maybe Canyon Mine site, involves a former phosphorous mine near Soda Springs, Idaho, which is believed to have been operated by several companies, including a predecessor company to us. In 2004, the U.S. Forest Service notified us that we are a CERCLA PRP for contamination originating from the site. In February 2010, we and Wells Cargo (another PRP) agreed to conduct a Remedial Investigation/Feasibility Study of a portion of the site and are currently engaged in that process. At this time, we are unable to reasonably estimate our potential liabilities at this site.

        In addition, under the RCRA in the U.S. and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on- site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Port Neches, Texas, and Geismar, Louisiana, facilities are the subject of ongoing remediation requirements imposed under RCRA. Similar laws exist in a number of locations in which we currently operate, or previously operated, manufacturing facilities, such as Australia, India, France, Hungary and Italy.

        By letter dated March 7, 2006, our former Base Chemicals and Polymers facility in West Footscray, Australia was issued a clean-up notice by the EPA Victoria due to concerns about soil and groundwater contamination emanating from the site. On August 23, 2010, EPA Victoria revoked the second clean- up notice and issued a revised notice that included a requirement for financial assurance for the remediation. We have reached agreement with the agency that a mortgage on the land will be held by the agency as financial surety during the period covered by the current clean-up notice, which ends on July 30, 2014. As of December 31, 2013, we had an accrued liability of approximately $24 million related to estimated environmental remediation costs at this site. We can provide no assurance that the agency will not seek to institute additional requirements for the site or that additional costs will not be required for the cleanup.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites and, where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that the liabilities for all such matters subject to indemnity will be honored by the prior owner or that our existing indemnities will be sufficient to cover our liabilities for such matters.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material effect on our financial statements. However, if such indemnities are not honored or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, then such expenditures may have a material effect on our financial statements. At the current time, we are unable to estimate the total cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are calculated using present value techniques as appropriate and are based upon requirements placed upon us by regulators, available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We had accrued $27 million and $34 million for environmental liabilities as of December 31, 2013 and 2012, respectively. Of these amounts, $5 million and $10 million were classified as accrued liabilities in our consolidated balance sheets as of December 31, 2013 and 2012, respectively, and $22 million and $24 million were classified as other noncurrent liabilities in our consolidated balance sheets as of December 31, 2013 and 2012, respectively. In certain cases, our remediation liabilities may be payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

        The European Union regulatory framework for chemicals, called "REACH," became effective in 2007 and is designed to be phased in gradually over 11 years. As a REACH-regulated company that manufactures in or imports more than one metric ton per year of a chemical substance into the European Economic Area, we were required to pre-register with the European Chemicals Agency such chemical substances and isolated intermediates to take advantage of the 11 year phase-in period. To meet our compliance obligations, a cross-business REACH team was established, through which we were able to fulfill all required pre-registrations, our first phase registrations by the November 30, 2010 deadline and our second phase registrations by the May 31, 2013 deadline. While we continue our registration efforts to meet the next registration deadline of May 31, 2018, our REACH implementation team is now strategically focused on the authorization phase of the REACH process, directing its efforts to address "Substances of Very High Concern" and evaluating potential business implications. Where warranted, evaluation of substitute chemicals will be an important element of our ongoing manufacturing sustainability efforts. As a chemical manufacturer with global operations, we are also actively monitoring and addressing analogous regulatory regimes being considered or implemented outside of the European Union, such as in Korea and Taiwan.

        Although the total long-term cost for REACH compliance is unknown at this time, we spent approximately $4 million, $8 million and $5 million in 2013, 2012 and 2011, respectively, to meet the initial REACH requirements. We cannot provide assurance that these recent expenditures are indicative of future amounts that we may be required to spend for REACH compliance.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

GREENHOUSE GAS REGULATION

        Globally, our operations are increasingly subject to regulations that seek to reduce emissions of GHGs, such as carbon dioxide and methane, which may be contributing to changes in the Earth's climate. At the Durban negotiations of the Conference of the Parties to the Kyoto Protocol in 2012, a limited group of nations, including the European Union, agreed to a second commitment period for the Kyoto Protocol, an international treaty that provides for reductions in GHG emissions. More significantly, the European Union GHG Emissions Trading System, established pursuant to the Kyoto Protocol to reduce GHG emissions in the European Union, continues in its third phase. The European Union parliament continues with a process to formalized "backloading"—the withholding of GHG allowances to prop up carbon prices. In addition, the European Union has recently announced its intentions to cut GHG emissions to 40% below 1990 levels by 2040 and impose a 27% renewable energy requirement at the European Union level. In the U.S., California has commenced the first compliance period of its cap-and-trade program. In June 2013, China implemented its first pilot carbon emissions exchange in Shenzhen, China. Pilot carbon emissions schemes have also begun in Beijing, Shanghai, Guangdong, and Tianjin. Further expansion of China's regional cap-and-trade is planned, and ultimately it is expected that these regional systems will form the backbone of a national cap-and-trade program. As these programs have not been fully implemented and have experienced significant price volatility on low early trading volumes, we are unable at this time to determine their impact on our operations.

        Federal climate change legislation in the U.S. appears unlikely in the near-term. As a result, domestic efforts to curb GHG emissions will continue to be led by the EPA's GHG regulations and the efforts of states. To the extent that our domestic operations are subject to the EPA's GHG regulations, we may face increased capital and operating costs associated with new or expanded facilities. Significant expansions of our existing facilities or construction of new facilities may be subject to the CAA Prevention of Significant Deterioration requirements under the EPA's GHG "Tailoring Rule." Some of our facilities are also subject to the EPA's Mandatory Reporting of Greenhouse Gases rule, and any further regulation may increase our operational costs.

        Under a consent decree with states and environmental groups, the EPA is due to propose new source performance standards for GHG emissions from refineries. These standards could significantly increase the costs of constructing or adding capacity to refineries and may ultimately increase the costs or decrease the supply of refined products. Either of these events could have an adverse effect on our business.

        We are already managing and reporting GHG emissions, to varying degrees, as required by law for our sites in locations subject to Kyoto Protocol obligations and/or European Union emissions trading scheme requirements. Although these sites are subject to existing GHG legislation, few have experienced or anticipate significant cost increases as a result of these programs, although it is possible that GHG emission restrictions may increase over time. Potential consequences of such restrictions include capital requirements to modify assets to meet GHG emission restrictions and/or increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

        Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth's atmosphere may produce climate changes that have significant physical effects,

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS (Continued)

such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any of those effects were to occur, they could have an adverse effect on our assets and operations.

PORT NECHES FLARING MATTER

        As part of the EPA's national enforcement initiative on flaring operations and by letter dated October 12, 2012, the DOJ notified us that we were in violation of the CAA based on our response to a 2010 CAA Section 114 Information Request. The EPA has used the enforcement initiative to bring similar actions against refiners and other chemical manufacturers. Specifically, the EPA alleged violations at our Port Neches, Texas facility from 2007-2012 for flare operations not consistent with good pollution control practice and not in compliance with certain flare-related regulations. As a result of these findings, the EPA referred this matter to the DOJ. We provided a formal response to the DOJ and the EPA with a supplemental data submission on April 29, 2013. We have been engaged in discussions with the DOJ and the EPA regarding these alleged violations. We are currently unable to determine the likelihood or magnitude of potential penalty or injunctive relief that may be incurred in resolving this matter.

20. [RESERVED]

21. STOCK-BASED COMPENSATION PLAN

        Under the Stock Incentive Plan, a plan approved by stockholders, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock- based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. The terms of the grants are fixed at the grant date. As of December 31, 2013 we were authorized to grant up to 32.6 million shares under the Stock Incentive Plan. As of December 31, 2013, we had 6 million shares remaining under the Stock Incentive Plan available for grant. Option awards have a maximum contractual term of 10 years and generally must have an exercise price at least equal to the market price of our common stock on the date the option award is granted. Stock- based awards generally vest over a three-year period.

        The compensation cost from continuing operations under the Stock Incentive Plan for our Company was as follows (dollars in millions):

	Year ended December 31,
	2013	2012	2011
Compensation cost	28	26	22

        The total income tax benefit recognized in the statement of operations for stock-based compensation arrangements was $7 million, $6 million and $6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of our common stock through the grant date. The expected term of options granted was estimated based on the contractual term of the instruments and employees'

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. STOCK-BASED COMPENSATION PLAN (Continued)

expected exercise and post-vesting employment termination behavior. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions noted below represent the weighted averages of the assumptions utilized for all stock options granted during the year.

	Year ended December 31,
	2013	2012	2011
Dividend yield	2.8%	3.0%	2.3%
Expected volatility	62.5%	65.3%	65.6%
Risk-free interest rate	1.0%	1.3%	2.8%
Expected life of stock options granted during the period	5.6 years	6.6 years	6.6 years
STOCK OPTIONS

        A summary of stock option activity under the Stock Incentive Plan as of December 31, 2013 and changes during the year then ended is presented below:

Option Awards	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands)		(years)	(in millions)
Outstanding at January 1, 2013	10,517	$14.52
Granted	1,239	17.87
Exercised	(1,365)	9.65
Forfeited	(372)	21.18

Outstanding at December 31, 2013	10,019	15.39	4.9	$92

Exercisable at December 31, 2013	7,614	15.14	3.8	72

        The weighted-average grant-date fair value of stock options granted during 2013, 2012 and 2011 was $7.93, $6.36 and $9.17 per option, respectively. As of December 31, 2013, there was $10 million of total unrecognized compensation cost related to nonvested stock option arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.7 years.

        During the years ended December 31, 2013, 2012 and 2011, the total intrinsic value of stock options exercised was $14 million, $10 million and $19 million, respectively.

NONVESTED SHARES

        Nonvested shares granted under the Stock Incentive Plan consist of restricted stock, which is accounted for as an equity award, and phantom stock, which is accounted for as a liability award

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. STOCK-BASED COMPENSATION PLAN (Continued)

because it can be settled in either stock or cash. A summary of the status of our nonvested shares as of December 31, 2013 and changes during the year then ended is presented below:

	Equity Awards			Liability Awards
	Shares		Weighted Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
	(in thousands)			(in thousands)
Nonvested at January 1, 2013	1,789		$13.87	638	$14.50
Granted	803		17.88	270	17.85
Vested	(753)	(1)	14.61	(314)	14.57
Forfeited	(9)		17.01	(20)	15.60

Nonvested at December 31, 2013	1,830		15.31	574	16.03

(1)
As of December 31, 2013, a total of 591,106 restricted stock units were vested, of which 74,768 vested during 2013. These shares have not been reflected as vested shares in this table because, in accordance with the restricted stock unit agreements, shares of common stock are not issued for vested restricted stock units until termination of employment.

        As of December 31, 2013, there was $21 million of total unrecognized compensation cost related to nonvested share compensation arrangements granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.7 years. The value of share awards that vested during the years ended December 31, 2013, 2012 and 2011 was $18 million, $21 million and $23 million, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income (loss) consisted of the following (dollars in millions):

	Foreign currency translation adjustment(a)	Pension and other postretirement benefits adjustments, net of tax(b)	Other comprehensive income of unconsolidated affiliates	Other, net	Total	Amounts attributable to noncontrolling interests	Amounts attributable to Huntsman International
Beginning balance, January 1, 2013	$268	$(1,076)	$7	$(3)	$(804)	$13	$(791)

Other comprehensive (loss) income before reclassifications	(25)	259	5	5	244	(5)	239
Amounts reclassified from accumulated other comprehensive loss(c)	—	(66)	—	—	(66)	—	(66)

Net current-period other comprehensive (loss) income	(25)	193	5	5	178	(5)	173

Ending balance, December 31, 2013	$243	$(883)	$12	$2	$(626)	$8	$(618)

(a)
Amounts are net of tax of nil and $7 as of December 31, 2013 and January 1, 2013, respectively.

(b)
Amounts are net of tax of $113 and $228 as of December 31, 2013 and January 1, 2013, respectively.

(c)
See table below for details about these reclassifications.

	Foreign currency translation adjustment(a)	Pension and other postretirement benefits adjustments, net of tax(b)	Other comprehensive income (loss) of unconsolidated affiliates	Other, net	Total	Amounts attributable to noncontrolling interests	Amounts attributable to Huntsman International
Beginning balance, January 1, 2012	$217	$(845)	$8	$(3)	$(623)	$12	$(611)

Other comprehensive income (loss) before reclassifications	51	(185)	(1)	—	(135)	1	(134)
Amounts reclassified from accumulated other comprehensive loss(c)	—	(46)	—	—	(46)	—	(46)

Net current-period other comprehensive income (loss)	51	(231)	(1)	—	(181)	1	(180)

Ending balance, December 31, 2012	$268	$(1,076)	$7	$(3)	$(804)	$13	$(791)

(a)
Amounts are net of tax of $7 and $11 as of December 31, 2012 and January 1, 2012, respectively.

(b)
Amounts are net of tax of $228 and $155 as of December 31, 2012 and January 1, 2012, respectively.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. OTHER COMPREHENSIVE INCOME (LOSS) (Continued)

(c)
See table below for details about these reclassifications.

	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Details about Accumulated Other Comprehensive Loss Components(a):	Amount reclassified from accumulated other comprehensive loss	Amount reclassified from accumulated other comprehensive loss	Amount reclassified from accumulated other comprehensive loss	Affected line item in the statement where net income is presented
Amortization of pension and other postretirement benefits:
Prior service credit	$8	$10	$9	(b)
Actuarial loss	(86)	(51)	(39)	(b)(c)
Settlement loss	(12)	(13)	—	(b)

	(90)	(54)	(30)	Total before tax
	24	8	6	Income tax expense

Total reclassifications for the period	$(66)	$(46)	$(24)	Net of tax

(a)
Pension and other postretirement benefits amounts in parentheses indicate credits on our consolidated statements of operations.

(b)
These accumulated other comprehensive loss components are included in the computation of net periodic pension costs. See "Note 16. Employee Benefit Plans."

(c)
Amounts contain approximately $6 million and $4 million and $3 million of actuarial losses related to discontinued operations for the years ended December 31, 2013, 2012 and 2011, respectively.

        Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances.

23. RELATED PARTY TRANSACTIONS

        Our consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2013	2012	2011
Sales to:
Unconsolidated affiliates	$232	$223	$180
Inventory purchases from:
Unconsolidated affiliates	597	565	465

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Jon M. Huntsman is the Executive Chairman and the father of our Chief Executive Officer, Peter R. Huntsman, and our director, Jon M. Huntsman, Jr. In 2011, this arrangement was extended for an additional 10 year period. Under this arrangement, monthly sublease payments from Airstar to Jstar are approximately $115,000, and an aggregate of $11 million is payable through the end of the remaining eight year lease term. These monthly sublease payments are used to

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. RELATED PARTY TRANSACTIONS (Continued)

fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2.4 million per year to our subsidiary for such third party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which typically has been at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

        An agreement was reached prior to the initial public offering of our common stock in February 2005 with the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman, to further the charitable interests of the Huntsman family, that we would donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. On March 24, 2010, we completed this donation. At the time of the donation, the building had an appraised value of approximately $10 million. We continue to occupy and use a portion of the building under a lease pursuant to which we make annual lease payments of approximately $2 million to the Huntsman Foundation. During each of the years ended 2013, 2012 and 2011, we made payments of approximately $2 million to the Huntsman Foundation under the lease. The lease expires on December 31, 2018, subject to a five-year extension, at our option.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $2 million with accrued interest, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets in our consolidated balance sheets.

24. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We have reported our operations through five segments: Polyurethanes, Performance Products, Advanced Materials, Textile Effects and Pigments. We have organized our business and derived our operating segments around differences in product lines.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG, olefins and technology licenses
Advanced Materials	Basic liquid and solid epoxy resins; specialty resin compounds; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based formulations
Textile Effects	textile chemicals and dyes
Pigments	titanium dioxide

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. OPERATING SEGMENT INFORMATION (Continued)

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our Company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Year ended December 31,
	2013	2012	2011
Revenues:
Polyurethanes	$4,964	$4,894	$4,434
Performance Products	3,019	3,065	3,301
Advanced Materials	1,267	1,325	1,372
Textile Effects	811	752	737
Pigments	1,269	1,436	1,642
Eliminations	(251)	(285)	(265)

Total	$11,079	$11,187	$11,221

Segment EBITDA(1):
Polyurethanes	$696	$726	$469
Performance Products	372	360	385
Advanced Materials	86	54	125
Textile Effects	(78)	(49)	(199)
Pigments	79	352	501
Corporate and other(2)	(262)	(251)	(236)

Subtotal	893	1,192	1,045
Discontinued Operations(3)	(5)	(5)	(6)

Total	888	1,187	1,039
Interest expense, net	(203)	(238)	(262)
Income tax expense—continuing operations	(137)	(179)	(113)
Income tax benefit—discontinued operations	2	3	5
Depreciation and amortization	(424)	(408)	(416)

Net income attributable to Huntsman International LLC	$126	$365	$253

Depreciation and Amortization:
Polyurethanes	$156	$152	$160
Performance Products	121	113	110
Advanced Materials	38	31	33
Textile Effects	17	23	27
Pigments	73	69	74
Corporate and other(2)	17	15	12

Subtotal	422	403	416
Discontinued Operations	2	5	—

Total	$424	$408	$416

Capital Expenditures:
Polyurethanes	$132	$107	$85
Performance Products	115	117	96
Advanced Materials	73	41	39
Textile Effects	31	27	34
Pigments	98	98	57
Corporate and other	22	22	19

Total	$471	$412	$330

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. OPERATING SEGMENT INFORMATION (Continued)

	December 31,
	2013	2012	2011
Total Assets(4):
Polyurethanes	$2,839	$2,733	$2,687
Performance Products	2,320	2,242	2,205
Advanced Materials	918	909	874
Textile Effects	653	630	591
Pigments	1,469	1,536	1,376
Corporate and other	1,212	820	597

Total	$9,411	$8,870	$8,330

(1)
Segment EBITDA is defined as net income attributable to Huntsman International before interest, income tax, depreciation and amortization, and certain Corporate and other items.

(2)
Corporate and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring, impairment and plant closing costs and non-operating income and expense.

(3)
The operating results of our former polymers, base chemicals and Australian styrenics businesses are classified as discontinued operations, and, accordingly, the revenues of these businesses are excluded for all periods presented. The EBITDA of our former polymers, base chemicals and Australian styrenics businesses are included in discontinued operations for all periods presented.

(4)
Effective in the fourth quarter of 2013, we began reclassifying cash and deferred tax amounts from our business segments to Corporate and other and we began reclassifying intercompany investment amounts from our business segments to Corporate and other to mirror the treatment of related elimination amounts. The amounts for prior periods have been reclassified to conform to the current presentation.

	Year ended December 31,
	2013	2012	2011
By Geographic Area
Revenues(1):
United States	$3,319	$3,347	$3,470
China	1,081	1,040	944
Mexico	853	954	723
Germany	586	600	638
Italy	437	465	558
Other nations	4,803	4,781	4,888

Total	$11,079	$11,187	$11,221

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. OPERATING SEGMENT INFORMATION (Continued)

	December 31,
	2013	2012	2011
Long-lived assets(2):
United States	$1,357	$1,299	$1,278
The Netherlands	356	351	310
United Kingdom	312	314	306
Saudi Arabia	220	231	243
Germany	200	201	205
China	202	169	162
Italy	197	164	152
Switzerland	154	163	166
France	162	154	126
Spain	138	147	157
Other nations	461	463	405

Total	$3,759	$3,656	$3,510

(1)
Geographic information for revenues is based upon countries into which product is sold.

(2)
Long-lived assets consist of property, plant and equipment, net.

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the nonguarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011. There are no contractual restrictions limiting transfers of cash from Guarantor subsidiaries to our Company. Each of the Guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2013
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$308	$—	$207	$—	$515
Restricted cash	—	—	9	—	9
Accounts and notes receivable, net	28	130	1,384	—	1,542
Accounts receivable from affiliates	2,386	4,823	140	(7,024)	325
Inventories	112	297	1,339	(7)	1,741
Prepaid expenses	70	64	47	(120)	61
Deferred income taxes	12	—	59	(18)	53
Other current assets	379	4	199	(382)	200

Total current assets	3,295	5,318	3,384	(7,551)	4,446
Property, plant and equipment, net	390	954	2,414	1	3,759
Investment in unconsolidated affiliates	5,393	1,178	178	(6,464)	285
Intangible assets, net	48	1	39	—	88
Goodwill	(17)	82	66	—	131
Deferred income taxes	323	—	239	(319)	243
Notes receivable from affiliates	22	658	1	(680)	1
Other noncurrent assets	67	172	220	(1)	458

Total assets	$9,521	$8,363	$6,541	$(15,014)	$9,411

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$50	$267	$750	$—	$1,067
Accounts payable to affiliates	3,655	1,476	1,946	(7,024)	53
Accrued liabilities	138	517	590	(503)	742
Deferred income taxes	—	57	8	(21)	44
Note payable to affiliate	100	—	—	—	100
Current portion of debt	28	—	249	—	277

Total current liabilities	3,971	2,317	3,543	(7,548)	2,283
Long-term debt	3,290	—	343	—	3,633
Notes payable to affiliates	772	—	687	(680)	779
Deferred income taxes	25	200	39	39	303
Other noncurrent liabilities	137	140	661	—	938

Total liabilities	8,195	2,657	5,273	(8,189)	7,936
Equity
Huntsman International LLC members' equity
Members' equity	3,138	4,354	2,215	(6,569)	3,138
Accumulated deficit	(1,194)	66	(450)	384	(1,194)
Accumulated other comprehensive (loss) income	(618)	1,286	(645)	(641)	(618)

Total Huntsman International LLC members' equity	1,326	5,706	1,120	(6,826)	1,326
Noncontrolling interests in subsidiaries	—	—	148	1	149

Total equity	1,326	5,706	1,268	(6,825)	1,475

Total liabilities and equity	$9,521	$8,363	$6,541	$(15,014)	$9,411

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2012
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$7	$2	$201	$—	$210
Restricted cash	—	—	9	—	9
Accounts and notes receivable, net	16	182	1,336	—	1,534
Accounts receivable from affiliates	1,733	3,907	101	(5,442)	299
Inventories	111	309	1,404	(5)	1,819
Prepaid expenses	10	7	43	(12)	48
Deferred income taxes	7	—	57	(13)	51
Other current assets	203	5	225	(211)	222

Total current assets	2,087	4,412	3,376	(5,683)	4,192
Property, plant and equipment, net	371	898	2,386	1	3,656
Investment in unconsolidated affiliates	5,413	1,360	159	(6,694)	238
Intangible assets, net	27	2	42	(1)	70
Goodwill	(18)	82	53	—	117
Deferred income taxes	248	—	224	(243)	229
Notes receivable from affiliates	21	941	2	(962)	2
Other noncurrent assets	72	139	156	(1)	366

Total assets	$8,221	$7,834	$6,398	$(13,583)	$8,870

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$87	$280	$734	$—	$1,101
Accounts payable to affiliates	2,987	1,111	1,406	(5,442)	62
Accrued liabilities	87	342	518	(224)	723
Deferred income taxes	—	45	9	(15)	39
Note payable to affiliate	100	—	—	—	100
Current portion of debt	15	—	273	—	288

Total current liabilities	3,276	1,778	2,940	(5,681)	2,313
Long-term debt	3,026	—	388	—	3,414
Notes payable to affiliates	595	—	965	(961)	599
Deferred income taxes	14	169	49	(62)	170
Other noncurrent liabilities	216	190	751	—	1,157

Total liabilities	7,127	2,137	5,093	(6,704)	7,653
Equity
Huntsman International LLC members' equity
Members' equity	3,109	4,689	2,262	(6,951)	3,109
Accumulated deficit	(1,224)	(243)	(354)	597	(1,224)
Accumulated other comprehensive (loss) income	(791)	1,251	(692)	(559)	(791)

Total Huntsman International LLC members' equity	1,094	5,697	1,216	(6,913)	1,094
Noncontrolling interests in subsidiaries	—	—	89	34	123

Total equity	1,094	5,697	1,305	(6,879)	1,217

Total liabilities and equity	$8,221	$7,834	$6,398	$(13,583)	$8,870

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2013
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$1,039	$3,193	$6,615	$—	$10,847
Related party sales	315	470	1,277	(1,830)	232

Total revenues	1,354	3,663	7,892	(1,830)	11,079
Cost of goods sold	1,097	2,904	7,137	(1,829)	9,309

Gross profit	257	759	755	(1)	1,770
Selling, general and administrative	168	131	637	—	936
Research and development	51	38	51	—	140
Other operating (income) expense	(6)	(10)	26	—	10
Restructuring, impairment and plant closing costs	13	15	123	—	151

Operating income (loss)	31	585	(82)	(1)	533
Interest (expense) income, net	(185)	43	(61)	—	(203)
Equity in income (loss) of investment in affiliates and subsidiaries	118	(134)	8	16	8
Loss on early extinguishment of debt	(51)	—	—	—	(51)
Other income	2	—	2	(2)	2

Loss (income) from continuing operations before income taxes	(85)	494	(133)	13	289
Income tax benefit (expense)	210	(200)	26	(173)	(137)

Income (loss) from continuing operations	125	294	(107)	(160)	152
Income (loss) from discontinued operations, net of tax	1	(1)	(5)	—	(5)

Net income (loss)	126	293	(112)	(160)	147
Net income attributable to noncontrolling interests	—	—	(22)	1	(21)

Net income (loss) attributable to Huntsman International LLC	$126	$293	$(134)	$(159)	$126

Net income (loss)	$126	$293	$(112)	$(160)	$147
Other comprehensive income	173	34	48	(77)	178
Comprehensive income attributable to noncontrolling interests	—	—	(23)	(3)	(26)

Comprehensive income (loss) attributable to Huntsman International LLC	$299	$327	$(87)	$(240)	$299

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$932	$3,443	$6,589	$—	$10,964
Related party sales	745	447	1,161	(2,130)	223

Total revenues	1,677	3,890	7,750	(2,130)	11,187
Cost of goods sold	1,424	3,003	6,849	(2,130)	9,146

Gross profit	253	887	901	—	2,041
Selling, general and administrative	191	120	623	—	934
Research and development	47	36	69	—	152
Other operating (income) expense	(5)	2	(3)	—	(6)
Restructuring, impairment and plant closing costs	4	7	81	—	92

Operating income	16	722	131	—	869
Interest (expense) income, net	(207)	42	(73)	—	(238)
Equity in income of investment in affiliates and subsidiaries	503	40	9	(545)	7
Loss on early extinguishment of debt	(80)	—	—	—	(80)
Other (expense) income	(12)	14	(1)	—	1

Income from continuing operations before income taxes	220	818	66	(545)	559
Income tax benefit (expense)	141	(243)	1	(78)	(179)

Income from continuing operations	361	575	67	(623)	380
Income (loss) from discontinued operations, net of tax	4	1	(12)	—	(7)

Income before extraordinary gain	365	576	55	(623)	373
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	2	—	2

Net income	365	576	57	(623)	375
Net income attributable to noncontrolling interests	—	—	(16)	6	(10)

Net income attributable to Huntsman International LLC	$365	$576	$41	$(617)	$365

Net income	$365	$576	$57	$(623)	$375
Other comprehensive loss	(180)	(250)	(148)	397	(181)
Comprehensive income attributable to noncontrolling interests	—	—	(16)	7	(9)

Comprehensive income (loss) attributable to Huntsman International LLC	$185	$326	$(107)	$(219)	$185

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees, net	$885	$3,349	$6,807	$—	$11,041
Related party sales	453	493	1,098	(1,864)	180

Total revenues	1,338	3,842	7,905	(1,864)	11,221
Cost of goods sold	1,178	3,160	6,855	(1,830)	9,363

Gross profit	160	682	1,050	(34)	1,858
Selling, general and administrative	182	97	637	—	916
Research and development	50	34	82	—	166
Other operating expense (income)	35	(18)	(37)	—	(20)
Restructuring, impairment and plant closing costs	1	—	166	—	167

Operating (loss) income	(108)	569	202	(34)	629
Interest (expense) income, net	(216)	43	(89)	—	(262)
Equity in income of investment in affiliates and subsidiaries	381	77	9	(459)	8
Loss on early extinguishment of debt	(7)	—	—	—	(7)
Other (expense) income	(35)	—	1	36	2

Income from continuing operations before income taxes	15	689	123	(457)	370
Income tax benefit (expense)	232	(210)	(35)	(100)	(113)

Income from continuing operations	247	479	88	(557)	257
Income (loss) from discontinued operations, net of tax	6	(1)	(6)	—	(1)

Income before extraordinary gain	253	478	82	(557)	256
Extraordinary gain on the acquisition of a business, net of tax of nil	—	—	4	—	4

Net income	253	478	86	(557)	260
Net income attributable to noncontrolling interests	—	(2)	(6)	1	(7)

Net income attributable to Huntsman International LLC	$253	$476	$80	$(556)	$253

Net income	$253	$478	$86	$(557)	$260
Other comprehensive loss	(257)	(98)	(232)	325	(262)
Comprehensive income attributable to noncontrolling interests	—	(3)	(1)	2	(2)

Comprehensive (loss) income attributable to Huntsman International LLC	$(4)	377	$(147)	$(230)	$(4)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2013
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$113	$167	$456	$(2)	$734

Investing activities:
Capital expenditures	(52)	(134)	(285)	—	(471)
Cash received from unconsolidated affiliates	—	71	—	—	71
Investment in affiliate	68	(11)	—	(57)	—
Investment in unconsolidated affiliates	—	(60)	(44)	—	(104)
Acquisition of a business, net of cash acquired	(66)	—	—	—	(66)
Proceeds from sale of businesses/assets	—	—	2	—	2
Increase in receivable from affiliate	(48)	—	—	—	(48)
Other, net	(2)	—	4	—	2

Net cash used in investing activities	(100)	(134)	(323)	(57)	(614)

Financing activities:
Net repayments under revolving loan facilities	—	—	(4)	—	(4)
Net borrowings on overdraft facilities	—	—	(9)	—	(9)
Repayments of short-term debt	—	—	(18)	—	(18)
Borrowings on short-term debt	—	—	15	—	15
Repayments of long-term debt	(761)	—	(79)	—	(840)
Proceeds from issuance of long-term debt	978	—	1	—	979
Proceeds from notes payable to affiliate	177	—	—	—	177
Repayments of notes payable	(33)	—	(7)	—	(40)
Borrowings on notes payable	33	—	2	—	35
Debt issuance costs paid	(11)	—	—	—	(11)
Call premiums and other costs related to early extinguishment of debt	(4)	—	—	—	(4)
Contribution from parent	—	11	(24)	13	—
Distribution to parent	—	(44)	—	44	—
Dividends paid to parent	(96)	(2)	—	2	(96)
Excess tax benefit related to stock-based compensation	1	—	—	—	1
Other, net	4	—	(1)	—	3

Net cash provided by (used in) financing activities	288	(35)	(124)	59	188
Effect of exchange rate changes on cash	—	—	(3)	—	(3)

Increase (decrease) in cash and cash equivalents	301	(2)	6	—	305
Cash and cash equivalents at beginning of period	7	2	201	—	210

Cash and cash equivalents at end of period	$308	$—	$207	$—	$515

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2012
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$85	269	$508	$(2)	$860

Investing activities:
Capital expenditures	(23)	(111)	(278)	—	(412)
Cash received from unconsolidated affiliates	—	80	2	—	82
Investment in affiliate	225	(62)	48	(211)	—
Investment in unconsolidated affiliates	(3)	(100)	(24)	—	(127)
Acquisition of businesses, net of cash acquired	—	—	(18)	—	(18)
Proceeds from sale of businesses/assets	—	—	6	—	6
Increase in receivable from affiliate	(108)	—	—	—	(108)
Other, net	—	1	(1)	(1)	(1)

Net cash provided by (used in) investing activities	91	(192)	(265)	(212)	(578)

Financing activities:
Net repayments under revolving loan facilities	—	—	(15)	—	(15)
Net borrowings on overdraft facilities	—	—	2	—	2
Repayments of short-term debt	—	—	(53)	—	(53)
Repayments of long-term debt	(625)	—	(69)	—	(694)
Proceeds from issuance of long-term debt	400	—	5	—	405
Repayments of notes payable to affiliate	(139)	—	—	—	(139)
Proceeds from notes payable to affiliate	299	—	—	—	299
Repayments of notes payable	(33)	—	(4)	—	(37)
Borrowings on notes payable	33	—	1	—	34
Debt issuance costs paid	(11)	—	—	—	(11)
Call premiums related to early extinguishment of debt	(2)	—	—	—	(2)
Contribution from parent	—	14	—	(14)	—
Distribution to parent	—	(87)	(138)	225	—
Dividends paid to parent	(96)	(2)	(1)	3	(96)
Excess tax benefit related to stock-based compensation	4	—	—	—	4
Other, net	(3)	—	—	—	(3)

Net cash used in financing activities	(173)	(75)	(272)	214	(306)
Effect of exchange rate changes on cash	—	—	3	—	3

Increase (decrease) in cash and cash equivalents	3	2	(26)	—	(21)
Cash and cash equivalents at beginning of period	4	—	227	—	231

Cash and cash equivalents at end of period	$7	2	$201	$—	$210

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2011
(In Millions)

	Parent Company	Guarantors	Nonguarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$304	$99	$34	$(5)	$432

Investing activities:
Capital expenditures	(21)	(70)	(239)	—	(330)
Cash received from unconsolidated affiliates	—	30	2	—	32
Investment in affiliates	(56)	(16)	—	72	—
Investment in unconsolidated affiliate	—	(26)	—	—	(26)
Proceeds from settlements treated as reimbursement of capital expenditures	—	—	3	—	3
Acquisition of businesses, net of cash acquired	—	—	(34)	—	(34)
Cash assumed in connection with the initial consolidation of a variable interest entity	—	—	28	—	28
Proceeds from sale of businesses/assets	—	8	40	—	48
Increase in receivable from affiliate	(57)	—	—	—	(57)
Other, net	—	—	(4)	3	(1)

Net cash used in investing activities	(134)	(74)	(204)	75	(337)

Financing activities:
Net repayments under revolving loan facilities	—	—	(2)	—	(2)
Net borrowings on overdraft facilities	—	—	9	—	9
Repayments of short-term debt	—	—	(187)	—	(187)
Borrowings on short-term debt	—	—	162	—	162
Repayments of long-term debt	(305)	—	(103)	—	(408)
Proceeds from issuance of long-term debt	—	—	98	—	98
Repayments of notes payable to affiliate	(105)	—	—	—	(105)
Proceeds from notes payable to affiliate	105	—	—	—	105
Repayments of notes payable	(32)	—	(2)	—	(34)
Borrowings on notes payable	33	—	2	—	35
Debt issuance costs paid	(7)	—	—	—	(7)
Call premiums related to early extinguishment of debt	(6)	—	—	—	(6)
Contribution from parent	—	(32)	104	(72)	—
Dividends paid to parent	(79)	(2)	—	2	(79)
Dividends paid to noncontrolling interests	—	—	(9)	—	(9)
Excess tax benefit related to stock-based compensation	10	—	—	—	10
Other, net	—	—	—	—	—

Net cash (used in) provided by financing activities	(386)	(34)	72	(70)	(418)

Effect of exchange rate changes on cash	—	—	(7)	—	(7)

Decrease in cash and cash equivalents	(216)	(9)	(105)	—	(330)
Cash and cash equivalents at beginning of period	220	9	332	—	561

Cash and cash equivalents at end of period	$4	$—	$227	$—	$231

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2013 and 2012 is as follows (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenues	$2,702	$2,830	$2,842	$2,705
Gross profit	353	456	511	450
Restructuring, impairment and plant closing costs	44	29	37	41
(Loss) income from continuing operations	(14)	56	76	34
Net (loss) income	(16)	56	74	33
Net (loss) income attributable to Huntsman International LLC	(23)	49	68	32

	Three months ended
	March 31, 2012(1)	June 30, 2012	September 30, 2012(1)	December 31, 2012(1)(2)
Revenues	$2,913	$2,914	$2,741	$2,619
Gross profit	554	532	542	413
Restructuring, impairment and plant closing costs	—	5	47	40
Income (loss) from continuing operations	170	133	121	(44)
Income (loss) before extraordinary gain	166	131	120	(44)
Net income (loss)	166	131	121	(43)
Net income (loss) attributable to Huntsman International LLC	166	127	117	(45)

(1)
During 2012, our Polyurethanes segment implemented a restructuring program to reduce annualized fixed costs. In connection with this program, we recorded restructuring expenses of $5 million, $32 million and $1 million in the first, third and fourth quarters of 2012, respectively.

(2)
During the fourth quarter of 2012, our Advanced Materials segment began implementing a global transformational change program, subject to consultation with relevant employee representatives, designed to improve the segment's manufacturing efficiencies, enhance commercial excellence and ensure its long-term global competitiveness. In connection with this global transformational change program, we recorded charges of $28 million related primarily to workforce reduction costs.

Also during the fourth quarter of 2012, we recorded a loss on early extinguishment of debt of $77 million in connection with the redemption of $400 million of our 2016 Senior Notes.

(3)
Basic and diluted income per share are computed independently for each of the quarters presented based on the weighted average number of common shares outstanding during that period. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts
(In Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charges (Credits) to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2013	$47	$2	$(7)	$—	$42
Year ended December 31, 2012	46	4	(3)	—	47
Year ended December 31, 2011	52	(4)	(2)	—	46

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this exchange offer other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Huntsman International LLC. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Huntsman International LLC or that information contained herein is correct as of any time subsequent to the date hereof. Until                         , 2014, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
€300,000,000 5.125% Senior Notes due 2021

                                 , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

        Section 7.2 of the Limited Liability Company Agreement of Huntsman International LLC authorizes the company, subject in all respects to any requirements or limitations contained in the Delaware Limited Liability Company Act (the "DLLCA"), to indemnify and hold harmless its managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the parent company of the company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of its parent company; provided, that if at any time the company does not have a parent company with common stock listed on the New York Stock Exchange or traded through the Nasdaq national market, the company shall during such time provide indemnification and advancement of expenses to its managers, officers, employees and other agents to the maximum extent permitted by the DLLCA.

        Each of Huntsman Advanced Materials LLC, Huntsman Advanced Materials Americas LLC, Huntsman International Financial LLC, Huntsman Petrochemical LLC and Tioxide Americas (Holdings) LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        The limited liability company agreement of Huntsman International Financial LLC contains no indemnification provisions. Section 6.2 of the Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials LLC and Section 8.2 of the limited liability company agreement of each of Huntsman Advanced Materials Americas LLC, Huntsman Petrochemical LLC and Tioxide Americas (Holdings) LLC authorizes each respective company, subject in all respects to any requirements or limitations contained in the DLLCA, to indemnify and hold harmless its managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the parent company of each respective company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of its parent company; provided, that if at any time the company does not have a parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the company shall during such time provide indemnification and advancement of expenses to its managers, officers, employees and other agents to the maximum extent permitted by the DLLCA.

        Huntsman International Trading Corporation ("International Trading") is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.

        The bylaws of International Trading, provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws further provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the respective corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Such bylaws also provide that any indemnification thereunder (unless ordered by a court) shall be made by the respective corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the respective corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any contrary determination in the specific case according to the procedures outlined above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct. Neither a contrary determination in the specific case according to the procedures outlined above, nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expenses of prosecuting such application.

        Such bylaws also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Such bylaws further provide that the indemnification and advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the respective corporation that indemnification of the persons specified in such bylaws shall be made to the fullest extent permitted by law. This provision of such bylaws shall not be deemed to preclude the indemnification of any person not specified in such bylaws but whom the respective corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the respective corporation would have the power or obligation to indemnify him against such liability under the bylaws.

        In addition, such bylaws provide that the indemnification and advancement of expenses provided thereby shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Also, notwithstanding anything contained in such bylaws to the contrary, except for proceedings to enforce rights to indemnification, the respective corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the respective corporation. Such bylaws also authorize the respective corporation, to the extent authorized from time to time by the board of directors of the respective corporation, to provide rights to indemnification and to the advancement of expenses to employees and agents of the respective corporation similar to those conferred in such bylaws to directors and officers of the respective corporation.

        Each of Airstar Corporation ("Airstar"), Huntsman MA Investment Corporation ("MA Investment"), Huntsman MA Services Corporation ("MA Services") and Huntsman Surfactants Technology Corporation ("Surfactants") is a Utah corporation. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being an Indemnifiable Director of the corporation against reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which the individual has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in Section 902, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, to the same extent as an Indemnifiable Director, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court- ordered indemnification under Section 905 thereof; and (ii) that the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the corporation would have the power to indemnify the individual against the same liability under Sections 902, 903, and 907 of the URBCA.

        Section 909 of the URBCA provides that a provision relating to a corporation's indemnification of or advance for expenses that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the URBCA. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The articles of incorporation of each of MA Investment, MA Services and Surfactants provide that the respective corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the respective corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        The bylaws of each of MA Investment, MA Services and Surfactants, provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the respective corporation against liability incurred in the proceeding. Provided, however, the respective corporation shall only indemnify an individual if it has authorized the indemnification in accordance with the URBCA and a determination has been made in accordance with the procedures set forth in the URBCA that indemnification is in accordance with the following requirements: (i) The respective corporation shall determine that: (a) the individual's conduct was in good faith; (b) the individual reasonably believed that the individual's conduct was in, or not opposed to, the respective corporation's best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. (ii) The respective corporation shall not indemnify an individual thereunder: (a) in connection with a proceeding by or in the right of the respective corporation in which the individual was adjudged liable to the respective corporation; or (b) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Such bylaws further provide that indemnification thereunder in connection with a proceeding by or in the right of the respective corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the proceeding.

        Such bylaws provide further that, unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation may pay for or reimburse in advance of final disposition of any proceeding the reasonable expenses incurred by an individual who is a party to a proceeding because he or she is or was a director of the respective corporation if (i) in accordance with the procedures and standards set forth in the URBCA, an authorization of payment is made; and (ii) in accordance with the procedures of the URBCA, a determination is made that the following has occurred: the individual has furnished to the respective corporation (a) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (b) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination has been made that the facts then known to those making the determination would not preclude indemnification thereunder or under Sections 901 through 909 of the URBCA.

        Such bylaws further provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the respective corporation to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the respective corporation, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the board of directors of the respective corporation.

        Such bylaws also provide further that the respective corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the respective corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the respective corporation, is or was serving at the request of the respective corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the respective corporation would have power to indemnify the individual against the same liability under Sections 902, 903, or 907 of the URBCA.

        The bylaws of Airstar provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Airstar) by reason of the fact that the person is or was a director, officer, employee or agent of Airstar, or is or was serving at the request of Airstar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Airstar, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws provide further that Airstar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Airstar to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of Airstar, or is or was serving at the request of Airstar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Airstar and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to Airstar, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Such bylaws further provide that, to the extent that a director, officer, employee, or agent of Airstar has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under such bylaws shall be made by Airstar upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made either (i) by the board of directors of Airstar by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) by independent legal counsel in a written opinion, or (iii) by the shareholders of Airstar by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

        Such bylaws also provide that expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in such bylaws shall be paid by Airstar in advance of the final disposition of such action, suit or proceeding upon a majority vote of a quorum of the board of directors of Airstar and upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by Airstar as authorized by its bylaws.

        Such bylaws further provide that the indemnification provided thereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision in Airstar's articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

        Such bylaws also authorize Airstar to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Airstar, or is or was serving at the request of Airstar as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Airstar would otherwise have the power to indemnify him against such liability under the laws of the State of Utah, as the same may hereafter be amended or modified.

        Each of Huntsman Australia LLC ("Australia"), Huntsman Australia Holdings LLC ("Australia Holdings"), Huntsman Chemical Purchasing LLC ("Chemical Purchasing"), Huntsman Enterprises LLC ("Enterprises"), Huntsman Petrochemical Purchasing LLC ("Petrochemical Purchasing") and Huntsman Procurement LLC ("Procurement") is a Utah limited liability company. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act ("URLLCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a company's members, managers or other individuals, and related matters.

        Section 1802 of the URLLCA provides that a company may indemnify an individual made a party to a proceeding because he is or was a manager, against liability incurred in the proceeding if: (i) his conduct was in good faith; (ii) he reasonably believed that his conduct was in, or not opposed to, the company's best interests; and (iii) the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 1802 further provides that a manager's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in, or not opposed to, the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (ii) above. Section 1802 further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the manager did not meet the standard of conduct described in Section 1802. Notwithstanding the above, Section 1802 provides that a company may not indemnify a manager under Section 1802: (i) in connection with a proceeding by or in the right of the company in which the manager was adjudged liable to the company; or (ii) in connection with any other proceeding charging that the manager derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

        Section 1803 of the URLLCA provides that, unless limited by its articles of organization, a company shall indemnify a manager who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a manager of the company, against reasonable expenses, including attorney's fees, incurred by him in connection with the proceeding or claim with respect to which he has been successful.

        Section 1804 of the URLLCA provides that a company may pay for or reimburse the reasonable expenses incurred by a manager who is a party to a proceeding in advance of final disposition of the proceeding if: (i) the manager furnishes the company a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 1802; (ii) the manager furnishes to the company a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the URLLCA. Section 1804 provides further that the undertaking required by (ii) above must be an unlimited general obligation of the manager but need not be secured and may be accepted without reference to financial ability to make repayment. Section 1804 provides further that determinations and authorizations of payments under Section 1804 shall be made in the manner specified in Section 1806.

        Section 1805 of the URLLCA provides that, unless a company's articles of organization provide otherwise, a manager of the company who is or was a party to a proceeding may apply for indemnification to the court or other decision-maker conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner: (i) if the court determines that the manager is entitled to mandatory indemnification under Section 1803, the court shall order indemnification, in which case the court shall also order the company to pay the manager's reasonable expenses, including attorney's fees, incurred to obtain court-ordered indemnification; and (ii) if the court determines that the manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the manager met the applicable standard of conduct set forth in Section 1802 or was adjudged liable as described in Section 1802(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 1802(4) is limited to reasonable expenses incurred.

        Section 1806 of the URLLCA provides that a company may not indemnify a manager under Section 1802 unless authorized and a determination has been made in the specific case that indemnification of the manager is permissible in the circumstances because the manager has met the applicable standard of conduct set forth in Section 1802. A company may not advance expenses to a manager under Section 1804 unless authorized in the specific case after the written affirmation and undertaking required by Sections 1804(1)(a) and 1804(1)(b) are received and the determination required by Section 1804(1)(c) has been made. Section 1806 provides further that the determinations required by 1806(1) shall be made: (i) by the managers by a majority vote and only those managers not parties to the proceeding shall be counted; (ii) by special legal counsel selected by a majority vote of the managers of the company who are not parties to the proceeding or, if none, by members holding a majority interest in the profits of the company not counting any interest held by the manager who is a party to the proceeding; or (iii) by the members holding more than 50% interest in the profits of the company not counting any interest held by the manager who is a party to the proceeding. Section 1806 provides further that, unless authorization is required by the operating agreement, authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible. However, if the determination that indemnification or advance of expenses is permissible is made by special legal counsel, authorization of indemnification and advance of expenses shall be made by those entitled under Section 1806(2)(b) to select legal counsel.

        Section 1807 of the URLLCA provides that, unless a company's articles of organization provide otherwise: (i) a member of a company is entitled to mandatory indemnification under Section 1803 and is entitled to apply for court-ordered indemnification under Section 1805 in each case to the same extent as a manager; (ii) the company may indemnify and advance expenses to a member, employee, fiduciary, or agent of the company to the same extent as to a manager; and (iii) a company may also indemnify and advance expenses to a member, employee, fiduciary, or agent who is not a manager to a greater extent, if not inconsistent with public policy, and if provided for by its articles of organization, operating agreement, general or specific action of its managers or members, or contract.

        Section 1808 of the URLLCA provides that a company may purchase and maintain liability insurance on behalf of a person who is or was a manager, member, employee, fiduciary, or agent of the company, or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a manager, member, employee, fiduciary, or agent, whether or not the company would have power to indemnify him against the same liability under Sections 1802, 1803, and 1807. Insurance may be procured from any insurance company designated by the company, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the company has an equity or any other interest through stock ownership or otherwise.

        Section 1809 of the URLLCA provides that a provision treating a company's indemnification of, or advance for expenses to, managers or members that is contained in its articles of organization or operating agreement or in a resolution of its members or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with the URLLCA. If the articles of organization limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles of organization. Section 1809 provides further that the URLLCA does not limit a company's power to pay or reimburse expenses incurred by a manager or member in connection with the manager's or member's appearance as a witness in a proceeding at a time when the manager or member has not been made a named defendant or respondent in the proceeding.

        The Operating Agreement of each of Australia, Australia Holdings, Chemical Purchasing, Enterprises, Petrochemical Purchasing and Procurement authorizes the company, subject in all respects to any requirements or limitations contained in the URLLCA, to indemnify and hold harmless its managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the parent company of the company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of its parent company; provided, that if at any time the company does not have a parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the company shall during such time provide indemnification and advancement of expenses to its managers, officers, employees and other agents to the maximum extent permitted by the URLLCA.

        Huntsman Purchasing, LTD., a Utah limited partnership ("Purchasing"), is empowered by Section 1006 of the Utah Revised Uniform Limited Partnership Act ("URULPA") to indemnify, to the extent that a general partner has been successful on the merits or otherwise in defense of any action, suit, or proceeding brought against the general partner under Section 1001 of the URULPA (relating to derivative actions), or in defense of any claim, issue, or matter therein, the general partner against expenses, including attorneys' fees, which the general partner actually and reasonably incurred.

        Purchasing's agreement of limited partnership provides that it shall indemnify and hold harmless its general partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them, by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of Purchasing or in furtherance of the interests of Purchasing, including specifically, but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of Purchasing's general partner or such other person or entity.

        Each of Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC is empowered by Section 402 of the Texas Limited Liability Company Act (the "TLLCA") to indemnify any of its members, managers or officers or any assignee of a membership interest in the company, pay in advance or reimburse expenses incurred by such persons, and maintain liability insurance for such persons, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement. Further, Section 401 of the TLLCA provides that a limited liability company may expand or restrict duties (including fiduciary duties) and related liabilities of such persons at law or in equity.

        Section 8.2 of the limited liability company agreement of each of Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC authorizes each respective company, subject in all respects to any requirements or limitations contained in the Texas Business Operations Code (the "TBOC"), to indemnify and hold harmless its managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the parent company of each respective company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of its parent company; provided, that if at any time the company does not have a parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the company shall during such time provide indemnification and advancement of expenses to its managers, officers, employees and other agents to the maximum extent permitted by the TBOC.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 232(1) of the U.K. Companies Act 2006 (the "Companies Act") voids any provision contained in a company's articles or in any contract with the company or otherwise which exempts any director of the company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company. Section 232(2) of the Companies Act voids any provision contained in a company's articles or in any contract with the company or otherwise which indemnifies any director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, except as permitted by Section 233 of the Companies Act (provision of insurance), section 234 of the Companies Act (qualifying third party indemnity provision) or section 235 of the Companies Act (qualifying pension scheme indemnity provision).

        Nothing in Section 232 of the Companies Act prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interests.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act 1985. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act 1985.

        In the Articles of Association of Tioxide Group any provision of the Companies Act 1985 is deemed to include a reference to any statutory modification or re-enactment of that provision for that time being in force, therefore references to Section 310 of the Companies Act 1985 are deemed to include references to Section 232 of the Companies Act and references to the Companies Act 1985 generally are deemed to include references to the Companies Act generally.

        Tioxide Americas LLC is organized in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Articles 136 and 137 of the Amended and Restated Articles of Association of Tioxide Americas LLC, which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas LLC of an officer, director or trustee of Tioxide Americas LLC for all actions, proceedings, costs, charges, losses, damages or liabilities which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful default or fraud.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)
Exhibits

Number	Description
2.1	Stock Purchase Agreement dated as of September 17, 2013 by and between Rockwood Specialties Group, Inc. and Huntsman International LLC (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on September 20, 2013)

3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-167611))

3.2	Limited Liability Company Agreement of Huntsman International LLC dated November 5, 2008 LLC (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-4 (File No. 333-167611))

3.3	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.4	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.5	Certificate of Formation of Huntsman Advanced Materials Americas LLC (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-167611))

3.6	Limited Liability Company Agreement of Huntsman Advanced Materials Americas LLC (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-167611))

3.7	Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

3.8	Certificate of Amendment to Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

3.9	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-142207))

3.10	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-142207))

3.11	Certificate of Formation of Huntsman Ethyleneamines LLC (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-167611))

3.12	Limited Liability Company Agreement of Huntsman Ethyleneamines LLC (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-167611))

3.13	Certificate of Formation of Huntsman Fuels LLC (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-167611))

3.14	Limited Liability Company Agreement of Huntsman Fuels LLC (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-167611))

Number	Description
3.15	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))

3.16	Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)

3.17	Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))

3.18	Certificate of Formation of Huntsman International Fuels LLC (incorporated by reference to Exhibit 3.24 to our registration statement on Form S-4 (File No. 333-167611))

3.19	Limited Liability Company Agreement of Huntsman International Fuels LLC (incorporated by reference to Exhibit 3.25 to our registration statement on Form S-4 (File No. 333-167611))

3.20	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.21	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.22	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.23	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.24	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.25	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.26	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.27	Certificate of Formation of Huntsman Petrochemical LLC (incorporated by reference to Exhibit 3.33 to our registration statement on Form S-4 (File No. 333-167611))

3.28	Limited Liability Company Agreement of Huntsman Petrochemical LLC (incorporated by reference to Exhibit 3.34 to our registration statement on Form S-4 (File No. 333-167611))

3.29	Certificate of Formation of Huntsman Propylene Oxide LLC (incorporated by reference to Exhibit 3.39 to our registration statement on Form S-4 (File No. 333-167611))

3.30	Limited Liability Company Agreement of Huntsman Propylene Oxide LLC (incorporated by reference to Exhibit 3.40 to our registration statement on Form S-4 (File No. 333-167611))

Number	Description
3.31	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.32	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.33	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.34	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.35	Amended and Restated Memorandum and Articles of Association of Tioxide Americas LLC (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333- 173106)

3.36	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))

3.37	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))

3.38	Certificate of Formation of Tioxide Americas (Holdings) LLC (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-185252))

3.39	Limited Liability Company Agreement of Tioxide Americas (Holdings) LLC (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-185252))

3.40	Articles of Organization of Huntsman Australia LLC (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-185252))

3.41	Operating Agreement of Huntsman Australia LLC (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-185252))

3.42	Articles of Organization of Huntsman Australia Holdings LLC (incorporated by reference to Exhibit 3.44 to our registration statement on Form S-4 (File No. 333-187504))

3.43	Operating Agreement of Huntsman Australia Holdings LLC (incorporated by reference to Exhibit 3.45 to our registration statement on Form S-4 (File No. 333-187504))

3.44	Articles of Organization of Huntsman Chemical Purchasing LLC (incorporated by reference to Exhibit 3.46 to our registration statement on Form S-4 (File No. 333-187504))

3.45	Operating Agreement of Huntsman Chemical Purchasing LLC (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333-187504))

3.46	Articles of Organization of Huntsman Enterprises LLC (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-187504))

3.47	Operating Agreement of Huntsman Enterprises LLC (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-187504))

Number	Description
3.48	Articles of Organization of Huntsman Petrochemical Purchasing LLC (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-187504))

3.49	Operating Agreement of Huntsman Petrochemical Purchasing LLC (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-187504))

3.50	Articles of Organization of Huntsman Procurement LLC (incorporated by reference to Exhibit 3.52 to our registration statement on Form S-4 (File No. 333-187504))

3.51	Operating Agreement of Huntsman Procurement LLC (incorporated by reference to Exhibit 3.53 to our registration statement on Form S-4 (File No. 333-187504))

3.52	Articles of Incorporation of Huntsman Surfactants Technology Corporation (incorporated by reference to Exhibit 3.54 to our registration statement on Form S-4 (File No. 333-187504))

3.53	Bylaws of Huntsman Surfactants Technology Corporation (incorporated by reference to Exhibit 3.55 to our registration statement on Form S-4 (File No. 333-187504))

4.1	Registration Rights Agreement dated as of February 10, 2005, by and among Huntsman Corporation and the stockholders signatory thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on February 16, 2005)

4.2	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit 4.68 to amendment No. 3 to our registration statement on Form S-1 (File No. 333-120749))

4.3	Form of Restricted Stock Agreement for Outside Directors, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 4.7 to our registration statement on Form S-8 (File No. 333-131729))

4.4	Form of Restricted Stock Unit Agreement for Outside Directors, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 4.8 of our registration statement on Form S-8 (File No. 333-131729))

4.5	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.31 to our annual report on Form 10-K for the year ended December 31, 2007)

4.6	Form of Restricted Stock Unit Agreement for Outside Directors, effective for grants from February 6, 2008 to September 21, 2010 (incorporated by reference to Exhibit 4.32 to our annual report on Form 10-K for the year ended December 31, 2007)

4.7	Indenture, dated as of March 17, 2010, by and among Huntsman International LLC, the subsidiary guarantors therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on March 19, 2010)

4.8	Form of 8.625% Senior Subordinated Note due 2020 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on March 19, 2010)

4.9	Form of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on March 19, 2010)

4.10	Indenture, dated as of September 24, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on September 30, 2010)

Number		Description
4.11		Form of 8.625% Senior Subordinated Note due 2021 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on September 30, 2010)

4.12		Form of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on September 30, 2010)

4.13		Indenture, dated as of November 19, 2012, by and among Huntsman International LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed November 19, 2012)

4.14		Form of 4.875% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed November 19, 2012)

4.15		Form of Notation of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed November 19, 2012)

4.16		Supplemental Indenture dated February 13, 2013 to Indenture dated as November 19, 2012 by and among Huntsman International LLC, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.20 to our registration statement on Form S-4 (File No. 333-187504))

4.17		Indenture, dated as of December 23, 2013, by and among Huntsman International LLC, the guarantors named therein, Citibank, N.A., London Branch, as paying agent, registrar and transfer agent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed December 23, 2013)

4.18		Form of 5.125% Senior Note due 2021 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed December 23, 2013)

4.19		Form of Notation of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed December 23, 2013)

5.1	*	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia LLC, Huntsman Australia Holdings LLC, Huntsman Chemical Purchasing LLC, Huntsman Enterprises LLC, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing LLC, Huntsman Procurement LLC, Huntsman Purchasing Ltd., Huntsman Surfactants Technology Corporation and Tioxide Americas (Holdings) LLC in the exchange offer

5.2	*	Opinion and consent of Latham & Watkins LLP as to the legality of the guarantees to be issued by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC in the exchange offer

5.3	*	Opinion and consent of Walkers, Cayman Islands as to the validity and enforceability of the guarantees to be issued by Tioxide Americas LLC in the exchange offer

5.4	*	Opinion and consent of Bond Dickinson LLP as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer

10.1		Employment Agreement with Anthony Hankins (incorporated by reference to Exhibit 10.27 to amendment No. 2 to our registration statement on Form S-1 (File No. 333-120749))

Number	Description
10.2	Huntsman Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.3	Form of Nonqualified Stock Option Agreement, effective for grants prior to February 21, 2011 (incorporated by reference to Exhibit 10.20 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.4	Form of Restricted Stock Agreement, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 10.21 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.5	Form of Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.22 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.6	Form of Phantom Share Agreement, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 10.23 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.7	Form of Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.24 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.9	Credit Agreement dated August 16, 2005 among Huntsman International LLC, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)

10.10	Form of Non-qualified Stock Option Agreement for Outside Directors (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed November 8, 2005)

10.11	Consent and First Amendment to Credit Agreement dated December 12, 2005 among the Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 27, 2005)

10.12	Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 30, 2005)

10.13	Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed December 30, 2005)

10.14	Amended and Restated Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed December 30, 2005)

10.15	Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed December 30, 2005)

10.16	Consent and Second Amendment to Credit Agreement and Amendment to Security Documents, dated June 30, 2006, by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on July 7, 2006)

Number	Description
10.17	Third Amendment to Credit Agreement dated April 19, 2007 by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on April 24, 2007)

10.18	First Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2007)

10.19	First Amendment to Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2007)

10.20	First Amendment to Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2007)

10.21	Second Amendment to Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.35 to our annual report on Form 10-K for the year ended December 31, 2007)

10.22	First Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.36 to our annual report on Form 10-K for the year ended December 31, 2007)

10.23	Form of Restricted Stock Agreement effective for grants from February 6, 2008 to September 21, 2010 (incorporated by reference to Exhibit 10.37 to our annual report on Form 10-K for the year ended December 31, 2007)

10.24	Form of Phantom Share Agreement effective for grants from February 6, 2008 to February 23, 2010 (incorporated by reference to Exhibit 10.38 to our annual report on Form 10-K for the year ended December 31, 2007)

10.25	Letter Agreement, dated June 15, 2009, among Huntsman Polyurethanes (UK) Ltd. and Paul G. Hulme (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on June 17, 2009)

10.26	Fourth Amendment to Credit Agreement, dated as of June 22, 2009, by and among Huntsman International LLC and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on June 23, 2009)

10.27	Form of Registration Rights Agreement dated as of June 23, 2009, by and among Huntsman International LLC, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on June 23, 2009)

10.28	Voting Agreement, dated as of June 22, 2009, by and among Huntsman International LLC, Deutsche Bank AG New York Branch and Credit Suisse, Cayman Islands Branch (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed on June 23, 2009)

Number	Description
10.29	U.S. Receivables Loan Agreement dated as of October 16, 2009 among Huntsman Receivables Finance II LLC, Huntsman (Europe) BVBA, the several entities party thereto as lenders, the several financial institutions party thereto as funding agents, the several commercial paper conduits party thereto as conduit lenders, the several financial institutions party thereto as committed lenders, Wachovia Bank National Association, as administrative agent, and Wachovia Bank National Association, as collateral Agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on October 22, 2009)

10.30	U.S. Contribution Agreement dated as of October 16, 2009 between Huntsman International LLC and Huntsman Receivables Finance II LLC (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on October 22, 2009)

10.31	European Receivables Loan Agreement dated as of October 16, 2009 between Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the several entities party thereto as lenders, the several financial institutions party thereto as funding agents, Barclays Bank Plc, as administrative agent, and Barclays Bank Plc, as collateral agent (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on October 22, 2009)

10.32	European Contribution Agreement dated as of October 16, 2009 between Huntsman International LLC and Huntsman Receivables Finance LLC (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on October 22, 2009)

10.33	Fifth Amendment to Credit Agreement, dated as of March 9, 2010, by and among Huntsman International LLC, JPMorgan Chase Bank, N.A. and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2010)

10.34	Registration Rights Agreement, dated as of March 17, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclays Capital Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 19, 2010)

10.35	Registration Rights Agreement, dated as of September 24, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on September 30, 2010)

10.36	Certain exhibits and schedules to Exhibit A to the Fifth Amendment to Credit Agreement, dated as of March 9, 2010, which was previously filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed May 7, 2010 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2010)

10.37	Registration Rights Agreement, dated as of November 12, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on November 15, 2010)

10.38	Second Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.38 to our annual report on Form 10-K for the year ended December 31, 2010)

Number	Description
10.39	Third Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.39 to our annual report on Form 10-K for the year ended December 31, 2010)

10.40	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.40 to our annual report on Form 10-K for the year ended December 31, 2010)

10.41	Form of Phantom Share Agreement (incorporated by reference to Exhibit 10.41 to our annual report on Form 10-K for the year ended December 31, 2010)

10.42	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.42 to our annual report on Form 10-K for the year ended December 31, 2010)

10.43	Form of Restricted Stock Unit Agreement for Outside Directors (incorporated by reference to Exhibit 10.43 to our annual report on Form 10-K for the year ended December 31, 2010)

10.44	Sixth Amendment, dated as of March 7, 2011, to the Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 9, 2011)

10.45	Master Amendment No. 2 to the U.S. Receivables Loan Agreement, U.S. Servicing Agreement and Transaction Documents dated as of April 18, 2011 (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on April 20, 2011)

10.46	Master Amendment No. 2 to the European Receivables Loan Agreement, European Servicing Agreement and Transaction Documents dated as of April 15, 2011 (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on April 20, 2011)

10.47	Huntsman Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.48	Second Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.5 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.49	Third Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.6 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.50	Huntsman Corporation Stock Incentive Plan (amended and restated) (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-8 (File No. 333-174086))

10.51	Seventh Amendment, dated as of March 6, 2012, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 6, 2012)

10.52	Exchange and Registration Rights Agreement, dated as of November 19, 2012, by and among Huntsman International LLC, the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC and RBS Securities Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed November 19, 2012)

Number	Description
10.53	Severance Agreement dated January 1, 2013 between Huntsman Corporation and Jon M. Huntsman (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on January 4, 2013)

10.54	Severance Agreement dated January 1, 2013 between Huntsman Corporation and Peter R. Huntsman (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on January 4, 2013)

10.55	First Amendment to the Huntsman Corporation Stock Incentive Plan (as amended and restated)(incorporated by reference to Exhibit 10.56 to our annual report on Form 10-K for the year ended December 31, 2012)

10.56	Exchange and Registration Rights Agreement, dated as of March 4, 2013, by and among Huntsman International LLC, the guarantors named therein and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC and RBS Securities Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 4, 2013)

10.57	Eighth Amendment, dated as of March 11, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 12, 2013)

10.58	Master Amendment No. 3 to the U.S. Receivables Loan Agreement, U.S. Servicing Agreement and Transaction Documents dated as of April 29, 2013 (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on May 2, 2013)

10.59	Master Amendment No. 3 to the European Receivables Loan Agreement dated as of April 29, 2013 (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on May 2, 2013)

10.60	Form of Notice of Award of Common Stock (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended June 30, 2013)

10.61	Ninth Amendment, dated as of August 22, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on August 26, 2013)

10.62	Tenth Amendment to Credit Agreement, Second Amendment to Collateral Security Agreement, Second Amendment to Pledge Agreement and Second Amendment to Subsidiary Guaranty, dated as of October 15, 2013, among Huntsman International LLC, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on October 18, 2013)

10.63	Huntsman Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2013)

Number		Description
10.64		Registration Rights Agreement, dated as of December 23, 2013, by and among Huntsman International LLC, the guarantors named therein, Citibank, N.A., London Branch, as paying agent, registrar and transfer agent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 23, 2013)

10.65		Consulting Agreement effective January 1, 2014 between the Company and Jon M. Huntsman, Jr. (incorporated by reference to Exhibit 10.65 to our annual report on Form 10-K for the year ended December 31, 2013)

12.1	*	Statement re Computation of Ratio of Earnings to Fixed Charges

21.1		Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2013)

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of Stoel Rives LLP (included in Exhibit 5.1)

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.2)

23.4	*	Consent of Walkers, Cayman Islands (included in Exhibit 5.3)

23.5	*	Consent of Bond Dickinson LLP (included in Exhibit 5.4)

24.1	*	Powers of Attorney (included in Signature Pages)

25.1	*	Form T-1 Statement of Eligibility of Wilmington Trust, National Association to act as Trustee under the Indenture

99.1	*	Form of Letter of Transmittal for the notes

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase

101.LAB	*	XBRL Taxonomy Extension Label Linkbase

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase

*
Filed previously.
(B)
Financial Statement Schedules

  Schedule II—Valuation and Qualifying Accounts (see page F-83)

  All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22.    UNDERTAKINGS

        The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

  (iii)
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (7)
  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8)
  The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN INTERNATIONAL LLC
By:	* Jon M. Huntsman Executive Chairman of the Board of Managers and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Jon M. Huntsman		Executive Chairman of the Board of Managers and Manager
* Peter R. Huntsman		President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Corporate Compliance Officer, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

AIRSTAR CORPORATION
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN ADVANCED MATERIALS AMERICAS LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN ADVANCED MATERIALS LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN AUSTRALIA LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN AUSTRALIA HOLDINGS LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN CHEMICAL PURCHASING LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN ENTERPRISES LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN ETHYLENEAMINES LLC
By:	* Stewart A. Monteith President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Duncan Emerson		Manager
* Stephen E. Milkowski		Manager
* Stewart A. Monteith		President (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN FUELS LLC
By:	* Stewart A. Monteith President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Anthony P. Hankins		Manager
* Philip M. Lister		Manager
* Stewart A. Monteith		President (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN INTERNATIONAL FUELS LLC
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Anthony P. Hankins		President and Manager (Principal Executive Officer)
* Philip M. Lister		Manager
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN INTERNATIONAL TRADING CORPORATION
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN MA INVESTMENT CORPORATION
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN MA SERVICES CORPORATION
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN PETROCHEMICAL LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN PETROCHEMICAL PURCHASING LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN PROCUREMENT LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN PROPYLENE OXIDE LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Anthony P. Hankins		Division President, Polyurethanes, Chief Executive Officer, Asia-Pacific and Manager
* Philip M. Lister		Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN PURCHASING, LTD.
By:	HUNTSMAN PROCUREMENT LLC, its General Partner
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer of General Partner (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager of General Partner (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager of General Partner
* Randy W. Wright		Vice President and Controller of General Partner (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

HUNTSMAN SURFACTANTS TECHNOLOGY CORPORATION
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

TIOXIDE AMERICAS LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Director
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

TIOXIDE AMERICAS (HOLDINGS) LLC
By:	* Peter R. Huntsman President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		President and Chief Executive Officer (Principal Executive Officer)
* J. Kimo Esplin		Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
/s/ DAVID M. STRYKER David M. Stryker		Executive Vice President, General Counsel, Secretary and Manager
* Randy W. Wright		Vice President and Controller (Principal Accounting Officer)
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 24th day of February, 2014.

TIOXIDE GROUP
By:	* Peter R. Huntsman Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of February, 2014:

Name		Capacities

* Peter R. Huntsman		Director (Principal Executive Officer)
* J. Kimo Esplin		Director
* Duncan Emerson		Director
* Thomas G. Fisher		Director
* Michael C. Dixon		The Controller and Director (Principal Financial and Accounting Officer)
* David J. Gilliland		Company Secretary and Director
*By:	/s/ DAVID M. STRYKER David M. Stryker Attorney-in-Fact

EXHIBIT INDEX

Number	Description
2.1	Stock Purchase Agreement dated as of September 17, 2013 by and between Rockwood Specialties Group, Inc. and Huntsman International LLC (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on September 20, 2013)

3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-167611))

3.2	Limited Liability Company Agreement of Huntsman International LLC dated November 5, 2008 LLC (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-4 (File No. 333-167611))

3.3	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.4	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.5	Certificate of Formation of Huntsman Advanced Materials Americas LLC (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-167611))

3.6	Limited Liability Company Agreement of Huntsman Advanced Materials Americas LLC (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-167611))

3.7	Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

3.8	Certificate of Amendment to Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

3.9	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-142207))

3.10	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-142207))

3.11	Certificate of Formation of Huntsman Ethyleneamines LLC (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-167611))

3.12	Limited Liability Company Agreement of Huntsman Ethyleneamines LLC (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-167611))

3.13	Certificate of Formation of Huntsman Fuels LLC (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-167611))

3.14	Limited Liability Company Agreement of Huntsman Fuels LLC (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-167611))

3.15	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))

Number	Description
3.16	Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)

3.17	Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))

3.18	Certificate of Formation of Huntsman International Fuels LLC (incorporated by reference to Exhibit 3.24 to our registration statement on Form S-4 (File No. 333-167611))

3.19	Limited Liability Company Agreement of Huntsman International Fuels LLC (incorporated by reference to Exhibit 3.25 to our registration statement on Form S-4 (File No. 333-167611))

3.20	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.21	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.22	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.23	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.24	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.25	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.26	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.27	Certificate of Formation of Huntsman Petrochemical LLC (incorporated by reference to Exhibit 3.33 to our registration statement on Form S-4 (File No. 333-167611))

3.28	Limited Liability Company Agreement of Huntsman Petrochemical LLC (incorporated by reference to Exhibit 3.34 to our registration statement on Form S-4 (File No. 333-167611))

3.29	Certificate of Formation of Huntsman Propylene Oxide LLC (incorporated by reference to Exhibit 3.39 to our registration statement on Form S-4 (File No. 333-167611))

3.30	Limited Liability Company Agreement of Huntsman Propylene Oxide LLC (incorporated by reference to Exhibit 3.40 to our registration statement on Form S-4 (File No. 333-167611))

Number	Description
3.31	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.32	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.33	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.34	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

3.35	Amended and Restated Memorandum and Articles of Association of Tioxide Americas LLC (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333- 173106)

3.36	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))

3.37	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))

3.38	Certificate of Formation of Tioxide Americas (Holdings) LLC (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-185252))

3.39	Limited Liability Company Agreement of Tioxide Americas (Holdings) LLC (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-185252))

3.40	Articles of Organization of Huntsman Australia LLC (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-185252))

3.41	Operating Agreement of Huntsman Australia LLC (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-185252))

3.42	Articles of Organization of Huntsman Australia Holdings LLC (incorporated by reference to Exhibit 3.44 to our registration statement on Form S-4 (File No. 333-187504))

3.43	Operating Agreement of Huntsman Australia Holdings LLC (incorporated by reference to Exhibit 3.45 to our registration statement on Form S-4 (File No. 333-187504))

3.44	Articles of Organization of Huntsman Chemical Purchasing LLC (incorporated by reference to Exhibit 3.46 to our registration statement on Form S-4 (File No. 333-187504))

3.45	Operating Agreement of Huntsman Chemical Purchasing LLC (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333-187504))

3.46	Articles of Organization of Huntsman Enterprises LLC (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-187504))

3.47	Operating Agreement of Huntsman Enterprises LLC (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-187504))

Number	Description
3.48	Articles of Organization of Huntsman Petrochemical Purchasing LLC (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-187504))

3.49	Operating Agreement of Huntsman Petrochemical Purchasing LLC (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-187504))

3.50	Articles of Organization of Huntsman Procurement LLC (incorporated by reference to Exhibit 3.52 to our registration statement on Form S-4 (File No. 333-187504))

3.51	Operating Agreement of Huntsman Procurement LLC (incorporated by reference to Exhibit 3.53 to our registration statement on Form S-4 (File No. 333-187504))

3.52	Articles of Incorporation of Huntsman Surfactants Technology Corporation (incorporated by reference to Exhibit 3.54 to our registration statement on Form S-4 (File No. 333-187504))

3.53	Bylaws of Huntsman Surfactants Technology Corporation (incorporated by reference to Exhibit 3.55 to our registration statement on Form S-4 (File No. 333-187504))

4.1	Registration Rights Agreement dated as of February 10, 2005, by and among Huntsman Corporation and the stockholders signatory thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on February 16, 2005)

4.2	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit 4.68 to amendment No. 3 to our registration statement on Form S-1 (File No. 333-120749))

4.3	Form of Restricted Stock Agreement for Outside Directors, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 4.7 to our registration statement on Form S-8 (File No. 333-131729))

4.4	Form of Restricted Stock Unit Agreement for Outside Directors, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 4.8 of our registration statement on Form S-8 (File No. 333-131729))

4.5	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.31 to our annual report on Form 10-K for the year ended December 31, 2007)

4.6	Form of Restricted Stock Unit Agreement for Outside Directors, effective for grants from February 6, 2008 to September 21, 2010 (incorporated by reference to Exhibit 4.32 to our annual report on Form 10-K for the year ended December 31, 2007)

4.7	Indenture, dated as of March 17, 2010, by and among Huntsman International LLC, the subsidiary guarantors therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on March 19, 2010)

4.8	Form of 8.625% Senior Subordinated Note due 2020 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on March 19, 2010)

4.9	Form of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on March 19, 2010)

4.10	Indenture, dated as of September 24, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on September 30, 2010)

Number		Description
4.11		Form of 8.625% Senior Subordinated Note due 2021 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on September 30, 2010)

4.12		Form of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on September 30, 2010)

4.13		Indenture, dated as of November 19, 2012, by and among Huntsman International LLC, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed November 19, 2012)

4.14		Form of 4.875% Senior Note due 2020 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed November 19, 2012)

4.15		Form of Notation of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed November 19, 2012)

4.16		Supplemental Indenture dated February 13, 2013 to Indenture dated as November 19, 2012 by and among Huntsman International LLC, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.20 to our registration statement on Form S-4 (File No. 333-187504))

4.17		Indenture, dated as of December 23, 2013, by and among Huntsman International LLC, the guarantors named therein, Citibank, N.A., London Branch, as paying agent, registrar and transfer agent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed December 23, 2013)

4.18		Form of 5.125% Senior Note due 2021 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed December 23, 2013)

4.19		Form of Notation of Guarantee (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed December 23, 2013)

5.1	*	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Huntsman Advanced Materials Americas LLC, Huntsman Advanced Materials LLC, Huntsman Australia LLC, Huntsman Australia Holdings LLC, Huntsman Chemical Purchasing LLC, Huntsman Enterprises LLC, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical LLC, Huntsman Petrochemical Purchasing LLC, Huntsman Procurement LLC, Huntsman Purchasing Ltd., Huntsman Surfactants Technology Corporation and Tioxide Americas (Holdings) LLC in the exchange offer

5.2	*	Opinion and consent of Latham & Watkins LLP as to the legality of the guarantees to be issued by Huntsman Ethyleneamines LLC, Huntsman Fuels LLC, Huntsman International Fuels LLC and Huntsman Propylene Oxide LLC in the exchange offer

5.3	*	Opinion and consent of Walkers, Cayman Islands as to the validity and enforceability of the guarantees to be issued by Tioxide Americas LLC in the exchange offer

5.4	*	Opinion and consent of Bond Dickinson LLP as to the legality of the guarantees to be issued by Tioxide Group in the exchange offer

10.1		Employment Agreement with Anthony Hankins (incorporated by reference to Exhibit 10.27 to amendment No. 2 to our registration statement on Form S-1 (File No. 333-120749))

Number	Description
10.2	Huntsman Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.3	Form of Nonqualified Stock Option Agreement, effective for grants prior to February 21, 2011 (incorporated by reference to Exhibit 10.20 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.4	Form of Restricted Stock Agreement, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 10.21 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.5	Form of Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.22 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.6	Form of Phantom Share Agreement, effective for grants prior to February 6, 2008 (incorporated by reference to Exhibit 10.23 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.7	Form of Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.24 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 to amendment No. 4 to our registration statement on Form S-1 (File No. 333-120749))

10.9	Credit Agreement dated August 16, 2005 among Huntsman International LLC, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)

10.10	Form of Non-qualified Stock Option Agreement for Outside Directors (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed November 8, 2005)

10.11	Consent and First Amendment to Credit Agreement dated December 12, 2005 among the Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 27, 2005)

10.12	Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 30, 2005)

10.13	Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed December 30, 2005)

10.14	Amended and Restated Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed December 30, 2005)

10.15	Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed December 30, 2005)

10.16	Consent and Second Amendment to Credit Agreement and Amendment to Security Documents, dated June 30, 2006, by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on July 7, 2006)

Number	Description
10.17	Third Amendment to Credit Agreement dated April 19, 2007 by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on April 24, 2007)

10.18	First Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2007)

10.19	First Amendment to Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K for the year ended December 31, 2007)

10.20	First Amendment to Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2007)

10.21	Second Amendment to Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.35 to our annual report on Form 10-K for the year ended December 31, 2007)

10.22	First Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.36 to our annual report on Form 10-K for the year ended December 31, 2007)

10.23	Form of Restricted Stock Agreement effective for grants from February 6, 2008 to September 21, 2010 (incorporated by reference to Exhibit 10.37 to our annual report on Form 10-K for the year ended December 31, 2007)

10.24	Form of Phantom Share Agreement effective for grants from February 6, 2008 to February 23, 2010 (incorporated by reference to Exhibit 10.38 to our annual report on Form 10-K for the year ended December 31, 2007)

10.25	Letter Agreement, dated June 15, 2009, among Huntsman Polyurethanes (UK) Ltd. and Paul G. Hulme (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on June 17, 2009)

10.26	Fourth Amendment to Credit Agreement, dated as of June 22, 2009, by and among Huntsman International LLC and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on June 23, 2009)

10.27	Form of Registration Rights Agreement dated as of June 23, 2009, by and among Huntsman International LLC, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on June 23, 2009)

10.28	Voting Agreement, dated as of June 22, 2009, by and among Huntsman International LLC, Deutsche Bank AG New York Branch and Credit Suisse, Cayman Islands Branch (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed on June 23, 2009)

Number	Description
10.29	U.S. Receivables Loan Agreement dated as of October 16, 2009 among Huntsman Receivables Finance II LLC, Huntsman (Europe) BVBA, the several entities party thereto as lenders, the several financial institutions party thereto as funding agents, the several commercial paper conduits party thereto as conduit lenders, the several financial institutions party thereto as committed lenders, Wachovia Bank National Association, as administrative agent, and Wachovia Bank National Association, as collateral Agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on October 22, 2009)

10.30	U.S. Contribution Agreement dated as of October 16, 2009 between Huntsman International LLC and Huntsman Receivables Finance II LLC (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on October 22, 2009)

10.31	European Receivables Loan Agreement dated as of October 16, 2009 between Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the several entities party thereto as lenders, the several financial institutions party thereto as funding agents, Barclays Bank Plc, as administrative agent, and Barclays Bank Plc, as collateral agent (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on October 22, 2009)

10.32	European Contribution Agreement dated as of October 16, 2009 between Huntsman International LLC and Huntsman Receivables Finance LLC (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on October 22, 2009)

10.33	Fifth Amendment to Credit Agreement, dated as of March 9, 2010, by and among Huntsman International LLC, JPMorgan Chase Bank, N.A. and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the quarter ended March 31, 2010)

10.34	Registration Rights Agreement, dated as of March 17, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclays Capital Inc., Banc of America Securities LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 19, 2010)

10.35	Registration Rights Agreement, dated as of September 24, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on September 30, 2010)

10.36	Certain exhibits and schedules to Exhibit A to the Fifth Amendment to Credit Agreement, dated as of March 9, 2010, which was previously filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed May 7, 2010 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2010)

10.37	Registration Rights Agreement, dated as of November 12, 2010, by and among Huntsman International LLC, the subsidiary guarantors named therein and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on November 15, 2010)

10.38	Second Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.38 to our annual report on Form 10-K for the year ended December 31, 2010)

Number	Description
10.39	Third Amendment to Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.39 to our annual report on Form 10-K for the year ended December 31, 2010)

10.40	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.40 to our annual report on Form 10-K for the year ended December 31, 2010)

10.41	Form of Phantom Share Agreement (incorporated by reference to Exhibit 10.41 to our annual report on Form 10-K for the year ended December 31, 2010)

10.42	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.42 to our annual report on Form 10-K for the year ended December 31, 2010)

10.43	Form of Restricted Stock Unit Agreement for Outside Directors (incorporated by reference to Exhibit 10.43 to our annual report on Form 10-K for the year ended December 31, 2010)

10.44	Sixth Amendment, dated as of March 7, 2011, to the Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 9, 2011)

10.45	Master Amendment No. 2 to the U.S. Receivables Loan Agreement, U.S. Servicing Agreement and Transaction Documents dated as of April 18, 2011 (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on April 20, 2011)

10.46	Master Amendment No. 2 to the European Receivables Loan Agreement, European Servicing Agreement and Transaction Documents dated as of April 15, 2011 (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on April 20, 2011)

10.47	Huntsman Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.48	Second Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.5 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.49	Third Amendment to Huntsman Outside Directors Elective Deferral Plan (incorporated by reference to Exhibit 10.6 to our quarterly report on Form 10-Q for the quarter ended March 31, 2011)

10.50	Huntsman Corporation Stock Incentive Plan (amended and restated) (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-8 (File No. 333-174086))

10.51	Seventh Amendment, dated as of March 6, 2012, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 6, 2012)

10.52	Exchange and Registration Rights Agreement, dated as of November 19, 2012, by and among Huntsman International LLC, the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC and RBS Securities Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed November 19, 2012)

Number	Description
10.53	Severance Agreement dated January 1, 2013 between Huntsman Corporation and Jon M. Huntsman (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on January 4, 2013)

10.54	Severance Agreement dated January 1, 2013 between Huntsman Corporation and Peter R. Huntsman (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on January 4, 2013)

10.55	First Amendment to the Huntsman Corporation Stock Incentive Plan (as amended and restated)(incorporated by reference to Exhibit 10.56 to our annual report on Form 10-K for the year ended December 31, 2012)

10.56	Exchange and Registration Rights Agreement, dated as of March 4, 2013, by and among Huntsman International LLC, the guarantors named therein and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC and RBS Securities Inc. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 4, 2013)

10.57	Eighth Amendment, dated as of March 11, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on March 12, 2013)

10.58	Master Amendment No. 3 to the U.S. Receivables Loan Agreement, U.S. Servicing Agreement and Transaction Documents dated as of April 29, 2013 (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on May 2, 2013)

10.59	Master Amendment No. 3 to the European Receivables Loan Agreement dated as of April 29, 2013 (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on May 2, 2013)

10.60	Form of Notice of Award of Common Stock (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended June 30, 2013)

10.61	Ninth Amendment, dated as of August 22, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on August 26, 2013)

10.62	Tenth Amendment to Credit Agreement, Second Amendment to Collateral Security Agreement, Second Amendment to Pledge Agreement and Second Amendment to Subsidiary Guaranty, dated as of October 15, 2013, among Huntsman International LLC, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on October 18, 2013)

10.63	Huntsman Executive Severance Plan (as amended and restated) (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2013)

Number		Description
10.64		Registration Rights Agreement, dated as of December 23, 2013, by and among Huntsman International LLC, the guarantors named therein, Citibank, N.A., London Branch, as paying agent, registrar and transfer agent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 23, 2013)

10.65		Consulting Agreement effective January 1, 2014 between the Company and Jon M. Huntsman, Jr. (incorporated by reference to Exhibit 10.65 to our annual report on Form 10-K for the year ended December 31, 2013)

12.1	*	Statement re Computation of Ratio of Earnings to Fixed Charges

21.1		Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2013)

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of Stoel Rives LLP (included in Exhibit 5.1)

23.3	*	Consent of Latham & Watkins LLP (included in Exhibit 5.2)

23.4	*	Consent of Walkers, Cayman Islands (included in Exhibit 5.3)

23.5	*	Consent of Bond Dickinson LLP (included in Exhibit 5.4)

24.1	*	Powers of Attorney (included in Signature Pages)

25.1	*	Form T-1 Statement of Eligibility of Wilmington Trust, National Association to act as Trustee under the Indenture

99.1	*	Form of Letter of Transmittal for the notes

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase

101.LAB	*	XBRL Taxonomy Extension Label Linkbase

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase

*
Filed previously.